As filed with the Securities and Exchange Commission on September 2, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

(Exact name of registrant as specified in its charter and translation of registrant’s name into English)

Israel	2834	N/A
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

5 Basel Street

P.O. Box 3190

Petach Tikva 49131

Israel

972-3-926-7267

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Teva Pharmaceuticals USA, Inc.

1090 Horsham Road

North Wales, Pennsylvania 19454-1090

Attention: George S. Barrett

(215) 591-3000

(Address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Peter H. Jakes Jeffrey S. Hochman Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019-6099 (212) 728-8000	Gary M. Epstein Robert L. Grossman Greenberg Traurig LLP 1221 Brickell Avenue Miami, FL 33131 (305) 579-0500

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement is declared effective and all other conditions to the merger described in this joint proxy statement/prospectus are satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Ordinary Shares, par value NIS 0.10 each, of Teva Pharmaceutical Industries Limited	123,225,280	N/A	$3,686,139,292	$433,859

(1)	Based upon the estimated maximum number of ordinary shares (which will trade in the United States in the form of American Depositary Shares, evidenced by American Depositary Receipts) of Teva Pharmaceutical Industries Limited that may be issuable in connection with the merger in exchange for shares of IVAX common stock, based on the maximum number of shares of IVAX common stock exchangeable in the merger, calculated as 290,934,435, which represents (i) the sum of (a) 272,543,272 shares of IVAX common stock outstanding on August 29, 2005, and (b) 18,391,163 shares of IVAX common stock, issuable upon exercise of outstanding options and warrants whose exercise price or strike price is below the value of the merger consideration (without regard to the vesting provisions of such options), (ii) multiplied by 50% (being the limitation on the maximum number of IVAX shares as to which a stock election for Teva ADRs may be made pursuant to the terms of the cash/stock election features in the merger) and (iii) multiplied by the stock election exchange ratio of 0.8471. Teva ordinary shares which may be issued upon the exercise of IVAX stock options exercised after the effective date of the merger will be registered under a separate Registration Statement on Form S-8.
(2)	Estimated solely for the purpose of calculating the registration fee and computed pursuant to Rules 457(f)(1) and 457(c) under the Securities Act of 1933, as amended, the proposed maximum aggregate offering price is (A) the product of multiplying 290,934,435 shares of IVAX common stock exchangeable in the merger, as determined in note (1) above, by $25.67, the average of the high and low sale prices of IVAX common stock on the American Stock Exchange on August 29, 2005, less (B) the anticipated $3,782,147,655 of cash consideration to be paid by Teva Pharmaceutical Industries Limited to the holders of IVAX common stock in the merger. The cash consideration was calculated as (i) 290,934,435 shares of IVAX common stock exchangeable in the merger as determined in note (1), (ii) multiplied by 50% (being the limitation on the maximum number of IVAX shares as to which a cash election may be made pursuant to the terms of the cash/stock election features in the merger), and (iii) multiplied by the cash consideration of $26.00.
(3)	Paid herewith.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained in this joint proxy statement/prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This joint proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under securities laws of such jurisdiction.

Subject to completion, dated September 2, 2005

4400 Biscayne Boulevard

Miami, FL 33137

(305) 575-6000

                    , 2005

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders of IVAX Corporation, to be held at                  a.m., local time, on             ,                     , 2005, at the Radisson Hotel Miami, located at 1601 Biscayne Boulevard, Miami, FL 33137. Enclosed are a Notice of Special Meeting of Shareholders, a joint proxy statement/prospectus and a proxy relating to the IVAX special meeting.

At the special meeting, you will be asked to consider and vote upon a proposal described in the joint proxy statement/prospectus to approve a merger agreement that sets forth the terms of a merger of IVAX and two wholly owned subsidiaries of Teva Pharmaceutical Industries Limited. Under the merger agreement, you will have the right to elect to receive for each IVAX share you own either $26.00 in cash or 0.8471 Teva ADRs, subject to proration such that in the aggregate 50% of the IVAX shares are converted into cash and 50% are converted into Teva ADRs. The form of election to be used in connection with the merger will be sent to you under separate cover shortly.

The Teva ADRs are quoted on the NASDAQ National Market under the symbol “TEVA.” The merger consideration of $26.00 or 0.8471 Teva ADRs per share, based on the five day average closing price of Teva ADRs from July 18, 2005 to July 22, 2005, represented a premium of approximately 13.6% over the closing price of IVAX common stock on July 22, 2005, the trading day in the United States prior to the execution of the merger agreement, and represented a premium of approximately 19.5% over the average closing price of IVAX common stock for the 30 previous trading days ending on July 22, 2005. On                     , 2005, the closing price for a Teva ADR was $            .

The board of directors of IVAX has unanimously determined the merger to be advisable and fair to and in the best interests of IVAX and its shareholders and approved the merger agreement. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE MERGER AGREEMENT AT THE SPECIAL MEETING.

DETAILED INFORMATION CONCERNING THE PROPOSED MERGER IS SET FORTH IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS, WHICH YOU ARE URGED TO READ CAREFULLY AND IN ITS ENTIRETY. IN PARTICULAR, YOU SHOULD CONSIDER THE “RISK FACTORS” BEGINNING ON PAGE 31.

We look forward to greeting personally those shareholders who are able to be present at the meeting; however, whether or not you plan to attend in person it is important that your shares be represented. Accordingly, after reading the joint proxy statement/prospectus, please return your proxy, by completing, dating, signing and returning the enclosed proxy in the prepaid envelope or by submitting your proxy by telephone or by the Internet, to ensure that your shares will be represented. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY, SUBMIT YOUR PROXY BY TELEPHONE OR BY THE INTERNET OR ATTEND THE SPECIAL MEETING IN PERSON. THE FAILURE TO VOTE IN PERSON OR BY PROXY WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER. If you have any questions about the merger or need assistance voting your shares, please call D. F. King & Co., Inc., who is assisting IVAX, toll-free at 1-800-839-2616 in the U.S. or internationally at 1-212-269-5550.

Sincerely yours,

Phillip Frost

Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the ADRs or ordinary shares described in this joint proxy statement/prospectus or passed on the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated                     , 2005, and is being first mailed to shareholders on or about                     , 2005.

IVAX Corporation

Notice of Special Meeting of Shareholders

to be held                          , 2005

A special meeting of shareholders of IVAX Corporation will be held at          a.m., local time, on                 ,                     , 2005, at the Radisson Hotel Miami, located at 1601 Biscayne Boulevard, Miami, FL 33137, and any adjournments or postponements thereof.

At the meeting you will be asked to:

1. consider and vote upon the approval of the Agreement and Plan of Merger, dated July 25, 2005, by and among IVAX Corporation, Teva and two wholly owned subsidiaries of Teva, Ivory Acquisition Sub, Inc. and Ivory Acquisition Sub II, Inc., under which Ivory Acquisition Sub, Inc. will merge with and into IVAX and IVAX will survive the merger as a wholly owned subsidiary of Teva and will immediately thereafter merge with and into Ivory Acquisition Sub II, Inc. with Ivory Acquisition Sub II, Inc. continuing as the surviving corporation and a wholly owned subsidiary of Teva.

2. act upon such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

The accompanying joint proxy statement/prospectus describes the merger agreement and the proposed merger in detail.

IVAX’s board of directors unanimously recommends that the shareholders vote “FOR” the approval and adoption of the merger agreement.

The board of directors has set the close of business on                     , 2005, as the record date for determining shareholders entitled to receive notice of the meeting and to vote at the meeting and any adjournments or postponements thereof.

No dissenters’ or appraisal rights are available in connection with the merger. Florida law does not provide for such rights because IVAX’s common shares are listed on a national securities exchange.

We will admit to the special meeting:

•	all shareholders of record at the close of business on , 2005;

•	persons holding proof of beneficial ownership as of the record date, such as a letter or account statement from the person’s broker;

•	persons who have been granted proxies; and

•	such other persons that we, in our sole discretion, may elect to admit.

All persons wishing to be admitted must present photo identification. If you plan to attend the special meeting, please check the appropriate box on your proxy card or register your intention when voting by using the telephone or voting on the Internet, according to the instructions provided.

By order of the board of directors,

Steven D. Rubin

Secretary

                    , 2005

Your vote is important. Please return your proxy as soon as possible, whether or not you expect to attend the special meeting in person.

You may submit your proxy by telephone or by the Internet by following the instructions on the enclosed proxy or voting form or by completing, dating and signing the enclosed proxy card and returning it in the enclosed postage prepaid envelope. You may revoke your proxy at any time before the special meeting. If you attend the special meeting and vote in person, your proxy vote will not be used.

5 Basel Street

P.O. Box 3190

Petach Tikva 49131

Israel

972-3-926-7267

Dear Shareholder:	, 2005

You are cordially invited to attend a special meeting of shareholders of Teva Pharmaceutical Industries Limited, to be held at          a.m., local time, on                 ,                     , 2005, at Teva’s principal executive offices, located at 5 Basel Street, Petach Tikva 49131, Israel. Enclosed are a Notice of Special Meeting of Shareholders and a joint proxy statement/prospectus relating to the Teva special meeting.

At the special meeting, you will be asked to consider and vote upon a proposal described in the joint proxy statement/prospectus to approve the issuance of ordinary shares of Teva (which will trade in the United States in the form of American Depositary Shares, evidenced by American Depositary Receipts, or ADRs) pursuant to a merger agreement that sets forth the terms of a merger of two wholly owned subsidiaries of Teva and IVAX Corporation. Under the merger agreement, each IVAX shareholder will have the right to elect to receive for each IVAX share owned either $26.00 in cash or 0.8471 Teva ADRs, subject to proration such that in the aggregate 50% of IVAX shares are converted into cash and 50% are converted into Teva ADRs.

The board of directors of Teva has unanimously determined the issuance of the Teva ordinary shares pursuant to the merger agreement to be advisable and fair to and in the best interests of Teva and its shareholders and approved the issuance and the merger agreement. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE ISSUANCE OF THE TEVA ORDINARY SHARES PURSUANT TO THE MERGER AGREEMENT AT THE SPECIAL MEETING.

DETAILED INFORMATION CONCERNING THE PROPOSED MERGER IS SET FORTH IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS, WHICH YOU ARE URGED TO READ CAREFULLY AND IN ITS ENTIRETY. IN PARTICULAR, YOU SHOULD CONSIDER THE “RISK FACTORS” BEGINNING ON PAGE 31.

We look forward to greeting personally those shareholders who are able to be present at the meeting; however, whether or not you plan to attend in person, it is important that your shares be represented.

Holders of Teva ADRs will receive voting instruction cards from The Bank of New York, the depositary of the ADRs, which will enable them to instruct The Bank of New York on how to vote the Teva ordinary shares represented by their ADRs with regard to the proposal to approve the issuance of Teva ordinary shares pursuant to the merger agreement.

Sincerely yours,

Eli Hurvitz

Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the ADRs or ordinary shares described in this joint proxy statement/prospectus or passed on the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated             , 2005, and is being first mailed to shareholders on or about                     ,              2005.

Teva Pharmaceutical Industries Limited

Notice of Special Meeting of Shareholders

to be held                     , 2005

A special meeting of shareholders of Teva Pharmaceutical Industries Limited will be held at          a.m., local time, on                     , 2005, at Teva’s principal executive offices, located at 5 Basel Street, Petach Tikva 49131, Israel, and any adjournments or postponements thereof.

At the meeting you will be asked to consider and vote upon the approval of the issuance of ordinary shares of Teva (which will trade in the United States in the form of American Depositary Shares, evidenced by American Depositary Receipts, or ADRs), pursuant to the Agreement and Plan of Merger, dated July 25, 2005, by and among IVAX Corporation, Teva and two wholly owned subsidiaries of Teva, Ivory Acquisition Sub, Inc. and Ivory Acquisition Sub II, Inc.

The accompanying joint proxy statement/prospectus describes the merger agreement and the proposed merger in detail.

Teva’s board of directors unanimously recommends that the shareholders vote “FOR” the approval of the issuance of the Teva ordinary shares pursuant to the merger agreement.

The board of directors has set the close of business on                     , 2005, as the record date for determining shareholders entitled to receive notice of the meeting and to vote at the meeting and any adjournments or postponements thereof.

We will admit to the special meeting:

•	all shareholders of record at the close of business on , 2005;

•	persons holding proof of beneficial ownership as of the record date, as required by Israeli law; and

•	persons who have been granted proxies.

By order of the board of directors,

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

Uzi Karniel, Adv.

Corporate Secretary

                    , 2005

REFERENCE TO ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about IVAX and Teva from other documents filed with the Securities and Exchange Commission that are not included in or delivered with this document. You can obtain documents related to IVAX and Teva that are incorporated by reference to this document, without charge, by requesting them in writing or by telephone from the appropriate company.

IVAX Corporation Investor Relations 4400 Biscayne Boulevard Miami, FL 33137 Phone: (305) 575-6000 Fax: (305) 575-6055 E-mail: ir@IVAX.com	Teva Pharmaceutical Industries Limited Investor Relations 5 Basel Street P.O. Box 3190 Petach Tikva 49131 Israel Telephone: 972-3-926-7554 Fax: 972-3-926-7519 E-mail: ir@teva.co.il

Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or this joint proxy statement/prospectus.

In order to receive timely delivery of requested documents in advance of the special meeting, you should make your request no later than                     , 2005.

You may also obtain copies of these documents, without charge, from the website maintained by the U.S. Securities and Exchange Commission at www.sec.gov.

See “Where You Can Find More Information” beginning on page 133.

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following are some questions that you, as a shareholder of IVAX or Teva, may have regarding the merger and the other matters being considered at the shareholders’ meetings and the answers to those questions. IVAX and Teva urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the shareholders’ meetings. Additional important information is also contained in the annexes to and the documents incorporated by reference in this joint proxy statement/prospectus.

If you are a Polish holder of IVAX shares, please see “Information for Polish Shareholders of IVAX” below.

About the Merger

What is the proposed transaction for which I am being asked to vote?

If you are a shareholder of IVAX Corporation, you are being asked to vote to approve the merger agreement entered into among Teva, IVAX and two newly formed subsidiaries of Teva, Ivory Acquisition Sub, Inc. and Ivory Acquisition Sub II, Inc. Under the merger agreement, Ivory Acquisition Sub, Inc. will merge with and into IVAX, with IVAX surviving the merger. Immediately thereafter, IVAX will merge with and into Ivory Acquisition Sub II, Inc., with Ivory Acquisition Sub II, Inc. continuing as the surviving corporation and a wholly owned subsidiary of Teva.

If you are a shareholder of Teva Pharmaceutical Industries Limited, you are being asked to vote to approve the issuance of ordinary shares of Teva (which will trade in the United States in the form of American Depositary Shares, or ADSs, evidenced by American Depositary Receipts, or ADRs), pursuant to the merger agreement described above.

What will I receive for my IVAX shares in the merger?

You, as an IVAX shareholder, may elect, with respect to each share of IVAX common stock you own, the type of merger consideration you wish to receive in exchange for your shares of IVAX common stock. Depending on what you elect, or if you fail to make an election, each share of your IVAX common stock will be converted into the right to receive:

•	for each share of IVAX common stock with respect to which an election to receive cash consideration, which we refer to as a cash election, has been effectively made, $26.00 in cash, without interest, subject to proration as described below;

•	for each share of IVAX common stock with respect to which an election to receive stock consideration, which we refer to as a stock election, has been properly made, 0.8471 Teva ordinary shares, which we refer to as the exchange ratio (subject to proration as described below), which will trade in the United States in the form of ADSs, evidenced by ADRs; or

•	for shares of IVAX common stock with respect to which no cash election or stock election has been properly made, which we refer to as non-electing shares, the cash consideration described above, the stock consideration described above, or a combination of both, depending on the number of IVAX shares for which cash or stock elections have been made.

If you make a cash election or a stock election, the form of merger consideration that you actually receive as an IVAX shareholder will likely be adjusted as a result of the proration procedures pursuant to the merger agreement as described in this joint proxy statement/prospectus under “The Merger—Making Cash and Stock Elections” on page 70. These proration procedures are designed to ensure that 50% of the IVAX shares outstanding at the completion of the merger are converted into Teva shares and 50% of the IVAX shares outstanding at the completion of the merger are converted into cash.

You will not receive any fractional Teva ADRs in the merger. Instead, Teva will pay you cash for any fractional Teva ADRs you would have otherwise received.

Based upon the five day average closing price of a Teva ADR on the NASDAQ National Market from July 18, 2005 to July 22, 2005, the consideration for each outstanding share of IVAX common stock for IVAX shareholders electing to receive Teva ADRs, represented a premium of approximately 13.6% over the closing price of IVAX common stock on July 22, 2005, the last trading day in the United States before the execution of the merger agreement, and represented a premium of approximately 19.5% over the average closing price of IVAX common stock for the 30 previous trading days ending on July 22, 2005. On September 1, 2005, the most recent practicable date before the printing of this joint proxy statement/prospectus, the closing price on NASDAQ for a Teva ADR was $32.89. We urge you to obtain a current market quotation.

Why am I receiving this joint proxy statement/prospectus?

We are delivering this proxy statement/prospectus to you because it is serving as both a joint proxy statement of IVAX and Teva and a prospectus of Teva. It is a joint proxy statement because it is being used by both of our boards of directors to solicit the proxies of our respective shareholders for our respective special meetings called in connection with the merger. It is a prospectus because Teva is offering ordinary shares, which will trade in the United States in the form of ADSs, evidenced by ADRs, in connection with the merger.

What vote of IVAX shareholders is required for approval?

The merger agreement must be approved by a majority of the outstanding shares of IVAX common stock. Therefore, if you are an IVAX shareholder and abstain or fail to vote, it will have the same effect as voting against the merger agreement. You are entitled to vote on the merger agreement if you held IVAX common stock at the close of business on the record date, which is                     , 2005. On that date,              shares of IVAX common stock were outstanding and entitled to vote. Concurrently with the execution of the merger agreement, Teva entered into a stockholders agreement with certain directors and officers of IVAX holding an aggregate of approximately 19.2% of IVAX’s outstanding shares, who agreed to vote in favor of the merger.

What vote of Teva shareholders is required?

The issuance of the Teva ordinary shares pursuant to the merger agreement must be approved by a majority of the shares participating at the Teva special meeting at which a quorum is present. You are entitled to vote on the issuance of the Teva ordinary shares pursuant to the merger agreement if you were a Teva shareholder at the close of business on the record date, which is                     , 2005. On that date,              ordinary shares of Teva were outstanding and entitled to vote.

How does the IVAX board of directors recommend that I vote my shares?

After careful consideration, IVAX’s board of directors has unanimously determined that the merger is advisable and fair and in the best interests of IVAX and its shareholders and approved the merger agreement and the merger. IVAX’s board of directors recommends that you vote “FOR” the proposal to approve the merger agreement and the transactions contemplated by the merger agreement.

How does the Teva board of directors recommend that I vote my shares?

After careful consideration, Teva’s board of directors has unanimously determined that the issuance of the ordinary shares pursuant to the merger agreement is advisable and fair and in the best interests of Teva and its shareholders and approved the merger agreement and the merger. Teva’s board of directors recommends that you vote “FOR” the proposal to approve the issuance of the Teva ordinary shares pursuant to the merger agreement.

Can the number of Teva ADRs to be received in the merger for each share of IVAX common stock be changed before the merger is completed?

No. The exchange ratio is a fixed ratio, which means that it will not change if the trading price of a Teva ADR changes between now and the time the merger is completed.

After the merger how much of the combined company will IVAX shareholders own?

Based on the number of shares outstanding on July 22, 2005, the last trading day prior to public announcement of the merger agreement, IVAX shareholders are expected to own approximately 15% of Teva after completion of the merger.

What are the United States federal income tax consequences of the merger for me?

The merger (together with the subsequent merger described above, which is sometimes referred to as the subsequent merger) should qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. Assuming the merger (together with the subsequent merger) qualifies as a “reorganization” under U.S. federal income tax laws, a U.S. holder of IVAX common stock generally will not recognize any gain or loss under U.S. federal income tax laws on the exchange of IVAX common shares solely for Teva ADRs. A U.S. holder generally will recognize gain, but not loss, if any cash is received in exchange for the holder’s IVAX common stock.

For a more detailed description of the tax consequences of the exchange of IVAX common stock in the merger, please see “U.S. Federal Income Tax Considerations” beginning on page 117.

What will happen to IVAX’s outstanding options in the merger?

Prior to the effective time of the merger, IVAX will take all action necessary or appropriate to provide that each unvested option to acquire shares of IVAX common stock issued under IVAX stock plans and outstanding as of the effective time, which we refer to as IVAX options, will become fully vested and exercisable (whether or not currently exercisable) as of the effective time, other than certain options, which vest in full upon approval of the merger by the IVAX shareholders, and a limited number of options that IVAX may issue prior to the merger, which will not have any vesting acceleration based on the merger. In addition, IVAX will take all actions necessary or appropriate to provide that each IVAX option outstanding as of the effective time, but conditioned upon consummation of the merger, will, to the extent such IVAX options have not been exercised as of the effective time, be converted into an option to purchase a number of Teva ADRs determined by multiplying:

•	the number of shares of IVAX common stock covered by such IVAX option by

•	0.8471, rounded down to the nearest whole Teva ADR;

at an exercise price per Teva ADR determined by dividing:

•	the per share exercise price applicable to the IVAX option immediately prior to the effective time by

•	0.8471, rounded up to the nearest whole cent.

All other terms of the options to purchase Teva ADRs will be substantially identical or more favorable to the option holder than the terms of the IVAX options immediately prior to the effective time.

When do you expect the merger to be completed?

We expect to complete the merger promptly after we receive IVAX and Teva shareholder approval at the special meetings and after we receive all necessary regulatory approvals. We currently anticipate closing in the fourth quarter of 2005 or the first quarter of 2006. Because the merger is subject to shareholder and governmental approvals, we cannot predict the exact timing of its completion.

If my shares are held in “street name” by my broker, will my broker vote my shares for me?

You should instruct your broker to vote your shares, following the directions your broker provides. If you do not instruct your broker, your broker will generally not have the discretion to vote your shares without your instructions.

Because the proposals in this joint proxy statement/prospectus submitted to IVAX shareholders require an affirmative vote of a majority of the outstanding shares of IVAX common stock for approval, these so-called “broker non-votes” by IVAX shareholders will have the same effect as votes cast against the merger agreement.

What do I need to do now?

If you are an IVAX shareholder, after carefully reading and considering the information contained in or incorporated by reference into this joint proxy statement/prospectus, please fill out and sign the proxy card, and then mail your signed proxy card in the enclosed prepaid envelope as soon as possible so that your shares may be voted at the special meeting. You may also submit your proxy by telephone or by the Internet. Your proxy card will instruct the persons named on the card to vote your shares at the shareholders meeting as you direct on the card. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted “FOR” the adoption and approval of the merger agreement. If IVAX shareholders do not vote or abstain, it will have the same effect as a vote against the merger agreement.

If you are a holder of Teva ordinary shares, after carefully reading and considering the information contained in or incorporated by reference into this joint proxy statement/prospectus, you may attend the special meeting and vote in person, or you may send a proxy to Teva so that your shares may be voted at the special meeting. In order that your shares may be voted at the meeting, your proxy must be received by Teva at least four days in advance of the special meeting. Your proxy will instruct the persons named on the proxy to vote your shares at the shareholders’ meeting.

If you are a Teva ADR holder, you are not entitled to vote directly at the Teva shareholders’ meeting. However, after carefully reading and considering the information contained in or incorporated by reference into this joint proxy statement/prospectus, you can request in writing that the ADR depositary, The Bank of New York, vote the Teva shares it holds on your behalf in accordance with your instructions.

YOUR VOTE IS VERY IMPORTANT.

If I am an IVAX shareholder and want to attend the special meeting, what do I do?

You must come to the Radisson Hotel Miami, located at 1601 Biscayne Boulevard, Miami, FL 33137 at          on                     , 2005.

If I am a holder of Teva ordinary shares and want to attend the special meeting, what do I do?

You must come to Teva’s principal executive offices, located at 5 Basel Street, Petach Tikva 49131, Israel at              on                     , 2005.

If you are a holder of Teva ADRs you cannot vote at the special meeting unless you have previously surrendered your ADRs to The Bank of New York, the depositary of the ADRs, and received in exchange Teva shares.

If I am an IVAX shareholder may I change my vote after I have mailed my signed proxy card?

You may change your vote at any time before your proxy is voted at the special meeting. You can do this in one of four ways. First, you can send a written notice stating that you want to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to the Secretary of IVAX at the following address:

Steven D. Rubin

Secretary

IVAX Corporation

4400 Biscayne Boulevard

Miami, FL 33137

Third, you can submit a proxy by telephone or the Internet at a later time following instructions on the enclosed proxy card. Fourth, you can attend the IVAX special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy; you must vote at the meeting.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

If I am a holder of Teva ordinary shares may I change my vote after I have mailed my signed proxy?

If you are a holder of Teva ordinary shares, any change to your vote must be received at least four days in advance of the Teva special meeting. You can do this in one of three ways. First, you can send a written notice stating that you want to revoke your proxy. Second, you can complete and submit a new proxy. If you choose either of these two methods, you must submit your notice of revocation or your new proxy to the Secretary of Teva at the following address:

Uzi Karniel, Adv.

Corporate Secretary

Teva Pharmaceutical

Industries Limited

5 Basel Street

P.O. Box 3190

Petach Tikva 49131 Israel

Third, you can attend the Teva special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy; you must vote at the meeting.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

If I am a Teva ADR holder may I change my vote after I have mailed my signed voting card?

If you are a Teva ADR holder, any change to your voting instructions must be received by The Bank of New York at least four days in advance of the Teva special meeting. You can do this in one of two ways. First, you can send a written notice to The Bank of New York stating that you want to revoke your prior voting instructions. Second, you can complete and submit a new voting instruction card. If you choose either of these two methods, you must submit your notice of revocation or your new voting instruction card to The Bank of New York as the depositary for the ADRs at the following address:

The Bank of New York

Attention: ADR Department

101 Barclay Street

New York, New York 10286

Telephone: 212-815-8223

If you have instructed a broker to vote your ADRs, you must follow directions received from your broker to change your vote.

Am I entitled to appraisal rights?

No dissenters’ or appraisal rights are available in connection with the merger. Florida law does not provide for such rights because IVAX’s common shares are listed on a national securities exchange.

Should I send in my IVAX stock certificates now?

No, not until you submit an election form. As described below, if you plan to submit an election form, for an election to be effective you must also send the stock certificates representing all IVAX shares as to which an election is being made. If you do not make an election, do not send in your stock certificates.

About Electing the Merger Consideration

How do IVAX shareholders make a cash election or stock election?

A form of election will be sent to you shortly under separate cover. IVAX shareholders should carefully review and follow the instructions in the form of election. To make a cash election or a share election, IVAX shareholders must properly complete, sign and send the form of election and any stock certificates representing their IVAX shares to The Bank of New York, the exchange agent, at the following address:

The Bank of New York

(Teva-IVAX)

P.O. Box 859208

Braintree, MA 02185-9208

PLEASE NOTE THAT THE FORM OF ELECTION MUST BE SENT TO AN ADDRESS THAT IS DIFFERENT THAN THAT FOR THE PROXY CARD.

The exchange agent must receive the form of election and any stock certificates representing IVAX shares, a book entry transfer of shares or a guarantee of delivery as described in the form of election by the election deadline. The election deadline will be 5:00 p.m., New York City time, on                     , 2005, the date of the special meeting of IVAX shareholders, unless the completion of the merger will occur more than four business days following the date of the special meeting, in which case the election deadline will be extended until two business days before the completion of the merger. IVAX and Teva will publicly announce the election deadline at least five business days prior to the anticipated completion date of the merger.

If you own IVAX shares in “street name” through a bank, broker or other financial institution and you wish to make an election, you should seek instructions from the financial institution holding your shares concerning how to make your election.

Can IVAX shareholders elect to receive cash consideration for a portion of their IVAX shares and stock consideration for their remaining IVAX shares?

Yes. The form of election provides for an election to be made for cash or stock consideration for all or any portion of your IVAX shares.

Can IVAX shareholders change their election after the form of election has been submitted?

Yes. You may revoke your election prior to the election deadline by submitting a written notice of revocation to the exchange agent. After you have revoked your election, you may make a new election by submitting new election materials. Revocations must specify the name in which your shares are registered on the stock transfer books of IVAX and such other information as the exchange agent may request. New elections must be submitted in accordance with the election procedures described in this joint proxy statement/prospectus and the form of election. If you instructed a broker to submit an election for your shares, you must follow your broker’s directions for changing those instructions. If you revoke your election, the notice or materials must be received by the exchange agent prior to the election deadline in order for the revocation to be valid.

May I transfer IVAX shares after an election is made?

No. IVAX shareholders who have made elections will be unable to sell or otherwise transfer their shares after making the election, unless the election is properly revoked before the election deadline or unless the merger agreement is terminated.

What if an IVAX shareholder does not send a form of election or it is not received?

If the exchange agent does not receive a properly completed form of election from you before the election deadline, together with the stock certificates representing the shares you wish to exchange for cash or shares, a book entry transfer of shares or a guarantee of delivery as described in the form of election, then, as a non-electing shareholder, you will have no control over the type of merger consideration you receive. As a result, your IVAX shares will be exchanged for cash, Teva ADRs or a combination of cash and Teva ADRs in accordance with the proration procedures contained in the merger agreement and described under “The Merger—Making Cash and Stock Elections” beginning on page 70. Because the value of the stock consideration and cash consideration may differ and other shareholders would likely elect the consideration having the higher value, in such a circumstance, you would likely receive the consideration having the lower value at the time. You bear the risk of delivery and should send any form of election by courier or by hand to the appropriate addresses shown in the form of election.

If an IVAX shareholder does not properly submit an election form along with such shareholder’s stock certificates, then within four business days after the effective time of the merger, the exchange agent will mail to such shareholder a letter of transmittal and instructions for use in effecting the surrender of the stock certificates in exchange for the merger consideration.

May I submit a form of election if I vote against the merger?

Yes. You may submit a form of election even if you vote against approval of the merger agreement.

What if I am an IVAX shareholder and I cannot find my stock certificate?

There will be a procedure for you to receive the merger consideration, even if you lost one or more of your IVAX share certificates. This procedure, however, may take time to complete. In order to ensure that you will be able to receive your merger consideration promptly after the merger is completed, if you cannot locate your IVAX share certificates after looking for them carefully, we urge you to contact Mellon Investor Services LLC, IVAX’s transfer agent, as soon as possible and follow the procedure for replacing your IVAX share certificates. Mellon Investor Services can be reached at (800) 839-2616, or you can write to them at: Mellon Investor Services, P.O. Box 3312, South Hackensack, New Jersey 07606-1912, Attention: Lost Securities.

Risks and How to Get More Information

Are there any risks related to owning Teva ADRs?

Yes. You should carefully review the section entitled “Risk Factors” beginning on page 31 of this joint proxy statement/prospectus.

Who can help answer my questions?

If you have any questions about the merger or if you need additional copies of this joint proxy statement/prospectus, the enclosed proxy or the form of election, you should contact our respective proxy solicitors or investor relations department:

For IVAX shareholders:

D. F. King & Co., Inc.

48 Wall Street

New York, NY 10005

(800) 549-6697

(212) 269-5550

or

Investor Relations

4400 Biscayne Blvd.

Miami, FL 33137

Telephone: (305) 575-6000

Fax: (305) 575-6055

E-mail: ir@ivax.com

For Teva shareholders: Investor Relations 5 Basel Street P.O. Box 3190 Petach Tikva 49131 Israel Telephone: 972-3-926-7554 Fax: 972-3-926-7519 E-mail: ir@teva.co.il	For Teva ADR holders: MacKenzie Partners, Inc. 105 Madison Avenue New York, NY 10016 (800) 322-2885 (212) 929-5500 or The Bank of New York 101 Barclay Street New York, NY 10286 (212) 815-8223

INFORMATION FOR POLISH SHAREHOLDERS OF IVAX

This joint proxy statement/prospectus does not constitute an offering document sufficient for making a decision to acquire Teva shares or Teva ADRs (the “Teva Shares”) in Poland. In accordance with the requirements of Polish law, IVAX’s solicitation of your consent to the proposed merger and your election of the consideration that you wish to receive, and Teva’s offer to you of Teva Shares as part of that consideration, can only be done in Poland in compliance with the requirements for a public offering of Teva Shares. As a result, an information memorandum will be made available in Poland, on the basis of which a public offering of the Teva Shares, addressed to the Polish shareholders of IVAX, shall be conducted in Poland (the “Polish Information Memorandum”). The Polish Information Memorandum will be prepared and made available to IVAX shareholders in Poland in compliance with the requirements of Polish law. We recommend that you read this joint proxy statement/prospectus and the Polish Information Memorandum in order to become acquainted in detail with the information related to the proposed merger and the resulting offer to acquire the Teva Shares.

The proposed merger is subject to disclosure requirements under the laws of the United States that may be different from those in Poland, and this joint proxy statement/prospectus has been prepared in accordance with U.S. requirements as to its content, format and style. The Polish Securities and Exchange Commission has not approved or disapproved the Teva Shares or the offering of the Teva Shares in Poland, or determined whether this joint proxy statement/prospectus is accurate or adequate.

IVAX shareholders in Poland will be entitled to choose between receiving the Teva Shares and cash (the “Merger Consideration”) on terms equivalent to those stipulated for other IVAX shareholders, including possible proration of your choices as described under “The Merger—Making Cash and Stock Elections” below. Details of the relevant procedure will be described in the Polish Information Memorandum. Your choices shall be made through the intermediary of the entities that maintain securities accounts for shareholders in Poland. The Polish Information Memorandum will also set forth the procedure for the payment of the Merger Consideration to IVAX shareholders in Poland through the clearing and deposit system (the system of the National Depository of Securities).

In connection with the merger, IVAX shares of common stock will be delisted from the Warsaw Stock Exchange. Teva does not currently intend to apply for the introduction of Teva Shares to trading on the regulated market in Poland.

IVAX will inform Polish IVAX shareholders of the terms on which they may participate in IVAX’s special shareholders’ meeting in a current report that will be submitted to the Polish Securities and Exchange Commission, the Warsaw Stock Exchange and the Polish Press Agency.

SUMMARY

This summary is not intended to be complete and is qualified in all respects by the more detailed information appearing elsewhere in this joint proxy statement/prospectus. Shareholders are urged to review carefully the entire joint proxy statement/prospectus and the other information incorporated by reference. See also the section entitled “Where You Can Find More Information.”

IVAX shareholders may choose between receiving Teva shares and cash, subject to proration (page 71).

You, as an IVAX shareholder, may make one of the following elections regarding the type of merger consideration you wish to receive in exchange for your shares of IVAX common stock. Depending on the type of merger consideration you elect, each share of your IVAX common stock will be converted into the right to receive:

•	for each share of IVAX common stock with respect to which an election to receive cash consideration, which we refer to as a cash election, has been effectively made, $26.00 in cash, without interest, subject to proration as described below;

•	for each share of IVAX common stock with respect to which an election to receive stock consideration, which we refer to as a stock election, has been properly made, 0.8471 ordinary shares (subject to proration as described below), which will trade in the United States in the form of ADSs, evidenced by ADRs; or

•	for shares of IVAX common stock with respect to which no cash election or stock election has been properly made, which we refer to as non-electing shares, the cash consideration described above, the stock consideration described above, or a combination of both, depending on the number of IVAX shareholders who elect to receive cash consideration and the number of IVAX shareholders who elect to receive stock consideration.

An election may be made with respect to each share of IVAX common stock that you own.

For example: If you hold 10,000 IVAX shares, you may elect to receive (a) 8,471 ordinary shares of Teva in the form of ADSs, evidenced by ADRs, (b) $260,000 in cash, or (c) you may elect to receive 0.8471 Teva ADRs per share for some of your IVAX shares and $26.00 in cash per share for the rest of your IVAX shares. However, as described below, the amount of Teva ADRs and cash that you actually receive in the merger will depend in part on the election of other IVAX shareholders.

If you make a cash or stock election, the form of merger consideration that you actually receive will likely be adjusted as a result of the proration procedures pursuant to the merger agreement as described in this joint proxy statement/prospectus. These proration procedures are designed to ensure that 50% of the IVAX shares outstanding at the completion of the merger are converted into Teva ADRs, and 50% of the IVAX shares outstanding at the completion of the merger are converted into cash. If the aggregate number of IVAX shares for which stock elections are made exceeds the 50% threshold, then a portion of the IVAX shares for which stock elections are made will be exchanged for Teva ADRs on a pro rata basis so that the total number of IVAX shares exchanged for Teva ADRs equals the 50% threshold. Similarly, if the aggregate number of IVAX shares for which cash elections are made exceeds the 50% threshold, then a portion of the IVAX shares for which cash elections are made will be exchanged for cash on a pro rata basis so that the total number of IVAX shares exchanged for cash equals the 50% threshold.

For example: If you hold 10,000 IVAX shares and you elect to receive only Teva ADRs in exchange for your IVAX shares, and all other IVAX shareholders make the same election:

•	only 50% of your IVAX shares would be converted into Teva ADRs and the remaining 50% of your IVAX shares would be converted into cash; and

•	as a result, you would receive an aggregate amount of 4,235 Teva ADRs (0.8471 of an ordinary share of Teva per IVAX share) for 5,000 of your IVAX shares and $130,013 ($26.00 per IVAX share, plus cash for fractional ADRs as described below) in cash for the remaining 5,000 of your IVAX shares.

The above examples are included for illustration purposes only. The actual number of Teva ADRs and the amount of cash you receive pursuant to the merger agreement will depend upon the election you make and the elections or non-elections made by each other holder of IVAX common stock.

In order to make a cash election or a share election, you must submit a properly completed form of election by                     , 2005, the date of the special meeting of IVAX shareholders, unless completion of the merger will occur more than four business days following the date of the special meeting, in which case the election deadline will be extended until two business days before the completion of the merger. IVAX and Teva will publicly announce the election deadline at least five business days prior to the anticipated completion date of the merger. If you do not properly make a cash election or stock election by the election deadline, your IVAX shares will be exchanged for cash, Teva ADRs or a combination of cash and Teva ADRs in accordance with the proration procedures contained in the merger agreement and described under “The Merger—Making Cash and Stock Elections” beginning on page 70.

You will not receive any fractional Teva ADRs in the merger. Instead of any fractional ADRs, a cash payment will be made to you, representing the value of the aggregate fractional Teva ADRs that you otherwise would be entitled to receive.

Comparative market prices and share information (page 27).

IVAX’s common stock is listed and traded on the American Stock Exchange and the Warsaw Stock Exchange under the symbol “IVX” and on the London Stock Exchange under the symbol “IVX.L.” Teva ordinary shares have been listed on the Tel Aviv Stock Exchange since 1951. Teva ADRs are admitted to trading on NASDAQ under the symbol “TEVA.” Teva is part of the NASDAQ 100 Index. Each ADR represents one Teva ordinary share.

On July 22, 2005, the trading day in the United States prior to the announcement of the execution of the merger agreement, the closing price of IVAX common stock on the American Stock Exchange was $22.88 per share and the closing price of Teva ADRs was $31.10 per ADR. The merger consideration of $26.00 or 0.8471 Teva ADRs per share, based on the five day average closing price of Teva ADRs from July 18, 2005 to July 22, 2005, represented a premium of approximately 13.6% over the closing price of IVAX common stock on July 22, 2005, and represented a premium of approximately 19.5% over the average closing price of IVAX common stock for the 30 previous trading days ending on July 22, 2005.

On September 1, 2005, the most recent practicable trading day prior to the printing of this joint proxy statement/prospectus, the closing price of IVAX common stock was $25.97 per share and the closing price of Teva ADRs was $32.89 per ADR. We urge you to obtain current market quotations for both IVAX common stock and Teva ADRs.

The IVAX and Teva boards of directors unanimously recommend that you vote “FOR” the merger (page 47).

IVAX. The IVAX board of directors recommends that IVAX shareholders vote “FOR” approval and adoption of the merger agreement and approval of the merger. On July 24, 2005, the IVAX board of directors unanimously:

•	determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and are fair to and in the best interests of IVAX and its shareholders;

•	approved the merger agreement; and

•	resolved to recommend that its shareholders vote in favor of the proposal to approve the merger agreement and the transactions contemplated by the merger agreement.

Teva. The Teva board of directors recommends that Teva shareholders vote “FOR” approval of the issuance of the Teva ordinary shares pursuant to the merger agreement. On July 25, 2005, the Teva board of directors unanimously:

•	determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Teva and its holders of ordinary shares;

•	approved the merger agreement;

•	approved the reservation of the ordinary shares to be issued with respect to the merger and approved the issuance of that number of ordinary shares that may be required in connection with the merger subject to shareholder approval;

•	resolved to recommend that its shareholders authorize and approve the issuance of the Teva ordinary shares pursuant to the merger agreement; and

•	determined that it is advisable and in the best interests of Teva to elect Dr. Phillip Frost, effective immediately following the effective time of the merger, to the board of directors of Teva, as its vice chairman.

The IVAX and Teva boards of directors have received fairness opinions from their financial advisors (page 50).

Opinion of IVAX’s Financial Advisor. UBS Securities LLC, which we refer to as UBS, acted as financial advisor to IVAX in connection with the merger. The IVAX board of directors received an opinion from UBS as to the fairness, from a financial point of view, to the holders of IVAX common stock (other than Teva and its affiliates) of the aggregate merger consideration to be received by such holders in the merger. The full text of the written opinion, dated July 24, 2005, is attached as Annex B to this joint proxy statement/prospectus. We encourage you to read the opinion carefully and in its entirety, including for a description of the procedures followed, assumptions made, matters considered and limitations described therein. The opinion of UBS was provided to IVAX’s board of directors in connection with its evaluation of the aggregate merger consideration, does not address any other aspect of the merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to any matters relating to the merger.

Opinion of Teva’s Financial Advisors. Lehman Brothers and Credit Suisse First Boston acted as financial advisors to Teva in connection with the merger. The Teva board of directors received an opinion from each of Lehman Brothers and Credit Suisse First Boston as to the fairness, from a financial point of view, to Teva of the consideration to be paid by Teva in the merger. The full text of the written opinions, dated July 25, 2005, are attached as Annexes C and D to this joint proxy statement/prospectus. We encourage you to read the opinions carefully in their entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. The opinion of each of Lehman Brothers and Credit Suisse First Boston was provided to Teva’s board of directors in connection with its evaluation of the aggregate merger consideration, does not address any other aspect of the merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to any matters relating to the merger.

The transaction should qualify as a reorganization under the U.S. Internal Revenue Code (page 117).

The consummation of the merger is conditioned upon the receipt by IVAX and Teva of opinions from their respective counsel that the merger (together with the subsequent merger) should be treated as a “reorganization” within the meaning of Section 368(a) of the U.S. Internal Revenue Code. These opinions will be subject to certain assumptions, limitations and qualifications, and will be based upon the accuracy of certain factual representations of IVAX and Teva. As discussed under “U.S. Federal Income Tax Considerations” below, these opinions will be qualified and the conclusion that the merger qualifies as a “reorganization” is not free from doubt. Furthermore, these opinions will be based upon currently existing provisions of the U.S. Internal Revenue Code, existing Treasury regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. In the event tax counsel were unable to deliver the tax opinions, the merger would not be consummated unless the conditions requiring the delivery of the tax opinions were waived.

Assuming that the merger (together with the subsequent merger) qualifies as a reorganization under U.S. federal income tax laws, a U.S. holder of IVAX common stock generally will not recognize any gain or loss under U.S. federal income tax laws on the exchange of IVAX common stock solely for Teva ADRs. A U.S. holder generally will recognize gain, but not loss, if any cash is received in exchange for the holder’s IVAX common stock.

Certain shareholders of IVAX have entered into a stockholders agreement (page 90).

Dr. Phillip Frost, Jack Fishman, Ph.D., Neil Flanzraich, Rafick G. Henein, Ph.D. and Jane Hsiao, Ph.D., all of whom are directors and/or executive officers of IVAX, and certain affiliated entities, are parties to a stockholders agreement, in which they have agreed to vote their shares in favor of the merger agreement and the merger at the IVAX special meeting. As of the record date, the shareholders who are parties to the stockholders agreement held [51,599,982] shares, representing approximately [19.2]% of the voting power of IVAX common stock as of the record date. For a more detailed description of the stockholders agreement, you should read the section entitled “The Merger Agreement—Stockholders Agreement.”

There are differences between the rights of IVAX shareholders and Teva shareholders (page 99).

After the merger, IVAX shareholders who receive Teva ADRs as a result of the merger will have their rights as holders of Teva ADRs governed by the deposit agreement, as amended, among Teva, The Bank of New York, as depositary, and the holders from time to time of ADRs. The rights of the shares of Teva underlying the ADRs are governed by the memorandum and the articles of association of Teva, as amended, as well as the Israeli Companies Law. There are differences between IVAX’s governing documents, on the one hand, and Teva’s governing documents and the deposit agreement, on the other hand, as well as between the applicable governing laws. As a result, an IVAX shareholder will have different rights as a Teva shareholder than as an IVAX shareholder. The main differences have been summarized in this joint proxy statement/prospectus under “Comparative Rights of IVAX and Teva Shareholders.”

Dissenting IVAX shareholders will not have appraisal rights (page 75).

No dissenters’ or appraisal rights are available in connection with the merger. Florida law does not provide for such rights because IVAX’s common shares are listed on a national securities exchange.

The interests of some IVAX officers and directors in the merger may differ from yours (page 69).

When considering the recommendation by the IVAX board of directors to vote “FOR” the merger agreement, you should be aware that certain executive officers and members of the board of directors of IVAX have certain interests in connection with the merger that are different from, and may conflict with, your interests as a shareholder. The board of directors of IVAX was aware of and considered these interests when it considered and approved the merger agreement and the merger.

Existing employment and severance agreements with certain officers of IVAX provide for benefits upon a “change in control,” including severance payments due if the officer’s employment is terminated within a certain amount of time following the consummation of a “change in control” and retention bonus payments if the officer remains in the employment of IVAX for six months after a “change in control.” In addition, all outstanding options, including those held by officers and directors, will immediately vest in full upon a vote of the holders of a majority of IVAX’s outstanding common stock in favor of the merger or upon consummation of the merger.

Currently, a “change in control” will occur upon shareholder approval of the merger. However, the executives entitled to these severance and retention bonus payments are expected to sign an amendment to their respective agreements so that a “change in control” means the consummation of the merger rather than shareholder approval of the merger.

Immediately following the effective time of the merger, Dr. Phillip Frost is expected to join Teva’s board of directors and serve as its vice chairman.

Teva has agreed to continue certain indemnity agreements of certain existing and former directors, officers and employees of IVAX. In addition, for six years following the merger, Teva will maintain the indemnification provisions for officers and directors contained in IVAX’s charter documents.

On the record date, which is                     , 2005, the directors and executive officers of IVAX, and their affiliates, beneficially owned              shares of IVAX common stock which represented approximately     % of the outstanding shares of IVAX common stock as of the record date. As of the record date, the parties to the stockholders agreement held a combined [51,599,982] shares, representing approximately [19.2]% of the voting power of IVAX common stock as of the record date.

A variety of governmental approvals must be obtained prior to the consummation of the merger (page 86).

U.S. Antitrust Filing. Under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder, which we refer to as the HSR Act, the merger may not be consummated unless the requisite waiting period has expired or been terminated. On September     , 2005, each of IVAX and Teva filed a pre-merger notification and report form pursuant to the HSR Act with the U.S. Department of Justice, Antitrust Division, which we refer to as the Justice Department, and the Federal Trade Commission, which we refer to as the FTC. In the absence of the grant of early termination, a voluntary withdrawal and resubmission of the filing or the issuance by the Justice Department or FTC of a request for additional information or documentary material, the waiting period under the HSR Act will expire at 11:59 p.m. on                     , 2005. Even if the waiting period expires, the Justice Department, the FTC or other regulatory authorities could take action under the antitrust laws with respect to the merger, including seeking to enjoin the consummation of the merger, to rescind the merger or to require the divestiture of certain assets of IVAX or Teva.

E.C. Antitrust Filing. IVAX and Teva each conduct business in member states of the European Union. Council Regulation (EC) 139/2004, of the Merger Control Regulation, requires notification to and approval by the European Commission of mergers or acquisitions involving parties with aggregate worldwide sales and individual European Union sales exceeding specified thresholds. On September     , 2005, IVAX and Teva filed a merger notification, or Form CO, with the DG Competition of the European Commission.

Other Approvals. In addition to complying with the HSR Act and regulations of the European Commission, we are required to make filings under the laws of Ukraine, Mexico and Russia. On or before September     , 2005, IVAX and Teva made the required filings in all these jurisdictions.

General. Governmental entities with which filings are made may seek regulatory concessions as conditions for granting approval of the merger. Under the merger agreement, IVAX and Teva have both agreed to use reasonable best efforts to complete the merger, including to gain clearance from antitrust and competition authorities and to obtain other required regulatory approvals. For this purpose, if any objections are asserted with respect to the transactions contemplated by the merger agreement under any antitrust laws which would prevent, materially impede or materially delay the completion of the merger, each of IVAX and Teva is required to use reasonable best efforts to resolve any such objections so as to permit the completion of the merger, including, without limitation, selling, holding separate or otherwise disposing of any of its assets or any assets of its subsidiaries or conducting its business in a manner which would resolve such objections, unless those actions would have (a) a material adverse effect on IVAX or Teva or (b) a material adverse effect on the combined businesses of IVAX and Teva, taking into account their prospects. IVAX has agreed that Teva would have the sole right to negotiate and effect any sale, holding separate or other disposition required to resolve any such objections.

These U.S. and foreign regulatory authorities may challenge the merger on antitrust grounds and, if such a challenge is made, they may succeed in enjoining the merger as presently contemplated.

The obligations of IVAX and Teva to close the merger are subject to a number of conditions (page 86).

The obligations of IVAX and Teva to complete the merger are conditioned upon:

•	the other party’s representations and warranties being true and correct, except for failures that individually or in the aggregate would not reasonably be expected to have a material adverse effect on that party;

•	the other party having complied in all material respects with its material obligations under the merger agreement; and

•	the absence of any material adverse effect on the other party’s financial condition, business or results of operations taken as a whole.

In addition, IVAX’s and Teva’s obligations are further conditioned on the following:

•	the approval of the merger and the merger agreement by IVAX’s shareholders and the approval of the issuance of the Teva shares pursuant to the merger agreement by Teva’s shareholders;

•	the absence of any law, regulation, judgment, injunction or other order permanently prohibiting consummation of the merger or the other transactions contemplated by the merger agreement;

•	the waiting period applicable to the merger under the HSR Act having expired or terminated and all required approvals by the European Commission applicable to the merger having been obtained or any applicable waiting period under applicable European competition law or regulation having expired or been terminated;

•	all applicable foreign antitrust filings or approvals in jurisdictions where IVAX or its subsidiaries have material operations and where Teva or its subsidiaries have operations, as well as other filings or approvals from governmental entities, having been obtained at or prior to the effective time of the merger, except, in the case of these other filings or approvals, if the failure to obtain them would not be reasonably expected to have a material adverse effect on IVAX, Teva or both;

•	the registration statement, of which this joint proxy statement/prospectus forms a part, having been declared effective and no stop order having been issued by the U.S. Securities and Exchange Commission, which we refer to as SEC, and all Israeli authorizations necessary to carry out the transactions contemplated by the merger agreement having been obtained; and

•	receipt by each party from its respective legal counsel of a legal opinion to the effect that the merger (together with the subsequent merger) should be treated for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the U.S. Internal Revenue Code.

Under certain circumstances IVAX and Teva may terminate the merger agreement (page 88).

The merger agreement may be terminated and the merger may be abandoned at any time prior to the completion of the merger by mutual written consent of IVAX and Teva. The merger agreement also may be terminated by either IVAX or Teva:

•	if the merger is not completed by March 31, 2006, subject to extension for (a) six months if the condition to closing with respect to the HSR Act or applicable European competition law has not yet been satisfied but is being pursued diligently and in good faith or (b) three months if the condition to closing with respect to other foreign antitrust filings or approvals and other governmental filings or approvals has not yet been satisfied but is being pursued diligently and in good faith;

•	if the shareholders of IVAX fail to approve the merger agreement and the transactions contemplated by the merger agreement at the IVAX special meeting or at any adjournment or postponement thereof;

•	if the shareholders of Teva fail to approve the issuance of the Teva shares pursuant to the merger agreement at the Teva special meeting or at any adjournment or postponement thereof; or

•	if any governmental authority permanently restrains, enjoins or otherwise prohibits the consummation of the merger.

Additionally, IVAX may terminate the merger agreement if:

•	prior to the IVAX shareholder meeting, the board of directors of IVAX determines in good faith, after consulting with outside counsel and its financial advisor, that a bona fide unsolicited acquisition proposal is a superior proposal. However, IVAX will not take any such action relative to the superior proposal until at least three business days following Teva’s receipt of written notice that states that IVAX has received a superior proposal and specifies the material terms and conditions of the superior proposal. Additionally, IVAX’s board of directors must conclude in good faith, after consultation with its financial advisor and outside counsel, that any counterproposal made by Teva is not as favorable (taking into account the termination fee payable under the merger agreement) to IVAX’s shareholders as the superior proposal; or

•	prior to the effective time of the merger, Teva materially breaches a material representation, warranty, covenant or agreement such that IVAX’s closing conditions are not satisfied and that breach is either not capable of being cured or has not been cured within twenty days after written notice of such breach is given by IVAX to Teva.

If the merger agreement is terminated under certain circumstances, including if IVAX terminates the agreement to enter into an agreement with respect to a third party acquisition proposal and enters into a definitive agreement with respect to, or consummates a transaction contemplated by, an acquisition proposal within 12 months of such termination, IVAX must pay Teva a termination fee of $200 million. See “The Merger Agreement—Termination and Other Fees” for a complete discussion of the circumstances in which IVAX would be required to pay Teva’s expenses or the termination fee.

Teva may terminate the merger agreement if, at any time prior to the effective time of the merger:

•	prior to the IVAX shareholder meeting, the board of directors of IVAX determines in good faith after consulting with outside counsel and its financial advisor, that a bona fide unsolicited acquisition proposal is a superior proposal and either recommends the proposal to IVAX shareholders or adopts an agreement relating to the proposal;

•	the board of directors of IVAX has withdrawn or materially and adversely modified or, upon reasonable request from Teva, has failed to reaffirm its adoption of the merger agreement or its recommendation that the shareholders of IVAX approve the merger agreement and the transactions contemplated by the merger agreement;

•	a tender offer or exchange offer is commenced that, if successful, would result in any third party becoming beneficial owner of 30% or more of the outstanding shares of IVAX common stock and the board of directors of IVAX recommends that the shareholders of IVAX tender their shares in the tender or exchange offer;

•

IVAX fails to call or hold the IVAX shareholder meeting within six months of the date of the merger agreement (subject to extension), unless (a) Teva has breached in any material respect its obligations under the merger agreement in any manner that shall have caused the occurrence of the failure of the IVAX shareholder meeting to be called or held or (b) IVAX has at that time a right to terminate under another provision of the merger agreement; or

•	IVAX materially breaches a material representation, warranty, covenant or agreement contained in the merger agreement such that Teva’s closing conditions are not satisfied and that breach is either not capable of being cured or has not been cured within twenty days after written notice of the breach is given by Teva to IVAX.

IVAX has agreed not to solicit third party acquisition proposals (page 83).

Subject to certain exceptions, the merger agreement precludes IVAX and its subsidiaries or any IVAX officer, director, employee, agent or representative from initiating, soliciting, encouraging or otherwise facilitating, directly or indirectly, any inquiries or the making of any proposal or offer, with respect to:

•	any merger, reorganization, share exchange, business combination, recapitalization, consolidation, liquidation, dissolution or similar transaction involving IVAX or any of its subsidiaries;

•	any sale, lease, exchange, mortgage, pledge, transfer or purchase of the assets or equity securities of IVAX or any of its subsidiaries, in each case comprising 15% or more in value of IVAX and its subsidiaries; or

•	any purchase or sale of, or tender offer or exchange offer for, 15% or more of the outstanding shares of IVAX common stock.

Teva ADRs are traded on NASDAQ (page 28).

Teva ADRs received by IVAX shareholders in the merger will be traded on NASDAQ. After completion of the merger, the shares of IVAX common stock will no longer be listed or traded.

Information about the companies.

Teva Pharmaceutical Industries Limited

Investor Relations

5 Basel Street

P.O. Box 3190

Petach Tikva 49131 Israel

Telephone: 972-3-926-7554

Fax: 972-3-926-7519

E-mail: ir@teva.co.il

Teva is a global pharmaceutical company producing drugs in all major treatment categories, including both generic and proprietary pharmaceutical products. Teva is one of the world’s largest global generic drug companies and has the leading position in the U.S. generic market. Teva has successfully utilized its production and research capabilities to establish a global pharmaceutical operation focused on supplying the growing demand for generic drugs and on opportunities for proprietary branded products for specific niche categories, with its leading branded drug being Copaxone® for multiple sclerosis. Teva’s active pharmaceutical ingredients (“API”) business provides both significant revenues and profits from sales to third party manufacturers and strategic benefits to Teva’s own pharmaceutical production through its timely delivery of significant raw materials.

Teva’s operations are conducted directly and through subsidiaries in Israel, Europe, North America and several other jurisdictions. During the first six months of 2005, Teva generated approximately 59% of its sales in North America, 30% in Europe and 11% in the rest of the world, predominantly in Israel.

Generic Pharmaceutical Products. Teva Pharmaceuticals USA, Inc., Teva’s principal subsidiary, is the leading generic drug company in the United States. Teva USA markets approximately 220 generic products representing approximately 600 dosage strengths and packaging sizes, which are distributed and sold in the United States.

Teva is also participating in the growth and development of the European market for generic products. Through its European subsidiaries, Teva manufactures approximately 450 generic products representing over 4,000 dosage strengths and packaging sizes, which are sold primarily in The Netherlands, the United Kingdom, Hungary, France and Italy.

The potential for future sales growth of Teva’s generic products lies in its pipeline of pending generic product registrations, as well as tentative approvals already granted. As of August 18, 2005, Teva had:

•	143 product applications, some significant, awaiting approval by the U.S. Food and Drug Administration, which we refer to as the FDA, including 31 applications for which tentative FDA approval has already been granted. Collectively, the products covered by these 143 applications have corresponding annual U.S. branded sales of approximately $89 billion. Of these 143 applications, 77 were submitted pursuant to a Paragraph IV procedure. Teva believes it is first-to-file on 37 of these applications, with annual U.S. branded sales of approximately $26 billion; and

•	643 applications pending in Europe for 104 compounds in 231 formulations.

Proprietary Pharmaceutical Products. In the area of proprietary drugs, Teva leverages its access to Israeli-based academic research in order to develop innovative compounds for use in selected therapeutic markets. Teva’s proprietary research and development pipeline is currently focused mainly in the areas of neurological disorders and autoimmune diseases, primarily in the development of Copaxone® for the treatment of multiple sclerosis, which has been sold in the United States since 1997, and the development of Agilect®/Azilect® (rasagiline’s brand name in the United States and Europe, respectively) for the treatment of Parkinson’s disease.

Copaxone®, Teva’s leading product and its first major innovative drug, is the first non-interferon agent used in the treatment of relapsing-remitting multiple sclerosis. Multiple sclerosis, or MS, is a debilitating autoimmune disease of the central nervous system. Teva launched Copaxone® in Israel in December 1996 and in the United States in March 1997. According to IMS data, in the second quarter of 2005, Copaxone® further augmented its position as the U.S. market leader in both new and total prescriptions, reaching a total prescription share of 32.7% in June 2005. The ongoing growth in sales of Copaxone® in the United States has been enhanced by the continued penetration of Copaxone® in most European countries, with the most significant being Germany. Copaxone® has been approved for marketing in 44 countries, including the United States, Mexico, Israel, Canada, the fifteen countries comprising the European Union, Switzerland, Australia, Russia, Brazil and Argentina.

In September 2003, following the successful completion of two phase III clinical trials, Teva submitted to the FDA a New Drug Application for Agilect® for the treatment of Parkinson’s disease. Final marketing authorization for Azilect® covering European Union countries was granted by the European Commission in February 2005. Azilect® was launched in the United Kingdom in June 2005, following its introduction into the Israeli market in March 2005, and is on track to be launched progressively in other European countries later this year. In the United States, on August 5, 2005, Teva received a letter from the FDA regarding its NDA for Agilect®, reiterating the FDA’s position that the application is approvable, although there remain a number of issues that Teva believed it had resolved with its submissions, but as to which the FDA continues to have concerns. The FDA has indicated its interest in a follow-up meeting to discuss issues raised in the letter. Teva intends to meet promptly with the FDA and to work closely with the agency to resolve these issues.

Pharmaceutical Production. Teva operates 19 finished dosage pharmaceutical plants in North America, Europe and Israel. The plants manufacture solid dosage forms, injectables, liquids and semi-solids. During 2004,

Teva’s plants produced approximately 20 billion tablets and capsules and approximately 180 million injectable units. Teva is completing the construction of a production facility in Jerusalem for solid dosage forms. This state-of-the-art plant is expected to be operational in the second half of 2005.

Active Pharmaceutical Ingredients. Teva also possesses significant manufacturing operations for the production of active pharmaceutical ingredients, and its active pharmaceutical ingredients division currently offers approximately 200 products to the market. With a leading global market share in certain major chemicals for generic pharmaceuticals, Teva’s active pharmaceutical ingredients business also facilitates its entry into new drug markets and offers a cost effective source of raw materials for its own pharmaceutical production.

Teva was incorporated in Israel on February 13, 1944 and is the successor to a number of Israeli corporations, the oldest of which was established in 1901. Its executive offices are located at 5 Basel Street, P.O. Box 3190, Petach Tikva 49131 Israel, telephone number 972-3-926-7267.

Ivory Acquisition Sub, Inc. and Ivory Acquisition Sub II, Inc.

1090 Horsham Road

P.O. Box 1090

North Wales, PA 19454-1090

Ivory Acquisition Sub, Inc., which we refer to as Merger Sub, is a Florida corporation and a wholly owned subsidiary of Teva. Merger Sub was organized on July 21, 2005 solely for the purpose of effecting the merger with IVAX. It has not carried on any activities other than in connection with the merger agreement. Ivory Acquisition Sub II, Inc., which we refer to as Sister Subsidiary, is a Florida corporation and a wholly owned subsidiary of Teva. Sister Subsidiary was organized on July 21, 2005 solely for the purpose of effecting the merger with IVAX. It has not carried on any activities other than in connection with the merger agreement.

IVAX Corporation

4400 Biscayne Boulevard

Miami, FL 33137

(305) 575-6000

IVAX is a multinational company engaged in the research, development, manufacture and marketing of pharmaceutical products. IVAX manufactures and/or markets several brand name pharmaceutical products and a wide variety of brand equivalent and over-the-counter pharmaceutical products, primarily in the United States, Europe and Latin America.

IVAX markets a number of proprietary and brand name products treating a variety of conditions. These products are marketed by its direct sales force to physicians, pharmacies, hospitals, managed care organizations, or MCOs, and government agencies.

IVAX has substantial expertise in the development, manufacture and marketing of respiratory drugs, primarily for bronchial asthma, in metered-dose and dry powder inhaler formulations. Its United Kingdom subsidiary is the third largest respiratory company in that market based on IMS sales data for 2004. At the core of IVAX’s respiratory franchise are advanced delivery systems, which include a patented breath-actuated dose inhaler called Easi-Breathe™ and a patented dry-powder inhaler called Airmax™, as well as conventional metered-dose inhalers. IVAX has pioneered the development of aerosol products that do not contain CFCs (chlorofluorocarbons), chemicals that are believed to be harmful to the environment, which are being phased out on a global basis.

Proprietary Pharmaceutical Products. IVAX is committed to the cost-effective development of proprietary pharmaceuticals directed primarily towards indications having relatively large patient populations or for which it believes limited or inadequate treatments are available, with an emphasis on the development of products in the neurological, oncology and respiratory fields. As part of this strategy, from time to time, IVAX enters into licensing and collaborative alliances, which allow it to exploit its drug development capabilities or provide it with valuable intellectual property and technologies.

Generic Pharmaceutical Products. IVAX also markets a broad line of brand equivalent pharmaceutical products, both prescription and over-the-counter. In the United States, IVAX manufactures and markets approximately 73 brand equivalent prescription drugs in an aggregate of approximately 169 dosage strengths. In the United States, IVAX distributes approximately 168 additional brand equivalent prescription and over-the-counter drugs as well as vitamin supplements. In the United Kingdom, IVAX is a leading provider of brand equivalent pharmaceutical products, marketing approximately 402 brand equivalent drugs, about half of which it manufactures. As of August 31, 2005, IVAX had:

•	57 abbreviated new drug applications awaiting approval by the FDA. IVAX believes it is first-to-file on twelve of these applications, with annual U.S. branded sales of over $11 billion during the twelve months ended June 30, 2005; and

•	over 300 generic applications pending with agencies outside of the United States.

IVAX seeks to add to its portfolio of brand equivalent products by emphasizing the development, licensing and/or marketing of products that, because of one or more special characteristics, such as being difficult to formulate or manufacture, facing regulatory or patent obstacles or having limited sources of raw materials, are less likely to encounter competition.

IVAX was incorporated in Florida in 1993, as successor to a Delaware corporation formed in 1985. Its executive offices are located at 4400 Biscayne Boulevard, Miami, FL 33137, telephone number (305) 575-6500.

SELECTED HISTORICAL FINANCIAL DATA OF TEVA

The selected financial data set forth below for each of the years in the three-year period ended December 31, 2004 and at December 31, 2004 and 2003 are derived from Teva’s audited consolidated financial statements and related notes incorporated by reference into this joint proxy statement/prospectus, which have been prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. The selected financial data for each of the years in the two-year period ended December 31, 2001 and at December 31, 2002, 2001 and 2000 are derived from other audited consolidated financial statements of Teva, which have been prepared in accordance with U.S. GAAP.

The selected unaudited financial data as of and for each of the six month periods ended June 30, 2005 and 2004 are derived from unaudited consolidated financial statements incorporated by reference into this joint proxy statement/prospectus. Such financial statements include, in Teva’s opinion, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results for the unaudited periods. You should not rely on these interim results as being indicative of results Teva may expect for the full year or any other interim period.

The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Teva or the combined company, and you should read the selected historical financial data together with Teva’s audited consolidated financial statements and related notes and “Operating and Financial Review and Prospects” included in Teva’s Annual Report on Form 20-F and Reports of Foreign Private Issuer on Form 6-K incorporated into this joint proxy statement/prospectus by reference. See the section entitled “Where You Can Find More Information” for information on where you can obtain copies of these documents.

Operating Data

	For the six months ended June 30		For the year ended December 31
	2005	2004	2004	2003	2002	2001	2000
	(unaudited)
	U.S. dollars in millions (except per ADR amounts)
Net sales	2,532.1	2,228.8	4,798.9	3,276.4	2,518.6	2,077.4	1,749.9
Cost of sales	1,346.6	1,195.1	2,559.6	1,757.5	1,423.2	1,230.1	1,058.0

Gross profit	1,185.5	1,033.7	2,239.3	1,518.9	1,095.4	847.3	691.9
Research and development expenses:
Total expenses	184.1	163.4	356.1	243.4	192.6	168.6	132.3
Less participations and grants	5.4	8.1	17.7	29.9	27.6	61.4	27.7

Research and development—net	178.7	155.3	338.4	213.5	165.0	107.2	104.6
Selling, general and administrative expenses	367.3	327.1	696.5	520.6	406.4	358.1	301.0
Acquisition of in-process research and development		596.6	596.6				35.7

Income from GSK litigation settlement				100.0
Impairment of product rights		30.0	30.0
Restructuring expenses				7.4		15.7

Operating income (loss)	639.5	(75.3)	577.8	877.4	524.0	366.3	250.6
Financial income (expenses)—net	(1.3)	0.5	25.9	(5.0)	(24.6)	(26.0)	(42.2)

Income (loss) before income taxes	638.2	(74.8)	603.7	872.4	499.4	340.3	208.4
Income taxes	137.2	122.8	267.2	181.5	84.8	63.6	59.6

	501.0	(197.6)	336.5	690.9	414.6	276.7	148.8

Share in profits (losses) of associated companies—net	0.3	0.6	(1.2)	1.5	(2.7)	0.8	0.4
Minority interests in (profits) losses of subsidiaries—net	(1.0)	(1.5)	(3.5)	(1.4)	(1.6)	0.7	(0.8)

Net income (loss)	500.3	(198.5)	331.8	691.0	410.3	278.2	148.4

Earnings (loss) per ADR:(1)(2)
Basic ($)	0.81	(0.33)	0.54	1.29	0.78	0.53	0.29

Diluted ($)	0.74	(0.33)	0.50	1.16	0.74	0.51	0.29

Weighted average number of ADRs (in millions):
Basic	618.0	602.6	612.7	536.8	529.0	528.9	515.8

Diluted	680.6	602.6	688.0	608.8	580.9	567.8	527.4

Before one-time items(3)
Operating income	639.5	565.2	1,218.3	784.8	524.0	382.0	286.3
Net income	500.3	434.3	964.6	617.8	410.3	287.9	184.1
Earnings per ADR(1)—Basic ($)	0.81	0.72	1.57	1.15	0.78	0.55	0.36
Earnings per ADR(1)(2)—Diluted ($)	0.74	0.64	1.42	1.04	0.74	0.53	0.36

(1)	Historical figures have been adjusted to reflect the two for one stock splits effected in June 2004, December 2002 and February 2000. Each ADR represents one ordinary share.

(2)	Diluted EPS for the years 2003, 2002 and 2001 has been restated to reflect the potential dilution of convertible senior debentures, pursuant to the adoption of EITF No. 04-8, which requires that the shares issuable upon conversion of such debentures be included in the computation of diluted EPS, regardless of the contingent features included in the instrument. Diluted EPS for the six months ended June 30, 2004, before one-time items, has also been restated, to reflect the potential dilution of convertible senior debentures due 2024, pursuant to the adoption of EITF No. 04-8.
(3)	See the reconciliation set forth below.

Teva believes that excluding the following one-time items, which primarily relate to purchase accounting adjustments in connection with the acquisition of Sicor in January 2004 (mainly in-process R&D) and to certain product rights acquired as part of a litigation settlement, from its results of operations represents a better indicator of the underlying trends in its business. The results, after these exclusions and inclusions, are the primary results used by management and Teva’s board of directors to evaluate Teva’s operational performance, to compare against Teva’s annual work plans and budgets, and ultimately to evaluate the performance of management.

	For the six months ended June 30		For the year ended December 31
	2005	2004	2004	2003	2002	2001	2000
	(unaudited)
	U.S. dollars in millions (except per ADR amounts)
Total income (loss) before taxes as reported*	637.5	(75.7)	599.0	872.5	495.1	341.8	208.0
Deduct gain:
Income from GSK litigation settlement				100.0
Add back charges:
Sicor purchase accounting adjustments:
In-process R&D		583.6	583.6
Acquired inventory step up		13.9	13.9
Acquisition of in-process R&D		13.0	13.0				35.7
Impairment of product rights		30.0	30.0
Restructuring expenses				7.4		15.7

Total normalized income before taxes	637.5	564.8	1,239.5	779.9	495.1	357.5	243.7
Taxes on normalized income	137.2	130.5	274.9	162.1	84.8	69.6	59.6

Net normalized income	500.3	434.3	964.6	617.8	410.3	287.9	184.1

Net income (loss) as reported	500.3	(198.5)	331.8	691.0	410.3	278.2	148.4

*	Includes share of profits (losses) of associated companies-net and minority interest in losses (profits) of subsidiaries-net.

Balance Sheet Data

	As of June 30		As of December 31
	2005	2004	2004	2003	2002
	(unaudited)
	(U.S. dollars in millions)
Working capital	2,174.6	1,762.2	1,997.6	2,021.5	1,377.2
Total assets	9,436.0	8,774.9	9,632.0	5,915.9	4,626.8
Short-term credit, including current maturities:
Convertible senior debentures (short-term)	—	349.3	—	352.5	562.4
Other	419.5	345.0	560.4	291.7	176.1
Total short-term debt	419.5	694.3	560.4	644.2	738.5
Long-term debt, net of current maturities:
Convertible senior debentures	1,513.4	1,538.5	1,513.4	449.9	810.0
Other	208.0	325.0	215.0	365.5	351.4
Total long-term debt	1,721.4	1,863.5	1,728.4	815.4	1,161.4
Minority interests	10.4	8.3	10.9	6.7	4.9
Shareholders’ equity	5,310.1	4,506.4	5,388.9	3,289.4	1,829.4

SELECTED HISTORICAL FINANCIAL DATA OF IVAX

The selected financial data set forth below is as of and for each of the years in the three-year period ended December 31, 2004 and at December 31, 2004 and 2003, and are derived from IVAX’s audited consolidated financial statements and related notes incorporated by reference into this joint proxy statement/prospectus, which have been prepared in accordance with U.S. GAAP. The selected financial data for each of the years in the two-year period ended December 31, 2001 and at December 31, 2002, 2001 and 2000 are derived from other audited consolidated financial statements of IVAX, which have been prepared in accordance with U.S. GAAP.

The selected unaudited financial data as of and for each of the six month periods ended June 30, 2005 and 2004 are derived from unaudited consolidated financial statements incorporated by reference into this joint proxy statement/prospectus. Such financial statements include, in IVAX’s opinion, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and operating results for the unaudited periods. You should not rely on these interim results as being indicative of results IVAX may expect for the full year or any other interim period.

The information set forth below is only a summary and is not necessarily indicative of the results of future operations of IVAX or the combined company, and you should read the selected historical financial data together with the audited consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in IVAX’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q incorporated into this joint proxy statement/prospectus by reference. See the section entitled “Where You Can Find More Information” for information on where you can obtain copies of these documents.

Operating Data

	For the six months ended June 30		For the year ended December 31
	2005(1)	2004	2004(2)	2003(3)	2002	2001(6)	2000
	(unaudited)
	U.S. dollars in millions (except per share data)
Net revenues	1,068.9	889.2	1,837.4	1,420.3	1,197.2	1,215.4	793.4
Cost of sales (excluding amortization, which is presented below)	629.4	465.2	985.1	781.4	663.7	583.6	409.9

Gross profit	439.5	424.0	852.3	638.9	533.5	631.8	383.5
Selling	158.4	127.9	272.6	212.2	169.0	143.6	92.0
General and administrative	83.4	80.2	162.3	122.4	118.4	110.5	84.9
Research and development	69.6	71.0	141.6	108.3	76.0	88.0	65.3
Amortization	13.8	10.9	22.5	19.7	16.2	19.4	9.0
Restructuring costs (reversal of accrual)	3.1	0.6	1.4	3.7	4.2	2.4	(4.5)

Operating income	111.2	133.4	251.9	172.6	149.7	267.9	136.8
Interest income	6.3	2.3	5.5	3.7	8.1	21.2	14.0
Interest expense	(18.2)	(31.1)	(41.4)	(43.6)	(48.6)	(41.8)	(14.6)
Other income, net	10.8	6.4	5.8	11.7	60.3	49.6	15.2
Income taxes	30.7	20.5	23.8	45.6	51.7	54.0	13.2
Minority interest	(0.3)	(0.1)	—	0.2	0.8	0.4	(0.6)

Income from continuing operations	79.1	90.4	198.0	99.0	118.6	243.3	137.6
Income from discontinued operations(4)	—	—	—	22.3	—	—	—
Cumulative effect of accounting change(5)	—	—	—	—	4.2	—	(6.5)

Net income	79.1	90.4	198.0	121.3	122.8	243.3	131.0

Basic earnings per common share:
Continuing operations	0.30	0.37	0.79	0.41	0.49	0.98	0.56
Discontinued operations(4)	—	—	—	0.09	—	—	—
Cumulative effect of accounting change(5)	—	—	—	—	0.02	—	(0.03)

Net earnings	0.30	0.37	0.79	0.50	0.51	0.98	0.53

Diluted earnings per common share:
Continuing operations	0.29	0.35	0.75	0.40	0.48	0.95	0.54
Discontinued operations(4)	—	—	—	0.09	—		—
Cumulative effect of accounting change(5)	—	—	—	—	0.02	—	(0.03)

Net earnings	0.29	0.35	0.75	0.49	0.50	0.95	0.51

Weighted average number of common shares outstanding:
Basic	263.6	247.1	249.3	244.5	243.8	248.9	245.3
Diluted	273.0	263.0	268.8	248.6	246.7	255.8	255.1
Cash dividends per common share	—	—	—	—	—	—	—

Balance Sheet Data

	As of June 30		As of December 31
	2005	2004	2004	2003	2002
	(unaudited)
	(U.S. dollars in millions)
Working capital	1,070.1	714.3	943.2	509.2	447.2
Total assets	3,678.9	2,643.7	3,212.0	2,372.9	2,047.8
Total long-term debt, net of current portion	1,394.3	982.1	1,057.8	855.3	872.3
Shareholders’ equity	1,593.2	1,096.1	1,490.3	962.3	684.9

(1)	On May 11, 2005, IVAX acquired PSI Holdings, Inc., the parent company of Phoenix Scientific, Inc. (Phoenix), a generic veterinary pharmaceutical manufacturing company. The operating results of Phoenix are included in the consolidated financial statements subsequent to the May 11, 2005 acquisition date.
(2)	Includes the post-acquisition results of companies acquired, either directly or indirectly, primarily Corporacion Medco S.A.C. and Botica Torres de Limatambo S.A.C. on June 2, 2004 and Kutnowskie Zaklady Farmaceutyczne “POLFA” SA on December 15, 2004. Also includes the effects of positive resolution of previously accrued potential service level claims, which increased net revenues and gross profit by $8.1 million and the tax provision by $3.0 million, and reversal of $8.6 million of tax reserves, relating to prior years’ tax issues at three foreign subsidiaries, that on review were determined to no longer be necessary, partially offset by $2.8 million of additional valuation allowance recorded against a deferred tax asset at another European subsidiary. The total impact of these changes increased net income by $10.9 million, or $0.04 per diluted share.
(3)	Includes the post-acquisition results of companies acquired, primarily API Industries, Inc. on January 24, 2003, and a branded respiratory business in Europe on October 1, 2003. Also includes the effects of improvements in sales return and customer inventory experience, doubtful accounts and analysis of tax reserves that increased net revenues by $13.7 million, reduced cost of sales by $0.8 million, reduced bad debt expense by $3.7 million, reduced the income tax provision by $2.7 million, increased net income by $14.0 million and increased diluted earnings per share by $0.06.
(4)	The discontinued operations in 2003 relates to a number of agreements, for certain patent and product rights and settlement of litigation related to a contingent sale price dispute from our 1997 sale of McGaw, Inc. to B. Braun Melsungen AG.
(5)	The cumulative effect of a change in accounting principle relates to adoption of Statement of Financial Accounting Standards No. 142 in 2002 and Securities and Exchange Commission Staff Accounting Bulletin No. 101 in 2000.
(6)	Includes the post-acquisition results of companies acquired, primarily Laboratorio Chile S.A. on July 5, 2001, IVAX Scandinavia AB on March 13, 2001, and IVAX Pharmaceuticals Mexico, S.A. de C.V. on February 9, 2001, all of which were accounted for under the purchase method of accounting.

Notice regarding Arthur Andersen LLP

IVAX’s consolidated financial statements as of and for each of the years ended December 31, 2001 and 2000, which are incorporated by reference into this joint proxy statement/prospectus, were audited by Arthur Andersen LLP, which issued a publicly available audit report expressing its unqualified opinion with respect thereto. IVAX dismissed Arthur Andersen LLP in May 2002. Additionally, IVAX has not required its current auditors to re-audit these financial statements. Since IVAX has not obtained the consent of Arthur Andersen LLP, which has ceased operations, you may not be able to recover against Arthur Andersen LLP under United States securities laws for any misstatement of a material fact contained in the financial statements audited by Arthur Andersen LLP, or any omissions to state a material fact required to be stated therein. To the extent that any shareholder could make a successful claim against Arthur Andersen LLP for any matter related to these financial statements, due to Arthur Andersen LLP’s current financial and legal circumstances, the ability of Arthur Andersen LLP to satisfy those claims may be limited as a practical matter.

SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

The following selected unaudited pro forma combined condensed financial data present the effect of the acquisition of IVAX by Teva pursuant to the merger agreement. The following selected unaudited pro forma combined condensed statements of income data is extracted from the historical consolidated statements of income of Teva and IVAX and combines them as if the merger had occurred on January 1, 2004. The following selected unaudited pro forma combined condensed balance sheet data is extracted from the historical consolidated balance sheet of Teva and the historical consolidated balance sheet of IVAX and combines them, giving effect to the merger as if it had occurred on June 30, 2005.

The allocation of the purchase price as reflected in these pro forma combined condensed financial data has been based upon preliminary estimates of the fair value of assets acquired and liabilities assumed as of the date of the merger. Management, with the assistance of independent valuation specialists, is currently assessing the fair values of the tangible and intangible assets acquired and liabilities assumed. This preliminary allocation of the purchase price is dependent upon certain estimates and assumptions, which are preliminary and have been made solely for the purpose of developing such pro forma combined condensed financial data.

A final determination of the fair values of IVAX’s assets and liabilities, which cannot be made prior to the completion of the transaction, will be based on the actual net tangible and intangible assets of IVAX that exist as of the date of completion of the merger and such valuations could change significantly upon the completion of further analyses and asset valuations from those used in the combined condensed pro forma financial data presented below.

The unaudited pro forma combined condensed financial data do not include liabilities resulting from integration planning and adjustments in respect of possible settlements of outstanding litigation, as these are not presently estimable. In addition to the completion of the valuation, the impact of ongoing integration activities, the timing of completion of the transaction and other changes in IVAX’s net tangible and intangible assets that occur prior to completion of the transaction could cause material differences in the information presented.

The unaudited pro forma combined condensed financial data are not necessarily and should not be assumed to be an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future.

This selected unaudited pro forma combined condensed financial data should be read in conjunction with the Unaudited Pro Forma Combined Condensed Financial Statements and related notes included elsewhere in this joint proxy statement/prospectus and with the historical consolidated financial statements and the related notes of Teva and IVAX and other financial information pertaining to Teva and IVAX, including Teva’s “Operating and Financial Review and Prospects” included in Teva’s Annual Report on Form 20-F and Reports of Foreign Private Issuer on Form 6-K, and IVAX’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in IVAX’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” for more information on where you can obtain copies of these documents.

Unaudited Pro Forma Combined Condensed Statements of Income Data

	For the six months ended June 30, 2005	For the year ended December 31, 2004
	(unaudited)
	(U.S. dollars in millions, except ADR data)
Net sales	$3,592.4	$6,585.5
Cost of sales	2,017.4	3,593.9

Gross profit	1,575.0	2,991.6
Research and development expenses, net of participations and grants	248.3	480.0
Selling, general and administrative expenses	609.1	1,131.4
Acquisition of R&D in process		596.6
Impairment of product rights		30.0
Restructuring expenses	3.1	1.4

Operating income	714.5	752.2
Financial expenses—net	83.1	183.1

Income before income taxes	631.4	569.1
Income taxes	140.9	232.4

	490.5	336.7
Share in profits (losses) of associated companies—net	0.3	(1.2)
Minority interests in profits of subsidiaries—net	(1.3)	(3.5)

Net income	$489.5	$332.0

Earnings per ADR:
Basic	$0.67	$0.46

Diluted	$0.61	$0.42

Weighted average number of ADRs (in millions):
Basic	731.9	726.6

Diluted	803.8	810.8

Unaudited Pro Forma Combined Condensed Balance Sheet Data

As of June 30, 2005
(unaudited)
(U.S. dollars in millions)
Current assets	$4,716.7
Investments and other assets	800.2
Property, plant and equipment, net	1,893.1
Intangible assets and debt issuance costs, net	2,383.3
Goodwill	7,192.9
Total assets	16,986.2
Current liabilities	6,229.9
Long-term liabilities	2,835.6
Minority interests	23.2
Shareholders’ equity	7,897.5

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following table presents, for the periods indicated, selected historical per share data of IVAX and Teva as well as similar information, reflecting the combination of IVAX and Teva, as if the merger had been effective for the periods presented, and have been prepared in accordance with U.S. GAAP, which we refer to as “pro forma combined” information. The hypothetical IVAX equivalent per share data presented below is calculated by multiplying the pro forma combined amounts by the exchange ratio of 0.8471. For purposes of this table, we assume that IVAX shareholders receive the merger consideration in Teva shares without any proration.

The pro forma combined information is provided for informational purposes only and is not necessarily an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. The data presented below should be read in conjunction with the historical financial statements of IVAX and Teva incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” for more information on where you can obtain copies of these documents.

	For the six months ended June 30, 2005	For the year ended December 31, 2004
	(unaudited)
Basic Earnings Per Share
Teva historical	$0.81	$0.54
IVAX historical	$0.30	$0.79
Pro forma combined	$0.67	$0.46
IVAX equivalent	$0.57	$0.39

Diluted Earnings Per Share
Teva historical	$0.74	$0.50
IVAX historical	$0.29	$0.75
Pro forma combined	$0.61	$0.42
IVAX equivalent	$0.52	$0.36

Adjusted Diluted Earnings Per Share(1)
Teva historical	$0.74	$1.42
IVAX historical	$0.29	$0.75
Pro forma combined	$0.61	$1.20
IVAX equivalent	$0.52	$1.02

Dividends Per Share
Teva historical	$0.14	$0.22
IVAX historical	$—	$—
Pro forma combined	$0.14	$0.22
IVAX equivalent	$0.12	$0.19

Basic Book Value Per Share at Period End
Teva historical	$8.59	$8.80
IVAX historical	$6.05	$5.98
Pro forma combined	$10.79	N/A
IVAX equivalent	$9.14	N/A

(1)	Teva believes that the exclusion of certain one-time items, which primarily relate to purchase accounting adjustments in connection with the acquisition of Sicor in January 2004 (mainly in-process R&D) and to certain product rights acquired as part of a litigation settlement, from its results of operations represents a better indicator of the underlying trends in its business. The results, after these exclusions and inclusions, are the primary results used by management and Teva’s board of directors to evaluate Teva’s operational performance, to compare against Teva’s annual work plans and budgets, and ultimately to evaluate the performance of management. For a table setting forth these one-time items, see above under “Selected Historical Financial Data of Teva.”

STOCK PRICES AND DIVIDEND DATA

Teva Ordinary Shares

Teva ordinary shares have been listed on the Tel Aviv Stock Exchange since 1951. The table below sets forth in U.S. dollars the high and low reported sales prices of the Teva ordinary shares on the Tel Aviv Stock Exchange during the periods specified as reported by the exchange. The translation into U.S. dollars is based on the daily representative rate of exchange published by the Bank of Israel then in effect.

In each of February 2000, December 2002 and June 2004, Teva effected a 2 for 1 stock split. Each holder of an ordinary share or ADR, as the case may be, was issued another share. All figures in this joint proxy statement/prospectus have been adjusted to reflect the stock splits.

Teva ADRs

Teva ADRs have been traded in the United States since early 1982 and were listed and admitted to trading on the NASDAQ in 1987. The ADRs are quoted under the symbol “TEVA.” The Bank of New York serves as depositary for the ADRs. In November 2002, Teva was added to the NASDAQ 100 Index. Each ADR represents one ordinary share. For a more detailed description of Teva ADSs and ADRs, see below under “Description of Teva American Depositary Shares.”

The American Stock Exchange, the Chicago Options Exchange and the Pacific Stock Exchange quote options on Teva ADRs under the symbol “TEVA.” Teva ADRs are also traded on SEAQ International in London and on exchanges in Frankfurt and Berlin.

IVAX Common Stock

IVAX’s common stock is listed and traded on the American Stock Exchange and The Warsaw Stock Exchange under the symbol “IVX” and on the London Stock Exchange under the symbol “IVX.L.”

The table below sets forth in U.S. dollars the high and low reported sales prices of the Teva ADRs on NASDAQ and the high and low reported sales prices of the IVAX common stock on the American Stock Exchange, in each case during the periods as specified as reported by the relevant market, giving retroactive effect to stock splits and stock dividends:

	Teva Ordinary Shares		Teva ADRs		IVAX Common Stock
Period	High	Low	High	Low	High	Low
	(in U.S. dollars)
Last six months:
September 2005 (until September )	—	—	—	—	—	—
August 2005	33.21	30.97	33.66	31.29	26.57	25.18
July 2005	33.07	29.39	33.19	29.50	26.98	19.39
July 22, 2005(1)	N/A	N/A	31.37	30.94	23.56	22.56
June 2005	34.08	30.64	34.05	30.80	22.00	19.52
May 2005	33.90	29.90	34.25	30.00	19.74	18.14
April 2005	32.62	30.40	33.40	30.50	20.07	17.31
March 2005	31.49	29.09	32.17	29.17	19.91	15.21

Last eight quarters:
Q2 2005	34.08	29.90	34.25	30.00	22.00	17.31
Q1 2005	31.49	26.62	32.17	26.78	19.91	14.05
Q4 2004	29.85	23.56	30.18	22.82	19.85	12.36
Q3 2004	34.00	25.65	34.13	23.97	20.91	15.68
Q2 2004	34.86	30.74	34.66	30.10	20.02	16.48
Q1 2004	33.88	28.72	33.68	28.50	21.48	17.80
Q4 2003	30.90	27.59	31.18	26.00	19.75	13.83
Q3 2003	30.32	26.21	30.78	26.10	16.52	13.07

Last five years:
2004	34.86	23.56	34.66	22.82	21.48	12.36
2003	30.90	17.32	31.17	17.25	19.75	8.40
2002	19.95	13.09	20.08	12.92	17.70	7.29
2001	18.27	12.77	18.58	12.12	33.49	13.60
2000	18.62	8.13	19.68	7.98	33.84	10.88

(1)	On July 22, 2005, the last trading day in the United States prior to the execution of the merger agreement, the closing price of Teva ADRs was $31.10 per ADR and the closing price of IVAX common stock on the American Stock Exchange was $22.88 per share. The pro forma equivalent per share value of IVAX common stock on that date, calculated by multiplying the closing price of Teva ADRs by the exchange ratio of 0.8471, was $26.34.

Trading takes place in Israel on Sundays. On July 24, 2005, the last trading day in Israel prior to the execution of the merger agreement, the closing price of Teva ordinary shares on the Tel Aviv Stock Exchange was $31.11 per share.

On September 1, 2005, the most recent practicable trading day prior to the printing of this joint proxy statement/prospectus, the closing price of Teva ordinary shares on the Tel Aviv Stock Exchange was $32.65 per share, the closing price of Teva ADRs on NASDAQ was $32.89 per ADR and the closing price of IVAX common stock was $25.97 per share. The pro forma equivalent per share value of IVAX common stock on that date, calculated by multiplying the closing price of Teva ADRs by the exchange ratio of 0.8471, was $27.86.

These prices will fluctuate prior to the special meetings and the merger, and shareholders are urged to obtain current market quotations prior to making any decision with respect to the merger.

On                         , the most recent practicable trading day prior to the printing of this joint proxy statement/prospectus, there were approximately              Teva ordinary shares outstanding and approximately              shares of IVAX common stock outstanding.

Teva Dividends

For over 30 years Teva has paid dividends, and since 1987 it has paid dividends on a regular quarterly basis. Future dividend payments will be reviewed by its board of directors upon conditions then existing, including Teva’s earnings, financial condition, capital requirements and other factors. Dividends are declared and paid in NIS. Dividends are converted into dollars and paid by the depositary of the ADRs for the benefit of owners of ADRs.

Dividends paid by an Israeli company to shareholders residing outside Israel are currently subject to withholding of Israeli income tax at a rate of up to 25% (scheduled to be reduced to 20% as of January 1, 2006, except for holders of 10% or more of the share capital of the company). In Teva’s case, the applicable withholding tax rate will depend on the particular Israeli production facilities that have generated the earnings that are the source of the dividend and, accordingly, the applicable rate will change from time to time. The rate of tax withheld on the dividends declared and paid for the first half of 2005 was 18%.

The following table sets forth the amounts of the dividends paid in respect of each period indicated prior to deductions for applicable Israeli withholding taxes (in cents per ADR). All figures have been adjusted to reflect the 2:1 stock splits effected by Teva in June 2004, December 2002 and February 2000. Actual dividends paid in U.S. dollars are subject to some deviation reflecting exchange rate fluctuations between the NIS (the currency in which dividends are declared) and the U.S. dollar between the declaration date and the date of actual payment.

	2005	2004	2003	2002	2001	2000
1st interim	7.0	5.0	3.7	2.2	1.7	1.4
2nd interim	7.0	5.0	3.7	2.3	1.6	1.4
3rd interim		5.0	3.7	2.3	1.6	1.4
4th interim		6.9	5.0	3.5	2.4	1.7

RISK FACTORS

In addition to the other information included or incorporated by reference in this joint proxy statement/prospectus, you should carefully consider the matters described below in evaluating whether to approve the merger agreement in the case of IVAX shareholders, or the issuance of the Teva ordinary shares in the case of the Teva shareholders. For additional factors affecting the combined company’s results, we urge you to carefully review the discussion of risks and uncertainties incorporated by reference into this joint proxy statement/prospectus as described below under “Special Note Concerning Forward-Looking Statements.”

IVAX shareholders may not receive the form of merger consideration that they elect.

The merger agreement contains provisions that are designed to ensure that, in the aggregate, 50% of the IVAX shares will be converted into cash and 50% of the IVAX shares will be converted into Teva ordinary shares, which will trade in the United States in the form of ADSs, evidenced by ADRs. The value of the stock consideration at the time of the merger may be higher than the value of the cash consideration at such time, or vice versa. If IVAX shareholders elect to receive more cash or more Teva shares than these percentages, either those electing to receive cash or those electing to receive Teva shares, respectively, will have the consideration of the type they selected reduced by a pro rata amount, and will receive a portion of their consideration in the form that they did not elect to receive. Accordingly, it is likely that a substantial number of IVAX shareholders will not receive a portion of the merger consideration in the form that they elect and that the consideration they do receive will have a lower value than that they elected to receive.

The merger may fail to qualify as a “reorganization” within the meaning of Section 368(a) of the U.S. Internal Revenue Code.

IVAX and Teva intend the merger (together with the subsequent merger) to qualify as a “reorganization” within the meaning of Section 368(a) of the U.S. Internal Revenue Code, and completion of the merger is conditioned upon the receipt by IVAX and Teva of opinions from their respective legal counsel that the merger should qualify as a “reorganization.” These opinions are subject to important qualifications, and the conclusions set forth in the opinions are not free from doubt. In particular, there is no authority directly on point addressing the treatment in the reorganization context of certain post-transaction changes to IVAX’s business that are expected to occur. In addition, the ability of counsel to IVAX and Teva to render their opinions depends on, among other things, the relative value (determined at the closing of the merger) of the stock and cash consideration delivered in exchange for IVAX shares. In the event tax counsel were unable to deliver the tax opinions, the merger would not be consummated unless the conditions requiring the delivery of the tax opinions were waived. No ruling has been or will be obtained from the Internal Revenue Service in connection with the merger (or the subsequent merger). IVAX shareholders should be aware that the tax opinions do not bind the Internal Revenue Service or a court and that the Internal Revenue Service is therefore not precluded from successfully asserting, contrary to the opinions rendered, that the merger is a taxable transaction.

If the merger (together with the subsequent merger) does not qualify as a “reorganization” under U.S. federal income tax laws, each U.S. holder of IVAX common stock will recognize gain or loss in an amount equal to the fair market value of any Teva ADRs and the amount of any cash received minus the holder’s basis in the IVAX common stock surrendered. For a more detailed description of the tax consequences of the exchange of IVAX common stock in the merger, please see “U.S. Federal Income Tax Considerations” below.

Because the market price of Teva ADRs may fluctuate, you cannot be certain of the precise value of the merger consideration that IVAX shareholders will receive in the merger.

The value of the portion of the merger consideration comprised of Teva ADRs to be received at closing will vary depending on the market price of Teva ADRs on the date of the closing of the merger. As discussed above, the likelihood of you receiving the full allocation of the type of merger consideration you elect is likely to vary inversely to the value of such consideration.

In addition, the prices of Teva ADRs and IVAX common stock at the closing of the merger may vary from their respective prices on the date the merger agreement was executed, on the date of this joint proxy statement/prospectus and on the date of the special meeting. For example, from January 1, 2005 to June 30, 2005, IVAX common stock ranged from a low sales price of $14.17 per share to a high sales price of $21.80 per share and Teva ADRs ranged from a low sales price of $26.89 per ADR to a high sales price of $34.03 per ADR. These variations in stock prices may be the result of various factors, including:

•	changes in the business, operations or prospects of Teva, IVAX or the combined company;

•	governmental, regulatory and/or litigation developments;

•	market assessments as to whether and when the merger will be consummated;

•	the timing of the consummation of the merger;

•	governmental action affecting the pharmaceutical industry generally and the generic pharmaceutical industry in particular;

•	increased competition in the generic pharmaceutical market;

•	competition from other products; and

•	general market, economic and political conditions.

At the time of the special meeting you will not know the precise value of the merger consideration you will receive on the day the merger closes. You are urged to obtain a current market quotation for Teva ADRs and IVAX common stock.

If you deliver your IVAX shares to the exchange agent to make an election, you will not be able to sell those shares, unless you revoke your election prior to the election deadline or termination of the merger agreement.

If you want to make a cash or share election, you must deliver a properly completed and signed form of election covering the IVAX shares for which you wish to make a cash or share election to the exchange agent together with stock certificates representing your IVAX shares, a book entry transfer of shares or a guarantee of delivery as described in the form of election. The deadline for doing this is 5:00 p.m., New York City time, on                     , 2005, the day of the special meeting of IVAX shareholders, unless the completion of the IVAX merger will occur more than four business days following the date of this special meeting, in which case the election deadline will be extended until two business days before the completion of the IVAX merger. After you submit a form of election, under the terms of the election, you will not be able to sell any IVAX shares covered by your form of election, regardless of whether those shares are held in certificated or book entry form, unless you revoke your election before the deadline by providing written notice to the exchange agent. If you do not revoke your election, you will not be able to sell your IVAX shares covered by a form of election prior to completion of the IVAX merger. In the time between your submission of a form of election and the completion of the IVAX merger, the trading price of IVAX common stock may change, and you might otherwise want to sell your IVAX shares covered by a form of election to gain access to cash, make other investments, or reduce the potential for an adverse change in the value of your investment.

The market price for Teva ADRs may be affected by factors different from those affecting the shares of IVAX.

Upon completion of the merger, holders of IVAX common stock will become holders of Teva ADRs. Teva’s businesses differ from those of IVAX, and accordingly the results of operations of the combined company will be affected by factors different from those currently affecting the results of operations of IVAX. For a discussion of the businesses of IVAX and Teva and of other factors to consider in connection with those businesses, you should carefully review the documents incorporated by reference in this joint proxy statement/prospectus and referred to under “Where You Can Find More Information.”

Teva may experience difficulties in integrating IVAX’s business with the existing Teva businesses.

The merger involves the integration of two companies that have previously operated independently. The difficulties of combining the companies’ operations include:

•	the necessity of coordinating and consolidating geographically separated organizations, systems and facilities; and

•	integrating the management and personnel of Teva and IVAX, maintaining employee morale and retaining key employees.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company’s businesses and the loss of key personnel. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies’ operations could have an adverse effect on the business, results of operations, financial conditions or prospects of the combined company after the merger.

Achieving the anticipated benefits of the merger will depend in part upon whether Teva and IVAX can integrate their businesses in an efficient and effective manner. Teva and IVAX may not accomplish this integration process smoothly or successfully. If management is unable to successfully integrate the operations of the two companies, the anticipated benefits of the merger may not be realized.

Teva may not achieve the revenue and cost synergies it has anticipated for the combined company.

Teva’s rationale for the merger is, in part, predicated on the projected ability of the combined company to realize certain revenue and cost synergies. Achieving these synergies is dependent upon a number of factors, some of which are beyond Teva’s control. These synergies may not be realized in the amount or time frame that is currently anticipated by Teva.

Uncertainties associated with the merger may cause IVAX to lose employees.

The success of the combined company after the merger will depend in part upon Teva’s and IVAX’s ability to retain key IVAX employees. Competition for qualified personnel in the pharmaceutical industry can be very intense. Accordingly, we cannot assure you that the combined company will be able to retain key IVAX employees. Failure to retain certain key IVAX employees could also affect IVAX’s ability to maintain effective internal control over financial reporting in accordance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and to file periodic reports with the SEC in a timely manner.

Failure to complete the merger will subject IVAX and Teva to financial risks, and could negatively impact the market price of IVAX common stock and Teva ordinary shares.

If the merger is not completed for any reason, IVAX and Teva will be subject to a number of material risks, including:

•	with respect to IVAX, the provision in the merger agreement which provides that under specified circumstances IVAX could be required to pay to Teva a termination fee of $5 million as reimbursement of expenses relating to the merger, and $200 million should IVAX enter into an agreement for or consummate another acquisition transaction within 12 months of the termination, which fees could deter another interested party from seeking to negotiate such a transaction with IVAX after termination;

•	the market price of IVAX common stock and Teva ordinary shares may decline to the extent that the current market price of such common stock and ordinary shares, respectively, reflects a market assumption that the merger will be completed;

•	costs related to the merger, such as legal and accounting fees and a portion of the investment banking fees, must be paid even if the merger is not completed;

•	benefits that IVAX and Teva expect to realize from the merger, such as the potentially enhanced strategic position of the combined company, would not be realized; and

•	the diversion of management attention from the day-to-day business of the companies, reduction in capital spending and the unavoidable disruption to their employees and their relationships with customers and suppliers during the period before completion of the merger, may make it difficult for IVAX and Teva to regain their respective financial and market position if the merger does not occur.

Also, if the merger is terminated and IVAX’s board of directors seeks a different merger or business combination, IVAX shareholders cannot be certain that IVAX will be able to find a partner willing to pay an equivalent or more attractive price than the price to be paid by Teva in the merger.

Obtaining required approvals and satisfying closing conditions may delay or prevent completion of the merger or affect the combined company in an adverse manner.

Completion of the merger is conditioned upon the receipt of all material governmental authorizations, consents, orders and approvals, including the expiration or termination of the applicable waiting periods, and any extension of the waiting periods, under the HSR Act and from the European Commission and certain of the foreign anti-trust regulatory authorities. Teva and IVAX intend to pursue all required approvals in accordance with the merger agreement. The requirement for these approvals could delay the completion of the merger for a significant period of time after IVAX’s shareholders have approved the proposal relating to the merger at the IVAX special meeting and the Teva shareholders have approved the proposal relating to the issuance of the Teva shares pursuant to the merger agreement. We cannot assure you, however, that these approvals will be obtained or that the required conditions to closing will be satisfied, and, if all such approvals are obtained and the conditions are satisfied, we cannot assure you as to the terms, conditions and timing of the approvals or that they will satisfy the terms of the merger agreement or that such terms and conditions, including the possible need for the divestiture of certain products, will not have an adverse effect on the combined company.

Some of the directors and executive officers of IVAX have interests and arrangements that could have affected their decision to support or approve the merger.

The interests of some of the directors and executive officers of IVAX in the merger and their participation in arrangements that are different from, or are in addition to, those of IVAX shareholders generally could have affected their decision to support or approve the merger. These interests include severance arrangements and the acceleration of vesting of certain stock options in connection with the merger. As a result, these directors and officers may be more likely to recommend the proposals relating to the merger than if they did not have these interests.

Charges to earnings resulting from the merger could have a material adverse impact on the combined company’s results of operations.

In accordance with United States generally accepted accounting principles, the combined company will allocate the total purchase price of the merger to IVAX’s net tangible assets, amortizable intangible assets, intangible assets with indefinite lives and in-process research and development, based on their fair values as of the date of completion of the merger. The combined company will record the excess of the purchase price over those fair values as goodwill. The portion of the estimated purchase price allocated to in-process research and development will be expensed by the combined company in the quarter in which the merger is completed. The preliminary estimate of the amount to be expensed in the quarter in which the merger is completed related to in-process research and development is $1,300 million. The combined company will incur additional depreciation and amortization expense over the useful lives of certain of the net tangible and intangible assets acquired in connection with the merger. Annual amortization of intangible assets of IVAX, currently estimated at $26.4 million for 2006, will result in an estimated increase in amortization expense of $73.6 million on an annual basis. In addition, to the extent the value of goodwill or intangible assets becomes impaired in the future, the combined company may be required to incur material charges relating to the impairment of those assets. These amortization and in-process research and development and potential impairment charges could have a material impact on the combined company’s results of operations.

SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

The disclosure and analysis in this joint proxy statement/prospectus, including those relating to Teva’s and IVAX’s strategies and other statements that are predictive in nature, or that depend upon or refer to future events or conditions, contain or incorporate by reference some forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, and Section 27A of the Securities Act of 1933, as amended, referred to as the Securities Act. Forward-looking statements give Teva’s and IVAX’s current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Such statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these statements include, among other things, statements relating to:

•	management forecasts;

•	efficiencies/cost avoidance;

•	cost savings;

•	income and margins;

•	earnings per share;

•	estimates for growth;

•	economies of scale;

•	combined operations and anticipated synergies;

•	the economy;

•	future economic performance and trends in each of Teva’s and IVAX’s operations and financial results;

•	conditions to, and the timetable for, completing the merger;

•	future acquisitions and dispositions;

•	litigation;

•	potential and contingent liabilities;

•	management’s plans;

•	taxes;

•	merger and integration-related expenses;

•	the development of the combined company’s products;

•	the markets for Teva’s and IVAX’s products; and

•	product approvals and launches.

Forward-looking statements speak only as of the date on which they are made, and neither TEVA nor IVAX undertakes any obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

This joint proxy statement/prospectus contains or incorporates by reference forward-looking statements which express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the combined company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include:

•	whether and when the proposed acquisition will be consummated and the terms of any conditions imposed in connection with such closing, including the possible need for the divestiture of certain products;

•	Teva’s ability to rapidly integrate IVAX’s operations and achieve expected synergies;

•	diversion of management time on merger-related issues;

•	Teva’s and IVAX’s ability to successfully develop and commercialize additional pharmaceutical products;

•	the introduction of competitive generic products;

•	the impact of competition from brand-name companies that sell or license their own generic products or successfully extend the exclusivity period of their branded products;

•	the effects of competition on Copaxone® sales;

•	regulatory changes that may prevent IVAX or Teva from exploiting exclusivity periods;

•	potential liability for sales of generic products prior to completion of appellate litigation, including that relating to Neurontin®;

•	the outcome and timing of legal and regulatory proceedings, particularly those related to the Hatch-Waxman Act and exclusivity and patent infringement cases;

•	the impact of pharmaceutical industry regulation and pending legislation that could affect the pharmaceutical industry;

•	the difficulty of predicting U.S. Food and Drug Administration, European Medicines Association and other regulatory authority approvals;

•	the regulatory environment and changes in the health policies and structure of various countries;

•	Teva’s ability to successfully identify, consummate and integrate acquisitions;

•	exposure to product liability claims;

•	dependence on patent and other protections for innovative products;

•	significant operations outside the United States that may be adversely affected by terrorism or major hostilities;

•	fluctuations in currency, exchange and interest rates; and

•	operating results and other factors that are discussed in Teva’s Annual Report on Form 20-F, IVAX’s Annual Report on Form 10-K and their other filings with the U.S. Securities and Exchange Commission.

Neither Teva nor IVAX undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. For more information concerning factors that could affect Teva’s future results and financial conditions, you should carefully review the section entitled “Operating and Financial Review and Prospects” in Teva’s 2004 Annual Report on Form 20-F and Teva’s most recent Report of Foreign Private Issuer on Form 6-K containing its quarterly results for the quarter ended June 30, 2005, which are incorporated by reference. For more information concerning factors that could affect IVAX’s future results and financial conditions, you should carefully review the section entitled “Management’s Discussion and Analysis” in IVAX’s 2004 Annual Report on Form 10-K and IVAX’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, which are incorporated by reference. You should also carefully review the discussion of risks and uncertainties under “Risk Factors” included in Teva’s most recent Annual Report on Form 20-F and IVAX’s most recent Annual Report on Form 10-K, which are incorporated by reference. These are factors that Teva and IVAX believe could cause each of their actual results to differ materially from expected results.

THE SPECIAL MEETINGS

Joint Proxy Statement Prospectus

This joint proxy statement/prospectus is being furnished to you in connection with the solicitation of proxies by each of our boards of directors in connection with our respective special meetings of shareholders.

This joint proxy statement/prospectus is first being furnished to our shareholders on or about                     , 2005.

Date; Time and Place

The special meetings are scheduled to be held as follows:

For IVAX shareholders:	For Teva shareholders:

Radisson Hotel Miami 1601 Biscayne Boulevard Miami, FL 33137	Teva Pharmaceutical Industries Limited 5 Basel Street Petach Tikva 49131 Israel

on , 2005 at	on , 2005 at

Purpose of the Special Meetings

IVAX. The purpose of the IVAX special meeting is to consider and vote upon the approval and adoption of the merger agreement and the approval of the transactions contemplated thereby, including the merger of Merger Sub with and into IVAX and the subsequent merger of IVAX with and into Sister Subsidiary, and to transact any other business that is properly brought before the special meeting.

The IVAX board of directors recommends approval of the merger. On July 24, 2005, the IVAX board of directors unanimously:

•	determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and are fair to and in the best interests of IVAX and its shareholders;

•	approved the merger agreement; and

•	resolved to recommend that its shareholders vote in favor of the approval and adoption of the merger agreement and the merger.

Teva. The purpose of the Teva special meeting is for Teva shareholders to consider and vote upon the approval of the issuance of the Teva ordinary shares pursuant to the merger agreement.

The Teva board of directors recommends approval of the issuance of the Teva ordinary shares pursuant to the merger agreement. On July 25, 2005, the Teva board of directors unanimously:

•	determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Teva and its shareholders;

•	approved the merger agreement;

•	approved the reservation of the ordinary shares to be issued with respect to the merger and approved the issuance of that number of ordinary shares that may be required in connection with the merger subject to shareholders’ approval;

•	resolved to recommend that its shareholders authorize and approve the issuance of the Teva ordinary shares pursuant to the merger agreement; and

•	determined that it is advisable and in the best interests of Teva to elect Dr. Phillip Frost, effective immediately following the effective time of the merger, to the board of directors of Teva, as its vice chairman.

Record Date and Voting Power

Only shareholders of IVAX or Teva, as the case may be, as of the close of business on                     , 2005, which is the record date for each of the special meetings, will be entitled to receive notice of and to vote at the applicable special meeting and any adjournments or postponements thereof. Each share of IVAX common stock is entitled to one vote at the IVAX special meeting. Each ordinary share of Teva is entitled to one vote at the Teva special meeting. For a description of the record date and voting power for Teva ADR holders, you should read the section entitled “Description of Teva American Depositary Shares.”

Required Vote and Quorum

Teva. At least two shareholders who are present at the Teva special meeting, in person or by proxy or represented by their authorized persons, and who hold in the aggregate 25% or more of the paid-up share capital of Teva are necessary to constitute a quorum. The affirmative vote of a majority of the ordinary shares of Teva participating at the special meeting, in person or by proxy or through their representatives, is required to approve the issuance of Teva ordinary shares pursuant to the merger agreement. As of the record date, there were              ordinary shares of Teva outstanding.

In accordance with the applicable NASDAQ rules, Teva is seeking shareholder approval of the issuance of Teva’s ordinary shares pursuant to the merger agreement. Teva has chosen not to avail itself of an exemption from this NASDAQ requirement, which exempts a foreign private issuer, such as Teva, from practices that are contrary to generally accepted business practices in its home jurisdiction.

IVAX. The affirmative vote of a majority of the outstanding shares of IVAX common stock as of the record date is required to approve the merger agreement and the merger. As of the record date, there were              shares of IVAX common stock outstanding.

As of the record date, the directors and executive officers of IVAX, and their affiliates, beneficially owned              shares of IVAX common stock which represented approximately     % of the outstanding shares of IVAX common stock as of the record date.

Dr. Phillip Frost, Jack Fishman Ph.D., Neil Flanzraich, Rafick G. Henein, Ph.D. and Jane Hsiao, Ph.D., all of whom are directors and/or executive officers of IVAX and certain affiliated entities are parties to a stockholders agreement, in which they have agreed to vote their shares in favor of the merger agreement and the merger at the special meeting. As of the record date, the shareholders who are parties to the stockholders agreement held [51,599,982] shares, representing approximately [19.2]% of the voting power of IVAX common stock as of the record date. For a more detailed description of the stockholders agreement, you should read the section entitled “The Merger Agreement—Stockholders Agreement.”

Abstentions and Nonvotes

Because the required vote of the IVAX shareholders with respect to the merger agreement is based upon the total number of outstanding shares of IVAX common stock, the failure to submit a proxy card, to vote by internet or telephone or to vote in person at the special meeting, or the abstention from voting by a shareholder will have the same effect as a vote against approval and adoption of the merger agreement. Brokers holding shares of IVAX common stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof, so the failure to provide voting instructions to your broker will also have the same effect as a vote against the merger agreement.

The holders of a majority of the shares of the IVAX common stock outstanding on the record date must be present, either in person or by proxy, at the special meeting to constitute a quorum. In general, abstentions and broker non-votes by IVAX shareholders are counted as present or represented at the special meeting for the purpose of determining a quorum for the special meeting.

Under the terms of the Deposit Agreement among Teva and The Bank of New York, which acts as the depositary, and the holders of the Teva ADRs, the depositary shall endeavor (insofar as is practicable and in accordance with Teva’s articles of association) to vote or cause to be voted the number of ordinary shares represented by ADRs in accordance with instructions received from the holders of these ADRs. If instructions are not received by the depositary with respect to any given Teva ADRs, the depositary shall give a discretionary proxy for the ordinary shares represented by these ADRs to a person designated by Teva.

The obligation of IVAX and Teva to consummate the merger is subject to, among other things, the condition that the IVAX shareholders approve the merger agreement and the Teva shareholders approve the issuance of the Teva ordinary shares pursuant to the merger agreement. If IVAX’s or Teva’s shareholders fail to do so, each of IVAX and Teva will have the right to terminate the merger agreement.

How to Vote

IVAX. An IVAX shareholder may vote in person at the special meeting or by proxy without attending the special meeting. To vote by proxy, an IVAX shareholder must either:

•	submit a proxy by telephone;

•	submit a proxy on the Internet; or

•	complete the enclosed proxy card, sign and date it and return it in the enclosed postage prepaid envelope.

A proxy card is enclosed for use by IVAX shareholders. The board of directors of IVAX requests that shareholders sign and return the proxy card in the accompanying envelope. No postage is required if mailed within the United States. The enclosed proxy card for IVAX shareholders sets forth instructions for submitting a proxy by the telephone and the Internet.

Teva. A holder of Teva ordinary shares may vote in person at the special meeting or by proxy without attending the special meeting.

A holder of Teva ADRs may vote only through The Bank of New York, as depositary. To vote, a holder of Teva ADRs must complete a voting instruction card, sign and date it and return it to The Bank of New York.

Street Name Holders. Holders of securities of either company who own their shares in street name should contact their broker or financial institution for instructions on the voting procedures of their organization.

Revocation of Proxy

All properly executed proxies that are not revoked will be voted at the special meeting as instructed on those proxies. Proxies for IVAX shareholders containing no instructions will be voted in favor of the merger agreement and the merger. An IVAX shareholder who executes and returns a proxy may revoke it at any time before it is voted. A revocation by a holder of Teva ordinary shares or a Teva ADR holder must be received at least four days in advance of the Teva special meeting. A proxy may be revoked by either:

•	giving written notice of revocation;

•	submitting a proxy at a later date; or

•	attending the special meeting and voting in person (holders of Teva ADRs cannot utilize this option).

Revocation of a proxy by written notice or execution of a new proxy bearing a later date should be submitted to:

For holders of Teva ordinary shares: Corporate Secretary, Teva Pharmaceuticals Industries Limited, Teva Pharmaceutical Industries Limited, 5 Basel Street, P.O. Box 3190, Petach Tikva 49131 Israel, or by attending the special meeting and voting in person.

For holders of Teva ADRs: The Bank of New York, 101 Barclay Street, New York, New York 10286, Attention: ADR Department, (212) 815-8223.

For IVAX shareholders: Secretary, IVAX Corporation, 4400 Biscayne Boulevard, Miami, FL 33137, or by attending the special meeting and voting in person.

Street Name Holders. Holders of securities of either company who own their shares or ADRs in street name should contact their broker or financial institution for instructions on the voting revocation procedures of their organization.

Householding of Proxy Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this joint proxy statement/prospectus may have been sent to multiple shareholders in your household. Teva or IVAX, as applicable, will promptly deliver a separate copy of this document to you if you write to or call Teva or IVAX at the following addresses or phone numbers: Teva Pharmaceutical Industries Limited, 5 Basel Street, Petach Tikva, Israel, phone: 972-3-926-7554, Attn: Investor Relations or IVAX Corporation 4400, Biscayne Boulevard, Miami, FL 33137, phone: (305) 575-6000, Attn: Investor Relations.

Expenses of Solicitation

IVAX and Teva will each bear the costs of soliciting proxies from their own shareholders. However, IVAX and Teva have agreed to share equally the costs of filing, printing and mailing Teva’s registration statement and this joint proxy statement/prospectus, including SEC filing fees. In addition to soliciting proxies by mail, directors, officers and employees of IVAX and Teva, without receiving additional compensation therefor, may solicit proxies by telephone, by facsimile or in person. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons, and IVAX and Teva, respectively, will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. In addition, MacKenzie Partners, Inc. may contact holders of Teva ADRs and D. F. King & Co., Inc. may contact holders of IVAX shares by mail, telephone, facsimile, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials to beneficial owners of Teva ADRs or IVAX shares. MacKenzie Partners, Inc. and D. F. King & Co., Inc. will receive reasonable and customary compensation for each of their services and each will be reimbursed for certain reasonable out-of-pocket expenses.

Miscellaneous

No other matter will be presented for action at the Teva special meeting. It is not expected that any other matter will be presented for action at the IVAX special meeting. If any other matters are properly brought before the IVAX special meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment. The grant of a proxy will also confer discretionary authority on the persons named in the proxy as proxy appointees to vote in accordance with their best judgment on matters incident to the conduct of the IVAX special meeting, including (except as stated in the following sentence) postponement or adjournment for the purpose of soliciting votes. However, shares represented by proxies that have been voted “AGAINST” the merger agreement and the merger will not be used to vote “FOR” postponement or adjournment of the IVAX special meeting to allow additional time to solicit additional votes “FOR” the approval and adoption of the merger agreement and the merger.

We will admit to the special meetings:

•	all shareholders of record at the close of business on , 2005;

•	with respect to the IVAX special meeting, persons holding proof of beneficial ownership as of such date, such as a letter or account statement from the person’s broker, and with respect to the Teva special meeting, persons holding proof of beneficial ownership as of such date as required by Israeli law;

•	persons who have been granted proxies; and

•	with respect to the IVAX special meeting, such other persons that we, in our sole discretion, may elect to admit.

All persons wishing to be admitted to the IVAX special meeting must present photo identification. If you plan to attend the IVAX special meeting, please check the appropriate box on your proxy card or register your intention when voting by using the telephone or voting on the Internet, according to the instructions provided.

In connection with the merger, IVAX shareholders may send a form of election, electing to receive cash or Teva ADRs. See “The Merger—Making Cash and Stock Elections” below.

Questions About Voting the Teva ADRs or IVAX Common Stock

If you have any questions about how to vote or direct a vote in respect of your IVAX common stock, you may call D. F. King & Co., Inc., a firm retained by IVAX that provides professional proxy solicitation services, toll free in the U.S. at (800) 549-6697 or internationally at (212) 269-5550, or in respect of your Teva ADRs, you may call MacKenzie Partners, Inc., a firm retained by Teva, toll free in the U.S. at (800) 839-2616 or internationally at (212) 929-5500.

THE MERGER

General

Under the merger agreement, which provides for the acquisition by Teva of IVAX through a merger of Merger Sub, a newly formed and wholly owned subsidiary of Teva, with and into IVAX. After this initial merger, IVAX will be the surviving corporation and will be a wholly owned subsidiary of Teva. Upon completion of the merger, each share of IVAX common stock will be converted into the right to receive

•	for each share of IVAX common stock with respect to which a cash election has been effectively made, $26.00 in cash, without interest, subject to proration as described below;

•	for each share of IVAX common stock with respect to which a stock election has been properly made, 0.8471 Teva ordinary shares (subject to proration as described below), which will trade in the United States in the form of ADSs, evidenced by ADRs; or

•	for each share of IVAX common stock with respect to which no cash election or stock election has been properly made, the cash consideration described above, the stock consideration described above, or a combination of both, depending on the number of IVAX shares for which cash or stock elections have been previously made.

Immediately after the effective time of the initial merger, IVAX will merge with and into Sister Subsidiary, also a newly formed and wholly owned subsidiary of Teva.

Based upon the average closing price of Teva ADRs on NASDAQ in the five days up to and including July 22, 2005, the total indicated purchase price is approximately $7.4 billion. As a result of the transaction, based on the number of shares outstanding on July 22, 2005, the last trading day in the U.S. prior to public announcement of the merger agreement, IVAX shareholders are expected to own approximately 15% of Teva after the merger. The cash portion of the consideration will be initially financed by Teva using a combination of cash on hand and committed credit facilities.

IVAX shareholders will not receive any fractional Teva ADRs in the merger. Instead, a cash payment will be made to such shareholders as described more fully in the section of this joint proxy statement/prospectus entitled “The Merger Agreement—Merger Consideration.”

Background of the Merger

Teva and IVAX long ago identified each other as prime candidates for a business combination. Beginning in the early 1990s, senior executives of the two companies met on an intermittent basis to explore the possibility of a transaction between the two companies. A variety of different kinds of transactions ranging from joint ventures to business combinations involving part or all of IVAX were discussed. In at least two instances, once in early 2001 and again in early 2002, these discussions reached a sufficient level of seriousness between the two companies that confidentiality agreements were signed and formal due diligence processes were initiated. However, in each of these prior instances the parties were unable to agree upon fundamental issues of transaction structure, assets to be included in the transaction, valuation and price, and as a result, the diligence efforts were halted and the parties ceased their discussions.

During this same time period, each of the companies pursued its own strategy and corporate development program. During the past twelve years, Teva has acquired in successive transactions: Biogal Pharmaceutical Works Ltd. in Hungary (1995), Biocraft Corporation in the U.S. (1996), Approved Prescription Services Limited in the U.K. (1996), Pharmachemie Group B.V. in the Netherlands (1998), Copley Pharmaceuticals Inc. in the U.S. (1999), Novopharm Limited in Canada (2000) and Sicor Inc. in the U.S. (2004), as well as other acquisitions of a smaller scale in a variety of jurisdictions, mainly in France and Italy.

Similarly, over this twelve-year period, IVAX acquired: Zenith Laboratories in the U.S. (1994), Galena a.s. in the Czech Republic (1994), Elvetium S.A. in Argentina and Uruguay (1996), the Institute for Drug Research in Hungary (1999), Elmor in Venezuela (2000), Laboratorios Fustery, S.A. de. C.V. in Mexico (2001), Laboratorios

Chile S.A., in Chile, Argentina and Peru (2001), Chemsource Corporation in Puerto Rico (2003), Kutnowskie Zaklady Farmaceutyczne “Polfa” in Poland (2004) and Phoenix Scientific, Inc., in the U.S. (2005), as well as other acquisitions of products and businesses of a smaller scale in a variety of territories in Europe, the U.S. and Latin America.

Each of IVAX and Teva continued, however, to be corporations whose strategic fit was particularly attractive to the other. As a result, from time to time commencing in fall of 2004 and through May 2005, Israel Makov, president and chief executive officer of Teva, met with Dr. Phillip Frost, chairman and chief executive officer of IVAX, often on a social basis, but also to ascertain whether or not a mutually satisfactory transaction between the two companies could be achieved. Paralleling a pattern that had occurred with earlier discussions between the companies, these talks had cycles of discussion initiation and termination.

During these interactions and discussions, Mr. Makov and Dr. Frost from time to time instructed their respective management teams to undertake some basic analyses on each side to see whether or not a mutually acceptable transaction could be structured. To assist in these analyses, Teva and IVAX also asked Lehman Brothers and UBS, financial advisors to Teva and IVAX, respectively, to prepare some preliminary analyses of the financial aspects of a possible business combination transaction using various assumptions with respect to the future performance of both companies, different transaction prices and different combinations of cash and securities as merger consideration, and to discuss their conclusions with the other party’s advisors. In connection with performing these analyses, and at Teva’s and IVAX’s request, Lehman Brothers, one of Teva’s financial advisors, and UBS, IVAX’s financial advisor, shared certain summary financial projections regarding Teva and IVAX prepared by the management teams of each of Teva and IVAX.

In each instance, after reviewing and discussing the analyses of each side, Teva and IVAX concluded that there were significant differences in the way each side viewed the future prospects and developments of the other, the treatment of intangible assets and the potential for transaction synergies. As a result of these differences, there was a gap in valuation between the two sides. Although this gap narrowed over time, in each instance during this period it remained too large to be bridged. Moreover, there were differing views of transaction structure and the composition of the merged company, and therefore Mr. Makov and Dr. Frost decided to terminate their efforts.

On June 16-20, 2005, Mr. Makov and Dr. Frost were invited by Mr. Carlo Salvi, a Teva director and the former vice chairman of Sicor, which Teva acquired in January 2004, to join Mr. Salvi in Europe for a weekend visit. During the course of this largely social engagement, neither executive sought to negotiate transaction terms with the other. However, they did engage in a dialogue regarding the evolution of the pharmaceutical industry and the role of generic drugs in this evolution, as well as the opportunities for their respective companies to develop proprietary branded products in certain niche therapeutic categories. As part of this dialogue, they expressed to one another their continued belief that a combination of the two businesses could create a company that would be a global leader in advancing the structural changes they foresaw in the pharmaceutical industry.

Paralleling all of these discussions, in the normal course of business and as a part of its strategic planning, Teva was continuously reviewing additional opportunities to acquire companies in the generic and API industries and to acquire complementary technologies or product rights. Teva also analyzed numerous product lines, product technologies and geographic areas in which it had either no involvement or only a minor presence, including of particular relevance to the background of the transaction, an independent analysis of the inhaler business. In this context, periodically during the year at its regularly scheduled meetings, Teva’s board of directors received presentations and analyses from management’s business development team regarding possible acquisitions, as well as updates on preliminary discussions that had taken place with executives at potential acquisition candidate companies, and the Board discussed the relative merits of potential business combinations or strategic product acquisitions. In discussions that took place at Board meetings in November 2004, February 2005, April 2005 and May 2005, IVAX continued to be discussed as an attractive company, either in the context of analyses of IVAX’s business itself, or in contrast to various other strategic transactions that were then under serious consideration.

Similarly, IVAX was also continuing to analyze opportunities to acquire companies in the generic and API industries and to acquire complementary technologies or product rights as well as opportunities to expand into other geographic areas where IVAX had either no presence or a minimal presence. In particular, IVAX analyzed opportunities and negotiated potential transactions to acquire API manufacturers in Asia and Europe, and generic manufacturers and distributors in countries in Latin America, Western and Eastern Europe and Israel. In this context, periodically during its regularly scheduled meetings, IVAX’s board of directors received and discussed presentations and analyses from management regarding possible acquisitions, as well as updates on preliminary discussions that had taken place with potential acquisition candidates. Dr. Frost also would update the Board on his discussions with Teva and Mr. Makov. During these meetings, the Board would discuss the relative merits of various potential business combinations or acquisitions.

On June 27, Mr. Makov spoke with Mr. Harvey Krueger, vice chairman of Lehman Brothers, who has been a long-time advisor of Teva and who had previously served as a member of the board of IVAX during the period from 1991-1997. In the course of reviewing with Mr. Krueger various alternative strategic transactions, which were then under active discussion by Teva, Mr. Makov authorized Mr. Krueger to meet with Dr. Frost to see if a transaction with IVAX was at all possible, before Teva might commit itself in a different direction. Mr. Krueger then proceeded to meet with Dr. Frost in Miami on June 28 and, based on that meeting, he advised Mr. Makov of his belief that it would be worthwhile for him to meet with Dr. Frost following the Fourth of July holiday in the U.S. On July 1, Mr. Krueger called Dr. Frost to invite him to New York to meet with Mr. Makov on July 6.

In preparation for and recognizing the potential significance of such a meeting with Dr. Frost, Mr. Makov directed his corporate business development staff, as well as outside legal counsel and Lehman Brothers and Credit Suisse First Boston, Teva’s financial advisors, to conduct a thorough re-examination of the publicly available information regarding IVAX to perform as much due diligence as possible based on such available information. In addition, in preparation for the meeting, Teva’s corporate business development staff, with the assistance of Teva’s financial advisors, updated their preliminary financial analyses of the companies to include various valuation parameters and alternative merger structures.

Similarly, Dr. Frost directed IVAX’s senior management team, together with UBS, to update their preliminary financial analyses of the combined companies, and to review and analyze various structures, potential synergies and transaction prices. The IVAX team also reviewed the various alternative strategic transactions which were then under discussion as well as other potential business combination partners. In reviewing these alternatives, the IVAX team was particularly cognizant of the history of the previous discussions with Teva and the fact that the fundamental issues of valuation and price had never been agreed. Members of IVAX senior management and UBS also began to approach other potential strategic partners, some of which IVAX had engaged in discussions from time to time, to assess their interest in pursuing a transaction with IVAX at this time.

On July 6, Mr. Makov and Dr. Frost met in New York, with Mr. Krueger also attending. At the meeting, the executives again shared with each other their vision for the industry-transforming nature of a successful transaction between their two companies. They briefly reviewed the history of their previous discussions and analyses and, with each moving in the direction of the other, were able to reach a basic understanding on the financial parameters of a potential acquisition that might be acceptable to the boards of directors of the two companies. For the first time during their long series of discussions, both executives concluded that such an acquisition could be accretive to the combined company’s earnings within the first year after the closing. Based on these discussions, they determined that a potential acquisition of IVAX by Teva pursuant to a cash election merger, at a price of approximately $26 per IVAX share, with the relative amount of the cash and stock consideration and the value of the Teva stock to be determined more closely to the timing of the execution of any agreement, would be attractive to their respective boards of directors. The conclusion of any agreement would also be subject to mutual due diligence to the satisfaction of both sides. Both executives stressed to each other the need to proceed as expeditiously as possible in light of their familiarity with each other’s company and the long history of their previous discussions.

Following this meeting, on July 7, Teva and IVAX entered into a confidentiality agreement, covering information to be provided by IVAX to Teva and by Teva to IVAX. Each company also authorized the other to review previously archived due diligence materials from the 2001 and 2002 processes.

During the period leading up to face-to-face meetings among senior executives of the two companies, Teva, with the assistance of its outside legal and financial advisors, completed its review of public information regarding IVAX and identified those issues that merited further inquiry. On July 11, 2005, Teva’s board held a meeting at which Teva’s management made a presentation regarding the potential transaction and the status of the negotiations between the two companies.

Similarly, with the assistance of Greenberg Traurig LLP, its outside legal counsel, and UBS, IVAX continued its review of public information regarding Teva, its review of financial information, projections and potential synergies and prepared for its meetings in New York with members of Teva’s management team. On July 11, IVAX’s board held a meeting to discuss the potential transaction with Teva, including a review of other strategic transactions which were under consideration.

On July 13, 14 and 15, members of IVAX’s management team conducted mutual due diligence meetings in New York with the members of Teva’s management team, along with their respective financial advisors and counsel.

On July 13, Willkie Farr & Gallagher LLP, counsel to Teva, provided Greenberg Traurig an initial draft of the merger agreement for the proposed business combination together with a draft of the stockholders agreement to be executed by certain directors and officers of IVAX and certain affiliated entities.

Commencing on July 15, representatives of Teva were provided documents regarding IVAX and its subsidiaries for their due diligence review. As part of this process, Teva’s auditors met in Miami with IVAX’s auditors on July 19 and were provided with documents and other information relating to IVAX on the following day. Teva’s due diligence review continued until July 23.

Shortly thereafter, representatives of IVAX were provided documents regarding Teva and its subsidiaries for their due diligence review. As part of this process, IVAX’s auditors met in Israel with Teva’s auditors on July 21 and were provided with documents and other information relating to Teva. IVAX’s due diligence review continued until July 24.

On July 19, IVAX’s board met again to review the status of the transaction, including the results of the due diligence to date, and to discuss the drafts of the merger agreement and stockholders agreement. IVAX financial advisors also provided a preliminary financial analysis of the transaction to the board. The board also again reviewed and analyzed the other strategic transactions under consideration and the status of the discussions with other potential partners. Following this meeting, IVAX provided Teva with a revised draft of the merger agreement and the stockholders agreement prepared by Greenberg Traurig.

During a telephone conversation on July 19, Mr. Makov and Dr. Frost discussed the status of the negotiations between the two companies and agreed to establish the relative amount of stock and cash consideration to be issued in the transaction at 50/50 and to fix the measurement dates for valuation of the Teva ordinary shares to be issued in the transaction as the average closing prices during the five trading days immediately preceding the public announcement of the transaction.

From July 19 through July 24, IVAX management and its legal advisor engaged in extensive negotiations of the terms of the merger agreement and the stockholders agreement with the management and legal advisor of Teva. Attorneys from Greenberg Traurig and attorneys from Willkie Farr held negotiation meetings in New York during this period, and Willkie Farr distributed a revised draft of the merger agreement and the stockholders agreement on each of July 22, 23 and 24.

On July 22, Dr. Frost and Jane Hsiao, Ph.D., the vice-chairman and chief technical officer of IVAX, traveled to Israel and met at various times from July 22 until July 24 with key managers of Teva to continue IVAX’s due diligence process and to share broad concepts and views regarding post-closing approaches to integration of the two companies.

On July 22, the IVAX board of directors met again to review the status of the transaction and the results of the negotiations to date, including the status of negotiations regarding the board’s ability to enter into discussions with other potential suitors and to terminate the merger agreement with Teva, the amount of the break-up fee to be paid in the event that the board terminates the merger agreement, employee retention issues, antitrust issues and other issues presented by management and IVAX’s legal and financial advisors.

IVAX July 24, 2005 Board Meeting

IVAX’s board held a special meeting on July 24 to consider the acquisition proposal of Teva and the final version of the merger agreement, as well as other issues related to the acquisition proposal. At this meeting, UBS made a presentation regarding the financial condition of each of IVAX and Teva, the fairness of the terms of the merger transaction to IVAX shareholders, and the expected pro forma financial statements of the combined entity after the merger. In addition, Greenberg Traurig reviewed with the IVAX board a description of the terms and conditions of the merger agreement and related stockholders agreement.

At the request of IVAX’s board, UBS delivered its oral opinion, later confirmed in writing, that, as of that date and based on and subject to the assumptions made, procedures followed, matters considered and limitations set forth in its opinion, the aggregate merger consideration to be received by holders of IVAX common stock (other than Teva and its affiliates) was fair, from a financial point of view, to such holders. After considering UBS’s opinion, the advice of Greenberg Traurig, the terms of the merger agreement and the discussion thereof, in addition to various other factors pertinent to the decision, the IVAX board of directors unanimously approved the merger agreement.

Late in the day on Sunday, IVAX and Teva became aware that the New York Times was expected to publish an article on Monday morning (and on its website) speculating that a transaction would take place between the two companies. In light of this development and the potential for trading in non-U.S. markets prior to any definitive action by Teva’s board and any signing of agreements, Teva issued a press release acknowledging that the parties were in advanced discussions, but cautioning that there could be no assurance that any transaction would be consummated.

Teva July 25, 2005 Board Meeting

At noon Israel time, 5:00 a.m. New York time, Teva held a special meeting of its board in Petach Tikva and through a video conference in New York to consider the proposed merger. At the meeting, Teva management reviewed with Teva’s board the strategic analyses of the transaction and the potential benefits the transaction would have on Teva. Willkie Farr then reviewed with Teva’s board a description of the terms and conditions of the merger agreement and related stockholders agreement. Also at this meeting, Lehman Brothers and Credit Suisse First Boston reviewed with Teva’s board their financial analyses of the merger consideration.

After these discussions and at the request of Teva’s board, each of Lehman Brothers and Credit Suisse First Boston delivered its oral opinion, which opinion was confirmed by delivery of a written opinion dated July 25, 2005, to the effect that, as of that date and based on and subject to the matters described in its opinion, the consideration to be paid by Teva in the merger was fair to Teva from a financial point of view. After all of such presentations and discussions, the directors of Teva unanimously voted to approve the merger agreement and the issuance of Teva shares in connection with the merger, and to recommend that Teva shareholders vote to approve the issuance of Teva shares pursuant to the merger agreement.

Transaction Announcement

Following the approval of the Teva’s board, on July 25, 2005, IVAX and Teva executed the merger agreement and Teva, Dr. Frost, Jack Fishman, Ph.D., Neil Flanzraich, Rafick G. Henein, Ph.D. and Jane Hsiao, Ph.D., and certain affiliated entities contemporaneously executed the stockholders agreement. That morning, before the opening of trading on the American Stock Exchange and NASDAQ, IVAX and Teva publicly announced the transaction.

Recommendation of the IVAX Board; IVAX’s Reasons for the Merger

The IVAX board of directors has unanimously approved the merger agreement, has determined that the merger agreement and the merger are advisable and fair to and in the best interest of IVAX and the holders of IVAX common stock, and recommends that IVAX shareholders vote “FOR” approval and adoption of the merger agreement and the merger.

In reaching its decision to recommend that the IVAX shareholders vote for adoption of the merger agreement, IVAX’s board considered the information provided to it, analyzed the terms of the merger agreement and the stockholders agreement and consulted with senior members of IVAX’s management and its legal, financial and other advisors regarding the strategic and operational aspects of the merger and the results of the due diligence efforts undertaken by IVAX. The IVAX board consulted with representatives of UBS, financial advisors to IVAX, regarding financial aspects of Teva’s business and future prospects, as well as the fairness to IVAX’s shareholders, from a financial point of view, of the aggregate merger consideration to be received by holders of IVAX common stock in the merger. The IVAX board also consulted with representatives of Greenberg Traurig LLP, outside counsel to IVAX, regarding the duties of the members of the board of directors and the terms of the merger agreement and the stockholders agreement. The IVAX board also considered the prospects for generic pharmaceutical companies in general and Teva in particular.

A number of the material factors considered by the IVAX board are discussed below. In view of the wide variety of factors considered in connection with the merger, the IVAX board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific material factors it considered in reaching its decision.

Strategic Rationale. The IVAX board concluded that the merger of the operations of Teva and IVAX would be strategically sound and that the combined company should have a strong competitive and financial position, with improved operating efficiencies, as well as diversity and depth in its product line, pipelines and geographic areas. The merged company should enjoy a leading position across its core business lines, generic and branded, which should result in earnings and prospects superior to IVAX’s earnings and prospects on a stand-alone basis. Key elements of the strategic rationale include the following:

•	that Teva is already one of the largest pharmaceutical companies worldwide;

•	that the combined company should provide to IVAX the potential to benefit from the scale and efficiency of Teva’s manufacturing infrastructure and supply chain to improve IVAX’s gross margins;

•	that the combined company will be the largest company in the generic drug industry, with annual sales expected to be in excess of $7 billion and a direct presence in more than 50 countries;

•	that the combined company will have an enhanced ability to respond, on a global scale, well beyond the current ability of IVAX, to the widest range of requirements of patients, customers, and healthcare providers, both therapeutically and economically;

•	that the combined company should have a broader spectrum of research and development activities based on the combination of the two companies’ research and development teams, pipelines and financial resources and should bring together exciting prospects for growth, with new proprietary drug offerings in key therapeutic areas, including respiratory (IVAX), central nervous system (Teva and IVAX) and oncology (Teva and IVAX);

•	that the combined company should have an enhanced potential to develop and commercialize new generic versions of branded and off-patent pharmaceutical products for which the combined company could be either the first to market, or among the first to market;

•	that the increase in internal expertise and external collaboration in areas in which IVAX does not currently have substantial resources and personnel should enable IVAX shareholders to participate in a company with a broad portfolio of product offerings;

•	that the combined company should have greatly enhanced manufacturing, sales and distribution capabilities and an expanded customer base;

•	that the combined company should provide enhanced opportunities for the vertical integration of its API (active pharmaceutical ingredients) and pharmaceutical activities;

•	the expected opportunities available to IVAX employees as part of a larger, well-diversified organization following the merger;

•	IVAX’s business, financial performance and condition, strategic objectives and prospects, both on a stand-alone basis and as part of the combined company after giving effect to the merger with Teva, which were viewed in light of the alternative practicable courses of action available to IVAX and current industry, economic and market conditions, including increasing competition in the generic pharmaceutical and API industries; and

•	that in light of the recent consolidation of manufacturing and research and development resources in the pharmaceutical industry and the escalating costs and complexity of creating and bringing new drugs to market, the merger is expected to provide an opportunity for IVAX and its shareholders to be able to participate in a company that enjoys a global leadership position in the generic pharmaceutical industry for the foreseeable future.

Financial Benefits. IVAX’s board considered the following financial benefits:

•	the merger is expected to become accretive to earnings of the combined company within the first year after the effective time of the merger and earnings per share of the combined company are expected to grow at a faster rate than that of IVAX on a standalone basis;

•	substantial opportunities exist for both revenue and cost synergies in the combination of the two companies, which are expected to come from, among other sources, efficiencies in manufacturing and the integration of IVAX’s manufacturing operations into Teva’s global supply chain, savings in sales, general and administrative expenditures and research and development expenses due to a consolidation of operations, and opportunities for significant reductions in cost of goods sold due to vertical integration and economies of scale in sourcing;

•	the fact that IVAX’s shareholders will have the opportunity to receive a significant portion of the merger consideration in cash, thereby providing immediate liquidity to IVAX’s shareholders, and the remainder in ADRs of Teva, thereby allowing IVAX shareholders to participate in the benefits of a more diversified company with greater resources and, as shareholders of Teva, to benefit from any future growth of the combined company; and

•	that although from a credit rating standpoint the combined company would be significantly leveraged, the debt to earnings ratio should not adversely impact the combined company’s operations and that, in any event, the combined company should have a stronger credit rating than IVAX’s current credit rating.

Opinion of Financial Advisor. The IVAX board of directors considered UBS’s presentations and UBS’s opinion, described below, that as of the date of such opinion and based on and subject to the assumptions made, procedures followed, matters considered and limitations described in the opinion, the aggregate merger consideration to be received by the holders of IVAX common stock (other than Teva and its affiliates) was fair, from a financial point of view, to such holders. For a more detailed discussion regarding the UBS opinion, please see the section below entitled “Opinion of UBS.”

Premium of Merger Consideration Based on Certain Financial Measures. The IVAX board’s view that based on, among other measures, projected revenue and price to earnings ratios of IVAX, the implied merger consideration per share represented a significant premium.

Premium of Merger Consideration Based on Historical Prices. The IVAX board’s review of historical market prices and trading information with respect to the IVAX common stock, which revealed that the implied merger consideration per share (based on the five day average closing price of a Teva ADR on the NASDAQ National Market from July 18, 2005 to July 22, 2005) was significantly above the historical trading levels of IVAX’s shares, representing a premium of approximately:

•	13.6% over the closing price of IVAX common stock on July 22, 2005, the last trading day before the initial news media reports regarding a possible transaction between IVAX and Teva;

•	19.5% over the average closing price of IVAX common stock for the 30 previous trading days ending on July 22, 2005; and

•	30.8% over the average closing price of IVAX common stock for the 90 previous trading days ending on July 22, 2005.

Terms and Conditions of the Merger Agreement and the Stockholders Agreement. The review by IVAX’s board of directors with its legal and financial advisors, including Greenberg Traurig LLP and UBS, of the provisions of the merger agreement and the stockholders agreement, including the following:

•	the limited nature of the closing conditions included in the merger agreement, including regulatory consents and requisite approvals of IVAX’s and Teva’s shareholders, and the fact that most conditions are qualified by reference to a material adverse effect, which the board of IVAX believes is a standard that enhances deal probability;

•	those that permit the board of directors of IVAX to respond to and engage in discussions or negotiations regarding unsolicited third party acquisition proposals under specified circumstances if the IVAX board concludes in good faith that any such proposal is reasonably likely to lead to a superior proposal;

•	those that permit the IVAX board under specified circumstances to withdraw its recommendation that the shareholders vote in favor of adopting the merger agreement or to recommend a superior proposal to the shareholders and terminate the merger agreement so as to enter into an agreement with respect to that superior proposal;

•	those that require IVAX to pay a termination fee to Teva if the merger agreement is terminated under certain circumstances. The IVAX board noted that the termination payment provisions of the merger agreement could have the effect of discouraging alternative proposals for a business combination with IVAX. On balance, however, the IVAX board determined that the amount of the fee that IVAX may be obligated to pay, and the circumstances under which it may be payable, are typical for transactions of this size and type, would not likely discourage an alternative proposal from an interested purchaser and were necessary to induce Teva to enter into the merger agreement; and

•	the circumstances under which the voting obligations under the stockholders agreement terminate.

Certain Other Factors. Certain other factors the IVAX board considered:

•	that the exchange of shares of IVAX common stock in the merger for Teva ADRs is expected to be on a tax-free basis under U.S. tax laws;

•	the results and scope of the due diligence review conducted by members of IVAX’s management, its professional experts and representatives relating to Teva’s businesses and operations; and

•	the personal interest of certain directors and officers of IVAX in the transaction, as more fully described in “— Interests of Certain Persons in the Merger” below.

Certain Related Considerations of the Proposed Merger. In addition, the IVAX board of directors also identified and considered a variety of potentially negative factors in its deliberations concerning the merger, including:

•

the limits, whether legal, contractual or otherwise, that may be placed on some shareholders with respect to the holding of shares in foreign private issuers, such as Teva, and the impact that these limits may have on the trading price of Teva ADRs following the announcement and the effective time of the merger. The board of directors also considered, however, among other things, the fact that Teva has been listed for trading on the NASDAQ National Market for many years;

•	the possibility of a decrease in the trading price of Teva’s ADRs between the date of the execution of the merger agreement and the completion of the merger which would lessen the value of the fixed number of Teva ADRs that constitutes the stock portion of the merger consideration, and that the merger agreement does not provide IVAX with a price-based collar or termination rights for IVAX or its shareholders to protect against such decreases in the trading price of Teva’s ADRs;

•	the risks and costs to IVAX if the merger is not completed (including the diversion of management attention and employee attrition and the potential effect on business and customer relationships); and

•	other risks described in this joint proxy statement/prospectus in the section entitled “Risk Factors.”

IVAX’s board of directors concluded that, on balance, the known potential benefits of the transaction with Teva outweighed the known potential risks, and the proposed transaction with Teva was compelling and was in the best interest of the IVAX shareholders.

Opinion of UBS

In connection with exploring the strategic alternatives available to IVAX, IVAX engaged UBS to provide financial advisory services. UBS was selected to act as IVAX’s financial advisor based on its qualifications, expertise and reputation, as well as its knowledge of IVAX’s business and affairs. UBS acted as financial advisor to IVAX in connection with the merger and evaluated the fairness, from a financial point of view, as of the date of its opinion, of the aggregate merger consideration to be received in the merger by the holders of IVAX common stock (other than Teva and its affiliates). On July 24, 2005, at a meeting of the board of directors of IVAX held to evaluate the merger, UBS delivered to the IVAX board of directors an oral opinion, which was subsequently confirmed by delivery of a written opinion dated July 24, 2005, to the effect that, as of that date and based on and subject to the assumptions made, procedures followed, matters considered and limitations described in the opinion, the aggregate merger consideration to be received by the holders of IVAX common stock (other than Teva and its affiliates) in the merger was fair, from a financial point of view, to such holders.

The full text of UBS’s opinion, dated July 24, 2005, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS, is attached as Annex B and is incorporated by reference into this document. UBS’s opinion is directed only to the fairness, from a financial point of view, as of the date of the opinion, of the aggregate merger consideration to be received by the holders of IVAX common stock (other than Teva and its affiliates) in the merger and does not address any other aspect of the merger. Holders of IVAX common stock are urged to read this opinion carefully in its entirety. This summary is qualified in its entirety by reference to the full text of UBS’s opinion attached as Annex B to this joint proxy statement/prospectus.

UBS’s opinion also does not address the relative merits of the merger as compared to other business strategies or transactions that might be available with respect to IVAX or IVAX’s underlying business decision to engage in the merger. UBS’s opinion does not constitute a recommendation to any holder of IVAX common stock as to how such shareholder should vote with respect to the merger agreement or as to such shareholder’s election regarding the form of the merger consideration. In addition, UBS has not analyzed the impact on any individual shareholder of IVAX as to such shareholder’s election regarding the form of the merger consideration to be received pursuant to the merger agreement. At the direction of IVAX’s board of directors, UBS was not asked to, and it did not, offer any opinion as to the material terms of the merger agreement or the form of the transaction. UBS expressed no opinion as to the price at which Teva’s ordinary shares or ADRs will trade at any time. In rendering its opinion, UBS assumed, with the consent of IVAX’s board of directors, that the final executed form of the merger agreement would not differ in any material respect from the draft merger agreement that UBS examined and that Teva, IVAX and Merger Sub will comply with all of the material terms and conditions of the merger agreement (without waiver, modification or amendments thereof).

In arriving at its opinion, UBS, among other things,

•	reviewed certain publicly available business and historical financial information relating to IVAX and Teva;

•	reviewed certain internal financial information and other data relating to the business and financial prospects of IVAX, including estimates and financial forecasts for the fiscal years ending December 31, 2005 and 2006, prepared by management of IVAX and not publicly available;

•	reviewed certain internal financial information and other data relating to the business and financial prospects of Teva, including estimates and financial forecasts for the fiscal years ending December 31, 2005 and 2006, prepared by management of Teva;

•	conducted discussions with members of the senior management of IVAX and Teva concerning the businesses and financial prospects of IVAX and Teva;

•	reviewed publicly available financial and stock market data with respect to certain other selected pharmaceutical companies UBS believed to be generally relevant;

•	compared the financial terms of the merger with the publicly available financial terms of certain other transactions UBS believed to be generally relevant;

•	considered certain pro forma effects of the transaction on Teva’s financial statements and reviewed certain estimates of synergies prepared by the managements of IVAX and Teva;

•	reviewed the draft merger agreement dated July 24, 2005; and

•	conducted such other financial studies, analyses and investigations, and considered other information, as UBS deemed necessary or appropriate.

In connection with its review, with the consent of IVAX’s board of directors, UBS did not assume any responsibility for independent verification of any of the information reviewed by UBS for the purpose of its opinion and, with the consent of IVAX’s board of directors, UBS relied on such information being complete and accurate in all material respects. In addition, at the direction of IVAX’s board of directors, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of IVAX or Teva, and was not furnished with any evaluation or appraisal. With respect to the financial forecasts, estimates, pro forma effects and calculations of synergies referred to above, UBS assumed, at the direction of IVAX’s board of directors, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of IVAX and the management of Teva as to the future performance of their respective companies and that the future financial results referred to above will be achieved at the times and in the amounts projected by the managements of IVAX and Teva. UBS assumed, with the consent of IVAX’s board of directors, that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes, although this would not impact the fairness analysis in the UBS opinion. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transaction would be obtained without any material adverse effect on IVAX and/or Teva and the transaction. UBS’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to UBS as of, July 24, 2005.

In furnishing its opinion, UBS did not purport that it is an expert within the meaning of the term “expert” as used in the Securities Act, nor did it purport that its opinion constitutes a report or valuation within the meaning of the Securities Act.

UBS and its affiliates, as part of their investment banking and financial advisory business, are continuously engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes.

In the past, UBS and its predecessors have provided investment banking services to IVAX and received customary compensation for the rendering of such services. In 2003, 2004 and 2005, IVAX paid to UBS an aggregate of approximately $11.5 million in fees for such investment banking services and reimbursed UBS for any expenses it incurred. In the ordinary course of business, UBS and its successors and affiliates may actively trade and have traded securities of IVAX or Teva for their own accounts and the accounts of their customers, and, accordingly, may at any time hold long or short positions in such securities.

Pursuant to a letter agreement dated as of January 1, 2005, IVAX engaged UBS to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of this engagement letter, UBS will be paid an aggregate fee of $20 million, part of which was payable upon delivery of UBS’s opinion and a significant portion of which is payable on the closing of the transaction. IVAX has also agreed to reimburse UBS for its reasonable expenses, including attorneys’ fees and disbursements in the event the transaction is not consummated, and to indemnify UBS and related persons against various liabilities.

Financial Analyses Used by UBS

The following is a summary of the material financial analyses used by UBS in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by UBS described below.

The order of analyses described below does not represent the relative importance or weight given to those analyses by UBS. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of the financial analyses of UBS. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 22, 2005 and is not necessarily indicative of current market conditions.

Selected Pharmaceutical Companies’ Trading Statistics

UBS compared selected financial information, ratios, and public market multiples for IVAX and Teva to the corresponding data for the following eleven publicly traded companies:

•	Alpharma, Inc.;

•	American Pharmaceutical Partners, Inc.;

•	Andrx Corporation;

•	Barr Pharmaceuticals, Inc.;

•	Eon Labs, Inc.;

•	Mylan Laboratories, Inc.;

•	Par Pharmaceutical Companies Inc.;

•	Taro Pharmaceutical Industries, Ltd.;

•	Teva Pharmaceutical Industries Limited;

•	Valeant Pharmaceuticals International; and

•	Watson Pharmaceuticals, Inc.

UBS chose the foregoing selected companies because they are publicly traded companies in the pharmaceutical industry with operations that were believed to be reasonably similar to IVAX and Teva for the purposes of this analysis. UBS reviewed, among other information, the ratio of the selected companies’ enterprise value, referred to as EV, calculated as the number of shares outstanding on July 22, 2005, multiplied by the market value of such shares (or, Equity Value) (based on July 22, 2005 closing stock prices) plus total debt and minority interest, less cash and cash equivalents, to estimated revenues and earnings before interest, taxes, depreciation and amortization (or, EBITDA) for 2005 and 2006.

UBS also reviewed, among other information, the price to earnings (or, P/E) ratio of the selected companies’ share price as of closing on July 22, 2005 to projected earnings per share (or, EPS) for 2005 and 2006.

Estimated financial data for the selected companies were based on publicly available information, various research reports, and consensus estimates.

This analysis indicated the following multiples:

	EV/Revenue		EV/EBITDA		P/E
	2005E	2006E	2005E	2006E	2005E	2006E
Selected Companies
Mean	3.0	2.6	11.0	8.9	21.0	16.3
Median	2.8	2.6	11.2	9.2	21.6	16.3
High	5.5	4.2	14.6	11.1	25.6	20.0
Low	1.1	1.0	7.5	7.0	17.3	13.4
IVAX at Market
Street Estimates	3.4	2.7	21.8	12.5	27.9	16.0
Management Estimates	3.0	2.3	17.1	10.8	28.1	15.6
IVAX at Merger Consideration
Street Estimates	3.9	3.1	25.1	14.4	31.9	18.3
Management Estimates	3.4	2.7	19.7	12.5	32.2	17.9

Source: Public filings, Wall Street research, IBES consensus and IVAX management estimates

UBS observed that the implied multiples for IVAX common stock at the price equal to the merger consideration and for Teva common stock at the July 22, 2005 closing price were within or above the range of corresponding implied multiples for the selected companies. UBS noted that none of the selected companies is either identical or directly comparable to IVAX or Teva and that any analysis of selected companies necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading of the selected companies.

Selected Precedent Pharmaceutical Transactions

UBS reviewed the purchase prices paid in 13 selected transactions involving target companies in the pharmaceutical industry. Financial data for the selected transactions were based on publicly available information, including publicly available research estimates and company filings. UBS then calculated, where available, (1) the ratio of EV to last twelve months (or, LTM), Sales and EBITDA, (2) the ratio of Equity Value to LTM Net Income, (3) the ratio of EV to One Year Forward Sales and EBITDA, and (4) the ratio of Equity Value to Net Income (FY + 1), for each selected transaction and compared the results of these calculations with corresponding calculations for the merger of Teva and IVAX.

This analysis indicated the following implied ratios for the selected transactions as compared to the implied ratio for the merger of Teva and IVAX:

	EV to LTM		Equity Value to Net Income	EV to One Year Forward		Equity Value to Net Income
	Sales	EBITDA	LTM	Sales	EBITDA	FY+1
Selected Transactions
Mean	4.0	12.3	23.9	3.6	10.6	19.3
Median	3.2	13.1	24.3	2.9	10.8	17.6
High	6.5	16.0	32.7	5.7	12.7	25.7
Low	1.3	6.8	13.9	1.9	7.9	16.8
IVAX/Teva (Street Estimates)	4.5	26.4	38.6	3.9	25.1	31.9
IVAX/Teva (Management Estimates)	4.5	26.4	38.6	3.4	19.7	32.2

Source: Public filings, Wall Street research, FactSet and IVAX management estimates

UBS observed that the implied ratios for IVAX based on the offer price were within or above the range of corresponding implied ratios for the selected precedent transactions. UBS chose the selected precedent transactions because they were business combinations that, for the purpose of the analysis, UBS considered to be reasonably similar to the merger in that these transactions involved companies in the pharmaceutical industry. UBS noted that none of the selected precedent transactions is either identical or directly comparable to the merger and that any analysis of selected precedent transactions necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition values of the companies concerned.

Pro Forma Combination Analysis

UBS analyzed the potential pro forma financial effects of the business combination of IVAX and Teva on Teva’s estimated EPS. UBS performed the analysis using financial projections internally prepared by the managements of IVAX and Teva.

For purposes of its pro forma analysis, UBS made various assumptions, including (1) annual pre-tax synergies of $100 million, (2) the cash portion of the merger consideration will be financed with $1,750 million of cash on hand at a 3% annual rate and the remainder will be financed with debt at a 5.5% annual rate, (3) the transaction will close on December 31, 2005, and (4) IVAX’s $283.9 million 4.5% convertible debt is called at 101.929 and the remainder of IVAX’s convertible debt remains outstanding.

The analysis indicated that the merger would be dilutive to Teva’s estimated pro forma EPS for 2005 by $0.09 per share and would be accretive for 2006 by $0.08 per share.

Miscellaneous

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth herein, without considering the analyses as a whole, could create an incomplete view of the processes underlying the opinion of UBS. In arriving at its fairness determination, UBS considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, UBS made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the analyses described herein as a comparison is directly comparable to IVAX, Teva or the contemplated transaction.

UBS prepared the analyses described herein for purposes of providing its opinion to the IVAX board of directors as to the fairness, from a financial point of view, as of the date of UBS’s opinion, of the aggregate merger consideration to be received by the holders of IVAX common stock (other than Teva and its affiliates) in the merger. These analyses do not purport to be appraisals or reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of IVAX, UBS or any other person assumes responsibility if future results are materially different from those forecasted.

As described above, the opinion of UBS to IVAX’s board of directors was one of many factors taken into consideration by the IVAX board of directors in making its determination to approve the transaction contemplated by the merger agreement. UBS was not asked to, and did not, recommend the specific consideration payable in the merger, which consideration was determined through negotiations between IVAX and Teva. The summary contained herein does not purport to be a complete description of the analyses performed by UBS in connection with its fairness opinion and is qualified in its entirety by reference to the written opinion of UBS, attached as Annex B to this joint proxy statement/prospectus.

Recommendation of the Teva Board; Reasons for the Merger

The Teva board of directors has unanimously authorized and approved the merger agreement and the transactions contemplated by the merger agreement, and approved the issuance of that number of ordinary shares that may be required in connection with the merger, and recommends that Teva shareholders vote “FOR” the approval of the issuance of the Teva ordinary shares required in connection with the merger.

In reaching its determination to authorize and approve the merger agreement and the transactions contemplated by the merger agreement, the Teva board consulted with management, Lehman Brothers and Credit Suisse First Boston, Teva’s financial advisors, and Willkie Farr & Gallagher LLP and Tulchinsky-Stern & Co, Teva’s outside legal counsel, and considered various material factors, which are discussed below. In view of the wide variety of factors considered in connection with the merger, the board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific material factors it considered in reaching its decision.

Strategic Rationale. Teva believes that a business combination with IVAX provides a unique opportunity to advance Teva’s strategic goal of being a world leader in supplying the growing global demand for generic drugs, while simultaneously pursuing opportunities for proprietary branded products for specific niche categories. The merger would provide Teva with an ability to respond, on a global scale, to a wider range of requirements of patients, customers and healthcare providers, both therapeutically and economically. Key elements of this unique strategic fit include:

•

Complementary Geographies. The acquisition of IVAX would provide Teva with both complementary and added geographic coverage in a large variety of markets for generic drugs. The merger would strengthen Teva’s leadership in the U.S. generics market—in terms of the breadth of its product offerings, a further deepening of its already rich generic product pipeline and an expansion of the technologies available to Teva for both current and future products. In European markets for generic drugs, the merger would enhance Teva’s current leadership position in the United Kingdom, enable Teva to obtain a leadership position in France, Russia and the Czech Republic, and provide Teva with a strong base in Poland. The merger would also allow Teva to significantly accelerate and expand its presence in Latin America—a region considered to be among the fastest growing pharmaceutical markets in the world—where, in addition to complementing Teva’s existing position in Mexico and Argentina, the addition of IVAX operations would extend Teva’s reach into new Latin American markets including Venezuela, Chile and Peru. As a result of the merger, Teva would have a direct presence in more than 50 countries and indirect sales in numerous others, giving Teva an industry leading global reach.

•	Global Generic Research and Development. Teva believes that the merger would enhance Teva’s generic research and development capabilities. Through an increase in the number of filings at the FDA, complementary therapeutic areas and an increased likelihood of first-to-file status, there would be value in the combined pipeline of Teva and IVAX. The combined entity would wield strong scientific capabilities and technologies across a broad range of markets and geographies, and would thus provide a greater opportunity for Teva to leverage development across markets.

•	Expanded Therapeutic Proprietary Portfolio. The merger would give Teva a targeted presence in IVAX’s key branded areas, specifically IVAX’s presence in respiratory products, including its unique breath-actuated inhaler technology and its line of environmentally friendly inhalers. Respiratory products are one of the largest product categories that were missing from Teva’s otherwise broad line of pharmaceutical products. In addition, Teva would benefit from IVAX’s extensive proprietary drug research pipeline that includes products in various stages of clinical and pre-clinical development and that, in many respects, complements Teva’s existing proprietary drug focus on multiple sclerosis, other central nervous system diseases and oncology.

•	Expanded Opportunities for Vertical Integration. The addition of IVAX operations to the Teva family of companies would provide Teva with an opportunity to expand the vertical integration between Teva’s active pharmaceutical ingredient business and IVAX’s finished dose manufacturing operations in both existing and new geographic markets.

•	Animal Health Business. Through the merger Teva would acquire IVAX’s animal health business. IVAX is a leading provider of generic drugs for companion and farm animals in the United States. Throughout much of its history, Teva has also been engaged in the veterinary business, primarily as a developer of products, especially vaccines for the care of livestock, albeit on a scale which is minor relative to the scope of its other operations. Teva believes that the combination of the two companies may provide potential product and technology synergies, and the potential for geographic expansion in the field of veterinary pharmaceuticals.

•	Complementary Technologies. The merger would increase Teva’s current technology coverage, such that the technologies which the combined companies could utilize and deploy would include tablets, capsules, controlled release products, ointments, creams, liquids, suspensions, soft gels, lyophilized products, injectibles, metered dose inhalers, nasal sprays and breath-actuated inhalers.

Financial Benefits. Teva anticipates that the merger would become accretive to earnings within the first year after the effective time of the merger, and that substantial opportunities exist for both revenue and cost synergies in the combination of these two businesses. Such synergies could be expected to come from efficiencies in manufacturing and the integration of IVAX’s manufacturing operations into Teva’s global supply chain, savings in sales, general and administrative expenditures and research and development expenses due to a consolidation of operations, and opportunities for significant reductions in cost of goods sold due to vertical integration and economies of scale in raw materials sourcing. The expansion of customer bases and geographic markets, complementary systems of distribution and the offering of a broader portfolio of products to existing customers could also be expected to result in enhanced opportunities for revenue growth.

Terms and Conditions of the Merger Agreement and Stockholders Agreement. Teva also considered the terms and conditions of the merger agreement and stockholders agreement, including the representations, warranties, covenants, conditions to closing and termination rights contained in those agreements.

Opinions of Financial Advisors. Teva’s Board also considered the opinions of its financial advisors, Lehman Brothers and Credit Suisse First Boston, dated July 25, 2005, to Teva’s board of directors as to the fairness, from a financial point of view and as of the date of the opinions, to Teva of the consideration to be paid by Teva in the merger, as more fully described below.

Opinion of Lehman Brothers

Teva engaged Lehman Brothers to act as its financial advisor with respect to pursuing a strategic combination with IVAX. In connection with Lehman Brothers’ engagement, on July 25, 2005, Lehman Brothers rendered its oral opinion (subsequently confirmed in writing) to the Teva board of directors that as of such date and, based upon and subject to the matters stated in its opinion, from a financial point of view, the consideration to be paid by Teva in the merger is fair to Teva.

The full text of Lehman Brothers’ written opinion, dated July 25, 2005, is attached as Annex C to this joint proxy statement/prospectus. Teva shareholders are encouraged to read Lehman Brothers’ opinion carefully in its entirety for a description of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Lehman Brothers in rendering its opinion. The following is a summary of Lehman Brothers’ opinion and the methodology that Lehman Brothers used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Lehman Brothers’ advisory services and opinion were provided for the information and assistance of the Teva board of directors in connection with its consideration of the merger. Lehman Brothers’ opinion is not intended to be and does not constitute a recommendation to any shareholder of Teva as to how such shareholder should vote in connection with the merger. Lehman Brothers was not requested to opine as to, and Lehman Brothers’ opinion does not address, Teva’s underlying business decision to proceed with or effect the merger.

In arriving at its opinion, Lehman Brothers reviewed and analyzed, among other things:

•	the merger agreement and the specific terms of the merger;

•	publicly available information concerning IVAX that Lehman Brothers believed to be relevant to its analysis, including IVAX’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

•	publicly available information concerning Teva that Lehman Brothers believed to be relevant to its analysis, including Teva’s Annual Report on Form 20-F for the fiscal year ended December 31, 2004 and its Report of Foreign Private Issuer on Form 6-K containing its financial results for the quarter ended March 31, 2005;

•	financial and operating information with respect to the business, operations and prospects of IVAX furnished to Lehman Brothers by IVAX and Teva, including financial projections of IVAX through fiscal year 2006 prepared by IVAX’s management and financial projections of IVAX prepared by Teva’s management;

•	financial and operating information with respect to the business, operations and prospects of Teva furnished to Lehman Brothers by Teva, including financial projections prepared by Teva’s management;

•	trading histories of IVAX common stock and of Teva ADRs from July 22, 2002 through July 22, 2005 and a comparison of each of their trading histories with those of other companies that Lehman Brothers deemed relevant;

•	comparison of the historical financial results and present financial condition of both IVAX and Teva with those of other companies that Lehman Brothers deemed relevant;

•	publicly available third party research estimates with respect to the future financial performance of both IVAX and Teva;

•	the potential pro forma effect of the merger on the future financial performance of Teva, including the effect on Teva’s pro forma earnings per share and the cost savings and operating synergies which Teva’s management estimates will result from the merger;

•	the relative financial contributions of IVAX and Teva to the future financial performance of Teva on a pro forma basis, including the expected synergies; and

•	a comparison of the financial terms of the merger with the financial terms of certain other transactions that Lehman Brothers deemed relevant.

In addition, Lehman Brothers had discussions with the managements of IVAX and Teva concerning their respective businesses, operations, assets, financial conditions and prospects and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information. Lehman Brothers further relied upon the assurances of the managements of IVAX and Teva that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of IVAX prepared by IVAX’s management, upon the advice of IVAX, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of IVAX’s management as to the future financial performance of IVAX. With respect to the financial projections of IVAX prepared by Teva’s management, upon the advice of Teva, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Teva’s management as to the future financial performance of IVAX, and following discussions with Teva’s management, Lehman Brothers further assumed that IVAX will perform substantially in accordance with such projections. Upon the advice of Teva, Lehman Brothers assumed that (i) the financial projections of Teva for fiscal years 2005 and 2006 prepared by Teva’s management were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Teva’s management as to the future financial performance of Teva and that Teva will perform substantially in accordance with such projections and (ii) the published estimates of third party research analysts for fiscal year 2007 were a reasonable basis upon which to evaluate the future financial performance of Teva for such fiscal year. Also upon the advice of Teva, Lehman Brothers assumed that the amounts and timing of the cost savings and operating synergies which Teva’s management estimates will result from the merger were reasonable and that such synergies will be realized substantially in accordance with such estimates. In arriving at its opinion, Lehman Brothers did not conduct or obtain any evaluations or appraisals of the assets or liabilities of IVAX or Teva, nor did it conduct a physical inspection of the properties and facilities of IVAX and Teva. Lehman Brothers’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, July 25, 2005.

In furnishing its opinion, Lehman Brothers did not purport that it is an expert within the meaning of the term “expert” as used in the Securities Act, nor did it purport that its opinion constitutes a report or valuation within the meaning of the Securities Act.

The following is a summary of the material financial analyses used by Lehman Brothers in connection with providing its opinion to the Teva board of directors. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Lehman Brothers, the tables must be read together with the text of each summary. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Lehman Brothers’ opinion.

Description of Transaction

Lehman Brothers reviewed the terms of the merger agreement and noted that pursuant to the terms of the merger agreement, upon the consummation of the merger, each share of IVAX common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive, at the election of the holder thereof, either (i) cash in the amount of $26.00 or (ii) 0.8471 Teva ADRs, in each case subject to certain election and proration procedures. Lehman Brothers also noted that the aggregate amount of cash consideration to be paid by Teva and Teva shares to be issued by Teva will be adjusted pursuant to the terms of the merger agreement so that 50% of such shares of IVAX common stock will be converted into the cash consideration and the remaining 50% of such shares of IVAX common stock will be converted into 0.8471 Teva ADRs. In addition, Lehman Brothers noted that the transaction had a total indicated purchase price of approximately $7.4 billion as of July 22, 2005, the last trading day prior to the execution and announcement of the merger agreement.

Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies, Lehman Brothers, based on its experience with companies in the generic pharmaceuticals industry, reviewed and compared specific financial and operating data relating to IVAX and Teva with selected companies that Lehman Brothers deemed comparable to IVAX and Teva, including: Barr Pharmaceuticals, Inc., Mylan Laboratories, Inc., Watson Pharmaceuticals, Inc., American Pharmaceutical Partners, Inc., Par Pharmaceutical Companies, Inc., KV Pharmaceutical Company and Alpharma, Inc. As part of its comparable company analysis, Lehman Brothers calculated and analyzed IVAX’s, Teva’s and each comparable company’s ratio of current stock price to its projected earnings per share (commonly referred to as a price earnings ratio, or P/E). Lehman Brothers also calculated and analyzed various financial multiples, including IVAX’s, Teva’s and each comparable company’s enterprise value to projected 2005 and 2006 revenue and to projected 2005 and 2006 earnings before interest, taxes, depreciation and amortization (or, EBITDA). The enterprise value of each company was obtained by adding its short and long-term debt to the sum of the market value of its diluted common equity, the value of any preferred stock (at liquidation value), the book value of any minority interest, and subtracting its cash and cash equivalents. All of these calculations were performed, and based on publicly available financial data (including Wall Street research estimates for earnings per share) and closing prices, as of July 22, 2005, the last trading date prior to the delivery of Lehman Brothers’ opinion.

The analysis indicated the following multiples:

	Comparable Companies (Overall)				IVAX
	High	Mean	Median	Low	Current	Implied Transaction
Stock Price as a Multiple of:
Projected 2005 EPS	41.6x	23.4x	20.9x	16.6x	28.2x	32.1x
Projected 2006 EPS	27.2x	18.5x	17.2x	13.8x	16.0x	18.2x

Enterprise Value as a Multiple of:
Projected 2005 Revenue	5.67x	2.82x	2.47x	1.01x	2.97x	3.40x
Projected 2006 Revenue	4.38x	2.48x	2.01x	1.03x	2.35x	2.69x
Projected 2005 EBITDA	15.4x	10.4x	9.4x	6.9x	16.7x	19.0x
Projected 2006 EBITDA	11.9x	8.4x	7.7x	6.5x	10.9x	12.5x

Lehman Brothers also calculated and analyzed the various financial multiples for those companies within the group of comparable companies set forth above that had a market capitalization of greater than $3 billion: Barr Pharmaceuticals, Inc., Mylan Laboratories, Inc., Watson Pharmaceuticals, Inc. and American Pharmaceutical Partners, Inc. This analysis indicated the following multiples:

	Comparable Companies (Large Capitalization)				IVAX
	High	Mean	Median	Low	Current	Implied Transaction
Stock Price as a Multiple of:
Projected 2005 EPS	41.6x	27.1x	22.1x	16.6x	28.2x	32.1x
Projected 2006 EPS	20.6x	17.8x	15.3x	14.8x	16.0x	18.2x

Enterprise Value as a Multiple of:
Projected 2005 Revenue	5.67x	3.63x	3.10x	1.92x	2.97x	3.40x
Projected 2006 Revenue	4.38x	3.19x	3.10x	1.83x	2.35x	2.69x
Projected 2005 EBITDA	15.4x	10.8x	9.4x	6.9x	16.7x	19.0x
Projected 2006 EBITDA	11.9x	8.9x	8.1x	6.5x	10.9x	12.5x

Lehman Brothers selected the comparable companies above because their businesses and operating profiles are reasonably similar to that of IVAX and Teva. However, because of the inherent differences between the business, operations and prospects of IVAX and Teva and the businesses, operations and prospects of the selected comparable companies, no comparable company is exactly the same as IVAX or Teva. Therefore, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis. Accordingly, Lehman Brothers also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of IVAX and Teva and the companies included in the comparable company analysis that would affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between IVAX and Teva and the companies included in the comparable company analysis.

Comparable Transaction Analysis

Using publicly available information, Lehman Brothers reviewed and compared the purchase prices and financial multiples paid in thirteen acquisitions of companies that Lehman Brothers, based on its experience with merger and acquisition transactions, deemed relevant to arriving at its opinion. Lehman Brothers chose the transactions used in the comparable transaction analysis based on the similarity of the target companies in the transactions to IVAX in the size, mix, margins and other characteristics of their businesses. Lehman Brothers reviewed the following transactions:

Acquiror	Target
Actavis Group HF	Amide Pharmaceutical Inc.
Novartis AG	Hexal AG
Novartis AG	Eon Labs, Inc.
Novartis AG	Sabex Holdings Ltd.
Teva	Sicor Inc.
Cardinal Health, Inc.	Intercare Group, PLC
Novartis AG	Lek Pharmaceutical & Chemical Company d.d.
Baxter Healthcare Corporation	ESI Lederle
Baxter International, Inc.	Asta Medica Onkologie
Alpharma, Inc.	Purepac Pharmaceuticals
Barr Laboratories, Inc.	Duramed Pharmaceuticals, Inc.
Watson Pharmaceuticals, Inc.	Shein Pharmaceuticals
Celltech Chiroscience PLC	Medeva PLC

Lehman Brothers considered, among other things, the comparable companies’ enterprise value implied in the respective transaction as multiples of last twelve months revenues, last twelve months EBITDA and last twelve months earnings before interest and taxes (or, EBIT). The analysis indicated the following multiples:

	High	Mean	Median	Low	Proposed Transaction
Implied Transaction Value as a Multiple of:
Last twelve months revenue	6.39x	3.68x	3.37x	1.03x	4.24x
Last twelve months EBITDA	43.5x	17.0x	14.1x	9.6x	23.1x
Last twelve months EBIT	59.0x	23.8x	20.3x	10.6x	31.8x

Transaction Premium Analysis

Using publicly available information, Lehman Brothers reviewed the premium paid in:

•	all transactions involving U.S. targets between $5 billion to $10 billion from 1995 to 2005;

•	all transactions involving U.S. targets between $5 billion to $10 billion from 2000 to 2005;

•	all transactions in the healthcare industry involving U.S. targets between $5 billion to $10 billion from 1995 to 2005; and

•	all transactions involving U.S. targets between $1 billion to $15 billion from 2004 to 2005.

Using publicly available information, Lehman Brothers calculated the premium per share paid by the acquirer compared to the share price of the target company prevailing (i) one day, (ii) one week and (iii) one month prior to the announcement of the transaction. This analysis produced the following median premiums, as compared to the premiums implied in the proposed merger:

	Median Transaction Premium
	One Day	One Week	One Month
All transactions between 1995 and 2005 (U.S. targets between $5 billion and $10 billion)	25.8%	29.2%	34.3%
All transactions between 2000 and 2005 (U.S. targets between $5 billion and $10 billion)	25.6%	27.8%	33.9%
All healthcare industry transactions between 1995 and 2005 (U.S. targets between $5 billion and $10 billion)	23.2%	21.8%	29.4%
All transactions between 2004 and 2005 (U.S. targets between $1 billion and $15 billion)	17.8%	19.8%	19.8%
Implied premium paid in the merger	13.6%	11.6%	21.4%

IVAX Discounted Cash Flow Analysis

As part of its analysis, and in order to estimate the present value of IVAX common stock, Lehman Brothers also prepared a five-year discounted cash flow analysis for IVAX, calculated as of December 31, 2005, of after-tax unlevered free cash flows for fiscal years 2006 through 2010. Lehman Brothers performed a discounted cash flow analysis for IVAX by adding (1) the present value of IVAX’s projected after-tax unlevered free cash flows for fiscal years 2006 through 2010 to (2) the present value of the terminal value of IVAX as of 2010. Calendar year 2006 estimated data for IVAX were based on internal estimates of IVAX’s management as adjusted by Teva’s management, and estimated data for IVAX beyond calendar year 2006 were based on guidance provided by Teva’s management.

Lehman Brothers discounted the unlevered free cash flow streams and the estimated terminal value to a present value at discount rates ranging from 9.0% to 11.0%. The discount rates utilized in this analysis were chosen by Lehman Brothers based on its expertise and experience with the generic pharmaceuticals industry and also on an analysis of the weighted average cost of capital of IVAX and other comparable companies. Lehman Brothers estimated a range of terminal values in 2010 by applying perpetual growth rates ranging from 2.5% to 4.5% of the unlevered free cash flow of IVAX during 2010. Lehman Brothers noted that after taking into account selected comparable generic pharmaceuticals companies’ enterprise values to last twelve months EBITDA multiples, the terminal values calculated by Lehman Brothers were supported by the implied multiples of terminal year EBITDA, as the range of terminal values in 2010 estimated using the 2.5% to 4.5% range of perpetual growth rates and the 9.0% to 11.0% range of discount rates corresponded to a range of last twelve months EBITDA multiples of 7.4x to 13.9x. Lehman Brothers calculated per share equity values by first determining a range of enterprise values of IVAX by adding the present values of the after-tax unlevered free cash flows and terminal values for each perpetual growth rate and discount rate scenario, and then subtracting from the enterprise values the net debt (which is total debt minus cash) of IVAX, and dividing those amounts by the number of fully diluted shares of IVAX common stock.

Based on the projections and assumptions set forth above (including the midpoint of the terminal value range), the discounted cash flow analysis of IVAX yielded an implied valuation range of IVAX common stock of approximately $21.25 to $28.00 per share.

Pro Forma Analysis

In order to evaluate the estimated ongoing impact of the merger, Lehman Brothers analyzed the pro forma earnings effect of the merger on Teva. The pro forma earnings effect analysis was performed in order to assess the impact of the merger on Teva’s earnings per share. For purposes of this analysis, Lehman Brothers assumed, among other things: (i) a $26.00 per share price for IVAX common stock acquired pursuant to the merger, (ii) a $30.69 per share price for Teva ADRs (the average closing market price for Teva ADRs for the five trading days up to and including July 22, 2005), (iii) a transaction structure with 50% of the aggregate consideration paid in cash and 50% of the aggregate consideration paid in Teva shares, (iv) the accuracy of 2005 financial forecasts for IVAX provided by IVAX, 2005 and 2006 financial forecasts for Teva provided by Teva and 2006 financial forecasts for IVAX provided by Teva, and (v) a transaction closing date of December 31, 2005. Lehman Brothers estimated that, based on the assumptions described above, the pro forma impact of the transaction on the earnings per share of Teva would be 2.2% dilutive to Teva earnings per share in 2006 if no synergies expected to result from the merger were realized in 2006. Lehman Brothers further estimated that, based on the assumptions described above and assuming pre-tax synergies from the transaction estimated by Teva’s management to be realized in 2006, the pro forma impact of the transaction on the earnings per share of Teva would be 2.4% accretive to Teva earnings per share in 2006. The financial forecasts that underlie this analysis are subject to substantial uncertainty and, therefore, actual results may be substantially different.

General

In connection with the review of the merger by Teva’s board of directors, Lehman Brothers performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Lehman Brothers considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Lehman Brothers believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of its analyses, without considering all of them, would create an incomplete view of the process underlying its analyses and opinion. In addition, Lehman Brothers may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Lehman Brothers’ view of the actual value of IVAX, Teva or the combined entity.

In performing its analyses, Lehman Brothers made numerous assumptions with respect to industry risks associated with reserves, industry performance, general business and economic conditions and other matters, many of which are beyond the control of IVAX or Teva. Any estimates contained in Lehman Brothers’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Lehman Brothers’ analysis of the fairness, from a financial point of view, to Teva of the consideration to be paid by Teva in the merger and were prepared in connection with the delivery by Lehman Brothers of its opinion, dated July 25, 2005, to Teva’s board of directors. The analyses do not purport to be appraisals or to reflect the prices at which IVAX common stock or Teva ADRs might trade following announcement of the merger or the prices at which Teva ADRs might trade following consummation of the merger.

The terms of the merger were determined through arm’s length negotiations between IVAX and Teva and were unanimously approved by IVAX’s and Teva’s boards of directors. Lehman Brothers did not recommend any specific exchange ratio or form of consideration to Teva or that any specific exchange ratio or form of consideration constituted the only appropriate consideration for the merger. Lehman Brothers’ opinion and financial analyses were only one of many factors considered by Teva’s board of directors in its evaluation of the merger and should not be viewed as determinative of the views of Teva’s board of directors with respect to the merger or the merger consideration.

Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Teva board of directors selected Lehman Brothers because of its expertise, reputation and familiarity with Teva and the generic pharmaceuticals industry generally and because its investment banking professionals have substantial experience in transactions comparable to the merger.

As compensation for its services in connection with the merger, Teva paid Lehman Brothers $1,000,000 upon the delivery of Lehman Brothers’ opinion. Additional compensation will be payable on completion of the merger against which the amount paid for the opinion will be credited. This additional consideration will be calculated at the closing based on the total consideration paid by Teva in the merger. Based on values as of July 22, 2005, the last trading day prior to the execution and announcement of the merger agreement, the additional compensation payable to Lehman Brothers on completion of the merger would be approximately $15.1 million. In addition, Teva has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with the merger and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by Teva and the rendering of the Lehman Brothers’ opinion.

Lehman Brothers in the past has rendered investment banking services to Teva and its affiliates and received customary fees for such services. In the ordinary course of its business, Lehman Brothers may actively trade in the debt or equity securities of IVAX and Teva for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Teva requested that Lehman Brothers provide, and Lehman Brothers has provided, a commitment for the funds necessary to finance the proposed merger, including arranging necessary loans to Teva, the proceeds of which will be used to finance the proposed merger, and Lehman Brothers will receive customary fees in connection therewith.

Opinion of Credit Suisse First Boston

Credit Suisse First Boston has also acted as Teva’s financial advisor in connection with the merger. In connection with Credit Suisse First Boston’s engagement, Teva requested that Credit Suisse First Boston evaluate the fairness to Teva, from a financial point of view, of the merger consideration. On July 25, 2005, at a meeting of Teva’s board of directors held to evaluate the merger, Credit Suisse First Boston rendered to Teva’s board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion, dated July 25, 2005, to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger consideration was fair to Teva, from a financial point of view.

The full text of Credit Suisse First Boston’s written opinion, dated July 25, 2005, to Teva’s board of directors, which sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached as Annex D and is incorporated into this joint proxy statement/prospectus by reference. Shareholders of Teva are encouraged to read this opinion carefully in its entirety. Credit Suisse First Boston’s opinion was provided to Teva’s board of directors in connection with its evaluation of the merger consideration and relates only to the fairness to Teva, from a financial point of view, of the merger consideration, does not address any other aspect of the merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to any matters relating to the merger. The summary of Credit Suisse First Boston’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Credit Suisse First Boston reviewed the merger agreement and related documents as well as publicly available business and financial information relating to Teva and IVAX. Credit Suisse First Boston also reviewed other information relating to IVAX and Teva, including financial forecasts (as adjusted, in the case of IVAX’s financial forecasts, by Teva’s management), provided to or discussed with Credit Suisse First Boston by the managements of IVAX and Teva, and met with the managements of IVAX and Teva to discuss the businesses and prospects of IVAX and Teva. Credit Suisse First Boston also considered financial and stock market data of IVAX and Teva and compared that data with similar data for other publicly held companies in businesses Credit Suisse First Boston deemed similar to those of IVAX and Teva, and considered, to the extent publicly available, the financial terms of other business combinations and transactions which have been effected or announced. Credit Suisse First Boston also considered other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant.

In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the foregoing information and relied on that information being complete and accurate in all material respects. With respect to the financial forecasts for IVAX and Teva which Credit Suisse First Boston reviewed, Credit Suisse First Boston was advised and assumed, with Teva’s consent, that such forecasts represented the best currently available estimates and judgments of the management of Teva as to the future performance of IVAX and Teva. With respect to the estimates provided to Credit Suisse First Boston by the management of Teva with respect to potential cost savings and other synergies anticipated to result from the merger, Credit Suisse First Boston was advised by the management of Teva, and Credit Suisse First Boston assumed, that those estimates were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Teva, and also assumed, with Teva’s consent, that such cost savings and other synergies would be realized in the amounts and at the times indicated. Credit Suisse First Boston also assumed, with Teva’s consent, that the merger (together with the subsequent merger) would qualify for U.S. federal income tax purposes as a reorganization under Section 368(a) of the U.S. Internal Revenue Code. Credit Suisse First Boston further assumed, with Teva’s consent, that in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the merger, no modification, delay, limitation, restriction or condition would be imposed that would have an adverse effect on Teva, IVAX or the contemplated benefits of the merger and that the merger would be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement therein. Credit Suisse First Boston was not requested to, and it did not, make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of IVAX or Teva, and Credit Suisse First Boston was not furnished with any such evaluations or appraisals.

Credit Suisse First Boston’s opinion was necessarily based on information made available to it as of the date of the opinion and financial, economic, market and other conditions as they existed, and could be evaluated on, the date of Credit Suisse First Boston’s opinion. Credit Suisse First Boston did not express any opinion as to the actual value of Teva ordinary shares when issued in the merger or the prices at which Teva ordinary shares or ADRs would trade at any time. Credit Suisse First Boston’s opinion did not address the relative merits of the merger as compared to other business strategies or transactions that might be available to Teva, nor did it address the underlying business decision of Teva to proceed with the merger. Except as described above, Teva imposed no other limitations on Credit Suisse First Boston with respect to the investigations made or procedures followed in rendering the opinion.

In preparing its opinion, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those briefly described below. The summary of Credit Suisse First Boston’s analyses described below is not a complete description of the analyses underlying Credit Suisse First Boston’s opinion. The preparation of a financial opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Credit Suisse First Boston arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Credit Suisse First Boston considered industry performance, general business, economic, market and financial conditions, and other matters, many of which are beyond the control of IVAX and Teva. No company, transaction or business used in Credit Suisse First Boston’s analyses as a comparison is identical to IVAX, Teva or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Credit Suisse First Boston’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Credit Suisse First Boston’s analyses are inherently subject to substantial uncertainty.

Credit Suisse First Boston’s opinion and financial analyses were only one of many factors considered by Teva’s board of directors in its evaluation of the merger and should not be viewed as determinative of the views of Teva’s board of directors with respect to the merger or the merger consideration.

The following is a brief summary of the material financial analyses performed by Credit Suisse First Boston and reviewed with Teva’s board of directors in connection with Credit Suisse First Boston’s opinion dated July 25, 2005 relating to the proposed merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse First Boston’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse First Boston’s financial analyses. For purposes of the analyses described below, estimated data for IVAX were based on internal estimates of IVAX’s management as adjusted by Teva’s management and estimated data for Teva were based on internal estimates of Teva’s management. For purposes of the analyses described below, the term “implied per share value of the merger consideration” refers to the implied value of the consideration payable in the merger for the outstanding shares of IVAX common stock of $26.00 per share of IVAX common stock based on the cash election consideration of $26.00 per share of IVAX common stock and, in the case of the stock election consideration, the exchange ratio and the five-day average Teva ADR price of $30.69 on NASDAQ as of July 22, 2005.

IVAX Analyses

Discounted Cash Flow Analysis. Credit Suisse First Boston calculated the estimated present value of the standalone, unlevered, after-tax free cash flows that IVAX could generate from calendar years 2006 through 2010, both before and after giving effect to potential cost savings and other synergies anticipated by Teva’s management to result from the merger. Calendar year 2006 estimated data for IVAX were based on internal estimates of IVAX’s management as adjusted by Teva’s management, and estimated data for IVAX beyond calendar year 2006 were based on guidance provided by Teva’s management. Credit Suisse First Boston calculated ranges of estimated terminal values for IVAX by multiplying IVAX’s estimated calendar year 2010 EBITDA by selected multiples ranging from 9.0x to 12.0x. The estimated after-tax free cash flows and terminal values were then discounted to present value using discount rates of 10.0% to 12.0%. Teva’s net debt was then deducted in order to derive an implied equity reference range for Teva, both giving effect to the potential cost savings and other synergies anticipated by Teva’s management to result from the merger and without giving effect to such potential cost savings and other synergies, from which an implied per share equity reference range was derived. Credit Suisse First Boston then compared this implied per share equity reference range against the per share merger consideration. This analysis indicated the following implied per share equity reference range for IVAX, both giving effect to the potential cost savings and other synergies anticipated by Teva’s management to result from the merger and without giving effect to such potential cost savings and other synergies, as compared to the implied per share value of the merger consideration:

Imprlied Per Share Equity Reference Range for IVAX		Implied Per Share Value of the Merger Consideration
With Synergies	Without Synergies
$23.50 - $32.75	$20.25 - $27.75	$26.00

Selected Companies Analysis. Using publicly available information, Credit Suisse First Boston reviewed the market values and trading multiples of the following selected publicly traded companies in the generic pharmaceuticals industry both in the U.S. and outside the U.S.:

Generic Pharmaceuticals Companies in the U.S.	Generic Pharmaceuticals Companies Outside the U.S.
• Alpharma Inc.	• Dr. Reddys Laboratories Limited
• American Pharmaceutical Partners, Inc.	• Krka, d.d., Novo Mesto
• Barr Pharmaceuticals, Inc.	• PLIVA d.d.
• K-V Pharmaceutical Company	• Ranbaxy Laboratories Limited
• Mylan Laboratories Inc.	• Gedeon Richter Limited
• Par Pharmaceutical Companies, Inc.	• STADA Arzneimittel AG
• Teva Pharmaceutical Industries Limited	• Zentiva N.V.
• Watson Pharmaceuticals, Inc.

Multiples were based on closing market prices on July 22, 2005. Estimated data for the selected companies were based on publicly available research analysts’ estimates. Estimated data for IVAX were based on internal estimates of IVAX’s management as adjusted by Teva’s management. Credit Suisse First Boston compared enterprise value (equity value plus net debt) as a multiple of estimated calendar years 2005 and 2006 EBITDA and revenue and equity value per share as a multiple of estimated calendar years 2005 and 2006 earnings per share, commonly referred to as EPS. Credit Suisse First Boston then applied ranges of selected multiples described above for the selected companies to corresponding financial data of IVAX. This analysis indicated an implied per share equity reference range for IVAX of $17.00 to $24.00.

Selected Acquisitions Analysis. Using publicly available information, Credit Suisse First Boston reviewed purchase prices in selected merger and acquisition transactions announced since 2000 in the generic pharmaceuticals industry with transaction values greater than $500 million, as well as other selected merger and acquisition transactions announced since 2000 in the broader pharmaceuticals industry.

Selected Merger and Acquisition Transactions in the Generic Pharmaceuticals Industry. Credit Suisse First Boston reviewed the transaction value multiples of the following eight selected merger and acquisition transactions announced since 2000 in the generic pharmaceuticals industry with transaction values greater than $500 million:

Acquiror	Target
• Actavis Group HF	• Amide Pharmaceuticals Inc.
• Novartis AG	• Hexal AG
• Novartis AG	• Eon Labs, Inc.
• Novartis AG	• Sabex Holdings Ltd.
• Teva Pharmaceutical Industries Limited	• SICOR Inc.
• Novartis AG	• Lek Pharmaceutical & Chemical Company d.d.
• Alpharma Inc.	• FH Faulding & Co. Limited (oral business)
• Watson Pharmaceuticals, Inc.	• Schein Pharmaceuticals, Inc.

Other Selected Merger and Acquisition Transactions in the Broader Pharmaceuticals Industry. Credit Suisse First Boston also reviewed the transaction value multiples of the following seven other selected merger and acquisition transactions announced since 2000 in the broader pharmaceuticals industry:

Acquiror	Target
• Nordic Capital Fund V	• Nycomed A/S
• IVAX Corporation	• Phoenix Scientific, Inc.
• Consortium of individual investors	• Warner Chilcott PLC
• IVAX Corporation	• Kutnowskie Zaklady Farmaceutyczne Polfa SA
• DLJ Merchant Banking	• Nycomed A/S
• Barr Laboratories, Inc.	• Duramed Pharmaceuticals, Inc.
• Abbott Laboratories	• Knoll Pharmaceuticals Ltd.

Multiples for the selected transactions were based on publicly available financial information at the time of announcement of the relevant transaction. Estimated data for IVAX were based on internal estimates of IVAX’s management as adjusted by Teva’s management. Credit Suisse First Boston compared enterprise purchase prices in the selected transactions as multiples of the target companies’ revenue, EBITDA and earnings before interest and tax for the last 12 months prior to the date of announcement. Credit Suisse First Boston then applied ranges of selected multiples described above to selected financial data of IVAX in order to derive an implied enterprise reference range for IVAX. IVAX’s estimated net debt as of June 30, 2005 was then deducted in order to derive an implied equity reference range for IVAX from which an implied per share equity reference range was derived. IVAX’s estimated net debt as of June 30, 2005 was based on internal estimates of IVAX’s management. Credit Suisse First Boston then compared this implied per share equity reference range against the per share merger consideration. This analysis indicated the following implied per share equity reference range for IVAX, as compared to the implied per share value of the merger consideration:

Implied Per Share Equity Reference Range for IVAX	Implied Per Share Value of the Merger Consideration
$21.00 - $27.00	$26.00

Premiums Paid Analysis. Credit Suisse First Boston reviewed the premiums paid in all-cash, all-stock and mixed cash and stock acquisition transactions involving U.S. targets both in the healthcare industry and otherwise announced since 2002 with transaction values of greater than $100 million. Credit Suisse First Boston then applied a range of selected premiums described above to IVAX’s closing share price on July 22, 2005 and IVAX’s five-day and 30-day average share prices as of July 22, 2005. This analysis resulted in the following implied per share equity reference range for IVAX, as compared to the implied per share value of the merger consideration:

Implied Per Share Equity Reference Range for IVAX	Implied Per Share Value of the Merger Consideration
$27.50 - $29.25	$26.00

Pro Forma Accretion/Dilution Analysis

Credit Suisse First Boston analyzed the potential pro forma financial effect of the merger on, among other things, the combined company’s estimated U.S. GAAP EPS and cash EPS (U.S. GAAP EPS adjusted to exclude the impact of the IVAX acquisition-related amortization) for calendar year 2006 both before and after giving effect to potential cost savings and other synergies anticipated by Teva’s management to result from the merger. Estimated data for IVAX were based on internal estimates of IVAX’s management as adjusted by Teva’s management. Estimated data for Teva were based on internal estimates of Teva’s management. Based on the implied per share value of the merger consideration, this analysis indicated the following:

•	the merger could be dilutive to the combined company’s calendar year 2006 estimated U.S. GAAP EPS before giving effect to potential cost savings and other synergies anticipated by Teva’s management to result from the merger, and accretive to the combined company’s calendar year 2006 estimated U.S. GAAP EPS after giving effect to such potential cost savings and other synergies; and

•	the merger could be accretive to the combined company’s calendar year 2006 estimated cash EPS both before and after giving effect to such potential cost savings and other synergies.

The actual results achieved by the combined company may vary from projected results and the variations may be material.

Other Factors

In rendering its opinion, Credit Suisse First Boston also reviewed and considered other factors, including:

•	the relative public market valuation and trading multiples of Teva as of July 22, 2005 as compared to the market valuations and trading multiples of selected companies in the generic pharmaceuticals industry both in the U.S. and outside the U.S.;

•	financial data of selected companies engaged in businesses similar to Teva;

•	the historical trading prices and trading volumes of IVAX common stock and Teva ADRs;

•	the relationship between movements in IVAX common stock, movements in Teva ADRs, movements in the NASDAQ index and movements in the Standard & Poor’s 500 index; and

•	the publicly available research analysts’ share price targets for IVAX and Teva.

Miscellaneous

Teva selected Credit Suisse First Boston based on Credit Suisse First Boston’s experience, reputation and familiarity with Teva and its business. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with merger and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

Credit Suisse First Boston and its affiliates in the past have provided, currently are providing and in the future may provide financial and investment banking services to Teva unrelated to the merger, for which services Credit Suisse First Boston and its affiliates have received, and would expect to receive, compensation. Credit Suisse First Boston and one or more of its affiliates have delivered a commitment letter to Teva in respect of a portion of the debt financing for the merger and may otherwise assist Teva in obtaining debt financing for the merger, for which services Credit Suisse First Boston or any such affiliate would receive compensation. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the securities of IVAX, Teva and certain of their respective affiliates for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in those securities.

In connection with the delivery of Credit Suisse First Boston’s opinion, Teva paid Credit Suisse First Boston a fee of $1.0 million. In addition, upon consummation of the merger, Credit Suisse First Boston will receive a transaction fee of $4.5 million for its services in connection with the merger. Credit Suisse First Boston may also receive a discretionary fee, in an amount that will be determined solely by Teva, for services provided to Teva in connection with the merger but not otherwise specifically enumerated in the engagement letter between Teva and Credit Suisse First Boston. Teva has also agreed to reimburse Credit Suisse First Boston for reasonable out-of-pocket expenses, including fees and expenses of legal counsel and any other advisor retained by Credit Suisse First Boston, arising out of its engagement or in connection with other services provided to Teva since January 2004. Teva has further agreed to indemnify Credit Suisse First Boston and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Interests of Certain Persons in the Merger

Certain executive officers and directors of IVAX have interests in the merger agreement and the merger that are different from and in addition to your interests as a shareholder. These interests exist based on “change in control” provisions of existing employment agreements and the vesting of stock option awards held by these individuals that were in effect prior to the most recent merger negotiations with Teva leading to the execution of the merger agreement, both of which will be activated by the approval of the IVAX shareholders of the merger or the consummation of the merger, as well as certain provisions of the merger agreement itself. The board of directors of IVAX was aware of and considered these interests when it considered and approved the merger agreement and the merger.

Employment and Severance Agreements. Existing employment and severance agreements with certain officers of IVAX provide for benefits upon a “change in control,” including severance payments due if the officer’s employment is terminated in certain circumstances following a change in control. Currently, shareholder approval of the merger will constitute a change in control for purposes of the officers of IVAX who have entered into employment agreements with change in control provisions, which we refer to as change in control employment agreements. However, the executives of IVAX with change in control employment agreements are expected to sign an amendment to their respective change in control agreement to provide that a change in control occurs on the consummation of the merger rather than shareholder approval of the merger.

If, following the change in control, an officer of IVAX who is a party to a change in control employment agreement with IVAX remains employed with IVAX or any affiliated company for six months following the change in control, then IVAX will pay the officer a “special bonus,” which equals the sum of (a) the officer’s base salary; and (b) an amount equal to the “highest annual bonus” (defined as the greater of the annual bonus paid to the officer for the most recently completed year after the change in control, and the average annual bonus paid to the officer during the three years before the change in control).

If, following a change in control, an officer of IVAX who is a party to a change in control employment agreement with IVAX is terminated during the three-year term of the agreement (with the term measured from the date of the change in control) without “cause” or terminates his or her employment for “good reason” (as each such term is defined in the respective change in control employment agreement) or if the IVAX officer terminates employment for any reason during the 30-day period following the six month anniversary of a change in control, the officer will be entitled to severance equal to:

•	two times the sum of (a) the officer’s annual base salary, and (b) the “highest annual bonus”;

•	the “special bonus” (if not previously paid);

•	pro rata payment of the officer’s bonus for the year of termination; and

•	continued coverage under welfare benefit plans and programs for the balance of the three-year term.

In addition, in the event that any payments made in connection with the merger are subject to the “golden parachute” excise tax imposed under Section 4999 of the U.S. Internal Revenue Code, the officers are entitled to gross-up payments to make the officers whole for the excise taxes that would be imposed on them (and the income taxes incurred due to the payment of the excise taxes).

Option Vesting. Pursuant to the merger agreement, IVAX will take all action necessary or appropriate to provide that each outstanding and unvested option to acquire IVAX common stock issued under IVAX option plans will become fully vested as of the consummation of the merger. Certain directors and officers hold options under these plans, and will thus receive the benefit of the acceleration of their vesting schedule as a result of the merger (to the extent not already vested). In addition, options granted under IVAX’s 1997 Employee Stock Option Plan and 1994 Stock Option Plan, including those to the officers of IVAX, will vest in full upon shareholder approval of the merger. As of the record date for the special meeting,              shares of IVAX common stock were issuable to executive officers and directors of IVAX upon the exercise of outstanding IVAX

options granted to those executive officers and directors of IVAX, including options for approximately              shares of IVAX common stock which will vest upon IVAX shareholder approval of the merger and approximately            shares of IVAX common stock which will vest upon consummation of the merger. Each option will be converted to become exercisable for Teva ADRs at the effective time of the merger. For a more complete discussion of the conversion of options, please refer to the section below entitled “Treatment of IVAX Stock Options.”

Officer and Director Positions. Pursuant to the merger agreement, Teva has agreed to cause the surviving corporation to assume the obligations under the employment agreements and change of control employment agreements to which IVAX is a party. In addition, Dr. Phillip Frost, the chairman and chief executive officer of IVAX, will join the Teva board of directors as its vice chairman immediately following the consummation of the merger. The Teva directors immediately prior to the merger will remain directors as of the consummation of the merger.

Continued Director and Officer Indemnification. Pursuant to the merger agreement, as of the consummation of the merger and thereafter, Teva will indemnify certain existing and former directors, officers and employees of IVAX to the fullest extent (i) permitted by law and (ii) as required by existing indemnity agreements of IVAX, in each case, for claims arising from facts or events that occurred on or prior to the consummation of the merger. In addition, Teva will, for a period of six years following the merger, maintain the same provisions regarding the indemnification of officers and directors currently contained in IVAX’s charter documents for claims arising from facts or events that occurred on or prior to the consummation of the merger.

Registration Rights. In connection with the merger, Teva has agreed to use all commercially reasonable efforts to file a registration statement covering the resales of Teva ADRs received by persons who may be deemed affiliates of IVAX under Rule 145 under the Securities Act prior to the effective time of the merger, and to cover Teva ADRs issued upon the exercise of options.

Making Cash and Stock Elections

IVAX shareholders will receive under separate cover a form of election for making cash and stock elections. Teva shareholders are not required to make any election. The form of election allows the IVAX shareholders to make cash or stock elections for some or all of their IVAX shares. IVAX shares as to which the holder has not made a valid election prior to the election deadline will be treated as though no election had been made.

The U.S. federal income tax consequences of the merger to each IVAX shareholder will vary depending on whether the IVAX shareholder receives cash or Teva shares, or a combination of cash and shares, in exchange for his or her IVAX shares. However, at the time that an IVAX shareholder is required to make a cash or stock election, the IVAX shareholder will not know if, and to what extent, the proration procedures will change the mix of consideration that he or she will receive in the IVAX merger. As a result, at the time that an IVAX shareholder is required to make a cash or stock election, the IVAX shareholders will not know the tax consequences to them with certainty. For more information regarding the tax consequences of the merger to the IVAX shareholders, please see “—Material U.S. Federal Income Tax and Israeli Tax Considerations” below.

Exchange Agent. The Bank of New York will serve as the exchange agent for purposes of effecting the election and proration procedures.

Election Deadline. The election deadline will be 5:00 p.m., New York City time, on (i)                     , 2005 the date of the IVAX special meeting, or (ii) two business days prior to the date of the completion of the IVAX merger if the completion of the IVAX merger is more than four business days following the IVAX special meeting. Teva and IVAX will publicly announce the anticipated election deadline at least five business days prior to the anticipated completion date.

Form of Election. The applicable form of election must be properly completed and signed and accompanied by:

•	certificates representing all of the IVAX shares covered by the form of election; or

•	a properly completed and signed notice of guaranteed delivery, as described in the form of election, from a firm which is a member of a registered national securities exchange or a commercial bank or trust company having an office or correspondent in the United States, provided that the actual stock certificates are in fact delivered to the exchange agent by the time set forth in the notice of guaranteed delivery; or

In order to make a cash or stock election, the properly completed and signed form of election, together with one of the items described above, must be actually received by the exchange agent at or prior to the election deadline in accordance with the instructions in the form of election.

If IVAX shares are held in street name and the holder wishes to make an election, the holder should contact his or her bank, broker, dealer or financial institution and follow the instructions provided.

Inability to Sell Shares as to which an Election is Made. Shareholders who have made elections will be unable to sell their IVAX shares after making the election, unless the election is properly revoked before the election deadline or the merger agreement is terminated.

Election Revocation and Changes. Generally, an election may be revoked with respect to all or a portion of the IVAX shares covered by the election by the holder who submitted the applicable form of election, but only by written notice received by the exchange agent prior to the election deadline. IVAX shareholders may change their election after the revocation is processed if their change of election is also received by the exchange agent prior to the election deadline. If an election is revoked, or the merger agreement is terminated, and any stock certificates have been transmitted to the exchange agent, the exchange agent will promptly return those certificates to the shareholder who submitted those certificates. IVAX shareholders will not be entitled to revoke or change their elections following the election deadline. As a result, IVAX shareholders who have made elections will be unable to revoke their elections or sell their IVAX shares during the interval between the election deadline and the date of completion of the merger.

IVAX shares as to which the holder has not made a valid election prior to the election deadline, including as a result of revocation, will be deemed non-electing shares. If it is determined that any purported cash election or stock election was not properly made, the purported election will be deemed to be of no force or effect and the holder making the purported election will be deemed not to have made an election for these purposes, unless a proper election is subsequently made on a timely basis.

Non-Electing Holders. IVAX shareholders who make no election to receive cash consideration or stock consideration in the IVAX merger, whose elections are not received by the exchange agent by the election deadline, or whose forms of election are improperly completed or are not signed will be deemed not to have made an election. IVAX shareholders not making an election in respect of their IVAX shares may receive cash consideration, stock consideration, or cash consideration for some of their IVAX shares and stock consideration for some of their IVAX shares, depending on elections that have been made by other IVAX shareholders. See “—Proration Procedures” below.

Proration Procedures

IVAX shareholders should be aware that cash elections or stock elections they make may be subject to the proration procedures provided in the merger agreement. Regardless of the cash or stock elections made by IVAX shareholders, these procedures are designed to ensure that:

•	50% of the IVAX shares outstanding immediately prior to the effective time of the IVAX merger will be converted into the right to receive 0.8471 Teva ADRs per share; and

•	50% of the IVAX shares outstanding immediately prior to the effective time of the IVAX merger will be converted into the right to receive cash consideration of $26.00 per share.

Any shares of IVAX common stock owned by IVAX, directly or indirectly, or directly owned by Teva, will be cancelled in the merger and accordingly will not be subject to these proration calculations. Set forth below is a description of the proration procedures, and the effects on IVAX’s shareholders, including those who fail to properly make a cash or stock election, that will be made under certain alternative scenarios.

Scenario 1: More than 50% of the IVAX Shares Elect to Receive Cash Consideration:

IVAX Shares Subject to Cash Elections. Each IVAX shareholder who properly elected to receive cash consideration will receive cash consideration for only a pro rata portion of the IVAX shares for which he or she properly made a cash election. The IVAX shareholder will receive stock consideration in the form of Teva ADRs for his or her remaining IVAX shares.

The precise number of IVAX shares for which an IVAX shareholder will receive cash consideration will be determined by multiplying the number of IVAX shares for which the shareholder properly made a cash election by a fraction with a numerator equal to 50% of the number of IVAX shares outstanding immediately prior to the completion of the merger and a denominator equal to the total number of IVAX shares for which cash elections are properly made by all IVAX shareholders.

EXAMPLE. Assume that 1,000,000 IVAX shares are outstanding at the time of the merger and IVAX shareholders make cash elections with respect to 800,000 IVAX shares and stock elections with respect to 200,000 IVAX shares. If you own 100 IVAX shares and have made an effective cash election for all of those shares, you would receive cash consideration for 62.5 of your IVAX shares [100 × ((50% × 1,000,000)/800,000))] and stock consideration (including cash, if any, in lieu of fractional shares) for your remaining 37.5 IVAX shares.

IVAX Shares Subject to Stock Elections. Each IVAX shareholder who properly elected to receive stock consideration will receive stock consideration in the form of Teva ADRs for all of the IVAX shares for which he or she made a stock election (including cash, if any, in lieu of fractional shares).

IVAX Shares Subject to No Election. Each IVAX shareholder who failed to properly make an election will receive stock consideration in the form of Teva ADRs for all of the IVAX shares for which he or she made no election (including cash, if any, in lieu of fractional shares).

Scenario 2: More than 50% of the IVAX Shares Elect to Receive Stock Consideration:

IVAX Shares Subject to Cash Elections. Each IVAX shareholder who properly elected to receive cash consideration will receive cash consideration for all of the IVAX shares for which he or she made a cash election.

IVAX Shares Subject to Stock Elections. Each IVAX shareholder who properly elected to receive stock consideration will receive stock consideration in the form of Teva ADRs for only a pro rata portion of the IVAX shares for which he or she properly made a stock election (including cash, if any, in lieu of fractional shares). The shareholder will receive cash consideration for his or her remaining IVAX shares.

The precise number of IVAX shares for which an IVAX shareholder will receive stock consideration will be determined by multiplying the number of IVAX shares for which the shareholder properly made a stock election by a fraction with a numerator equal to 50% of the number of IVAX shares outstanding immediately prior to the effective time of the merger and a denominator equal to the total number of IVAX shares for which stock elections are properly made by all IVAX shareholders.

EXAMPLE. Assume that 1,000,000 IVAX shares are outstanding at the time of the IVAX merger and IVAX shareholders make stock elections with respect to 800,000 IVAX shares and cash elections with respect to 200,000 IVAX shares. If you own 100 IVAX shares and have made an effective stock election for all of those shares, you would receive stock consideration (including cash, if any, in lieu of fractional shares) for 62.5 of your IVAX shares [(100 × ((50% × 1,000,000)/800,000)] and cash consideration for your remaining 37.5 IVAX shares.

IVAX Shares Subject to No Election. Each IVAX shareholder who failed to properly make an election for his or her shares will receive cash consideration for all of the IVAX shares for which he or she made no election.

Scenario 3: Less than 50% of the IVAX Shares Elect to Receive Cash Consideration and Less than 50% of the IVAX Shares Elect to Receive Stock Consideration:

IVAX Shares Subject to Cash Elections. Each IVAX shareholder who properly elected to receive cash consideration will receive cash consideration for all of the IVAX shares for which he or she made a cash election.

IVAX Shares Subject to Stock Elections. Each IVAX shareholder who properly elected to receive stock consideration will receive stock consideration in the form of Teva ADRs for all of the IVAX shares for which he or she made a stock election (including cash, if any, in lieu of fractional shares).

IVAX Shares Subject to No Election. Each IVAX shareholder who failed to make an election will receive cash consideration for a portion of the IVAX shares for which he or she made no election and stock consideration in the form of Teva ADRs for a portion of the IVAX shares for which he or she made no election.

The precise number of IVAX shares for which an IVAX shareholder will receive stock consideration will be determined by multiplying the number of IVAX shares for which the shareholder made no election by a fraction with a numerator equal to 50% of the number of IVAX shares outstanding immediately prior to the effective time of the merger less the number of IVAX shares for which IVAX shareholders, collectively, properly made stock elections and a denominator equal to the total number of IVAX shares for which no elections were properly made by IVAX shareholders.

The precise number of IVAX shares for which an IVAX shareholder will receive cash consideration will be determined by multiplying the number of IVAX shares for which the shareholder made no election by a fraction with a numerator equal to 50% of the number of IVAX shares outstanding immediately prior to the effective time of the merger less the number of IVAX shares for which IVAX shareholders, collectively, properly made cash elections and a denominator equal to the total number of IVAX shares for which no elections were properly made by IVAX shareholders.

EXAMPLE. Assume that 1,000,000 IVAX shares are outstanding at the time of the IVAX merger and IVAX shareholders make cash elections with respect to 200,000 IVAX shares and stock elections with respect to 200,000 IVAX shares. If you own 100 IVAX shares and have not made an effective cash election or stock election for any of those shares, you would receive cash consideration for 50 of your IVAX shares [100 × ((500,000-200,000)/600,000)] and stock consideration (including cash, if any, in lieu of fractional shares) for 50 of your IVAX shares [100 × ((500,000-200,000)/600,000)].

Neither Teva nor IVAX is making any recommendation as to whether IVAX shareholders should elect to receive cash consideration or stock consideration in the merger. You must make your own decision with respect to such election.

No guarantee can be made that you will receive the amount of cash consideration or stock consideration you elect. As a result of the proration procedures and other limitations described in this joint proxy statement/prospectus and in the merger agreement, you may receive stock consideration or cash consideration in amounts that are different from the amounts you elect to receive. Because the value of the stock consideration and cash consideration may differ, you may receive consideration having an aggregate value less than that you elected to receive.

Manner and Procedure for Exchanging Shares of IVAX Common Stock; No Fractional ADRs

Surrender of Certificates. IVAX shareholders making a cash or stock election, the shares of IVAX common stock subject to which are referred to as the electing shares, must, in order for an election to be effective, properly complete, sign and submit to the exchange agent an election form, accompanied by either the certificates representing all shares of IVAX common stock as to which an election form is being made, a book-entry transfer of shares or a properly completed and signed notice of guaranteed delivery. Each holder of electing shares who properly made and did not revoke a cash or stock election will be entitled to receive, in exchange for such shareholder’s electing shares, the cash and/or certificates evidencing the number of whole Teva ADRs to which the holder is entitled, subject to proration, and any cash which may be payable in lieu of a fractional Teva ADRs. If the merger agreement is terminated, all certificates submitted with election forms will be returned to their owner.

With respect to those IVAX shareholders who do not properly submit an election form, as soon as reasonably practicable after the effective time of the merger, but in no event later than four business days after the effective time of the merger, the exchange agent will mail to each such shareholder (a) a letter of transmittal and (b) instructions for surrendering certificates formerly representing IVAX common stock in exchange for cash and Teva ADRs, into which the IVAX common stock will be converted pursuant to the merger. After receipt of these forms, holders of non-electing shares will be able to surrender their certificates to the exchange agent, and receive the cash and/or certificates evidencing the number of whole Teva ADRs to which the holder is entitled, and any cash which may be payable in lieu of a fractional Teva ADRs. IVAX shareholders who are non-electing shareholders and therefore still hold their stock certificates should not send their certificates until they receive the letter of transmittal.

Teva will not pay dividends to holders of IVAX stock certificates or book entry shares with respect to the Teva ADRs, into which the IVAX shares represented by those certificates have been converted, until the IVAX stock certificates or book entry shares, as applicable, are surrendered to the exchange agent.

After the effective time of the merger, IVAX will not register any further transfers of IVAX shares. Any certificates evidencing IVAX shares that are presented for registration after the effective time of the merger will be exchanged for the cash and certificates evidencing the number of whole Teva ADRs to which they are entitled, and any cash which may be payable in lieu of a fractional Teva ADRs.

Merger Expenses, Fees and Costs

All expenses incurred in connection with the merger agreement and the related transactions will be paid by the party incurring the expense, except that Teva and IVAX have agreed to share equally the costs of filing, printing and mailing Teva’s registration statement on Form F-4 of which this joint proxy statement/prospectus forms a part, including SEC filing fees. The parties have agreed that in certain circumstances, however, each party will pay the other party’s expenses. For a more detailed discussion regarding the allocation of expenses, you should carefully review the section entitled “The Merger Agreement—Termination and Other Fees” below.

Accounting Treatment

Teva will account for the merger under the “purchase” method of accounting in accordance with U.S. GAAP. Therefore, the total merger consideration paid by Teva, together with the direct costs of the merger, will be allocated to IVAX’s tangible and intangible assets and liabilities based on their fair market values, with any excess being applicable to goodwill. The assets, liabilities and results of operations of IVAX will be consolidated into the assets, liabilities and results of operations of Teva as of the closing date of the merger or within a reasonable period thereafter.

Federal Securities Laws—Resale Restrictions

The Teva shares to be issued in connection with the merger will be registered under the Securities Act and will be freely transferable, except for Teva shares issued to any person who is deemed to be an affiliate of IVAX prior to the merger. Persons who may be deemed to be affiliates of IVAX prior to the merger include individuals or entities that control, are controlled by, or are under common control of IVAX, prior to the merger, and may include officers and directors, as well as principal shareholders of IVAX, prior to the merger.

Persons who may be deemed to be affiliates of IVAX prior to the merger may not sell any of the Teva ADRs received by them in connection with the merger except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares;

•	an exemption under paragraph (d) of Rule 145 under the Securities Act; or

•	any other applicable exemption under the Securities Act.

Teva’s registration statement on Form F-4, of which this joint proxy statement/prospectus forms a part, does not cover the resale of Teva ADRs to be received in connection with the merger by persons who may be deemed to be affiliates of IVAX prior to the merger. In connection with the merger, Teva has agreed to use all commercially reasonable efforts to file a registration statement covering the resales of Teva ADRs received by persons who may be deemed affiliates of IVAX under Rule 145 of the Securities Act prior to the effective time of the merger, and to cover Teva ADRs issuable upon exercise of options.

Trading Markets

Teva ADRs received by IVAX shareholders in the merger will be tradable on NASDAQ. Teva ADRs are exchangeable in accordance with the terms of Teva’s deposit agreement at any time for Teva ordinary shares. Teva ordinary shares are traded on the Tel Aviv Stock Exchange. Each Teva ADR represents one Teva ordinary share.

If the merger is completed, the IVAX common stock will be delisted from the American Stock Exchange, the London Stock Exchange and the Warsaw Stock Exchange and will no longer be registered under the Exchange Act.

No Appraisal Rights

No dissenters’ or appraisal rights are available in connection with the merger. Florida law does not provide for such rights because IVAX’s common shares are listed on a national securities exchange.

Litigation Related to the Merger

On or about July 25, 2005, an IVAX shareholder filed a purported class action complaint on behalf of all IVAX shareholders in the Circuit Court of the Eleventh Judicial Circuit in Dade County, Florida against IVAX and various IVAX directors and officers. The complaint alleged that defendants breached fiduciary duties owed to IVAX shareholders by entering into the merger agreement. The complaint alleged, among other things, that the terms of the merger agreement deprive IVAX shareholders of sufficient consideration, that efforts to attract other potential acquirers of IVAX were not adequately pursued, and that defendants did not exercise objective and independent business judgment in entering into the merger agreement. The complaint sought to enjoin Teva’s acquisition of IVAX (or to rescind it if consummated), and, alternatively, sought monetary damages. Defendants moved to dismiss the complaint for failure to state a claim on August 15, 2005. A joint motion for dismissal of the complaint with prejudice was filed with the Court on August 25, 2005, before the scheduled hearing on the motion to dismiss.

THE MERGER AGREEMENT

The following is a summary of material provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, which is incorporated by reference in its entirety and attached to this joint proxy statement/prospectus as Annex A. We urge you to read carefully the merger agreement in its entirety for a more complete understanding of the merger and the transactions contemplated thereby.

The summary of the merger agreement and stockholders agreement in this joint proxy statement/prospectus has been included to provide you with information regarding their terms. The merger agreement and stockholders agreement contain representations and warranties made by and to the parties thereto as of specific dates. The statements embodied in those representations and warranties were made for purposes of the contracts between the respective parties and are subject to qualifications and limitations agreed by the respective parties in connection with negotiating the terms of those contracts. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders, or may have been used for the purpose of allocating risk between the respective parties rather than establishing matters as facts.

Form of the Merger

If the holders of IVAX common stock approve the merger agreement and the Teva shareholders approve the issuance of the Teva ordinary shares pursuant to the merger agreement, and all other conditions to the merger are satisfied or waived, Merger Sub, a newly formed and wholly owned subsidiary of Teva, will be merged with and into IVAX, with IVAX as the surviving corporation. As a result of the merger, the shares of IVAX common stock will become a right to receive the merger consideration described below. Immediately following this initial merger, IVAX will merge with and into Sister Subsidiary, such that Sister Subsidiary will be the surviving corporation and will continue its corporate existence under Florida law as a wholly owned subsidiary of Teva.

Merger Consideration

Conversion of IVAX common stock. The merger agreement provides that each share of IVAX common stock issued and outstanding immediately prior to the effective time of the merger (other than IVAX common stock held by IVAX, directly or indirectly, or by Teva) will be converted into the right to receive:

•	for each share of IVAX common stock with respect to which a cash election has been effectively made, $26.00 in cash, without interest, subject to proration as described below;

•	for each share of IVAX common stock with respect to which a stock election has been properly made, 0.8471 Teva ordinary shares (subject to proration as described below), which will trade in the United States in the form of ADSs, evidenced by ADRs; or

•	for each share of IVAX common stock with respect to which no cash election or stock election has been properly made, the cash consideration described above, the stock consideration described above, or a combination of both, depending on the number of IVAX shares for which cash or stock elections have been made.

Shares Held by IVAX or Teva. Shares of IVAX common stock held by IVAX, directly or indirectly, or directly by Teva will be cancelled in the merger without consideration.

No Fractional Teva ADRs. Teva will not issue any fractional shares in the merger. Instead, holders of IVAX common stock will receive a cash payment, which payment shall represent such shareholder’s proportionate interest in the net proceeds from the sale by the exchange agent of the aggregate fractional Teva ADRs that such shareholder otherwise would be entitled to receive.

Adjustments to Prevent Dilution. If between the date of the merger agreement and the effective time of the merger, the number of outstanding shares of IVAX common stock or ordinary shares of Teva changes as a result of a stock split, reverse stock split, stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or other similar transaction, or if Teva changes the number of ordinary shares of Teva represented by a Teva ADS, then the merger agreement provides that the merger consideration will be appropriately adjusted to provide to the holders of IVAX common stock the same economic effect as contemplated by the merger agreement prior to such action.

Proration. The consideration payable pursuant to the merger agreement is subject to proration so that 50% of the shares of IVAX common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive the cash consideration and the other 50% of shares of IVAX common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive the stock consideration, as described in “The Merger—Making Cash and Stock Elections” above.

Exercise of Election. In order to make a cash election or a share election, each IVAX shareholder must submit a properly completed form of election by 5:00 p.m. New York City time on                     , 2005, the date of the special meeting of IVAX shareholders, unless completion of the merger will occur more than four business days following the date of the special meeting, in which case the election deadline will be extended until two business days before the completion of the merger. Teva and IVAX will publicly announce the election deadline at least five business days prior to the anticipated completion date of the merger. If you do not properly make a cash election or stock election by the election deadline, your IVAX shares will be exchanged for cash, Teva shares or a combination of cash and Teva shares.

Teva will have the discretion, which it may delegate to the exchange agent, to determine whether the forms of election have been properly completed, signed and timely submitted or to disregard defects in forms. Neither Teva nor the exchange agent will be under any obligation to notify any person of any defects in a form of election submitted to the exchange agent. Any shares of IVAX common stock relating to which the record holder is deemed to have not submitted a valid election on or prior to the election date will be deemed to be non-electing shares.

Any cash election or stock election may be revoked with respect to all or a portion of the shares of IVAX common stock subject to such election by the holder who submitted the applicable form of election by written notice received by the exchange agent prior to 5:00 p.m., New York City time, on the election date. In addition, cash elections and stock elections will automatically be revoked if the merger agreement is terminated in accordance with the provisions of “—Termination” described below. If a cash election or stock election is revoked with respect to shares of IVAX common stock represented by a certificate representing any such shares, such certificate will promptly be returned to the holder that submitted the same to the exchange agent.

Closing

Unless the parties agree otherwise, the closing will occur on the later of the third business day after the satisfaction or waiver of all closing conditions and the fifth business day after the public announcement of the anticipated deadline for submission of elections to receive cash or stock as the merger consideration.

Effective Time

The merger will become effective on the date on which the articles of merger have been duly filed with the Secretary of State of the State of Florida. The filing of the articles of merger will take place on the date of closing.

Treatment of IVAX Stock Options

IVAX Stock Options. Prior to the effective time, IVAX will take all action necessary or appropriate to provide that each unvested option to acquire shares of IVAX common stock issued under IVAX stock plans and outstanding as of the effective time of the merger, which we refer to as IVAX options, will become fully vested and exercisable (whether or not currently exercisable) as of the effective time. In addition, IVAX will take all action necessary or appropriate to provide that each IVAX option outstanding as of the effective time, but conditioned upon consummation of the merger, will to the extent such IVAX options have not been exercised as of the effective time, be converted into an option to purchase a number of Teva ADSs determined by multiplying:

•	the number of shares of IVAX common stock covered by such IVAX option by

•	0.8471, rounded down to the nearest whole Teva ADR;

at an exercise price per Teva ADR determined by dividing

•	the per share exercise price applicable to the IVAX option immediately prior to the effective time by

•	0.8471, rounded up to the nearest whole cent.

Except as just described, the terms of each such option, which we refer to as a new Teva option, will be substantially identical to or more favorable to the holder of the IVAX option than the terms of the IVAX option to which it relates, determined immediately prior to the effective time.

Registration Statement on Form S-8. On or prior to the effective time, Teva will file an appropriate registration statement on Form S-8, which we refer to as the registration statement on Form S-8, with respect to the offering of the Teva ADRs issuable upon exercise of the new Teva options, so that the holders of new Teva options may, subject to applicable law, freely sell the Teva ADRs issuable upon exercise of the new Teva options. In addition, Teva will use all reasonable best efforts to cause the Teva ordinary shares to be reserved for issuance upon exercise of the new Teva options to be approved for quotation on the NASDAQ National Market System subject to official notice of issuance.

IVAX Employee Stock Purchase Plan. Prior to the date of the merger agreement, IVAX amended its 1999 Employee Stock Purchase Plan, including amendments to end all offerings then underway as of September 30, 2005, and to prevent any new offerings from starting after the signing of the merger agreement.

Treatment of IVAX Convertible Notes

Prior to the effective time of the merger, Teva will take such actions as are required under each indenture governing the outstanding convertible notes issued by IVAX to establish the rights of the holders of the convertible notes to convert each convertible note after the effective time of the merger into the applicable merger consideration, upon the terms and subject to the conditions and the other provisions of such indenture. After the effective time of the merger, Teva will deliver to the holders of the convertible notes appropriate notices required by the terms of the applicable indenture as a result of the merger, and will comply with the terms of each indenture with respect to the purchase of convertible notes from the holders of such notes as a result of the merger, if required by the terms of such indenture.

Representations and Warranties

The merger agreement contains representations and warranties by IVAX relating to a number of matters, including the following, subject to certain exceptions set forth in the merger agreement:

•	organization, valid existence, good standing, qualification to do business of IVAX and its significant subsidiaries and lack of equity interest in any entity organized in Israel or that conducts business in Israel;

•	IVAX’s capital structure;

•	IVAX’s corporate authorization, validity of the merger agreement and approval by IVAX’s board of directors of the merger agreement;

•	the absence of governmental filings and approvals necessary to complete the merger and the absence of any conflict with IVAX’s or of any of its significant subsidiaries’ articles of incorporation or bylaws, with any agreement to which IVAX or any of its subsidiaries is a party, with applicable laws and with governmental or non-governmental authorizations;

•	the documents filed with the SEC by IVAX, the accuracy of information contained in such documents, the conformity with generally accepted accounting principles of IVAX’s financial statements, the implementation of disclosure controls and procedures and internal control over financial reporting, disclosure of significant deficiencies and material weaknesses in internal control over financial reporting, disclosure of fraud and material changes in internal control over financial reporting and loans to executive officers or directors of IVAX;

•	the accuracy of information supplied by IVAX and contained in the registration statement on Form S-8, the registration statement on Form F-4 and the joint proxy statement/prospectus relating to the merger, and the compliance with the requirements of the securities laws of such joint proxy statement/prospectus to be filed with the SEC;

•	the absence of undisclosed material liabilities;

•	the absence of certain adverse changes or events in IVAX’s financial condition, properties, assets or results of operations;

•	the absence of material pending or threatened litigation;

•	employee benefit plans;

•	IVAX’s and its subsidiaries’ compliance with the pertinent foreign, federal, state and local laws, and IVAX’s and its subsidiaries’ possession of all material permits and regulatory approvals necessary to conduct their business;

•	the inapplicability of anti-takeover statutes and of IVAX’s rights agreement to the merger;

•	various environmental matters, including material compliance with applicable environmental laws;

•	tax matters and the payment of taxes;

•	labor matters;

•	ownership, enforceability and validity of intellectual property rights;

•	title to properties;

•	material contracts;

•	product liability;

•	insurance coverage;

•	the vote of the shareholders of IVAX required to complete the merger;

•	the absence of affiliate transactions;

•	broker’s and finder’s fees related to the merger; and

•	the receipt of the opinion of IVAX’s financial advisor as to the fairness, from a financial point of view, of the merger consideration to IVAX’s shareholders.

The merger agreement also contains representations and warranties by Teva relating to a number of matters, including the following, subject to certain exceptions set forth in the merger agreement:

•	organization, valid existence, good standing and qualification to do business of Teva, Merger Sub, Sister Subsidiary and Teva’s significant subsidiaries;

•	Teva’s capital structure;

•	Teva’s, Merger Sub’s and Sister Subsidiary’s corporate authorization, validity of the merger agreement and approval by Teva’s, Merger Sub’s and Sister Subsidiary’s boards of directors of the merger agreement and the transactions contemplated by the merger agreement;

•

the absence of governmental filings and approvals necessary to complete the merger and the absence of any conflict with Teva’s memorandum of association or articles of association, as amended, or Merger Sub’s articles of incorporation or by-laws or similar governing documents of any of Teva’s significant subsidiaries, with any agreement to which Teva, Merger Sub or Teva’s significant subsidiaries is a party, with applicable laws and with governmental or non-governmental authorizations;

•	the documents filed with the SEC by Teva, the accuracy of information contained in such documents, the conformity with generally accepted accounting principles of Teva’s financial statements and the design by Teva of a system of internal control over financial reporting;

•	the accuracy of information supplied by Teva and contained in the registration statement on Form S-8, the registration statement on Form F-4 and the joint proxy statement/prospectus relating to the merger, and the compliance with the requirements of the securities laws of those registration statements to be filed by Teva with the SEC;

•	the absence of undisclosed material liabilities;

•	the absence of certain adverse changes or events in Teva’s financial condition, properties, assets or results of operations;

•	the absence of material pending or threatened litigation;

•	employee benefit plans;

•	Teva’s and its subsidiaries’ material compliance with pertinent foreign, federal, state and local laws, and Teva’s and its subsidiaries’ possession of all material permits and regulatory approvals necessary to conduct their business;

•	various environmental matters, including material compliance with applicable environmental laws;

•	tax matters and the payment of taxes;

•	labor matters;

•	ownership, enforceability and validity of intellectual property rights;

•	title to properties;

•	material contracts;

•	product liability;

•	insurance coverage;

•	absence of any prior business activities by Merger Sub or Sister Subsidiary;

•	the vote required by the shareholders of Teva to consummate the merger;

•	the absence of affiliate transactions;

•	broker’s and finder’s fees related to the merger;

•	the receipt of the opinion of each of Teva’s financial advisors as to the fairness, from a financial point of view, of the merger consideration to Teva; and

•	financial capacity of Teva to perform its obligations under the merger agreement.

Certain of IVAX’s and Teva’s representations and warranties are qualified as to materiality or “material adverse effect.” When used with respect to IVAX or Teva, “material adverse effect” means a material adverse effect on the financial condition, business or results of operations of IVAX or Teva and their respective subsidiaries, in each case, taken as a whole, other than any such effect resulting from or arising out of:

•	any change in law or U.S. GAAP or interpretations thereof;

•	general changes in economic or business conditions or general changes in the securities markets;

•	changes in conditions generally affecting the generic pharmaceutical industry or the pharmaceutical industry; or

•	the execution and delivery of the merger agreement or the consummation of the transactions contemplated thereby or any action taken pursuant to the merger agreement or at the request of IVAX or Teva, as applicable.

However, if any of the events in the first three of the four above bullet points were to have a materially disproportionate impact on IVAX or Teva, as applicable, and their respective subsidiaries, in each case, taken as a whole, relative to other companies in the pharmaceutical industry, then such an event would not be excluded from the definition of material adverse effect under the merger agreement.

Covenants and Agreements

Conduct of IVAX’s Business Pending Merger. IVAX has agreed that, from the date of the merger agreement until the effective time of the merger, except as expressly contemplated or permitted by the merger agreement, as required by law or to the extent agreed to by Teva, IVAX and its subsidiaries:

•	shall conduct their business only in the ordinary and usual course and shall use their respective commercially reasonable efforts to (a) subject to prudent management of workforce needs and ongoing programs currently in force, preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates, (b) maintain and keep material properties and assets in good repair and condition and (c) maintain in effect all material governmental permits under which such party currently operates;

•	shall not amend or otherwise change its articles of incorporation or bylaws; split, combine or reclassify IVAX’s capital stock; declare, set aside or pay any dividend; or repurchase, redeem or otherwise acquire any IVAX stock;

•	shall not issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options or other commitments or rights to acquire, any shares of its capital stock or any voting debt or any other property or assets, other than pursuant to (a) options (whether or not vested) outstanding on July 25, 2005 under certain IVAX stock option plans, (b) IVAX convertible notes, as described in the merger agreement, (c) the exercise of a certain warrant to purchase shares of IVAX common stock or (d) under limited circumstances, granting options to purchase IVAX common stock to certain employees of IVAX in an aggregate amount of up to 1,000,000 shares;

•	shall not, other than in the ordinary and usual course of business and other than transactions not in excess of $20,000,000 in the aggregate in any calendar year, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets;

•	shall not make any acquisition of, or investment in, assets or stock in any transaction or any series of transactions for an aggregate purchase price or prices, including the assumption of any debt, in excess of $20,000,000 in the aggregate in any calendar year, except for acquisitions mandated by binding legal commitments existing on the date of the merger agreement;

•	shall not, other than in the ordinary and usual course of business, (a) to the extent commercially reasonable, amend or terminate any contract that is material to IVAX and its subsidiaries taken as a whole, (b) waive, release, relinquish or assign any such contract, right or claim, except in exchange for something of similar value or benefit, or (c) cancel or forgive any material indebtedness owed to IVAX or any of its subsidiaries;

•	shall not (a) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other similar reorganization, other than with respect to an immaterial subsidiary or the consolidation of operating subsidiaries, or (b) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates, other than in the usual and ordinary course of business;

•

shall not terminate, adopt or amend any compensation and benefit plans, or increase the compensation of any employees except for (a) increases occurring in the ordinary and usual course of business, (b) annual reestablishment of compensation and benefit plans and the provision of individual compensation or benefit plans and agreements for newly hired or appointed officers and employees, (c) actions necessary to satisfy existing contractual obligations under compensation and benefit plans or agreements existing as of the date of the merger agreement, (d) amending IVAX’s 1999 Employee Stock Purchase Plan to provide that the sale or transfer of shares of IVAX common stock acquired under such plan in exchange for the merger consideration will not be deemed a sale or transfer in violation of Section 20 of such plan or (e) under limited circumstances, granting options to purchase IVAX common stock to certain employees of IVAX in an aggregate amount of up to 1,000,000 shares;

•	shall maintain with financially responsible insurance companies (or through self-insurance) insurance in such amounts and against such risks and losses as are consistent with the insurance maintained by such party in the ordinary course of business consistent with past practice;

•	shall not change any material accounting principle, practice or method in a manner that is inconsistent with past practice;

•	shall not take any action that would reasonably be expected to (a) result in any representation or warranty of IVAX or its subsidiaries set forth in the merger agreement that is qualified by materiality or material adverse effect becoming untrue, (b) result in any such representation or warranty that is not so qualified becoming untrue in any material respect, (c) result in any of the conditions to the merger not being satisfied or (d) otherwise prevent or materially impair or delay the ability of such party to consummate the transactions on the terms contemplated by the merger agreement;

•	shall (a) file all material tax returns required to be filed with any taxing authority in accordance with all applicable laws, (b) timely pay all due and payable taxes and (c) promptly notify Teva of any action, suit, proceeding, investigation, audit or claim initiated or pending against or with respect to IVAX or any of its subsidiaries in respect of any tax;

•	shall not make any tax election or settle or compromise any material tax liability;

•	shall not redeem the rights outstanding under the rights agreement, or amend, modify or terminate the rights agreement or render it inapplicable other than to the execution, delivery and performance of the merger agreement, the stockholders agreement and the merger;

•	shall not enter into any contract that purports to limit or prohibit in any respect IVAX or any of its affiliates (a) from competing with any other person, (b) from acquiring any product or other asset or any services from any other person, (c) from developing, selling, supplying, distributing, offering, supporting or servicing any product or any technology or other asset to or for any other person or (d) from transacting business or dealing in any other manner with any other person, except in certain limited circumstances;

•	shall not consent to a settlement of, or the entry of any judgment arising from, any material litigation claim, if such settlement or judgment either requires from IVAX or any of its subsidiaries a payment in an amount in excess of $10 million or limits the ability of IVAX or any of its subsidiaries to operate; and

•	shall not authorize or enter into an agreement to do anything prohibited by the foregoing actions.

Conduct of Teva’s Business Pending Merger. Teva has agreed that, from the date of the merger agreement until the effective time of the merger, except as expressly permitted by the merger agreement, as required by law or to the extent agreed to by IVAX, Teva and its subsidiaries:

•	shall conduct their business only in the ordinary and usual course and shall use their respective commercially reasonable efforts to (a) subject to prudent management of workforce needs and ongoing programs currently in force, preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates, (b) maintain and keep material properties and assets in good repair and condition and (c) maintain in effect all material governmental permits under which such party currently operates;

•	shall not amend or otherwise change its memorandum or articles of association; split, combine or reclassify Teva’s capital stock without adjusting the merger consideration; or declare, set aside or pay any dividend other than dividends from direct or indirect wholly owned subsidiaries of Teva and Teva’s regular quarterly dividend;

•	shall not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other similar reorganization of Teva or any of its significant subsidiaries;

•	shall not take any action that would reasonably be expected to (a) result in any representation or warranty of Teva or its subsidiaries set forth in the merger agreement that is qualified by materiality or material adverse effect becoming untrue, (b) result in any such representations and warranties that are not so qualified becoming untrue in any material respect, (c) result in any of the conditions to the merger not being satisfied or (d) otherwise prevent or materially impair or delay the ability of Teva or its subsidiaries to consummate the transactions on the terms contemplated by the merger agreement;

•	shall use commercially reasonable efforts to maintain insurance in such amounts and against such risks and losses as are consistent with the insurance maintained by Teva and its subsidiaries in the ordinary course of business consistent with past practice; and

•	shall not authorize or enter into an agreement to do anything prohibited by the foregoing actions.

Access. Subject to applicable law and confidentiality obligations, IVAX and Teva have agreed to, and to cause their subsidiaries to, provide the other party’s representatives, during normal business hours during the period prior to the effective time of the merger, reasonable access to its officers, properties, books, contracts and records and, during such period, to each furnish promptly to the other all information concerning its business, properties, personnel and material litigation claims as may reasonably be requested but only to the extent such access does not unreasonably interfere with the business or operations of such party.

No Solicitation. Under the merger agreement, IVAX shall not, nor may IVAX permit any of its subsidiaries or any of its or their officers or directors to and shall not authorize and shall use reasonable best efforts to cause the other employees, agents and representatives (including accountants, attorneys and investment bankers) of IVAX or any of its subsidiaries not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer, with respect to:

•	any merger, reorganization, share exchange, business combination, recapitalization, consolidation, liquidation, dissolution or similar transaction involving IVAX or any of its subsidiaries;

•	any sale, lease, exchange, mortgage, pledge, transfer or purchase of the assets or equity securities of IVAX or any of its subsidiaries, in each case comprising 15% or more in value of IVAX and its subsidiaries; or

•	any purchase or sale of, or tender offer or exchange offer for, 15% or more of the outstanding shares of IVAX common stock.

We refer to any transaction in the above three bullet points as an acquisition proposal.

Additionally, IVAX shall not, nor may IVAX permit any of its subsidiaries or any of its or their officers or directors to and shall not authorize and shall use reasonable best efforts to cause the other employees, agents and representatives (including accountants, attorneys and investment bankers) of IVAX or any of its subsidiaries not to, directly or indirectly:

•	engage in any negotiations concerning, or provide any confidential information to, any person relating to a competing acquisition proposal, or otherwise facilitate any acquisition proposal;

•	withdraw or modify its approval or recommendation of the merger;

•	approve, recommend or endorse an acquisition proposal; or

•	enter into any letter of intent or similar document contemplating, or enter into any agreement with respect to an acquisition proposal.

The merger agreement provides that, prior to the approval of the merger by the IVAX shareholders, which we refer to as the IVAX shareholders meeting, these restrictions do not prohibit IVAX from furnishing non- public information to, or negotiating with, a third party if those actions are a response to an unsolicited, bona fide written acquisition proposal from the third party to acquire directly or indirectly, for consideration consisting solely of cash and/or marketable securities, 50% or more of the outstanding IVAX common stock or a majority of the assets of IVAX and its subsidiaries, taken as a whole, that the IVAX board of directors determines in good faith, after consulting with outside counsel and its financial advisor, is (a) on terms more favorable from a financial point of view to IVAX’s shareholders than those in the merger agreement, (b) fully financed or for which financing is committed by a nationally or internationally recognized financial institution pursuant to a binding agreement or a customary commitment letter, in either case, subject to standard financing conditions, and (c) reasonably capable of being consummated without unreasonable delay, taking into account all legal financial, regulatory and other aspects of the proposal, and that the IVAX board of directors shall have concluded in good faith that such action is required to discharge the board’s fiduciary duties to IVAX’s shareholders under applicable law. Pursuant to the terms of the merger agreement, such a proposal constitutes a “superior proposal.” IVAX has agreed to provide Teva a written notice advising Teva of its receipt of such a superior proposal and specifying the material terms and conditions of the proposal.

If IVAX receives a superior proposal prior to the IVAX shareholders meeting, IVAX’s board is permitted to withdraw or modify its recommendation of the merger agreement to IVAX’s shareholders and recommend the superior proposal to its shareholders. However, IVAX may only withdraw or modify its recommendation if Teva has not made an offer within three business days after Teva’s receipt of the notice from IVAX that IVAX’s board of directors concludes in good faith, after consultation with its financial advisor and outside counsel, is as favorable (taking into account the termination fee payable under the merger agreement) to IVAX’s shareholders as the superior proposal. If the merger agreement is terminated, IVAX may be required to pay Teva a termination fee.

IVAX is required to advise Teva within one day of the receipt of any material proposal, material discussion, material negotiation or material inquiry with respect to any acquisition proposal. Additionally, IVAX is required to immediately communicate to Teva the material terms of any proposal, discussion, negotiation or inquiry which it may receive as well as the identity of the person making such proposal or inquiry or engaging in such discussion or negotiation. IVAX is required to provide to Teva any non-public material information concerning IVAX provided to any other person that was not previously provided to Teva. IVAX will keep Teva reasonably informed of the status and details of any such acquisition proposal, including any modifications or proposed modifications.

IVAX is also required to immediately cease any existing activities, discussions or negotiations conducted up to the date of the merger agreement with any parties with respect to any acquisition proposal. In addition, IVAX shall promptly request that each person who has executed a confidentiality agreement in connection with such an acquisition proposal return or destroy all confidential information furnished to such person in accordance with such confidentiality agreement. IVAX is not permitted to release any third party from, or waive any provision of, any such confidentiality agreement or any other confidentiality or standstill agreement to which IVAX is a party.

Shareholders Meetings. The merger agreement requires IVAX to take all action necessary to convene a meeting of holders of shares of IVAX common stock to consider and vote upon the approval of the merger agreement and the transactions contemplated thereby as promptly as practicable after this joint proxy statement/prospectus is mailed to IVAX’s shareholders. Additionally, subject to certain limitations related to its fiduciary duties in the event of a superior proposal, the board of directors of IVAX has agreed to recommend that IVAX’s shareholders vote in favor of the merger agreement and the merger.

The merger agreement also requires that Teva take all action necessary to convene a meeting of holders of ordinary shares of Teva to consider and vote upon (a) the approval of the issuance of Teva ordinary shares pursuant to the merger agreement and (b) the election of Dr. Phillip Frost as a member of the board of directors of Teva; each such action to be taken as promptly as practicable after this joint proxy statement/prospectus is mailed to Teva’s shareholders. Teva expects to appoint Dr. Frost to its board, effective immediately following the effective time of the merger, without a shareholder vote.

Stock Exchange Listing. Teva has agreed to use all reasonable best efforts to cause the Teva ADRs to be issued in connection with the merger and the Teva ADRs reserved for issuance upon exercise of the new Teva options to be approved for quotation on the NASDAQ National Market System subject to official notice of issuance.

Affiliate Letters. IVAX has delivered to Teva a letter identifying all persons who, in the judgment of IVAX, may be deemed affiliates of IVAX for purposes of Rule 145 under the Securities Act. IVAX will use all commercially reasonable efforts to obtain a written agreement from each such person identified by IVAX as soon as practicable and, in any event, at least ten days prior to the effective time of the merger to, among other things, abide by certain transfer restrictions imposed by Rule 145.

Employee Benefits Matters. Except as otherwise provided in the merger agreement, Teva has agreed that, for two years after the effective time of the merger, the current and former IVAX employees who are receiving benefits under the IVAX compensation and benefit plans will continue to be provided with benefits under employee benefit plans that are the same or substantially comparable in the aggregate to, in Teva’s sole discretion, either:

•	those currently provided by IVAX to such employees as of the closing date (other than benefits under any stock option or other equity-based plans); or

•	those provided by Teva to comparably situated employees.

After the effective time of the merger, Teva shall take into account the service by IVAX employees for purposes of eligibility to participate, eligibility to commence benefits, determination of benefits, vesting and, solely for purposes of severance and vacation benefits, benefit accruals under the equity-based plans, compensation and benefit plans, programs, practices and policies of Teva in which such employees participate. In addition, Teva has agreed to honor and to cause IVAX to honor all employee benefit obligations to current and former employees and directors under the IVAX compensation and benefit plans. IVAX and Teva have also agreed to cooperate, as promptly as practicable after the date of the merger agreement, in preparing a mutually acceptable retention plan in order to provide additional incentive payments for certain IVAX employees to encourage continued service for the period beginning on the date of the merger agreement and ending one year after the effective time of the merger. With respect to employees participating in the compensation and benefit plans, programs, practices and policies of Teva or its subsidiaries subject to U.S. law, Teva will cause to be waived any pre-existing condition limitations and waiting period limitations and cause to be credited any deductibles, co-payments and out of pocket expenses incurred by such employees and their dependents during the portion of the plan year prior to when the employees began participating in Teva’s benefit plans.

Any workforce reductions carried out following the effective time of the merger by IVAX or Teva and their respective subsidiaries shall be done in accordance with all applicable collective bargaining agreements, and all laws and regulations governing the employment relationship and its termination.

For two years after the effective time of the merger, Teva will offer the current and former IVAX employees who are receiving benefits under the IVAX compensation and benefit plans, other than those terminated for cause, severance benefits equivalent to the greater of the severance benefits practices prior to the date of the merger agreement under the severance plans, policies and programs maintained in the jurisdiction where such employee is employed by IVAX or its subsidiaries or by Teva or its subsidiaries. However, any executive officer of IVAX that, as of the date of the merger agreement, has an employment agreement with IVAX that contains benefits in excess of those provided under IVAX’s severance benefits practices, shall retain the benefits under his or her respective employment agreement during the term of his or her employment agreement.

Continued Director and Officer Indemnification. After the consummation of the merger, Teva will indemnify certain existing and former directors, officers and employees of IVAX to the fullest extent permitted under applicable law and without limiting the foregoing, as required pursuant to existing indemnity agreements of IVAX. In addition, the by-laws of the surviving corporation shall include provisions for exculpation of director and officer liability and indemnification on the same basis as set forth in IVAX’s bylaws in effect on the date of the merger agreement, and Teva will, for a period of six years following the merger, cause the surviving corporation to maintain in effect such provisions with respect to claims arising from facts or events that occurred at or prior to the effective time of the merger. As of the effective time of the merger, Teva shall have purchased director’s and officer’s liability insurance for the IVAX directors and officers for a period of six years after the consummation of the merger which provides runoff coverage in an amount at least equal to, and on terms otherwise comparable in all material respects to, that provided by IVAX at the time of the execution of the merger agreement.

Governmental and Regulatory Approvals

U.S. Antitrust Filing. Under the HSR Act and the rules and regulations promulgated thereunder, the merger may not be consummated unless the applicable waiting period requirements have expired or been terminated. On September     , 2005, each of IVAX and Teva filed a pre-merger notification and report form pursuant to the HSR Act with the Justice Department and the FTC. In the absence of the grant of early termination, a voluntary withdrawal and resubmission of the filing or the issuance by the Justice Department or FTC of a request for additional information or documentary material, the waiting period under the HSR Act will expire at 11:59 p.m. on                     , 2005. Even if the waiting period expires, the Justice Department, the FTC or other regulatory authorities could take action under the antitrust laws with respect to the merger, including seeking to enjoin the consummation of the merger, to rescind the merger, or to require the divestiture of the assets of IVAX or Teva.

E.C. Antitrust Filing. IVAX and Teva each conduct business in member states of the European Union. Council Regulation (EC) 139/2004, of the Merger Control Regulation, requires notification to and approval by the European Commission of mergers or acquisitions involving parties with aggregate worldwide sales and individual European Union sales exceeding specified thresholds. On September     , 2005, IVAX and Teva filed a merger notification, or Form CO, with the DG Competition of the European Commission.

Other Approvals. The merger is also subject to receipt of (a) any foreign antitrust approvals in jurisdictions where IVAX or its subsidiaries have material operations and where Teva or its subsidiaries have operations and (b) any other governmental approvals, unless closing the merger without obtaining these approvals would not have a material adverse effect on IVAX or Teva. IVAX and Teva made filings under the laws of Ukraine, Mexico and Russia on or before September     , 2005.

General. Governmental entities with which filings are made may seek regulatory concessions as conditions for granting approval of the merger. Under the merger agreement, IVAX and Teva have both agreed to use reasonable best efforts to complete the merger, including to gain clearance from antitrust and competition authorities and to obtain other required regulatory approvals. For this purpose, if any objections are asserted with respect to the transactions contemplated by the merger agreement under any antitrust laws which would prevent, materially impede or materially delay the completion of the merger, each of IVAX and Teva is required to use reasonable best efforts to resolve any such objections so as to permit the completion of the merger, including, without limitation, selling, holding separate or otherwise disposing of any of its assets or any assets of its subsidiaries or conducting its business in a manner which would resolve such objections, unless those actions would have (a) a material adverse effect on IVAX or Teva or (b) a material adverse effect on the combined businesses of IVAX and Teva, taking into account their prospects. IVAX has agreed that Teva would have the sole right to negotiate and effect any sale, holding separate or other disposition required to resolve any such objections; provided that any divestiture by IVAX or any of its subsidiaries may, at IVAX’s option, be conditional upon consummation of the merger.

Conditions to the Merger

The respective obligations of IVAX and Teva to complete the merger are subject to the satisfaction of certain conditions.

Conditions to Each Party’s Obligation to Effect the Merger. The obligations of each party to complete the merger are subject to each of the following conditions being fulfilled (or waived by the parties):

•	the approval of the merger agreement and the transactions contemplated by the merger agreement by IVAX’s shareholders and the approval by Teva’s shareholders of the issuance of the Teva shares pursuant to the merger agreement;

•	the waiting period applicable to the merger under the HSR Act having expired or having been terminated and all required approvals by the European Commission applicable to the merger having been obtained or any applicable waiting period under applicable European competition law or regulation having expired or been terminated;

•	all applicable foreign antitrust filings or approvals in jurisdictions where IVAX or its subsidiaries have material operations and where Teva or its subsidiaries have operations, as well as other filings with, or approvals from, governmental entities, having been obtained at or prior to the effective time of the merger, except, in the case of these other filings or approvals, if the failure to obtain them would not be reasonably expected to have a material adverse effect on IVAX, Teva or both;

•	the absence of any law, regulation, judgment, decree, injunction or other order that is in effect and permanently enjoins or otherwise prohibits consummation of the merger or the other transactions contemplated by the merger agreement; and

•	the registration statement, of which this joint proxy statement/prospectus forms a part, having been declared effective by the SEC and no stop order suspending the effectiveness of the registration statement shall be in effect and no proceedings for such purpose shall be pending before or threatened in writing by the SEC, and all Israeli and United States state securities authorizations necessary to carry out the transactions contemplated by the merger agreement having been obtained.

Conditions to Obligations of Teva to Effect the Merger. The obligations of Teva to complete the merger are subject to each of the following additional conditions being fulfilled (or waived by Teva):

•	the representations and warranties of IVAX having been true and correct as of the closing date as though made on and as of the closing date, except for failures to be true and correct that individually or in the aggregate would not reasonably be expected to have a material adverse effect on IVAX and its subsidiaries, and Teva having received a certificate of the chief executive officer and the chief financial officer of IVAX to that effect;

•	IVAX having performed in all material respects all material obligations required to be performed by the merger agreement at or prior to the closing date, and Teva having received a certificate of the chief executive officer and the chief financial officer of IVAX to that effect;

•	IVAX and its subsidiaries not having suffered from the date of the merger agreement a material adverse effect; and

•	receipt by Teva from its legal counsel of a legal opinion to the effect that the merger (together with the subsequent merger) should be treated for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the U.S. Internal Revenue Code.

Conditions to Obligation of IVAX to Effect the Merger. The obligation of IVAX to complete the merger is subject to each of the following additional conditions being fulfilled (or waived by IVAX):

•	the representations and warranties of Teva having been true and correct on the closing date as though made on and as of the closing date, except for failures to be true and correct that individually or in the aggregate would not reasonably be expected to have a material adverse effect on Teva and its subsidiaries, and IVAX having received a certificate of the chief executive officer and the chief financial officer of Teva to that effect;

•	Teva having performed in all material respects all material obligations required to be performed by the merger agreement at or prior to the closing date, and IVAX having received a certificate of the chief executive officer and the chief financial officer of Teva to that effect;

•	Teva and its subsidiaries not having suffered from the date of the merger agreement a material adverse effect;

•	The Teva ADRs to be issued in connection with the merger and the Teva ADRs reserved for issuance upon exercise of options to buy Teva ADRs received by IVAX option holders in the merger shall have been approved for issuance on the NASDAQ National Market System subject to official notice of issuance; and

•	receipt by IVAX from its legal counsel of a legal opinion to the effect that the merger (together with the subsequent merger) should be treated for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the U.S. Internal Revenue Code.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the completion of the merger:

•	by mutual written consent of Teva and IVAX;

•	by either Teva or IVAX if:

(1) the merger is not completed by March 31, 2006, unless the proximate cause of the failure of the merger to occur is the failure of the party seeking to terminate the merger agreement to perform any of its obligations under the merger agreement; such termination date shall be automatically extended for (a) six months if the condition to closing with respect to the HSR Act and applicable European competition law has not yet been satisfied but is being pursued diligently and in good faith or (b) three months if the condition to closing with respect to other foreign antitrust filings or approvals and other governmental filings or approvals has not yet been satisfied but is being pursued diligently and in good faith;

(2) the IVAX shareholders do not adopt and approve the merger agreement and the transactions contemplated by the merger agreement;

(3) the Teva shareholders do not approve the issuance of the Teva ordinary shares pursuant to the merger agreement; or

(4) any court or governmental authority has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting completion of the merger that has become final and non-appealable after the parties have used reasonable best efforts to have such order removed, repealed or overturned;

•	by IVAX if:

(1) prior to the IVAX shareholder meeting, the board of directors of IVAX determines in good faith, after consulting with outside counsel and its financial advisor, that a bona fide unsolicited acquisition proposal is a superior proposal. However, IVAX may not take any such action relative to the superior proposal until at least three business days following Teva’s receipt of written notice stating that IVAX has received a superior proposal and specifying the material terms and conditions of the superior proposal. Additionally, IVAX’s board of directors must conclude in good faith, after consultation with its financial advisor and outside counsel, that any counterproposal made by Teva is not as favorable (taking into account the termination fee payable under the merger agreement) to IVAX’s shareholders as the superior proposal; or

(2) Teva or Merger Sub materially breaches a material representation, warranty, covenant or agreement such that IVAX’s closing conditions are not satisfied and that breach is either not capable of being cured or has not been cured within twenty days after written notice of such breach is given by IVAX to Teva.

•	by Teva if:

(1) prior to the IVAX shareholder meeting, the board of directors of IVAX determines in good faith after consulting with outside counsel and its financial advisor, that a bona fide unsolicited acquisition proposal is a superior proposal and either recommends the proposal to IVAX shareholders or adopts an agreement relating to the proposal;

(2) the board of directors of IVAX has withdrawn or materially and adversely modified or, upon reasonable request from Teva or Merger Sub, has failed to reaffirm its adoption of the merger agreement or its recommendation that the shareholders of IVAX approve the merger agreement and the transactions contemplated by the merger agreement;

(3) a tender offer or exchange offer is commenced that, if successful, would result in any third party becoming beneficial owner of 30% or more of the outstanding shares of IVAX common stock and the board of directors of IVAX recommends that the shareholders of IVAX tender their shares in the tender or exchange offer;

(4) IVAX fails to call or hold the IVAX shareholder meeting within six months of the date of the merger agreement (subject to extension), unless (a) Teva has breached in any material respect its obligations under the merger agreement in any manner that shall have caused the occurrence of the failure of the IVAX shareholder meeting to be called or held or (b) IVAX has at that time a right to terminate under another provision of the merger agreement; or

(5) IVAX materially breaches a material representation, warranty, covenant or agreement contained in the merger agreement such that Teva’s closing conditions are not satisfied and that breach is either not capable of being cured or has not been cured within twenty days after written notice of the breach is given by Teva to IVAX.

Effect of Termination

If the merger agreement is terminated as described in “—Termination” above, the merger agreement will be void, and there will be no liability or obligation of any party or its officers and directors except as to breach of the merger agreement, confidentiality and fees and expenses, including the termination and other fees described in the following section.

Termination and Other Fees

IVAX will pay Teva a fee in the amount of $5 million to reimburse Teva for expenses incurred in connection with the transaction if the merger agreement is terminated:

(1) by either party because the IVAX shareholders do not adopt the merger agreement at the IVAX shareholder meeting, and at the time of the IVAX shareholder meeting a third-party acquisition proposal exists or any other announcement of any intention with respect to such a third-party acquisition proposal has been made;

(2) by IVAX prior to the IVAX shareholder meeting, if the board of directors of IVAX determines in good faith after consulting with its financial advisor and outside counsel that a bona fide unsolicited acquisition proposal is a superior proposal; or

(3) by Teva in the case of an event which entitles Teva to terminate the merger agreement as described above under the fourth bullet point under “—Termination,” except if there has been a material breach by IVAX of any material representation, warranty, covenant or agreement contained in the merger agreement.

In addition, IVAX will pay Teva a termination fee (as liquidated damages) of $200 million, if, within 12 months after any such termination, IVAX enters into a definitive agreement with respect to, or consummates, a transaction contemplated by an acquisition proposal.

If the merger agreement is terminated by IVAX or Teva because the requisite vote of Teva’s shareholders for approval of the issuance of the Teva ordinary shares pursuant to the merger agreement has not been obtained, then Teva will pay IVAX a fee of $5 million to reimburse for expenses incurred by IVAX in connection with the transaction.

Amendment

At any time prior to the effective time of the merger, the parties may modify or amend the merger agreement, by action of their respective boards of directors by written agreement executed and delivered by duly authorized officers of the respective parties.

Stockholders Agreement

Concurrently with the execution of the merger agreement, Teva executed a stockholders agreement with Phillip Frost, M.D., Jack Fishman, Ph.D., Neil Flanzraich, Rafick G. Henein, Ph.D. and Jane Hsiao, Ph.D., all of whom are directors and/or executive officers of IVAX, and certain affiliated entities. Pursuant to the stockholders agreement, and as further described below, those IVAX shareholders have agreed to vote their shares in favor of the merger agreement and merger at the IVAX shareholder meeting. As of the record date, the shareholders who are parties to the stockholders agreement held [51,599,982] issued and outstanding shares, representing approximately [19.2]% of the voting power of IVAX common stock as of the record date.

Voting of Shares. Until the termination of the stockholders agreement, each shareholder signatory to the stockholders agreement, subject to the terms and conditions of the stockholders agreement, has agreed to vote such shareholder’s shares (or cause to be voted any shares such shareholder controls) of IVAX

•	in favor of adoption of the merger agreement and approval of the terms thereof and of the merger and each of the other transactions contemplated thereby;

•	against any competing acquisition proposal or transaction or occurrence that if proposed to IVAX or its shareholders would constitute a competing acquisition proposal; and

•	against any amendments to the articles of incorporation or bylaws or rights agreement of IVAX or other proposal, waiver, action or transaction that could reasonably be expected to prevent or materially impede or delay the consummation of the merger or the transactions contemplated by the merger agreement, dilute the benefits to Teva of the merger or the transactions contemplated by the merger agreement or change in any manner the voting rights of the common stock of IVAX.

Grant of Proxy. In furtherance of the stockholders agreement, each shareholder signatory to the stockholders agreement has granted an irrevocable proxy to designees of Teva to vote its shares of IVAX in the manner described in the bullet points above.

Transfer Restrictions. Each shareholder signatory to the stockholders agreement has agreed that, except as specifically permitted by the stockholders agreement, following its execution and until its termination, the shareholder will not sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement with respect to the transfer of, or the creation or offer of any derivative security in respect of, shares subject to the stockholders agreement other than pursuant to the merger. Except as specifically permitted by the stockholders agreement, the shareholders have also agreed not to enter into any voting arrangement with respect to shares subject to the stockholders agreement or to deposit any shares subject to the stockholders agreement into a voting trust.

Termination. The stockholders agreement automatically terminates upon the earlier to occur of:

•	the effective time of the merger; and

•	the ninth month anniversary of the date of the termination of the merger agreement in accordance with its terms, except that the stockholders agreement will terminate simultaneously with the termination of the merger agreement under certain specified circumstances described in the stockholders agreement.

DESCRIPTION OF TEVA ORDINARY SHARES

Description of Teva Ordinary Shares

The par value of Teva ordinary shares is NIS 0.10 per share, and all issued and outstanding ordinary shares are fully paid and non-assessable. Holders of paid-up ordinary shares are entitled to participate equally in the payment of dividends and other distributions and, in the event of liquidation, in all distributions after the discharge of liabilities to creditors.

Teva’s board of directors may declare interim dividends and propose the final dividend with respect to any fiscal year out of profits available for dividends after statutory appropriation to capital reserves. Declaration of a final dividend (not exceeding the amount proposed by the board) requires shareholder approval through the adoption of an ordinary resolution. Dividends are declared in NIS. All ordinary shares represented by the ADRs will be issued in registered form only. Ordinary shares do not entitle their holders to preemptive rights.

Voting is on the basis of one vote per share. An ordinary resolution (for example, resolutions for the approval of final dividends and the appointment of auditors) requires the affirmative vote of a majority of the shares voting in person or by proxy. Certain resolutions (for example, resolutions amending the articles of association and authorizing changes in the rights of shareholders) require the affirmative vote of at least 75% of the shares voting in person or by proxy, and certain amendments of the articles of association require the affirmative vote of at least 85% of the shares voting in person or by proxy, unless a lower percentage shall have been established by the board of directors, approved by three-quarters of those persons voting, at a meeting of the board of directors which shall have taken place prior to that general meeting.

Meetings of Shareholders

Under the Israeli Companies Law, Teva is required to hold an annual meeting every year no later than fifteen months after the previous annual meeting. In addition, Teva is required to hold a special meeting:

•	at the direction of the board of directors;

•	if so requested by two directors or one-fourth of the serving directors; or

•	upon the request of one or more shareholders who have at least 5% of the voting rights.

If the board of directors receives a demand to convene a special meeting, it must publicly announce the scheduling of the meeting within 21 days after the demand was delivered. The meeting must then be held no later than 35 days after the notice was made public.

The agenda at an annual meeting is determined by the board of directors. The agenda must also include proposals for which the convening of a special meeting was demanded, as well as any proposal requested by one or more shareholders who hold no less than 1% of the voting rights, as long as the proposal is one suitable for discussion at an annual meeting.

A notice of an annual meeting must be made public and delivered to every shareholder registered in the shareholders register at least 30 days before the meeting is convened. The shareholders entitled to participate and vote at the meeting are the shareholders as of the record date set in the decision to convene the meeting, provided that the record date is not more than 40 days, and not less than four days, before the date of the meeting, provided that notice of the general meeting was published prior to the record date.

Under the Israeli Companies Law, a shareholder who intends to vote at a meeting must demonstrate that he owns shares in accordance with certain regulations. Under these regulations, a shareholder whose shares are registered with a member of the Tel Aviv Stock Exchange must provide Teva with an authorization from such member regarding his ownership as of the record date.

Right of Non-Israeli Shareholders to Vote

Neither Teva’s memorandum nor its articles of association, nor the laws of the State of Israel restrict in any way the ownership or voting of Teva’s ordinary shares by nonresidents or persons who are not citizens of Israel, except with respect to citizens or residents of countries that are in a state of war with Israel.

Change of Control

Under the Israeli Companies Law, a merger generally requires approval by the board of directors and by the shareholders of each of the merging companies. In approving a merger, the board of directors must determine that there is no reasonable expectation that, as a result of the merger, the merged company will not be able to meet its obligations to its creditors. Creditors may also seek a court order to enjoin or delay the merger if there is an expectation that the merged company will not be able to meet its obligations to its creditors. A court may also issue other instructions for the protection of the creditors’ rights in connection with a merger.

Under the Israeli Companies Law, an acquisition of shares in a public company must be made by means of a purchase offer to all shareholders if as a result of the acquisition the purchaser would become a 25% shareholder of the company. This rule does not apply if there is already another 25% shareholder of the company.

DESCRIPTION OF TEVA AMERICAN DEPOSITARY SHARES

Set forth below is a summary of the deposit agreement, as amended, among Teva, The Bank of New York as depositary, which we refer to as the depositary, and the holders from time to time of ADRs. This summary is not complete and is qualified in its entirety by the deposit agreement, a copy of which has been filed as an exhibit to the Registration Statement on Form F-6 filed with the SEC on February 15, 2000. Additional copies of the deposit agreement are available for inspection at the corporate trust office of the depositary, 101 Barclay Street, New York, New York 10286.

American Depositary Receipts

ADRs evidencing a specified number of ADSs are issuable by the depositary pursuant to the deposit agreement. Each ADS represents one ordinary share of Teva deposited with the custodian.

Deposit and Withdrawal of Ordinary Shares

The depositary has agreed that, upon deposit with the custodian of ordinary shares of Teva accompanied by an appropriate instrument or instruments of transfer or endorsement in form satisfactory to the custodian and any certificates as may be required by the depositary or the custodian, the depositary will execute and deliver at its corporate trust office, upon payment of the fees, charges and taxes provided in the deposit agreement, to or upon the written order of the person or persons entitled thereto, an ADR registered in the name of such person or persons for the number of ADSs issuable with respect to such deposit.

Every person depositing ordinary shares under the deposit agreement shall be deemed to represent and warrant that such ordinary shares are validly issued, fully paid, non-assessable ordinary shares and that such person is duly authorized to make such deposit, and the deposit of such ordinary shares or sale of ADRs by that person is not restricted under the Securities Act.

Upon surrender of ADRs at the corporate trust office of the depositary, and upon payment of the fees provided in the deposit agreement, ADR holders are entitled to delivery to them or upon their order at the principal office of the custodian or at the corporate trust office of the depositary of certificates representing the ordinary shares and any other securities, property or cash that the surrendered ADRs evidence the right to receive. Delivery to the corporate trust office of the depositary shall be made at the risk and expense of the ADR holder surrendering ADRs.

The depositary may execute and deliver ADRs prior to the receipt of ordinary shares or “pre-release.” The depositary may deliver ordinary shares upon the receipt and cancellation of ADRs that have been pre-released, whether or not such cancellation is prior to the termination of such pre-release or the depositary knows that such ADR has been pre-released. Each pre-release will be:

•	accompanied by a written representation from the person to whom ordinary shares or ADRs are to be delivered that such person, or its customer, owns the ordinary shares or ADRs to be remitted, as the case may be;

•	at all times fully collateralized with cash or such other collateral as the depositary deems appropriate;

•	terminable by the depositary with no more than five business days’ notice; and

•	subject to such further indemnities and credit regulations as the depositary deems appropriate.

The number of ADRs outstanding at any time as a result of pre-releases will not normally exceed 30% of the receipts outstanding with the depositary; provided, however, that the depositary reserves the right to change or disregard such limit from time to time as it deems appropriate.

Dividends, Other Distributions and Rights

The depositary shall convert or cause to be converted into U.S. dollars, to the extent that in its judgment it can reasonably do so and transfer the resulting U.S. dollars to the United States, all cash dividends and other cash distributions denominated in a currency other than U.S. dollars that it receives in respect of the deposited ordinary shares, and to distribute the amount received, net of any fees of the depositary and expenses incurred by the depositary in connection with conversion, to the holders of ADRs. The amount distributed will be reduced by any amounts to be withheld by Teva or the depositary for applicable taxes, net of expenses of conversion into U.S. dollars. For a more detailed discussion regarding tax considerations, you should carefully review the section below entitled “Ownership of Teva ADRs—U.S. Federal Income Taxation—Dividends and Distributions.” If the depositary determines that any foreign currency received by it cannot be so converted on a reasonable basis and transferred, or if any required approval or license of any government or agency is denied or not obtained within a reasonable period of time, the depositary may distribute such foreign currency received by it or hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of the ADR holders. If any conversion of foreign currency, in whole or in part, cannot be effected for distribution to some of the holders of ADRs entitled thereto, the depositary may make such conversion and distribution in U.S. dollars to the extent permissible to such holders of ADRs and may distribute the balance of the currency received by the depositary to, or hold such balance uninvested and without liability for interest thereon for the respective accounts of such holders of ADRs.

If any distribution upon any ordinary shares deposited or deemed deposited under the deposit agreement consists of a dividend in, or free distribution of, additional ordinary shares, the depositary shall, only if Teva so requests, distribute to the holders of outstanding ADRs, on a pro rata basis, additional ADRs that represent the number of additional ordinary shares received as such dividend or free distribution subject to the terms and conditions of the deposit agreement and net of any fees and expenses of the depositary. In lieu of delivering fractional ADRs in the event of any such distribution, the depositary will sell the amount of additional ordinary shares represented by the aggregate of such fractions and will distribute the net proceeds to holders of ADRs. If additional ADRs are not so distributed, each ADR shall thereafter also represent the additional ordinary shares distributed together with the ordinary shares represented by such ADR prior to such distribution.

If Teva offers or causes to be offered to the holders of ordinary shares any rights to subscribe for additional ordinary shares or any rights of any other nature, the depositary, after consultation with Teva, shall have discretion as to the procedure to be followed in making such rights available to holders of ADRs or in disposing of such rights for the benefit of such holders and making the net proceeds available to such holders or, if the depositary may neither make such rights available to such holders nor dispose of such rights and make the net proceeds available to such holders, the depositary shall allow the rights to lapse; provided, however, that the depositary will, if requested by Teva, take action as follows:

•	if at the time of the offering of any rights the depositary determines in its discretion that it is lawful and feasible to make such rights available to all holders of ADRs or to certain holders of ADRs but not other holders of ADRs, the depositary may distribute to any holder of ADRs to whom it determines the distribution to be lawful and feasible, on a pro rata basis, warrants or other instruments therefor in such form as it deems appropriate; or

•	if the depositary determines in its discretion that it is not lawful and feasible to make such rights available to certain holders of ADRs, it may sell the rights, warrants or other instruments in proportion to the number of ADRs held by the holder of ADRs to whom it has determined it may not lawfully or feasibly make such rights available, and allocate the net proceeds of such sales (net of the fees of the depositary and all taxes and governmental charges) for the account of such holders of ADRs otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practical basis without regard to any distinctions among such holders of ADRs because of exchange restrictions or the date of delivery of any ADR or otherwise.

The depositary shall not be responsible for any failure to determine that it may be lawful and feasible to make such rights available to holders of ADRs in general or any holder in particular.

If a holder of ADRs requests the distribution of warrants or other instruments in order to exercise the rights allocable to the ADSs of such holder, the depositary will make such rights available to such holder upon written notice from Teva to the depositary that Teva has elected in its sole discretion to permit such rights to be exercised and such holder has executed such documents as Teva has determined in its sole discretion are reasonably required under applicable law. Upon instruction pursuant to such warrants or other instruments to the depositary from such holder to exercise such rights, upon payment by such holder to the depositary for the account of such holder of an amount equal to the purchase price of the ordinary shares to be received upon the exercise of the rights, and upon payment of the fees of the depositary as set forth in such warrants or other instruments, the depositary shall, on behalf of such holder, exercise the rights and purchase the ordinary shares, and Teva shall cause the ordinary shares so purchased to be delivered to the depositary on behalf of such holder. As agent for such holder, the depositary will cause the ordinary shares so purchased to be deposited under the deposit agreement, and shall issue and deliver to such holder legended ADRs, restricted as to transfer under applicable securities laws.

The depositary will not offer to the holders of ADRs any rights to subscribe for additional ordinary shares or rights of any other nature, unless and until such a registration statement is in effect with respect to the rights and the securities to which they relate, or unless the offering and sale of such securities to the holders of such ADRs are exempt from registration under the provisions of the Securities Act and an opinion of counsel satisfactory to the depositary and Teva has been obtained.

If the depositary determines that any distribution of property is subject to any tax or other governmental charge that the depositary is obligated to withhold, the depositary may by public or private sale in Israel dispose of all or a portion of such property in such amounts and in such manner as the depositary deems necessary and practicable to pay any such taxes or charges, and the depositary will distribute the net proceeds of any such sale and after deduction of any taxes or charges to the ADR holders entitled thereto.

Upon any change in nominal value, change in par value, split-up, consolidation or any other reclassification of ordinary shares, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting Teva or to which it is a party, any securities that shall be received by the depositary or the custodian in exchange for or in conversion of or in respect of ordinary shares shall be treated as newly deposited ordinary shares under the deposit agreement, and ADRs shall thenceforth represent the new ordinary shares so received in respect of ordinary shares, unless additional ADRs are delivered or the depositary calls for the surrender of outstanding ADRs to be exchanged for new ADRs.

Record Dates

Whenever any cash dividend or other cash distribution shall become payable, any distribution other than cash shall be made or rights shall be issued with respect to the ordinary shares, or whenever for any reason the depositary causes a change in the number of ordinary shares that are represented by each ADR, or whenever the depositary shall receive notice of any meeting of holders of ordinary shares, the depositary shall fix a record date after consultation with Teva if such record date is different from the record date applicable to the shares, provided that the record date established by Teva or the depositary shall not occur on a day on which the shares or ADRs are not traded in Israel or the United States:

•	for the determination of the holders of ADRs who shall be:

•	entitled to receive such dividend, distribution or rights, or the net proceeds of the sale, or

•	entitled to give instructions for the exercise of voting rights at any such meeting; or

•	on or after which each ADS will represent the changed number of ordinary shares.

Reports and Other Communications

Teva will furnish to the depositary and the custodian all notices of shareholders’ meetings and other reports and communications that are made generally available to the holders of ordinary shares and English translations of the same. The depositary will make such notices, reports and communications available for inspection by ADR holders at its corporate trust office when furnished by Teva pursuant to the deposit agreement and, upon request by Teva, will mail such notices, reports and communications to ADR holders at Teva’s expense.

Voting of the Underlying Ordinary Shares

Upon receipt of notice of any meeting or solicitation of consents or proxies of holders of ordinary shares, if requested in writing, the depositary shall, as soon as practicable thereafter, mail to the ADR holders a notice containing:

•	such information as is contained in the notice received by the depositary; and

•	a statement that the holders of ADRs as of the close of business on a specified record date will be entitled, subject to applicable law and the provisions of Teva’s memorandum and articles of association, as amended, to instruct the depositary as to the exercise of voting rights, if any, pertaining to the amount of ordinary shares represented by their respective ADSs.

Upon the written request of an ADR holder on such record date, received on of before the date established by the depositary for such purpose, the depositary shall endeavor, insofar as is practicable and permitted under applicable law and the provisions of Teva’s memorandum and articles of association, as amended, to vote or cause to be voted the amount of ordinary shares represented by the ADRs in accordance with the instructions set forth in such request. If no instructions are received by the depositary from a holder of an ADR, the depositary shall give a discretionary proxy for the ordinary shares represented by such holder’s ADR to a person designated by Teva.

Amendment and Termination of the Deposit Agreement

The form of the ADRs and the terms of the deposit agreement may at any time be amended by written agreement between Teva and the depositary. Any amendment that imposes or increases any fees or charges (other than taxes or other governmental charges), or that otherwise prejudices any substantial existing right of holders of ADRs shall, however, not become effective until the expiration of three months after notice of such amendment has been given to the holders of outstanding ADRs. Every holder of an ADR at the time such amendment becomes effective will be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the deposit agreement as amended thereby. In no event will any amendment impair the right of any ADR holder to surrender the ADRs held by such holder and receive therefore the underlying ordinary shares and any other property represented thereby, except in order to comply with mandatory provisions of applicable law.

Whenever so directed by Teva, the depositary has agreed to terminate the deposit agreement by mailing notice of such termination to the holders of all ADRs then outstanding at least 30 days prior to the date fixed in such notice for such termination. The depositary may likewise terminate the deposit agreement if at any time 60 days shall have expired after the depositary shall have delivered to the holders of all ADRs then outstanding and Teva a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment.

If any ADRs remain outstanding after the date of termination, the depositary thereafter will discontinue the registration of transfers of ADRs, will suspend the distribution of dividends to the holders and will not give any further notices or perform any further acts under the deposit agreement, except:

•	the collection of dividends and other distributions;

•	the sale of rights and other property; and

•	the delivery of ordinary shares, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for surrendered ADRs, subject to the terms of the deposit agreement.

At any time after the expiration of one year from the date of termination, the depositary may sell the underlying ordinary shares and hold uninvested the net proceeds, together with any cash then held by it under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the holders of ADRs that have not theretofore surrendered their ADRs and such holders shall become general creditors of the depositary with respect to such net proceeds. After making such sale, the depositary shall be discharged from all obligations under the deposit agreement, except to account for net proceeds and other cash (after deducting fees of the depositary) and except for obligations for indemnification set forth in the deposit agreement. Upon the termination of the deposit agreement, Teva will also be discharged from all obligations thereunder, except for certain obligations to the depositary.

Charges of Depositary

Teva will pay the fees, reasonable expenses and out-of-pocket charges of the depositary and those of any registrar only in accordance with agreements in writing entered into between the depositary and Teva from time to time. The following charges shall be incurred by any party depositing or withdrawing ordinary shares or by any party surrendering ADRs or to whom ADRs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by Teva or an exchange of stock regarding the ADRs or deposited ordinary shares or a distribution of ADRs pursuant to the terms of the deposit agreement):

•	the fees of the depositary for the execution and delivery, transfer, or surrender of ADRs, or the making of any cash distribution, pursuant to the deposit agreement;

•	any applicable taxes and other governmental charges;

•	any applicable transfer or registration fees;

•	certain cable, telex and facsimile transmission charges as provided in the deposit agreement;

•	any expenses incurred in the conversion of foreign currency;

•	a fee of $5.00 or less per 100 ADRs (or a portion of such amount of ADRs) for the delivery of ADRs in connection with the deposit of ordinary shares or distributions on ordinary shares on the surrender of ADRs; and

•	a fee not in excess of $1.50 or less per certificate for an ADR or ADRs for transfers made pursuant to the deposit agreement.

The depositary may own and deal in any class of securities of Teva and its affiliates and in ADRs.

Liability of Holders for Taxes, Duties or Other Charges

Any tax or other governmental charge with respect to ADRs or any deposited ordinary shares represented by any ADR shall be payable by the holder of such ADR to the depositary. The depositary may refuse to effect transfer of such ADR or any withdrawal of deposited ordinary shares represented by such ADR until such payment is made, and may withhold any dividends or other distributions or may sell for the account of the holder any part or all of the deposited ordinary shares represented by such ADR and may apply such dividends or distributions or the proceeds of any such sale in payment of any such tax or other governmental charge and the holder of such ADR shall remain liable for any deficiency.

Transfer of American Depositary Receipts

The ADRs are transferable on the books of the depositary, except during any period when the transfer books of the depositary are closed, or if any such action is deemed necessary or advisable by the depositary or Teva at any time or from time to time because of any requirement of law or of any government or governmental body or commission or under any provision of the deposit agreement. The surrender of outstanding ADRs and withdrawal of deposited ordinary shares may not be suspended subject only to:

•	temporary delays caused by closing the transfer books of the depositary or Teva, the deposit of ordinary shares in connection with voting at a shareholders’ meeting or the payment of dividends;

•	the payment of fees, taxes and similar charges; and

•	compliance with the United States or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of the deposited ordinary shares.

The depositary shall not knowingly accept for deposit under the deposit agreement any ordinary shares required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to such ordinary shares. As a condition to the execution and delivery, registration of transfer, split-up, combination or surrender of any ADR or withdrawal of ordinary shares, the depositary, the custodian or the registrar may require payment from the person presenting the ADR or the depositor of the ordinary shares of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto, payment of any applicable fees payable by the holders of ADRs, may require the production of proof satisfactory to the depositary as to the identity and genuineness of any signature and may also require compliance with any regulations the depositary may establish consistent with the provisions of the deposit agreement. The depositary may refuse to execute and deliver ADRs, register the transfer of any ADR or make any distribution on, or related to, ordinary shares until it or the custodian has received proof of citizenship or residence, exchange control approval or other information as it may deem necessary or proper. Holders of ADRs may inspect the transfer books of the depositary at any reasonable time, provided, that such inspection shall not be for the purpose of communicating with holders of ADRs in the interest of a business or object other than Teva’s business or a matter related to the deposit agreement or ADRs.

General

Neither the depositary nor Teva nor any of their directors, employees, agents or affiliates will be liable to the holders of ADRs if by reason of any present or future law or regulation of the United States or any other country or of any government or regulatory authority or any stock exchange, any provision, present or future, of Teva’s memorandum and articles of association, as amended, or any circumstance beyond its control, the depositary or Teva or any of their respective directors, employees, agents or affiliates is prevented or delayed in performing its obligations or exercising its discretion under the deposit agreement or is subject to any civil or criminal penalty on account of performing its obligations. The obligations of Teva and the depositary under the deposit agreement are expressly limited to performing their obligations specifically set forth in the deposit agreement without negligence or bad faith.

COMPARATIVE RIGHTS OF IVAX AND TEVA SHAREHOLDERS

IVAX is incorporated under the laws of the State of Florida. Teva is incorporated under the laws of the State of Israel. If the merger is completed, IVAX shareholders will exchange their respective shares of IVAX common stock for cash and/or Teva ordinary shares, which will trade in the United States in the form of ADSs evidenced by ADRs in accordance with the merger agreement. The following is a summary comparison of material differences between the rights of an IVAX shareholder and a Teva ordinary shareholder arising from the differences between the laws of the State of Florida and of the State of Israel and the governing documents of the respective companies. As Teva’s ordinary shares are listed and traded on the Tel Aviv Stock Exchange and are traded on NASDAQ in the form of ADSs, evidenced by ADRs, Teva is subject to various United States and Israeli securities laws and regulations.

The following summary does not purport to be a complete statement of the rights of holders of IVAX common stock under the applicable provisions of Florida law and IVAX’s articles of incorporation and bylaws, or the rights of holders of Teva ordinary shares under the applicable provisions of the Israeli Companies Law and Teva’s memorandum of association and articles of association, as amended, or a complete description of the specific provisions referred to herein. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the laws of Florida, the United States and Israel, IVAX’s articles of incorporation and bylaws and Teva’s memorandum of association and articles of association, as amended.

Copies of such governing corporate instruments of IVAX and Teva are available, without charge, to any person, including any beneficial owner to whom this joint proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information.”

For a description of the Teva ordinary shares and the Teva ADRs and a discussion of the ways in which the rights of holders of Teva ADRs may differ from those of holders of Teva ordinary shares, you should read carefully the sections above entitled “Description of Teva Ordinary Shares” and “Description of Teva American Depositary Shares.”

Summary of Material Differences Between the Rights of IVAX Shareholders and the Rights of Teva Shareholders

IVAX SHAREHOLDER RIGHTS	TEVA SHAREHOLDER RIGHTS
Number of Directors:	Except as set forth in a
corporation’s articles of
incorporation or an agreement
among its shareholders, under the
Florida Business Corporation Act
(the “FBCA”) a corporation’s
board of directors must consist of
at least one member. IVAX’s
bylaws provide that the number of
directors shall be not less than two,
the exact number to be determined
from time to time by the
affirmative vote of a majority of
IVAX’s directors. IVAX currently
has 11 directors.	Under the Israeli Companies Law,
a public company must have at
least two statutory independent
directors. Teva’s board of
directors currently consists of
fourteen directors (including the
two statutory independent
directors). Under Teva’s articles
of association, as amended, there
must be at least three and not
more than sixteen directors on the
board of directors (of whom 15
are elected by the shareholders at
the annual meetings), not
including the two statutory
independent directors. The

IVAX SHAREHOLDER RIGHTS	TEVA SHAREHOLDER RIGHTS
board of directors is entitled to
change the maximum number of
directors elected by the
shareholders (currently 15) to any
number that is not less than 15 and
whose division by three is an
integer, by the affirmative vote of
three-quarters of the persons
voting, as long as at least nine
directors vote in favor of
resolution.

Election of Directors:	Directors are elected at an annual
meeting of shareholders at which a
quorum is present by a plurality
vote, i.e., a majority of the
participating votes cast by holders
of shares present or represented by
proxy.	Directors are elected at an annual
meeting of shareholders at which a
quorum is present by a majority of
the participating votes cast by
holders of shares present or
represented by proxy. The
statutory independent directors are
elected by a qualified majority at a
general meeting of shareholders.
The votes cast in favor of the
election of the statutory
independent directors must include
at least one-third of the votes cast
by shareholders who are not
controlling shareholders of the
company. Alternatively, the
election of the statutory
independent directors is also valid
if the votes cast against the
election of the statutory
independent directors by
shareholders who are not
controlling shareholders of the
company do not exceed 1% of the
company’s total voting power. The
board of directors is entitled at any
time to appoint the chief executive
officer as a member of the board of
directors.

Term and Classes of Directors:	IVAX’s board of directors is not classified into more than one class. Each director serves until the next annual meeting and until his or her successor is elected and qualified.	There are three classes of Teva
directors. Each class serves for a
three-year term, with the term of
one of the three classes of directors
expiring each year at the annual
meeting. Statutory independent
directors are elected for a term of
three years (with an optional
extension for one additional three-
year term).

IVAX SHAREHOLDER RIGHTS	TEVA SHAREHOLDER RIGHTS
Removal of Directors:	The FBCA provides that
shareholders may remove one or
more directors, with or without
cause, unless the articles of
incorporation provide that
directors may be removed only for
cause. The FBCA also provides
that if a director is to be removed
by the shareholders at a meeting of
the shareholders, the notice of the
meeting must state that the purpose
or one of the purposes of the
meeting is the removal of the
director. IVAX’s articles of
incorporation do not so limit
removal of directors.	Directors, other than the two
statutory independent directors,
may be removed from office only
upon: (a) death, (b) bankruptcy, (c)
mental illness or if the director has
been declared incompetent, (d)
resignation, (e) the affirmative
vote of the shareholders upon the
director’s violation of his or her
duty of care or fiduciary duty, (f)
conviction of certain offenses, or
(g) court order. Statutory
independent directors may only be
removed in accordance with the
relevant provisions of the Israeli
Companies Law.

Vacancies on the Board:	IVAX’s bylaws provide that any
vacancy on the board of directors,
including any vacancy created by
reason of an increase in the
number of directors, may be filled
by the shareholders or by the
affirmative vote of a majority of
the remaining directors though less
than a quorum of the board of
directors. Directors so chosen shall
hold office for a term expiring at
the next annual meeting of
shareholders.	If any vacancies occur in Teva’s
board of directors, by reason of
death, bankruptcy, incompetency,
resignation, violation of duty of
care or of fiduciary duty,
conviction of certain offenses or
by court order, such vacancies may
be filled by a vote of the remaining
directors then in office, and the
directors so elected will hold office
until the date on which the term in
office of his or her predecessor
would have expired (provided
however that any vacancies that
occur by reason of violation of
duty of care or fiduciary duty may
be filled by a vote at the general
meeting of shareholders, or, if the
general meeting fails to elect a
director, by the remaining directors
then in office). Vacancies
occurring when the number of
members of any class of directors
becomes less than the maximum
number of members of such class,
may be filled by the board of
directors, at any time and from
time to time, up to the maximum
number within such class and such
appointed directors shall serve
until the expiry of the term of
office of the members of the class
in question.

	IVAX SHAREHOLDER RIGHTS	TEVA SHAREHOLDER RIGHTS
Board Quorum and Vote Requirements:

At any meeting of IVAX’s board of directors, the presence of a majority of the whole board of directors constitutes a quorum for the transaction of business. Except as otherwise required by law or IVAX’s bylaws, the act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the board of directors.

The quorum required for a session of Teva’s board of directors is the majority of the members of the board then serving in office, but not fewer than three directors. Except as otherwise required by the Israeli Companies Law or Teva’s articles of association, as amended, the act of a majority of the directors present at any meeting at which a quorum is present is sufficient for the act of the board of directors. If the votes are tied, the chairman of the board of directors is entitled to cast an additional vote.

Action of the Board of Directors Without a Meeting:

Any action required or permitted to be taken at a meeting of IVAX’s board of directors may be taken without a meeting if a consent in writing, setting forth the action to be taken and signed by all of the directors is filed in the minutes of the proceedings of IVAX’s board of directors.

Actions required or permitted to be taken at a meeting of Teva’s board of directors may be taken without a meeting, if all members of the board of directors that are entitled to vote on the applicable matter consent thereto.

Constituencies Provision:	Under the FBCA, in discharging his or her duties, a director may consider such factors as the director deems relevant, including the long-term prospects and interests of the corporation and its shareholders, and the social, economic, legal or other effects of any action on the employees, suppliers, customers of the corporation and its subsidiaries, the communities and society in which the corporation or its subsidiaries operate and the economy of the state and the nation.	The Israeli Companies Law provides that a company’s purpose is to operate in accordance with ‘business considerations’ in order to maximize its profits, and that such business considerations may also take into account the interests of creditors, employees and the general public.

Approval of Certain Transactions and Matters:	Subject to certain exceptions, the FBCA provides that the affirmative vote of the holders of a majority of the voting power of a	Subject to certain exceptions, the Israeli Companies Law provides that the approval of the board of directors, as well as the

	IVAX SHAREHOLDER RIGHTS	TEVA SHAREHOLDER RIGHTS
corporation’s outstanding shares
entitled to vote thereon is required
to authorize a merger or statutory
share exchange. The FBCA also
provides that a sale, lease,
exchange or disposition of all or
substantially all of a corporation’s
assets or its voluntary dissolution
requires shareholder approval by a
majority of the corporation’s
outstanding votes entitled to vote
thereon, subject to certain
exceptions.

IVAX’s bylaws provide that, if a
quorum is present, action on a
matter (including the election of
directors) shall be approved if the
votes cast favoring the matter
exceed the votes cast against the
matter, unless the matter is one
upon which the FBCA or other law
requires a greater vote.

affirmative vote of a majority of
the shares participating in the vote
is required to authorize a merger,
with certain exceptions. Teva’s
articles of association provide that
a shareholder resolution will be
deemed to have been adopted if
approved by a simple majority of
the shareholders voting on the
matter in person or by proxy,
provided that a quorum is present
at such vote, unless another
majority is specifically required by
the Israeli Companies Law or
Teva’s articles of association.

Center of Management; Principal Place of Business:

The FBCA does not requrie a
corporation to have a principal
place of business within the State
of Florida. IVAX’s bylaws provide
that all meetings of IVAX’s
shareholders or directors shall be
held at IVAX’s principal office or
as determined by the Chairman of
the Board, unless designated by
resolution from time to time by the
board of directors.

Teva’s center of management must
be maintained in Israel, unless
decided otherwise by the board of
directors upon the affirmative vote
of three-quarters of the
participating votes. Unless Teva’s
center of management is
transferred to another country, all
of Teva’s general meetings of
shareholders, and all sessions of
the board of directors, are to be
convened in Israel, the majority of
the members of the board of
directors have to be residents of
Israel and the chief executive
officer has to be a resident of Israel
throughout the entire duration of
his or her office.

Shareholder Meetings:	The annual meeting of IVAX’s
shareholders for the election of
directors and for the transaction of
such other business as may properly
come before the meeting is held on
the date, time and place designated
by IVAX’s board of directors.	The annual meeting of Teva’s
shareholders is held in Israel (as
described above) at such date and
time as may be designated by the
chairman of the board or the secretary
of Teva, but no later than fifteen
months after the last annual meeting.

	IVAX SHAREHOLDER RIGHTS	TEVA SHAREHOLDER RIGHTS

The FBCA provides that a special meeting of shareholders shall be held on call of the board of directors, persons authorized to do so by the articles of incorporation or bylaws, if holders of not less than 10% (or a higher percentage not more than 50% required by the articles of incorporation) sign, date and deliver a written demand for such a meeting. Only business within the purpose(s) described in the notice of the special meeting may be conducted at such a meeting.

Under IVAX’s articles of incorporation, IVAX’s shareholders may not call a special meeting of shareholders unless the holders of at least 50% of all of the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date, and deliver to IVAX’s secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held.

IVAX’s bylaws provide that special meetings of the shareholders may only be called by IVAX’s chairman of the board, IVAX’s board of directors, or upon the written request of shareholders holding at least 50% of IVAX’s outstanding stock having the right and entitled to vote at such meeting.

Under the Israeli Companies Law and Teva’s articles of association, as amended, special meetings of Teva’s shareholders may be called by the board of directors or by the request of (a) two directors, (b) one-quarter of the directors in office, or (c) shareholders holding at least five percent of Teva’s voting rights. Notice of the special meeting stating the agenda and proposed resolutions must be delivered to shareholders of record and published at least 30 days prior to the meeting. If the votes in any meeting of the shareholders are tied, the chairman of the shareholders’ meeting is entitled to cast an additional vote. The chairman of a shareholders’ meeting is the chairman of the board or anyone appointed by the board of directors or the shareholders for that purpose. Any business to be conducted at a meeting of the shareholders must be specifically identified in the notice of the meeting.

Quorum Requirements:	Except as otherwise required by law, a majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum at a meeting of IVAX shareholders.	The presence in person or by proxy of two or more shareholders who jointly hold 25% or more of Teva’s issued share capital at a shareholders meeting constitutes a quorum for the transaction of business at such meeting. If no quorum is present within half an hour after the time set for the

	IVAX SHAREHOLDER RIGHTS	TEVA SHAREHOLDER RIGHTS
meeting, whether an annual or
special meeting, the meeting shall
be adjourned to one week from
that date. If no quorum is present
within half an hour after the time
set for the adjourned meeting, the
presence in person or by proxy of
any two or more shareholders who
jointly hold 20% or more of the
issued share capital constitutes a
quorum.

Action of Shareholders by Written Consent:	Unless otherwise provided in a
corporation’s articles of
incorporation, action required or
permitted by the FBCA to be taken
at any annual or special meeting of
shareholders may be taken without
a meeting, without prior notice,
and without a vote if the action is
taken by the holders of outstanding
stock of each voting group entitled
to vote thereon having not less
than the minimum number of votes
with respect to each voting group
that would be necessary to
authorize or take such action at a
meeting at which all voting groups
and shares entitled to vote thereon
were present and voted. IVAX’s
articles of incorporation do not so
limit taking shareholder action by
	written consent.	The Israeli Companies Law does not provide for an action of shareholders of a public company by written consent in lieu of a meeting.

Amendment of Articles of Incorporation, Memorandum of Association:

The FBCA provides that unless a
corporation’s articles of
incorporation provide otherwise,
the board of directors may amend
certain items of the corporation’s
articles of incorporation without
shareholder approval. Certain
amendments required to have
shareholder approval must be
recommended by the board of
directors and submitted to a vote at
a meeting of shareholders, where
such amendments must be adopted
by a majority of the votes entitled

Teva’s memorandum of
association principally sets forth
its purposes and therefore is
unlikely to be changed. However,
an amendment to the memorandum
can be generally effected by the
affirmative vote of the holders of
75% of the voting rights in Teva
participating in the meeting.

	IVAX SHAREHOLDER RIGHTS	TEVA SHAREHOLDER RIGHTS
to be cast on the amendment. IVAX’s articles of incorporation do not so limit the IVAX board of directors from amending such items of IVAX’s articles of incorporation.

Amendment of By-laws, Articles of Association:

The FBCA provides, unless
provided otherwise in the articles
of incorporation or other
provisions of the FBCA, or as
expressly provided by
shareholders, that the board of
directors may amend or repeal the
corporation’s bylaws. IVAX’s
articles of incorporation do not so
limit the IVAX board of directors
from amending IVAX’s bylaws.

IVAX’s bylaws provide that they
may be altered, amended or
repealed, and new bylaws adopted,
by IVAX’s board of directors or
shareholders.

Under the Israeli Companies Law,
the articles of association fill the
role which includes substantially
all of the elements that under
Florida law are split between the
articles of incorporation and the
bylaws of a company.

Teva’s articles of association, as
amended, provide that an
amendment to the articles of
association relating to the location
of the center of management in
Israel and certain provisions
relating to the board of directors
and the chief executive officer
requires the affirmative vote of
85% of the voting rights in Teva
represented at a shareholders’
meeting and voting thereon unless
a lower percentage has been
established by the board of
directors upon the affirmative vote
of three-quarters of the board of
directors present at a board
meeting and voting thereon. All
other articles may be amended by
the affirmative vote of three-
quarters of the voting rights in
Teva participating at a
shareholders’ meeting unless a
lower percentage has been
established by the board of
directors upon the affirmative vote
of three-quarters of the board of
directors present at a board
meeting and voting thereon.

Exculpation of Directors:	The FBCA provides that a director is not personally liable for monetary damages to a corporation or any other person for any statement, vote, decision, or failure	The Israeli Companies Law provides that a company cannot exculpate an officeholder (which is defined under the Israeli Companies Law to include a

IVAX SHAREHOLDER RIGHTS	TEVA SHAREHOLDER RIGHTS

to act, regarding corporate management or policy by a director, unless:

•     the director breached or

failed to perform his or her duties as a director, and

•     the director’s breach of, or

failure to perform, those duties constitutes:

•     a violation of the criminal

law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful. A judgment or other final adjudication against a director in any criminal proceeding for a violation of the criminal law estops that director from contesting the fact that his or her breach, or failure to perform, constitutes a violation of the criminal law; but does not estop the director from establishing that he or she had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful,

•     a transaction from which

the director derived an improper personal benefit, either directly or indirectly,

•     a circumstance under which

the liability provisions of Section 607.0834 of the FBCA are applicable (which section pertains to unlawful distributions to shareholders),

•     in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct, or director, general manager, managing director, chief executive officer, executive vice president, vice president, other managers directly subordinate to the general manager and any other person fulfilling or assuming any of the foregoing positions or responsibilities without regard to such person’s title) from liability with respect to a breach of his or her duty of loyalty. However, the Israeli Companies Law allows companies to, and Teva articles of association, as amended, provide that Teva may, exculpate in advance an officeholder from his or her liability to the company, in whole or in part, with respect to a breach of his or her duty of care, except for (a) a breach of duty of care in respect of the performance of a “distribution” as defined in the Israeli Companies Law; (b) a breach by the officeholder of his or her duty of care if such breach was done intentionally or recklessly; (c) any act or omission done with the intent to derive an illegal personal gain; or (d) a fine or monetary settlement imposed upon the officeholder.

	IVAX SHAREHOLDER RIGHTS	TEVA SHAREHOLDER RIGHTS

•     in a proceeding by or in the

right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

Indemnification and Insurance of Directors, Officers and Employees:

Subject to certain limitations, the FBCA provides that a corporation may indemnify any person who is or was a director, officer, employee or agent of the corporation against liability incurred in any proceeding, if such person acted in good faith and reasonably believed that such actions were in the best interest of the corporation or, with respect to any criminal proceeding, if such person had no reasonable cause to believe such action was unlawful.

The FBCA also requires a Florida corporation to indemnify such persons to the extent they are successful on the merits or otherwise in defending a proceeding, or if a court determines they should be indemnified. It also permits a Florida corporation to advance expenses incurred in defense of a proceeding on certain conditions.

The FBCA also permits a Florida corporation to further indemnify and make advances to such persons by other means (such as by contract or bylaw provision) unless a judgment or other final adjudication establishes that such person’s actions or omissions which were material to the cause of action constitute any of the following:

•     a crime, unless such person had reasonable cause to

The Israeli Companies Law provides that a company may not indemnify an officeholder, nor enter into an insurance contract which would provide coverage for any monetary liability incurred as a result of any of the following: (a) a breach by the officeholder of his or her duty of loyalty unless the officeholder acted in good faith and had a reasonable basis to believe that the act would not cause the company harm; (b) a breach by the officeholder of his or her duty of care if such breach was done intentionally or recklessly; (c) any act or omission done with the intent to derive an illegal personal gain; or (d) a fine or monetary settlement imposed upon the officeholder.

Teva’s articles of association provide that, subject to the Israeli Companies Law, Teva is entitled to agree in advance to indemnify any officeholder, as a result of a liability or an expense imposed on him or her or expended by him or her as a result of any action which was performed by the officeholder in his or her capacity as an officeholder of Teva, in respect of any of the following:

(a)    financial liability imposed upon the officeholder by virtue of a court decision, including a decision by way of settlement or a decision in

IVAX SHAREHOLDER RIGHTS	TEVA SHAREHOLDER RIGHTS

believe his conduct was lawful or had no reasonable cause to believe it unlawful;

•      a transaction from which he

derived an improper personal benefit;

•      an action in violation of

Section 607.0834 of the FBCA (which section pertains to unlawful distributions to shareholders); or

•      willful misconduct or a

conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

IVAX’s bylaws provide that IVAX will indemnify each of its directors and officers and may indemnify its employees to the fullest extent permitted or authorized by current or future legislation or by current or future judicial or administrative decision (but, in the case of any such future legislation or decision, only to the extent that it permits the corporation to provide broader indemnification rights than permitted prior to such legislation or decision), against any liability or expense, awarded or assessed against him or her, or incurred by him or her, in his or her capacity as such director, officer or employee, or arising out of his or her status as such director, officer or employee. IVAX’s bylaws also provide for mandatory advancement of expenses subject to certain conditions.

arbitration which has been confirmed by a court of law, provided that the agreement to indemnify shall be limited to events that, in the opinion of Teva’s board of directors, are foreseeable, in light of Teva’s activities at the time that the agreement of indemnification was given and shall further be limited to amounts or criteria that Teva’s board of directors has determined to be reasonable under the circumstances;

(b)    reasonable litigation

expenses, including legal fees, expended by the officeholder as a result of an inquiry or a proceeding conducted in respect of such officeholder by an authority authorized to conduct same, which was concluded without the submission of an indictment against said officeholder and either (i) without any financial penalty being imposed on said officeholder instead of a criminal proceeding, or (ii) with a financial penalty being imposed on said officeholder instead of a criminal proceeding, in respect of a criminal charge which does not require proof of criminal intent; and

(c)    reasonable expenses with

regard to litigation, including legal fees, which said officeholder shall have expended or shall have been obligated to expend by a court of law, in any proceedings which shall have been filed against said officeholder by or on behalf of the company or by another person, or with

IVAX SHAREHOLDER RIGHTS	TEVA SHAREHOLDER RIGHTS

regard to any criminal charge of which said officeholder was acquitted, or with regard to any criminal charge of which said officeholder was convicted which does not require proof of criminal intent.

Furthermore, Teva’s articles of association, as amended, provide that subject to the Israeli Companies Law, Teva may generally indemnify any officeholder of Teva retroactively for any liability or expenditure for which Teva may agree to indemnify such shareholder in advance as provided above. Teva’s articles of association, as amended, provide that subject to the Israeli Companies Law, Teva may purchase insurance to cover the liability of any officeholder as a result of any of the following: (a) breach of a duty of care vis-a-vis the company or vis-a-vis another person; (b) breach of a fiduciary duty vis-a-vis the company, provided that the officeholder acted in good faith and had reasonable grounds to believe that the action in question would not adversely affect the company; or (c) financial liability which shall be imposed upon said officeholder in favor of another person as a result of any action which was performed by said officeholder in his or her capacity as an officeholder of the company.

The Israeli Companies Law provides that a company may not indemnify an officeholder, nor enter into an insurance contract which would provide coverage for any monetary liability incurred as a result of any of the following: (a) a breach by the officeholder of his

	IVAX SHAREHOLDER RIGHTS	TEVA SHAREHOLDER RIGHTS

or her duty of loyalty unless the officeholder acted in good faith and had a reasonable basis to believe that the act would not cause the company harm; (b) a breach by the officeholder of his or her duty of care if such breach was done intentionally or recklessly; (c) any act or omission done with the intent to derive an illegal personal gain; or (d) a fine or monetary settlement imposed upon the officeholder.

Pursuant to the Israeli Companies Law, indemnification of, exculpation of and procurement of insurance coverage for, officeholders in a public company must be approved by the audit committee, the board of directors and, if the officeholder is a director—also by the company’s shareholders.

Conflict of Interest; Fiduciary Duty:

The FBCA provides that no contract or other transaction between a corporation and one or more of its directors or any other corporation, firm, association, or entity in which one or more of its directors are directors or officers or are financially interested shall be either void or voidable because of such relationship or interest, because such director or directors are present at the meeting of the board of directors or a committee thereof which authorizes, approves, or ratifies such contract or transaction, or because his or her or their votes are counted for such purpose, if: (a) the fact of such relationship or interest is disclosed or known to the board of directors or committee of the board, and the board or committee of the board authorizes the contract or transaction by the affirmative

The Israeli Companies Law provides that an officeholder’s fiduciary duties consist of a duty of care and a duty of loyalty. The duty of loyalty requires avoiding any conflict of interest, not competing with the company, avoiding exploiting any business opportunity of the company in order to receive personal advantage for himself or others, and revealing to the company any information or documents relating to the company’s affairs which the officeholder has received due to his position as an officeholder.

Under the Israeli Companies Law, compensation of officeholders who are not directors requires approval of the board of directors or of a committee designated by the board of directors. Compensation of directors requires the approval of

IVAX SHAREHOLDER RIGHTS	TEVA SHAREHOLDER RIGHTS
votes of a majority of the disinterested directors, even though the disinterested directors may be less than a quorum; provided that such approving disinterested directors are more than one; (b) the fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve, or ratify such contract or transaction by vote or written consent, and the contract or transaction is specifically approved by vote of the shareholders, other than interested directors, holding a majority of the corporation’s outstanding shares, other than shares held by interested directors; or (c) the contract or transaction is fair and reasonable as to the corporation at the time it is authorized by the board, a committee, or the shareholders.

the audit committee, the board of directors and the shareholders.

The Israeli Companies Law requires that an officeholder promptly disclose any “personal interest” that he or she may have and all related material information known to him or her, in connection with any existing or proposed transaction by the company. In the case of a transaction with an officeholder or with another person in which an officeholder has a “personal interest” which is not an extraordinary transaction, subject to the officeholder’s disclosure of his or her interest, board approval is sufficient for the approval of the transaction (or the approval of a committee of the board, if the articles of association of the company allows delegation of such powers to a committee of the board, such as in Teva’s case). The transaction must not be adverse to the company’s interest. If the transaction is an extraordinary transaction, (a transaction outside of the ordinary course, which is not on market terms, or that is likely to have a material impact on the company’s profitability, properties or obligations), it must be approved by the audit committee and the board of directors. Generally, an officeholder who has a personal interest in a matter that is considered at a meeting of the board of directors or the audit committee may not be present at the meeting or vote thereon.

Under the Israeli Companies Law, a shareholder has a duty to act in good faith towards the company and the other shareholders and refrain from abusing his or her power in the company.

	IVAX SHAREHOLDER RIGHTS	TEVA SHAREHOLDER RIGHTS
Business Combinations; Interested Shareholder Transactions; Anti-Takeover Effects:

The FBCA provides that, unless a specified exception is met, an interested shareholder (i.e., a person owning 10% or more of a corporation’s outstanding voting stock) may not engage in an affiliated transaction (including a merger or other significant corporate transactions) with a Florida corporation unless such transaction is approved by two-thirds of the voting shares of the corporation excluding the shares beneficially owned by the interested shareholder.

This provision is not applicable under certain circumstances, including when:

•      a majority of the

disinterested directors approve the transaction,

•      the corporation has not had

more than 300 shareholders of record at any time during the three years prior to the date on which the affiliated transaction was announced,

•      the interested shareholder

has beneficially owned at least 80% of the outstanding voting shares of the corporation for at least five years prior to the date on which the affiliated transaction was announced,

•      the interested shareholder is

the beneficial owner of at least 90% of the outstanding voting shares of the corporation exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors,

•      the corporation is an

investment company registered under the Investment Company Act of 1940, or

Under the Israeli Companies Law, the acquisition of stock in a public company such as Teva whereby the acquiring person would obtain a controlling interest (an interest of 25% or more) is not permitted if the company does not already have a shareholder that has a controlling interest, and an acquisition whereby the acquiring shareholder would thereafter hold more than 45% percent of the voting rights in the company is not permitted if there is no other 45% shareholder in the company, except by way of a tender offer in accordance with the provisions of the applicable section of the Israeli Companies Law (a special tender offer). These anti-takeover limitations do not apply to a purchase of shares by way of a “private offering” in certain circumstances provided under the Israeli Companies Law. See also the portion of this comparison entitled “Approval of Certain Transactions and Matters.”

The Israeli Companies Law provides that an extraordinary transaction of a public company with a controlling member thereof (in general defined as a person holding 50% or more of the outstanding shares) or of a public company with another entity in which a controlling member has a personal interest, including a private offering in which a controlling member has a personal interest, requires approval of such company’s audit committee, board of directors and a majority of the shareholders voting on the matter, where at least one-third of the shareholders voting to approve the transaction do not have a personal interest in the matter, or where the total number of shareholders who

	IVAX SHAREHOLDER RIGHTS	TEVA SHAREHOLDER RIGHTS

•      in the affiliated transaction,

“fair price” consideration is paid to the holders of each class or series of voting shares and certain other conditions are met.

Under the FBCA, unless there is a provision in the articles of incorporation or bylaws electing not to be governed by this provision, “control shares” (shares that would otherwise have voting power for the election of directors in certain ranges of ownership over 20%) acquired in a control-share acquisition have the same voting rights as were accorded to the shares before such acquisition only to the extent granted by a resolution approved by a majority of all the votes entitled to be cast by the class or series of the shareholders of the issuing corporation. This provision does not apply to a merger or share exchange effected in compliance with the FBCA, if the issuing public corporation is a party to the agreement of merger or plan of share exchange. Neither IVAX’s articles of incorporation nor its bylaws contains an election not to be governed by this provision.

do not have a personal interest in the matter voting against the approval does not exceed one percent of the voting rights in the company. In addition, a private offering whereby twenty percent or more of the voting rights (as existing prior to the issuance) in a company shall be granted and for which any part of the consideration is not given in cash or registered securities or which is not on arm’s length terms and as a result thereof a substantial shareholder’s (holding 5% or more) holdings shall increase or a person shall become a substantial shareholder, or which, as a result thereof, a person shall become a controlling member of the company, requires approval of the board of directors and then the shareholders.

Appraisal Rights:

Although shareholders are not entitled to any dissenters’ or appraisal rights in connection with the merger, the FBCA does provide for such rights under certain different circumstances. Under the FBCA any shareholder entitled to vote with respect to a corporate action may dissent from such action and obtain payment for the fair value of his or her shares in the event of:

•      consummation of a merger to

which the corporation is a party,

The Israeli Companies Law does not provide for shareholders’ appraisal rights except for the appraisal by a court under limited circumstances in connection with the acquisition by means of a tender offer of over 90% of the shares of a publicly traded company.

IVAX SHAREHOLDER RIGHTS	TEVA SHAREHOLDER RIGHTS

•      consummation of a sale or

exchange of all, or substantially all, of the assets of the corporation, with certain exceptions,

•      consummation of a share

exchange to which the corporation is a party and the shares held by the shareholder will be acquired,

•      amendment of the

corporation’s articles of incorporation if such amendment adversely affects the shareholder by altering or abolishing any preemptive or voting rights with respect to such shares, or effects an exchange, cancellation or reclassification of such shares that alters the shareholder’s percentage equity interest, effects a reduction or cancellation of accrued dividends or other arrearages, reduces the stated redemption price of the shareholder’s redeemable shares, or makes them redeemable, or abolishes or alters a sinking fund for redemption or purchase of such shares, or effects certain changes with respect to preferred stock, or

•      any other amendment to the

corporation’s articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws or a resolution of the board of directors.

Under the FBCA, with certain exceptions, shareholders do not have such dissenters’ rights, if, on the record date fixed to determine the shareholders entitled to vote at

IVAX SHAREHOLDER RIGHTS	TEVA SHAREHOLDER RIGHTS
the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting, the shares were (i) listed on the NYSE or the American Stock Exchange or (ii) designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or (iii) held of record by not fewer than 2,000 shareholders and have a market value of at least $10 million exclusive of shares held by certain persons.

MATERIAL U.S. FEDERAL INCOME TAX AND ISRAELI TAX CONSIDERATIONS

The following discussion sets forth the material U.S. federal income tax and Israeli income tax consequences of the exchange of IVAX shares in the Merger, and of the ownership of Teva ADRs. This discussion represents the opinion of Willkie Farr & Gallagher LLP, counsel to Teva, and Greenberg Traurig, LLP, counsel to IVAX, insofar as it relates to the U.S. federal income tax consequences of the exchange of IVAX shares in the merger (together with the subsequent merger). This discussion also represents the views of Willkie Farr & Gallagher LLP insofar as it relates to the U.S. federal income tax consequences associated with owning the Teva ADRs received in the merger. The opinions of counsel are based, in part, upon assumptions and written representations received from IVAX and Teva, which representations Willkie Farr & Gallagher LLP and Greenberg Traurig, LLP, will assume to be true and correct. An opinion of counsel is not binding on the Internal Revenue Service or any court.

Generally, the following discussion does not address any aspects of (i) U.S. taxation other than federal income taxation, (ii) Israeli taxation other than income and capital gains taxation or (iii) any state, local or other foreign taxation.

WE URGE YOU TO CONSULT WITH A TAX ADVISOR REGARDING THE UNITED STATES FEDERAL, STATE AND LOCAL AND THE ISRAELI AND OTHER TAX CONSEQUENCES OF THE EXCHANGE OF IVAX SHARES IN THE MERGER AND OF OWNING AND DISPOSING OF TEVA ADRs.

U.S. Federal Income Tax Considerations

The discussion set forth below is intended only as a summary of the material U.S. federal income tax consequences of the exchange of IVAX shares in the merger and of owning and disposing of Teva ADRs and does not purport to be a complete analysis of all potential tax consequences of the exchange and the ownership of the Teva shares. In particular, this discussion does not address all aspects of U.S. federal income taxation that may be applicable to a holder subject to special treatment under the U.S. Internal Revenue Code (including, but not limited to, banks, partnerships and other pass-through entities, tax-exempt organizations, insurance companies, broker-dealers, holders subject to the alternative minimum tax, holders that after the merger will own actually or constructively 5% or more of the total voting power or the total value of Teva capital stock (including Teva ordinary shares underlying Teva ADRs), holders that hold ADRs as part of a straddle, hedging or conversion transaction, or holders whose functional currency is not the U.S. dollar). This discussion assumes that holders of IVAX shares hold their IVAX shares as capital assets, and that holders of Teva ADRs will hold their ADRs as capital assets. This discussion does not apply to holders who acquired their IVAX shares or Teva ADRs through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan. This discussion is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended, which we refer to as the Internal Revenue Code, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, as in effect on the date of this document, as well as the Convention Between the Government of the United States of America and the Government of Israel with Respect to Taxes on Income, which we refer to as the U.S.-Israel tax treaty, all of which are subject to change, possibly with retroactive effect, and to differing interpretation.

For purposes of the Internal Revenue Code, a holder of ADRs will be treated as the beneficial owner of the underlying Teva shares represented by the ADRs.

For purposes of this discussion, a “U.S. holder” is any beneficial owner of IVAX shares or Teva ADRs who or which is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation (or another entity taxable as a corporation) created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

•	an estate, the income of which is includable in gross income regardless of its source; or

•	a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

A “non-U.S. holder” is any beneficial owner of IVAX shares or Teva ADRs who or which is for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident for U.S. federal income tax purposes;

•	a foreign corporation; or

•	a foreign estate or trust.

A non-U.S. holder does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such a holder is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a Teva ADR.

Special rules, not discussed in this document, may apply to persons investing through entities treated for U.S. federal income tax purposes as partnerships, and those persons should consult their own tax advisors in that regard.

The Merger

In this section, when we refer to the “merger” we mean the merger and the subsequent merger, taken together.

U.S. federal tax characterization of the merger

The consummation of the merger is conditioned upon the receipt by IVAX and Teva of opinions from their respective counsel that the merger should be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. We occasionally refer to these opinions as the tax opinions in this document. The tax opinions will be subject to certain assumptions, limitations and qualifications referred to in this document, and will be based upon the accuracy of certain factual representations of IVAX and Teva.

Tax counsels’ opinions are qualified and, therefore, the conclusion that the merger should qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code is not free from doubt. In particular, there is no authority directly on point addressing the treatment in the reorganization context of certain post-transaction changes to IVAX’s business that are expected to occur. In addition, the ability of counsel to IVAX and Teva to render their opinions depends on, among other things, the relative value (determined at the closing of the merger) of the stock and cash consideration delivered in exchange for IVAX shares. In the event tax counsel are unable to deliver the tax opinions, the merger would not be consummated unless the conditions requiring the delivery of the tax opinions were waived.

No ruling has been or will be obtained from the Internal Revenue Service in connection with the merger. IVAX shareholders should be aware that the tax opinions do not bind the Internal Revenue Service and that the Internal Revenue Service is therefore not precluded from successfully asserting, contrary to the opinions rendered, that the merger is a taxable transaction. The tax opinions are also subject to certain assumptions and qualifications and will be based on the truth and accuracy of certain representations made by IVAX and Teva, including, without limitation, representations in certificates to be delivered to counsel by the respective management of IVAX and Teva.

IVAX and Teva expect to be able to obtain these tax opinions from their respective counsel if:

•	the merger occurs in accordance with the merger agreement;

•	IVAX and Teva are able to deliver to counsel the representations relevant to the tax treatment of the merger, as specified by the merger agreement;

•	there is no adverse change in U.S. federal income tax law or interpretation thereof;

•	at the effective time of the merger, the aggregate fair market value of the Teva ADRs delivered as consideration in the merger is greater than 40% of the sum of (1) the aggregate fair market value of such Teva ADRs and (2) the aggregate amount of cash paid in the merger; and

•	at the effective time of the merger, the fair market value of Teva is at least equal to the fair market value of IVAX, determined as provided under U.S. federal income tax law.

In the event that the merger is treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, (i) Teva, IVAX and Sister Subsidiary will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code, and (ii) Teva will be treated as a corporation under Section 367(a)(1) of the Internal Revenue Code.

Assuming that the merger qualifies as a reorganization under U.S. federal income tax laws, as described more fully below, the U.S. federal income tax consequences to you will depend on whether you receive Teva ADRs, cash or a combination of Teva ADRs and cash in the merger.

U.S. Holders

Exchange solely for Teva ADRs. A U.S. holder of IVAX shares that exchanges all of his or her IVAX shares solely for Teva ADRs will not recognize any gain or loss except with respect to cash received instead of a fractional Teva ADR, as discussed below.

Exchange for Teva ADRs and cash. If a U.S. holder of IVAX shares exchanges all of his or her IVAX shares for a combination of Teva ADRs and cash, the shareholder will generally recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess, if any, of the sum of the amount of cash and the fair market value, as of the effective time of the merger, of the Teva ADRs received in the merger over that shareholder’s adjusted tax basis in its IVAX shares surrendered) and (2) the amount of cash received in the merger. For this purpose, the amount of gain (or disallowed loss) must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. U.S. holders of IVAX shares should consult their tax advisors regarding the manner in which cash and Teva ADRs received in the merger should be allocated among different blocks of IVAX shares surrendered in the merger. Any recognized gain will generally be long-term capital gain if the shareholder’s holding period of the IVAX shares surrendered is more than one year at the effective time of the merger.

Notwithstanding the above, if the cash received has the effect of the distribution of a dividend, the gain will be treated as a dividend to the extent of the shareholder’s ratable share of accumulated earnings and profits as calculated for U.S. federal income tax purposes. In general, the determination of whether the gain recognized in the merger will be treated as capital gain or dividend income will depend upon whether and to what extent the exchange in the merger reduces the U.S. holder’s deemed percentage share ownership interest in Teva. For purposes of this determination, a U.S. holder of IVAX shares will be treated as if it first exchanged all of its IVAX shares solely for Teva ADRs and then Teva immediately redeemed a portion of those Teva ADRs in exchange for the cash that the U.S. holder of IVAX shares actually received. In determining whether the receipt of cash has the effect of a distribution of a dividend, the Internal Revenue Code’s constructive ownership rules must be taken into account. The Internal Revenue Service has indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain as opposed to dividend treatment. A U.S. holder of IVAX shares that might be subject to these rules should consult his or her own tax advisor.

Exchange solely for cash. In general if, in the merger, a U.S. holder of IVAX shares exchanges all of his or her IVAX shares solely for cash, that shareholder generally will recognize gain or loss equal to the difference between the amount of cash received and its adjusted tax basis in the IVAX shares surrendered, which gain or loss generally will be long-term capital gain or loss if the shareholder’s holding period with respect to the IVAX shares surrendered is more than one year at the effective time of the merger. All or a portion of the cash received by a U.S. holder of IVAX shares who receives solely cash in the merger might, however, be treated as a dividend if the shareholder actually or constructively owns Teva ADRs immediately after the merger. Any U.S. holder of IVAX shares that might be subject to these rules should consult his or her own tax advisor.

Tax basis for Teva ADRs. The aggregate tax basis of any Teva ADRs received in the merger by a U.S. holder of IVAX shares (including fractional Teva ADRs for which cash is received) will be equal to the aggregate adjusted tax basis of the IVAX shares surrendered in the merger, reduced by the amount of any cash received by the shareholder in the merger (excluding any cash received instead of fractional Teva ADRs) and increased by the amount of any gain recognized by the shareholder on the exchange (including any portion of the gain that is treated as a dividend as described above but excluding any gain resulting from the receipt of cash instead of a fractional share).

Holding Period for Teva ADRs. The holding period of any Teva ADRs received in the merger by a U.S. holder of IVAX shares (including fractional Teva ADRs for which cash is received) will include the holding period of the IVAX shares surrendered in the merger.

Cash received instead of a fractional share. A U.S. holder of IVAX shares who receives cash instead of a fractional Teva common share will generally be treated as having received a fractional share and then as having received cash in redemption of the fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in redemption of the fractional share and the portion of the shareholder’s aggregate adjusted tax basis allocable to the fractional share. This gain or loss generally will be long-term capital gain or loss if the holding period for the holder’s IVAX shares is more than one year at the effective time of the merger.

A U.S. holder of IVAX shares is not subject to any special filing requirements under Section 367 of the Internal Revenue Code.

Treatment of capital gains. Capital gain of a non-corporate U.S. holder will generally be subject to a maximum rate of 15% if the IVAX shares were held for more than one year on the effective date of the merger. The deduction of any capital loss is subject to limitations. This gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

Non-U.S. Holders

A non-U.S. holder will not be subject to U.S. federal income tax on gain or loss recognized with respect to consideration received in the merger unless (i) the gain is “effectively connected” with the non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty as a condition for U.S. taxation, the gain is attributable to a “permanent establishment” maintained in the United States, or (ii) the non-U.S. holder is an individual present in the United States for at least 183 days in the taxable year of the merger and certain other conditions are met. In either of those cases, the non-U.S. holder will be taxed in the same manner as a U.S. holder with respect to the recognition of gain or loss, as described above. A corporate non-U.S. holder may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate, or at a lower rate if that corporate non-U.S. holder is eligible for the benefits of an income tax treaty providing for a lower rate, with respect to gain that is “effectively connected” with its conduct of a trade or business in the United States.

Information Reporting and Backup Withholding

Holders of IVAX shares might be subject to backup withholding and information reporting as described below under “Information Reporting and Backup Withholding.”

Ownership of Teva ADRs—U.S. Federal Income Taxation

U.S. holders of Teva ADRs will be treated as owners of the Teva ordinary shares underlying their Teva ADRs. Accordingly, except as noted, the U.S. federal income tax consequences discussed below apply equally to U.S. holders of Teva ordinary shares and Teva ADRs, and deposits and withdrawals of Teva ordinary shares in exchange for Teva ADRs will not be taxable events for U.S. federal income tax purposes.

The U.S. Treasury has expressed concerns that parties to whom Teva ADRs are released may be taking actions that are inconsistent with the claiming of foreign tax credits for U.S. holders of Teva ADRs. Such actions would also be inconsistent with the claiming of the reduced rate of tax, described below, applicable to dividends received by certain non-corporate U.S. holders. Accordingly, the analysis of the availability of foreign tax credits and the reduced tax rate for dividends received by certain non-corporate U.S. holders, described below, could be affected by actions taken by parties to whom the Teva ADRs are released.

Dividends and Distributions

U.S. holders. The amount of any distribution paid to a U.S. holder, including any Israeli taxes withheld from the amount of such distribution, will be subject to U.S. federal income taxation as ordinary income from sources outside the United States to the extent paid out of Teva’s current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Subject to applicable limitations, dividends paid to non-corporate U.S. holders with respect to taxable years beginning on or before December 31, 2008 generally are subject to tax at a maximum rate of 15%. Any dividend received will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from U.S. corporations. To the extent that an amount received by a U.S. holder exceeds that U.S. holder’s allocable share of Teva’s current and accumulated earnings and profits, such excess will be applied first to reduce that U.S. holder’s tax basis in the Teva ADRs and then, to the extent the distribution exceeds that U.S. holder’s tax basis, will be treated as capital gain.

Dividends paid in Israeli NIS will be included in a U.S. holder’s income in a U.S. dollar amount calculated by referenced to the exchange rate in effect on the date of the U.S. holder’s (or, in the case of ADRs, the depositary’s) receipt of the dividend, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. holder should generally not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. holder may have foreign currency gain or loss, which will be treated as income from sources within the United States, if he or she does not convert the amount of such dividend into U.S. dollars on the date of receipt. The amount of any distribution of property other than cash will be the property’s fair market value on the date of the distribution.

Subject to applicable limitations that may vary depending on a U.S. holder’s circumstances, Israeli taxes withheld from dividends on Teva ADRs at the rate provided by the U.S.-Israel tax treaty will be creditable against a U.S. holder’s U.S. federal income tax liability. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. The rules governing foreign tax credits are complex, and, therefore, you should consult your own tax advisor regarding the availability of foreign tax credits in your particular circumstances. Instead of claiming a credit, a U.S. holder may elect to deduct such otherwise creditable Israeli taxes in computing taxable income, subject to generally applicable limitations.

Non-U.S. holders. A non-U.S. holder is not subject to U.S. federal income tax with respect to dividends paid on Teva ADRs unless (i) the dividends are “effectively connected” with the non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty as a condition for U.S. taxation, the dividends are attributable to a permanent establishment maintained in the United States or (ii) the non-U.S. holder is an individual present in the United States for at least 183 days in the taxable year of the dividend distribution and certain other conditions are met. In such cases, a non-U.S. holder will be taxed in the same manner as a U.S. holder. A corporate non-U.S. holder may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate, or at a lower rate if that corporate non-U.S. holder is eligible for the benefits of an income tax treaty providing for a lower rate, with respect to dividends that are “effectively connected” with its conduct of a trade or business in the United States.

Transfers of Teva ADRs

U.S. holders. A U.S. holder that sells or otherwise disposes of Teva ADRs generally will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the U.S. dollar value of the amount realized and the tax basis, determined in U.S. dollars, in the Teva ADRs. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes. The surrender of ADRs in exchange for ordinary shares, or vice versa, will not be a taxable event for U.S. federal income tax purposes, and U.S. holders will not recognize any gain or loss upon such an exchange.

Non-U.S. holders. A non-U.S. holder will not be subject to U.S. federal income tax on gain recognized on the sale or other disposition of Teva ADRs unless (i) the gain is “effectively connected” with the non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty as a condition for U.S. taxation, the gain is attributable to a permanent establishment maintained in the United States or (ii) the non-U.S. holder is an individual and present in the United States for at least 183 days in the taxable year of the sale and certain other conditions are met. In such cases, a non-U.S. holder will be taxed in the same manner as a U.S. holder. A corporate non-U.S. holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate, or at a lower rate if eligible for the benefits of an income tax treaty that provides for a lower rate, on “effectively connected” gains recognized.

Information Reporting and Backup Withholding

In general, proceeds from the disposition of IVAX shares in the merger (including cash received in lieu of a fractional Teva common share), and certain other payments as described above, will be subject to information reporting requirements and backup withholding for a non-corporate U.S. holder that:

•	fails to provide an accurate taxpayer identification number,

•	is notified by the Internal Revenue Service regarding a failure to report all interest or dividends required to be shown on its federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.

Persons that are not United States persons may be required to establish their exemption from information reporting and backup withholding by certifying their status on an appropriate Internal Revenue Service Form W-8.

Any amount withheld under these rules will be creditable against the U.S. holder’s U.S. federal income tax liability or refundable to the extent that it exceeds this liability, provided that the required information is furnished to the Internal Revenue Service.

U.S. holders should review the summary below under “—Israeli Tax Considerations” for a discussion of the Israeli taxes which may be applicable to them.

Israeli Tax Considerations—Ownership of Teva ADRs

Withholding Taxes on Dividends Distributed by Teva to Non-Israeli Residents

Dividends distributed by an Israeli company to non-Israeli residents are subject to a 25% (scheduled to be reduced to 20% as of January 1, 2006, except for holders of 10% or more of the share capital of the company) tax to be withheld at source (15% in the case of dividends distributed from the taxable income attributable to an approved enterprise), unless a lower rate is provided in a treaty between Israel and the shareholder’s country of residence.

Under the U.S.-Israel tax treaty, the maximum Israeli tax and withholding tax on dividends paid to a holder of ordinary shares or ADRs who is a resident of the United States is generally 25%, but is reduced to 12.5% if the dividends are paid to a corporation that holds in excess of 10% of the voting rights of Teva during Teva’s taxable year preceding the distribution of the dividend and the portion of Teva’s taxable year in which the dividend was distributed. Dividends of an Israeli company derived from the income of an approved enterprise will still be subject to a 15% dividend withholding tax; if the dividend is attributable partly to income derived from an approved enterprise, and partly to other sources of income, the withholding rate will be a blended rate reflecting the relative portions of the two types of income. The withheld tax is the final tax in Israel on dividends paid to non-residents who do not conduct a business in Israel. The rate of tax withheld on the dividends declared and paid for the first half of 2005 was 18%.

A non-resident of Israel who has interest or dividend income derived from or accrued in Israel, from which tax was withheld at the source, is generally exempt from the duty to file tax returns in Israel in respect of such income, provided such income was not derived from a business conducted in Israel by the taxpayer.

Capital Gains and Income Taxes Applicable to Non-Israeli Shareholders

If the ordinary shares of an Israeli company are traded on a recognized stock exchange (including the Tel Aviv Stock Exchange and NASDAQ), gains on the sale of ordinary shares held by non-Israeli tax resident investors will generally be exempt from Israeli capital gains tax. Notwithstanding the foregoing, dealers in securities in Israel are taxed at regular tax rates applicable to business income.

The U.S.-Israeli tax treaty exempts U.S. residents who hold an interest of less than 10% in an Israeli company, including Teva, and who did not hold an interest of 10% or more in the company at any time during the 12 months prior to a sale of their shares, from Israeli capital gains tax in connection with such sale. Certain other tax treaties to which Israel is a party also grant exemptions from Israeli capital gains taxes.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

The statements contained in this section may be deemed to be forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act. Forward-looking statements are typically identified by the words “believe,” “expect,” “anticipate,” “intend,” “estimate” and similar expressions. These forward-looking statements are based largely on management’s expectations and are subject to a number of uncertainties. Actual results could differ materially from these forward-looking statements. Neither Teva nor IVAX undertake any obligation to update publicly or revise any forward-looking statements. For a more complete discussion of the risks and uncertainties, which may affect such forward-looking statements, please refer to the section entitled “Special Note Concerning Forward-Looking Statements” above.

The unaudited combined condensed pro forma statements of income combine the historical consolidated statements of income of IVAX and Teva giving effect to the merger as if the merger had occurred on January 1, 2004. The unaudited combined condensed pro forma balance sheet combines the historical consolidated balance sheet of Teva and the historical consolidated balance sheet of IVAX giving effect to the merger as if it had occurred on June 30, 2005.

The allocation of the purchase price in the merger as reflected in these unaudited pro forma combined condensed financial statements has, with the assistance of independent valuation specialists, been based upon preliminary estimates of the fair value of assets acquired and liabilities assumed as of the date of merger. This preliminary allocation of the purchase price is based on available public information and is dependent upon certain estimates and assumptions, which are preliminary and have been made solely for the purpose of developing such pro forma combined condensed financial statements.

For the reasons mentioned in the preceding paragraph, a final determination of the fair values of IVAX’s assets and liabilities, which cannot be made prior to the completion of the transaction, will be based on the actual net tangible and intangible assets of IVAX that exist as of the date of completion of the merger. Consequently, amounts preliminarily allocated to goodwill and identifiable intangibles could change significantly from those used in the pro forma combined condensed financial statements presented below and could result in a material change in amortization of acquired intangible assets.

The unaudited pro forma combined condensed financial statements do not include liabilities resulting from integration planning and adjustments in respect of possible settlements of outstanding litigation, as these are not presently estimable. In addition to the completion of the valuation, the impact of ongoing integration activities, the timing of completion of the transaction and other changes in IVAX’s net tangible and intangible assets that occur prior to completion of the transaction could cause material differences in the information presented.

The unaudited pro forma condensed combined financial statements are not necessarily and should not be assumed to be an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. The unaudited pro forma combined condensed financial statements should be read in conjunction with the respective historical financial statements and the notes thereto of both Teva and IVAX, which are incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” for more information on where you can obtain copies of these documents.

Teva Pharmaceutical Industries Limited Unaudited Pro Forma Combined Condensed Statements of Income For the six months ended June 30, 2005 (U.S. dollars in millions, except ADR data)

	Teva	IVAX	Adjustments	Note	Pro forma
Net sales	$2,532.1	$1,068.9	$(8.6)	(1)	$3,592.4
Cost of sales	1,346.6	629.4	(8.6)	(1)	2,017.4
			50.0	(2)

Gross profit	1,185.5	439.5	(50.0)		1,575.0
Research and development expenses, net of participations and grants	178.7	69.6			248.3
Selling, general and administrative expenses	367.3	241.8			609.1
Amortization of intangible assets		13.8	(13.8)	(3)
Restructuring expenses		3.1			3.1

Operating income	639.5	111.2	(36.2)		714.5
Financial expenses—net	1.3	1.1	80.7	(4)	83.1

Income before income taxes	638.2	110.1	(116.9)		631.4
Income taxes	137.2	30.7	(27.0)	(5)	140.9

	501.0	79.4	(89.9)		490.5
Share in profits of associated companies—net	0.3				0.3
Minority interests in profits of subsidiaries—net	(1.0)	(0.3)			(1.3)

Net income	$500.3	$79.1	$(89.9)		$489.5

Earnings per ADR:
Basic	$0.81			(6)	$0.67

Diluted	$0.74			(6)	$0.61

Weighted average number of ADRs (in millions):
Basic	618.0			(6)	731.9

Diluted	680.6			(6)	803.8

See Notes to Unaudited Pro forma Combined Condensed Financial Statements

Teva Pharmaceutical Industries Limited Unaudited Pro Forma Combined Condensed Statements of Income For the year ended December 31, 2004 (U.S. dollars in millions, except ADR data)

	Teva	IVAX		Adjustments	Note	Pro forma
Net sales	$4,798.9	$1,837.4		$(50.8)	(1)	$6,585.5
Cost of sales	2,559.6	985.1		(50.8)	(1)	3,593.9
				100.0	(2)

Gross profit	2,239.3	852.3		(100.0)		2,991.6
Research and development expenses, net of participations and grants	338.4	141.6				480.0
Selling, general and administrative expenses	696.5	434.9				1,131.4
Acquisition of R&D in process	596.6					596.6
Impairment of product rights	30.0					30.0
Amortization of intangible assets		22.5		(22.5)	(3)
Restructuring expenses		1.4				1.4

Operating income	577.8	251.9		(77.5)		752.2
Financial income (expenses)—net	25.9	(30.1)		(178.9)	(4)	(183.1)

Income before income taxes	603.7	221.8		(256.4)		569.1
Income taxes	267.2	23.8		(58.6)	(5)	232.4

	336.5	198.0		(197.8)		336.7
Share in losses of associated companies	(1.2)					(1.2)
Minority interests in profits of subsidiaries	(3.5)	(*	)			(3.5)

Net income	$331.8	$198.0		$(197.8)		$332.0

Earnings per ADR:
Basic	$0.54				(6)	$0.46

Diluted	$0.50				(6)	$0.42

Weighted average number of ADRs (in millions):
Basic	612.7				(6)	726.6

Diluted	688.0				(6)	810.8

(*)	Represents an amount of less then $ 0.1 million.

See Notes to Unaudited Pro forma Combined Condensed Financial Statements

Teva Pharmaceutical Industries Limited

Unaudited Pro Forma Combined Condensed Balance Sheet

As of June 30, 2005

(U.S. dollars in millions)

	Teva	IVAX	Adjustments	Note	Pro forma
Assets
Current assets:
Cash and cash equivalents	$834.3	$241.2	$(834.3)	(a)	$241.2
Short-term investments	376.0	197.4	(554.3)	(a)	19.1
Accounts receivable:
Trade	1,529.6	448.9	136.5	(b),(c)	2,115.0
Other	354.7	207.3			562.0
Inventories	1,169.3	556.3	53.8	(d)	1,779.4

Total current assets	4,263.9	1,651.1	(1,198.3)		4,716.7
Investments and other assets	722.1	78.1			800.2
Property, plant and equipment, net	1,285.1	608.0			1,893.1
Intangible assets and debt issuance costs, net	683.3	339.4	1,360.6	(e),(f)	2,383.3
Goodwill	2,481.6	1,002.3	3,709.0	(f)	7,192.9

Total assets	$9,436.0	$3,678.9	$3,871.3		$16,986.2

Liabilities and shareholders’ equity
Current liabilities:
Short-term credit	$419.5	$43.6	$3,408.1	(a)	$3,871.2
Accounts payable and accruals	1,669.8	537.4	151.5	(b),(c),(g)	2,358.7

Total current liabilities	2,089.3	581.0	3,559.6		6,229.9

Long-term liabilities:
Deferred income taxes	211.5		379.6	(g)	591.1
Employee related obligations	93.3				93.3
Loans and other liabilities	208.0	1,394.3	(1,345.9)	(h)	256.4
Convertible senior debentures	1,513.4		283.9	(h)	1,797.3
Other long-term liabilities		97.5			97.5

Total long-term liabilities	2,026.2	1,491.8	(682.4)		2,835.6

Total liabilities	4,115.5	2,072.8	2,877.2		9,065.5

Minority interests	10.4	12.8			23.2
Shareholders’ equity:
Ordinary shares	42.3	26.9	(26.9)	(i)	44.8
			2.5	(i)
Additional paid-in capital	3,113.1	689.5	(689.5)	(i)	6,998.0
			3,884.9	(i)
Deferred compensation	*				*
Retained earnings	2,588.0	967.6	(967.6)	(i),(j)	1,288.0
			(1,300.0)	(f)
Accumulated other comprehensive income (loss)	183.8	(90.7)	90.7	(i)	183.8
Cost of company shares held by subsidiaries	(617.1)				(617.1)

Total shareholders’ equity	5,310.1	1,593.3	994.1		7,897.5

Total liabilities and shareholders’ equity	$9,436.0	$3,678.9	$3,871.3		$16,986.2

(*)	Represents an amount of less then $ 0.1 million.

See Notes to Unaudited Pro forma Combined Condensed Financial Statements

Notes to unaudited pro forma combined condensed financial statements

On July 25, 2005, Teva and IVAX jointly announced that they signed a definitive merger agreement providing for the acquisition of IVAX by Teva. Under the terms of the agreement, shares of IVAX common stock will, at the election of the shareholder, be converted into either $26.00 in cash or 0.8471 Teva ordinary shares, which will trade in the United States in the form of ADSs, evidenced by ADRs, subject to proration procedures designed to ensure that (i) 50% of the IVAX shares outstanding at the completion of the merger are converted into cash and (ii) 50% of the IVAX shares outstanding at the completion of the merger are converted into Teva ADRs. Based upon the NASDAQ average closing price of Teva ADRs in the five days up to and including July 22, 2005, the indicated combined consideration for each outstanding share of IVAX common stock is $26.00. However, for accounting purposes, a per share consideration of $26.66 was calculated based upon the average of the closing prices per ADR for the period two days before through two days after the announcement of the merger agreement. The total consideration for the acquisition, based on the aggregate amount of the cash consideration and the market price of Teva ADRs, the fair market value of stock options and warrants and estimated transaction costs, is approximately $7.4 billion.

The unaudited pro forma combined balance sheet gives effect to the merger between IVAX and Teva as if it had occurred on June 30, 2005. The unaudited pro forma combined statements of income give effect to the merger between IVAX and Teva as if it had occurred on January 1, 2004. The pro forma combined condensed statements of income do not include any non-recurring charges directly attributable to the merger. The pro forma adjustments are based on preliminary estimates, which may change as additional information is obtained.

Adjustments to unaudited combined condensed pro forma balance sheet as of June 30, 2005.

(a) An amount of approximately $3.4 billion is expected to be financed from additional borrowings. Such amount, with the addition of approximately $1.4 billion cash and cash equivalents and short-term investments on hand at Teva and IVAX, is to be used to pay the cash portion of the consideration as well as approximately $1.27 billion upon conversion or redemption of part of IVAX’s Convertible Senior Notes.

Based upon the NASDAQ average closing price of Teva ADRs since the transaction was announced, the value of the stock election is greater than the value of the cash election. Accordingly, it has been assumed that holders of a majority of IVAX shares will elect to receive the 0.8471 Teva ADR consideration, with the result that the non-electing holders will receive $26.00 in cash for their shares of IVAX common stock. Under the provisions of the indentures pursuant to which the IVAX Convertible Senior Notes are issued, the notes become convertible into the merger consideration received by the non-electing holders. Accordingly, in preparing the pro forma financial statements it has been assumed that no additional Teva shares will be issued upon conversion of the IVAX notes.

However, should the value of Teva ADRs decline to a level that would cause a majority of the IVAX shares to elect to receive the cash consideration of $26.00 per share, rather than the 0.8471 Teva ADRs, then the non-electing holders would receive the stock consideration in the merger, and, similarly, the holders of IVAX convertible notes would, upon conversion, receive Teva ADRs based upon the share exchange ratio of the merger. Under such circumstances, it would be reasonable to assume that the holders of convertible notes would not elect to convert the notes upon the closing of the merger, but would, instead, continue to hold these notes. Accordingly, Teva would not then need to immediately refinance such notes. Were such notes to remain outstanding under these circumstances, an aggregate of approximately 5.5 million Teva ADRs would be issuable upon the ultimate conversion of these notes.

(b) Elimination of inter-company balances which amounted to approximately $15.2 million.

(c) Adjustments to IVAX’s presentation to conform with Teva’s presentation – sales reserves and allowances in an amount of approximately $151.7 million.

(d) Fair value step-up in inventories based on preliminary valuation, carried on by management. Because this adjustment is directly attributed to the transaction and will not have an ongoing impact, it is not reflected in the pro forma combined condensed statement of income. However, this inventory step-up will impact cost of sales subsequent to consummation of the transaction.

(e) Fair value of existing products and other identifiable intangible assets acquired in excess of intangible assets recorded in connection with previous acquisitions by IVAX.

(f) The fair values of IVAX’s net assets have been estimated based on publicly available information for the purpose of allocating the purchase price and determining the pro forma effect of the merger on the unaudited combined condensed pro forma financial statements. The estimated purchase price of $7.4 billion has been calculated and preliminarily assigned to the net tangible and intangible assets acquired as follows:

		US$ in millions
Purchase price calculation:
Teva average market price per ADR	$31.47
Exchange ratio	0.8471
Teva ADR consideration per common share of IVAX	$26.66
Cash consideration per common share of IVAX	$26.00
Total cash consideration in exchange for 134,410,000 IVAX shares*		$3,494.7
Total share consideration in exchange for 134,410,000 IVAX shares*		3,583.3
Cash and fair market value of Teva shares issued		7,078.0
Fair market value of Teva stock options issued in exchange for IVAX stock options(1)		282.0
Other, includes estimated transaction costs		54.0

Total purchase price		$7,414.0

(*)	Representing 50% of the total number of shares of IVAX common stock outstanding on the date of announcement.

For the purpose of determining the number of Teva shares to be issued in the transaction, the fair value of each Teva share was based upon the NASDAQ average closing price of Teva ADRs in the five days up to and including July 22, 2005. Such price was $30.69 and the resulting indicated combined consideration for each outstanding share of IVAX common stock is $26.00. For accounting purposes the aggregate purchase price paid for the shares of IVAX common stock is determined based upon the value of Teva ADRs during a five day period beginning two days before the transaction announcement date and ending two days after such date. This value was $31.47 and the resulting consideration for each outstanding share of IVAX common stock is $26.66.

Purchase price allocation to net tangible and intangible assets acquired and to goodwill:
Net tangible assets(2)	$(297.3)
Identifiable intangible assets(3):
Existing products	1,700.0
In-process research and development(4)	1,300.0
Goodwill(3)	4,711.3

Total	$7,414.0

(1)	The fair market value of Teva stock options issued in exchange for IVAX stock options was determined using the Black-Scholes option pricing model with the following assumptions: stock price of $31.23 (NASDAQ closing price of Teva ADRs on date of announcement); dividend yield of 0.8%; expected volatility of 26.3%; risk-free interest rate of 4.0%; and an expected life of 0.5 years.

(2)	Net tangible assets of IVAX include, in addition to the carrying amount of net tangible assets as of June 30, 2005, the fair value step-up in inventories and the deferred income taxes; see (g) below.

(3)	Goodwill represents the excess of the purchase price over the fair value of tangible and identifiable intangible assets, net of the fair value of liabilities assumed. Amortization of other intangible assets has been provided over an estimated useful life of 17 years using a straight-line method . The amount of intangible assets, estimated useful life and amortization methodology are subject to the completion of an evaluation. Assuming a tax rate of 28%, for every additional $50 million allocated to intangible assets, goodwill will decrease by $36 million, identifiable intangible assets will increase by $50 million and non-current deferred income tax liabilities will increase by $14 million.

The planning process for the integration of IVAX and Teva operations may result in accruals for restructuring, in accordance with Emerging Issues Task Force (EITF) Issue No. 95-3. No adjustments have been made in respect of such possible restructuring. In addition, no adjustments were recorded in respect of possible settlements of outstanding litigation as these are not presently estimable. Such accruals and/or adjustments would change the allocation of the purchase consideration to goodwill. In addition, no adjustments have been made to the carrying value of other tangible assets of IVAX. Such adjustments would change the allocation of the purchase consideration to goodwill.

(4)	The amount allocated to in-process research and development represents an estimate of the fair value of purchased in-process technology for research projects that, as of the closing date of the merger, will not have reached technological feasibility and have no alternative future use. The preliminary estimate of in-process research and development is $1,300 million. Because this expense is directly attributable to the merger and will not have a continuing impact, it is not reflected in the unaudited pro forma combined condensed statement of income. However, this item will be recorded as a one time charge against income in the period in which the transaction occurs. The amount of in-process research and development is subject to change and will be finalized upon consummation of the transaction and completion of an evaluation. For every incremental $50 million increase to the amount allocated to in-process research and development expense, there will be a $50 million decrease to net income in the period in which the transaction occurs. Additionally, goodwill will also each decrease by $50 million.

(g) Deferred income taxes provided mostly in respect of identifiable intangible assets acquired in the merger, in excess of deferred income taxes associated with IVAX’s intangible assets from its prior acquisitions, as well as in respect of the fair value step-up in inventories.

(h) Elimination of the portion of IVAX’s convertible senior notes expected to be refinanced upon acquisition, and reclassification of remaining IVAX convertible senior notes to conform to Teva’s presentation.

Of the $1.4 billion of outstanding IVAX convertible senior notes, approximately $1.1 billion, all of which have a conversion price which is below the consideration for one share of IVAX common stock in the merger, contain a net share settlement feature under which, upon conversion, the principal amount of the notes will be repaid, in cash, with only the conversion premium settled in shares of IVAX common stock. $350 million of these convertible senior notes contain a “make-whole” provision under which, upon a merger in the absence of an election by Teva, the conversion rate is increased by approximately 10%. The balance of the IVAX convertible senior notes have a conversion price which exceeds the consideration for one share of IVAX common stock in the merger. Accordingly, in preparing the pro forma financial statements, it has been assumed that, with the exclusion of the series of convertible senior notes for which the conversion price exceeds the consideration for one share of IVAX, all of the outstanding convertible senior notes of IVAX will be converted, and accordingly that all of such IVAX notes will be refinanced by Teva. Teva believes that this is a conservative assumption regarding the debt refinancing needed in connection with the transaction; however, no decision has been taken by Teva regarding the election that would obviate the need to make the “make-whole” payment.

(i) Elimination of all components of IVAX’s shareholders’ equity and the issuance of the shares and grant of stock options as part of the consideration in the transaction.

(j) Based on publicly available information certain accounting policy differences were identified. However, no effect was given to such differences since information to quantify such differences was not available. In addition, other changes may exist, which have not been taken into account.

Adjustments to unaudited combined condensed pro forma statement of income.

(1) Elimination of inter-company sales. Since no information was available regarding inventory on hand at the end of the financial period, no adjustment has been made for any potential unrealized profit which may have resulted from transactions between Teva and IVAX prior to the acquisition.

(2) Amortization of intangible assets established as part of the purchase price allocation in connection with the merger with IVAX. Intangible assets are amortized on a straight-line basis over their estimated useful lives of 17 years. The amount of intangible assets, estimated useful life and amortization methodology are subject to the completion of an evaluation. Assuming a useful life of 17 years, straight-line amortization and a tax rate of 25.8% and 28.0% in the year ended December 31, 2004 and the six months ended June 30, 2005, respectively, for every additional $50 million allocated to intangible assets, net income will decrease by $2.2 million and $1.1 million in the year ended December 31, 2004 and the six months ended June 30, 2005, respectively.

(3) Add back of IVAX’s historical intangible assets amortization.

(4) Estimated additional interest expense due to: (i) variable interest debt obtained in connection with the merger. The effect of a 1/8 percent variance in the interest rate on net income is $3.3 million and $1.7 million in the year ended December 31, 2004 and the six months ended June 30, 2005, respectively; (ii) add back of interest income on Teva’s cash and cash equivalents and marketable securities used as cash consideration in the merger; and (iii) add back of finance expenses on IVAX’s convertible senior notes refinanced.

(5) Reflecting the tax effect of the pro forma adjustments, using the applicable tax rates.

(6) The unaudited pro forma condensed combined financial information gives effect to the issuance of 113.9 million Teva ADRs, based upon an exchange ratio of 0.8471 Teva ADRs for each outstanding share of IVAX common stock.

Stock options of IVAX are to be exchanged for stock options of Teva based upon the following exchange ratio: each IVAX option not exercised as of the closing date is to be converted into an option to purchase a number of Teva ADRs determined by multiplying: the number of shares of IVAX common stock covered by such IVAX option by 0.8471, subject to adjustments and rounded down to the nearest whole Teva ADR. The exercise price per Teva ADR is to be determined by dividing the per share exercise price applicable to the IVAX option immediately prior to the effective time by 0.8471, subject to adjustments and rounded up to the nearest whole cent. A total of approximately 22.2 million Teva options are expected to be issued.

The calculation of the weighted average number of ADRs for pro forma basic earnings per ADR gives effect to the issuance of approximately 113.9 million Teva ADRs in the transaction, assuming these were issued on January 1, 2004. The calculation of the weighted average number of ADRs used in pro forma diluted earnings per ADR gives effect to the issuance of approximately 113.9 million Teva ADRs in the transaction and the dilutive effect of approximately 22.2 million Teva stock options issued in exchange for IVAX stock options, assuming these were issued on January 1, 2004.

(7) Based on publicly available information certain accounting policy differences were identified. However, no effect was given to such differences since information to quantify such differences was not available. In addition, other changes may exist, which have not been taken into account.

EXPERTS

The consolidated financial statements of Teva as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 incorporated in this joint proxy statement/prospectus by reference to Teva’s Annual Report on Form 20-F for the year ended December 31, 2004, have been so incorporated in reliance on the audit report of Kesselman & Kesselman, independent registered public accounting firm in Israel and a member of PricewaterhouseCoopers International Limited, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of IVAX Corporation appearing in IVAX Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2004 (including the schedule appearing therein), and IVAX Corporation management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein (which did not include an evaluation of the internal control over financial reporting of Kutnowskie Zaklady Farmaceutyczne “POLFA” SA, Corporacion Medco S.A.C., and Botica Torres de Limatambo S.A.C.), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the Teva ordinary shares and ADRs to be issued in the merger will be passed upon for Teva by Tulchinsky-Stern & Co. and Willkie Farr & Gallagher LLP, Israeli and U.S. counsel, respectively, to Teva.

Greenberg Traurig, LLP is providing services to IVAX in connection with the merger and the preparation of this joint proxy statement/prospectus.

IVAX SHAREHOLDER PROPOSALS

IVAX will hold an annual meeting of its shareholders in 2006 only if the merger has not been completed by that date. If IVAX’s 2006 meeting is to be held, in order to be considered for inclusion in IVAX’s proxy statement for the meeting, shareholder proposals must be received at IVAX’s principal executive offices, 4400 Biscayne Boulevard, Miami, FL 33137, no later than February 20, 2006 and otherwise comply with the requirements of Rule 14a-9 under the Exchange Act, as amended. Shareholders are also advised to review IVAX’s bylaws, which contain additional advance notice requirements.

WHERE YOU CAN FIND MORE INFORMATION

IVAX files annual, quarterly and current reports, proxy statements and other information with the SEC. Teva files annual and current reports and other information with the SEC. You may read and copy any reports, statements or other information filed by Teva and IVAX at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

The SEC maintains a website that contains reports, proxy statements and other information, including those filed by Teva and IVAX, at http://www.sec.gov. You may also access the SEC filings and obtain other information about Teva and IVAX through the websites maintained by Teva and IVAX, which are http://www.tevapharm.com and http://www.ivax.com, respectively. The information contained in those websites is not incorporated by reference into this joint proxy statement/prospectus.

As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement on Form F-4 filed by Teva to register the ordinary shares to be issued in the merger and the exhibits to the registration statement. The SEC allows Teva and IVAX to “incorporate by reference” information into this joint proxy statement/prospectus, which means that important information can be disclosed to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information in this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents set forth below that Teva (Commission file number 0-16174) and IVAX (Commission file number 1-09623) have previously filed with the SEC. These documents contain important information about the companies and their financial condition. We urge you to carefully read these documents.

TEVA FILINGS WITH THE SEC	PERIOD AND/OR FILING DATE
Annual Report on Form 20-F	Year ended December 31, 2004, as filed March 17, 2005

Reports of Foreign Private Issuer on Form 6-K	Filed on August 25, 2005, August 18, 2005, August 16, 2005, August 10, 2005, August 1, 2005, July 28, 2005, July 25, 2005, July 20, 2005, July 19, 2005, July 6, 2005, June 30, 2005, June 28, 2005, June 27, 2005, June 22, 2005, June 16, 2005, June 6, 2005, May 31, 2005, May 23, 2005, May 17, 2005, May 11, 2005, May 3, 2005, May 2, 2005, April 13, 2005, March 31, 2005, March 29, 2005, March 28, 2005, March 22, 2005, February 24, 2005, February 17, 2005, February 15, 2005, February 14, 2005, February 3, 2005, January 31, 2005, January 26, 2005, January 18, 2005 and January 4, 2005

IVAX FILINGS WITH THE SEC	PERIOD AND/OR FILING DATE
Annual Report on Form 10-K	Year ended December 31, 2004, as filed March 16, 2005

Quarterly Reports on Form 10-Q	Quarter ended on March 31, 2005, as filed on May 10, 2005, and Quarter ended June 30, 2005, as filed on August 5, 2005

Revised Definitive Proxy Statement on Schedule 14A	Filed on June 20, 2005

Current Reports on Form 8-K	Filed on August 8, 2005, July 29, 2005, May 9, 2005, May 3, 2005, April 15, 2005, March 29, 2005, March 11, 2005, February 24, 2005, February 17, 2005, February 16, 2005, and February 8, 2005

All documents filed by Teva and IVAX pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, as amended, from the date of this prospectus to the date of the special meeting shall also be deemed to be incorporated into this joint proxy statement/prospectus by reference.

Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this joint proxy statement/prospectus to the extent that a statement in this joint proxy statement/prospectus or in any other subsequently filed document which is incorporated or deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.

You may also obtain copies of any document incorporated into this joint proxy statement/prospectus, without charge, by requesting them in writing, by telephone, facsimile or by e-mail from the appropriate company at the following addresses:

IVAX Corporation Investor Relations 4400 Biscayne Boulevard Miami, FL 33137 Phone: (305) 575-6000 Fax: (305) 575-6055 E-mail: ir@IVAX.com	Teva Pharmaceutical Industries Limited Investor Relations 5 Basel Street P.O. Box 3190 Petach Tikva 49131 Israel Telephone: 972-3-926-7554 Fax: 972-3-926-7519 E-mail: ir@teva.co.il

If you are a shareholder of IVAX or Teva and would like to request documents, please do so by                     , 2005 to receive them before the IVAX or Teva special meeting.

Neither Teva nor IVAX has authorized anyone to give any information or make any representation about the merger that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that are incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

IVAX CORPORATION,

TEVA PHARMACEUTICAL INDUSTRIES LIMITED,

IVORY ACQUISITION SUB, INC.

and

IVORY ACQUISITION SUB II, INC.

Dated as of July 25, 2005

(A-i)

EXHIBITS

Exhibit A	Form of Company Affiliate Letter
Exhibit B	Form of Parent Counsel Opinion
Exhibit C	Parent Officer Representation Letter
Exhibit D	Company Officer Representation Letter
Exhibit E	Form of Company Counsel Opinion

(A-ii)

INDEX OF DEFINED TERMS

Defined Term	Section
Acquisition Proposal	7.2
Affected Employees	7.12
Affiliate Stock	7.9
Aggregate Cash Number	3.1(c)(i)
Agreement	Forepart
Antitrust Law	7.4(f)
Articles of Incorporation	2.2
Articles of Merger	1.2
Asbestos	5.1(m)
Asbestos-Containing Material	5.1(m)
Audit Date	5.1(g)
Bankruptcy and Equity Exception	5.1(d)(i)
Book Entry Share	3.1(d)(ii)
Business Day	Article IV
By-Laws	2.3
Cash Consideration	3.1(b)(i)
Cash Electing Share	3.1(b)(i)
Cash Election	3.1(b)(i)
Cash Election Number	3.1(c)(ii)
Cash Percentage	3.1(c)(i)
Cash Shortfall Number	3.1(c)(iii)
Certificate	3.1
Closing	Article IV
Closing Date	Article IV
CMS	5.1(k)
Code	Recitals
Company	Forepart
Company Common Stock	Recitals
Company Compensation and Benefit Plans	5.1(j)(i)
Company Disclosure Schedules	5.1(a)
Company Foreign Benefit Plan	5.1(j)(vii)
Company Intellectual Property Rights	5.1(p)(i)
Company Internal Representatives	7.2
Company Material Adverse Effect	5.1(a)
Company Option	3.1(e)(i)
Company Other Representatives	7.2
Company Reports	5.1(e)(i)
Company Required Statutory Approvals	5.1(d)(i)
Company Requisite Vote	5.1(u)
Company Stock Option Plans	5.1(b)
Company Stockholders Meeting	7.3(a)
Compensation and Benefit Plan	5.1(j)(i)
Confidentiality Agreement	10.7
Contracts	5.1(d)(ii)
Convertible Notes	3.6
DEA	5.1(k)
Depository	3.2(a)
Divestitures	7.4(f)
EC Merger Regulation	5.1(d)

(A-iii)

Defined Term	Section
Effective Time	1.2
Electing Share	3.1(b)(ii)
Election	3.1(d)(ii)
Election Date	3.1(d)(iii)
Environmental Law	5.1(m)
ERISA	5.1(j)(i)
ERISA Affiliate	5.1(j)(iii)
Exchange Act	5.1(a)
Exchange Agent	3.2(a)
Exchange Fund	3.2(a)
Exchange Ratio	3.1(b)(ii)
F-4 Registration Statement	5.1(f)
FBCA	Recitals
FDA	5.1(k)
FGIT Warrant	3.5
Foreign Antitrust Filings	5.1(d)(i)
Form of Election	3.1(d)(i)
Form of Election Record Date	3.1(d)(i)
Governmental Entity	5.1(d)(i)
Hazardous Substance	5.1(m)
HHS	5.1(k)
HSR Act	5.1(d)(i)
Indemnified Parties	7.14(a)
Indentures	3.6
IRS	5.1(j)(ii)
ISA	5.2(d)(i)
Joint Proxy Statement/Prospectus	7.5(a)
knowledge	5.1(a)
Laws	5.1(k)
Liens	5.1(q)
Litigation Claims	5.1(i)
Merger	Recitals
Merger Consideration	3.1(b)
Merger Sub	Forepart
Nasdaq	5.2(d)(i)
Non-Electing Holders	3.2(b)(i)
Non-Electing Share	3.1(b)(iii)
Order	8.1(d)
Other Governmental Filings	5.1(d)(i)
Parent	Forepart
Parent ADRs	3.1(b)(ii)
Parent ADSs	3.1(b)(ii)
Parent Disclosure Schedules	5.1(a)
Parent Compensation and Benefit Plan	5.2(j)(i)
Parent Foreign Benefit Plan	5.2(j)(vii)
Parent Intellectual Property Rights	5.2(o)(i)
Parent Material Adverse Effect	5.2(a)
Parent Option	3.1(e)(i)
Parent Ordinary Shares	3.1(b)(ii)
Parent Reports	5.2(e)(i)
Parent Required Statutory Approvals	5.2(d)(i)

(A-iv)

Defined Term	Section
Parent Requisite Vote	5.2(u)
Parent Share Issuance	Recitals
Parent Stock Plans	5.2(b)
Parent Stockholders Meeting	7.3(b)
Payor	9.5(d)
Pension Plan	5.1(j)(ii)
Person	3.2(b)
Recipient	9.5(d)
Registration Statements	5.1(f)
Representatives	7.2
Resale Registration Statement	7.9
Retention Plan	7.12(e)
Right	5.1(b)
Rights	5.1(b)
Rights Agreement	5.1(b)
Sarbanes-Oxley Act	5.1(e)(iii)
SEC	5.1(e)(i)
Securities Act	5.1(d)(i)
S-8 Registration Statement	3.1(e)(i)
Significant Subsidiary	5.1(a)
Sister Subsidiary	Forepart
Stock Consideration	3.1(b)(ii)
Stock Electing Share	3.1(b)(ii)
Stock Election	3.1(b)(ii)
Stockholders Agreement	Recitals
Subsidiary	5.1
Subsequent Merger	1.3(a)
Superior Proposal	7.2
Surviving Corporation	1.1(a)
Takeover Statute	7.16
TASE	5.2(d)(i)
Tax	5.1(n)(xiii)
Tax Return	5.1(n)(xiii)
Taxes	5.1(n)(xiii)
Termination Date	9.2(a)
368 Reorganization	5.1(n)(xii)
Trustee	3.6
U.S. GAAP	5.1(a)
Voting Debt	5.1(b)

(A-v)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of July 25, 2005, by and among IVAX CORPORATION, a Florida corporation (the “Company”), TEVA PHARMACEUTICAL INDUSTRIES LIMITED, an Israeli corporation (“Parent”), IVORY ACQUISITION SUB, INC., a Florida corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and IVORY ACQUISITION SUB II, INC., a Florida corporation and a wholly owned subsidiary of Parent (“Sister Subsidiary”)

W I T N E S S E T H:

WHEREAS, the Company, Parent and Merger Sub have agreed to enter into a business combination transaction pursuant to which the Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Florida Business Corporation Act (the “FBCA”);

WHEREAS, the respective Boards of Directors of each of the Company, Parent and Merger Sub have (i) determined that the Merger and other transactions contemplated hereby are advisable and are fair to and in the best interests of the Company, Parent and Merger Sub and their respective stockholders and (ii) approved this Agreement and the transactions contemplated hereby, in each case, subject to the terms and conditions hereof;

WHEREAS, the respective Boards of Directors of each of the Company and Merger Sub have unanimously determined to recommend to their respective stockholders the approval and adoption of this Agreement and the Merger and the transactions contemplated hereby, subject to the terms and conditions hereof;

WHEREAS, the Board of Directors of Parent has approved, and has determined to recommend to its stockholders approval of the issuance of Parent Ordinary Shares in connection with the Merger, subject to the terms and conditions hereof (the “Parent Share Issuance”);

WHEREAS, as a condition to Parent entering into this Agreement and incurring the obligations set forth herein, on the date hereof, Parent entered into a Stockholders Agreement (the “Stockholders Agreement”) with certain stockholders of the Company, pursuant to which, among other things, each of such stockholders has agreed, on the terms and subject to the conditions thereof, to vote all shares of common stock, par value $0.10 per share, of the Company (the “Company Common Stock”), owned by each of them to approve this Agreement and the transactions contemplated hereby;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger and the Subsequent Merger (as defined below), taken together, qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder; and

WHEREAS, the Company, Parent, Merger Sub and Sister Subsidiary desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe certain conditions to the Merger;

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. (a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the FBCA, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with Section 607.1101 of the FBCA and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and shall succeed to and assume all the rights and obligations of the Merger Sub in accordance with Section 607.1106 of the FBCA.

(b) At the Effective Time, as a result of the Merger and without any further action on the part of the Company, Parent, Merger Sub or any holder of any capital stock of the Company, Parent or Merger Sub, each issued and outstanding share of common stock, par value $1.00 per share, of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation. The effect of the Merger on the capital stock of the Company is set forth in Article III.

1.2 Effective Time. On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the “Articles of Merger”), including this Agreement or an appropriate plan of merger, with the Secretary of State of the State of Florida, in such form as is required by, and executed in accordance with, the relevant provisions of the FBCA (the date and time of such filing being the “Effective Time”). Prior to such filing, a Closing shall be held at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII.

1.3 Subsequent Merger. (a) Immediately following the Effective Time and in accordance with the FBCA, Parent will cause the Surviving Corporation to merge with and into Sister Subsidiary in accordance with Section 607.1101 of the FBCA and the separate corporate existence of the Surviving Corporation shall thereupon cease (the “Subsequent Merger”). Sister Subsidiary shall be the surviving corporation in the Merger, and shall succeed to and assume all the rights and obligations of the Surviving Corporation in accordance with Section 607.1106 of the FBCA.

(b) At the effective time of the Subsequent Merger and without any further action on the part of the Surviving Corporation, Parent, Sister Subsidiary or any holder of any capital stock of the Surviving Corporation, Parent or Sister Subsidiary, each share of common stock, par value $1.00 per share, of the Surviving Corporation issued and outstanding immediately prior to the effective time of the Subsequent Merger shall continue as one share of common stock, par value $1.00 per share, of Sister Subsidiary, which shall constitute the only outstanding shares of capital stock of Sister Subsidiary.

(c) After the Subsequent Merger, references herein to the Surviving Corporation shall refer to Sister Subsidiary.

(d) This Agreement is intended to constitute a “plan of reorganization” with respect to the Merger and Subsequent Merger, taken together, for United States federal income tax purposes pursuant to which, for such purposes, the Merger and the Subsequent Merger, taken together, are to be treated as a “reorganization” under Section 368(a) of the Code (to which each of Parent, Sister Subsidiary and the Company are to be parties under Section 368(b) of the Code) in which the Company is to be treated as merging directly with and into Sister Subsidiary with the Company Common Stock converted in such merger into the right to receive the consideration provided for hereunder.

ARTICLE II

THE SURVIVING CORPORATION

2.1 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the FBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.2 Articles of Incorporation. At both the Effective Time and the effective time of the Subsequent Merger, the articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein or by Law (the “Articles of Incorporation”) except that Article I thereof shall be amended, by the filing of the Articles of Merger or other appropriate documents, to read in its entirety as follows: “The name of the corporation is Ivax Corporation”.

2.3 By-Laws. At both the Effective Time and the effective time of the Subsequent Merger, and without any further action on the part of the Company, Merger Sub or Sister Subsidiary, the by-laws of Merger Sub, as in effect immediately prior to the Effective Time and including the provisions required by Section 0 hereof, shall be the by-laws of the Surviving Corporation (the “By-Laws”), until thereafter amended as provided therein, in the Articles of Incorporation or in accordance with applicable Law.

2.4 Directors. Subject to requirements of applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time and from and after the effective time of the Subsequent Merger, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the By-Laws.

2.5 Officers. Effective as of the Effective Time and as of the effective time of the Subsequent Merger, the officers of Merger Sub shall be the initial executive officers of the Surviving Corporation, who shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the By-Laws.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

3.1 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any further action on the part of the Company, Parent, Merger Sub or any holder of any capital stock of the Company, Parent or Merger Sub:

(a) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock, and any other shares of capital stock of the Company, that is owned by the Company directly or indirectly or by Parent, shall automatically be retired and shall cease to be outstanding, and no Merger Consideration shall be delivered or deliverable in exchange therefor.

(b) Conversion of Company Common Stock. Subject to Sections 3.1(c) and 3.3, each issued and outstanding share of Company Common Stock (other than shares of Company Common Stock to be retired in accordance with Section 3.1(a)), including each Right attached thereto, shall be converted into the right to receive the following consideration (the “Merger Consideration”):

(i) Each share of Company Common Stock with respect to which an election to receive cash (a “Cash Election”) has been effectively made and not revoked pursuant to Section 3.1(d) (each a “Cash Electing Share”) shall be converted into the right to receive $26.00 in cash without interest (the “Cash Consideration”).

(ii) Each share of Company Common Stock with respect to which an election to receive stock consideration (a “Stock Election”) is properly made and not revoked pursuant to Section 3.1(d) (each a “Stock Electing Share” and, together with each Cash Electing Share, an “Electing Share”) shall be converted into the right to receive 0.8471 shares (the “Exchange Ratio”), subject to adjustment pursuant to Section 3.3), of validly issued, fully paid and non-assessable ordinary shares, par value NIS 0.10, of Parent, duly issued and credited as fully paid (collectively, the “Parent Ordinary Shares”) which will trade in the United States in the form of American Depositary Shares (“Parent ADSs”), evidenced by American Depositary Receipts (“Parent ADRs”) (such Parent ADSs, together with any cash in lieu of fractional Parent ADSs to be paid pursuant to Section 3.2(f), the “Stock Consideration”). Each Parent ADS represents one Parent Ordinary Share.

(iii) Each share of Company Common Stock with respect to which no Cash Election or Stock Election is properly made (or if made, has been revoked) (each, a “Non-Electing Share”) shall be converted into the right to receive the Cash Consideration or the Stock Consideration as determined in accordance with Section 3.1(c) below.

As of the Effective Time, each share of Company Common Stock shall no longer be outstanding and shall automatically be retired and shall cease to be outstanding, and each holder of a certificate representing any such share(s) of Company Common Stock (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive upon the surrender of such certificates (for each share of Company Common Stock previously represented thereby) the Merger Consideration.

(c) Proration. Notwithstanding anything in this Agreement to the contrary (but subject to Sections 3.1(a) and 3.3):

(i) The Cash Percentage (as defined below) of the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (such number, the “Aggregate Cash Number”) shall be converted into the right to receive the Cash Consideration, and all other shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Stock Consideration. The “Cash Percentage” shall be equal to 50%.

(ii) If the aggregate number of Cash Electing Shares of Company Common Stock (the “Cash Election Number”) exceeds the Aggregate Cash Number, then (A) all Stock Electing Shares and Non-Electing Shares shall be converted into the right to receive the Stock Consideration and (B) the number of Cash Electing Shares of each stockholder of the Company that shall be converted into the right to receive the Cash Consideration shall be equal to the product obtained by multiplying (x) the number of Cash Electing Shares of such stockholder by (y) a fraction, the numerator of which is the Aggregate Cash Number and the denominator of which is the Cash Election Number, with the remaining number of such holder’s Cash Electing Shares being converted into the right to receive the Stock Consideration.

(iii) If the Cash Election Number is less than the Aggregate Cash Number (such difference between the Cash Election Number and Aggregate Cash Number, the “Cash Shortfall Number”), then (x) all Cash Electing Shares shall be converted into the right to receive the Cash Consideration and (y) the Stock Electing Shares and Non-Electing Shares shall be treated in the following manner:

(1) if the Cash Shortfall Number is less than or equal to the aggregate number of Non-Electing Shares, then (x) all Stock Electing Shares shall be converted into the right to receive the Stock Consideration and (y) the Non-Electing Shares of each stockholder of the Company shall be converted into the right to receive the Cash Consideration in respect of that number of Non-Electing Shares equal to the product obtained by multiplying (I) the number of Non-Electing Shares of such stockholder by (II) a fraction, the numerator of which is the Cash Shortfall Number and the denominator of which is the aggregate number of Non-Electing Shares, with the remaining number of such holder’s Non-Electing Shares being converted into the right to receive the Stock Consideration; or

(2) if the Cash Shortfall Number exceeds the aggregate number of Non-Electing Shares, then (x) all Non-Electing Shares shall be converted into the right to receive the Cash Consideration and (y) the number of Stock Electing Shares of each stockholder of the Company that shall be converted into the right to receive the Cash Consideration shall be equal to the product obtained by multiplying (I) the number of Stock Electing Shares of such stockholder by (II) a fraction, the numerator of which is the amount by which the Cash Shortfall Number exceeds the aggregate number of Non-Electing Shares, and the denominator of which is the aggregate number of Stock Electing Shares, with the remaining number of such holder’s Stock Electing Shares being converted into the right to receive the Stock Consideration.

(d) Exercise of Election.

(i) All elections in accordance with this Section 3.1(d) shall be made on a form designed for that purpose and mutually acceptable to the Company and Parent (a “Form of Election”) which will be filed as an exhibit to the F-4 Registration Statement and mailed to the holders of record of shares of Company Common Stock as of the record date for the Company Stockholders Meeting or such other date as Parent and the Company mutually agree (the “Form of Election Record Date”). The Form of Election shall be used by each record holder of shares of Company Common Stock (or, in the case of nominee record holders, the beneficial owner through proper instructions and documentation) who wishes to make a Cash Election or a Stock Election or a combination of both for any and all shares of Company Common Stock held by such holder. The Company shall make available one or more Forms of Election as may be reasonably requested by any Person who becomes a holder (or beneficial owner) of shares of Company Common Stock between the Form of Election Record Date and the close of business on the day prior to the Election Date.

(ii) For elections to be effective, (A) with respect to shares of Company Common Stock represented by Certificates, a Form of Election must be properly completed, signed and actually received by the Exchange Agent and accompanied by the Certificates representing all the shares of Company Common Stock as to which such a Form of Election is being made, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or accompanied by an appropriate guarantee of delivery by an Eligible Guarantor Institution, as that term is defined in Rule 17Ad-15 promulgated pursuant to the Exchange Act, provided that such certificates are in fact delivered to the Exchange Agent by the time required in such guarantee, or an affidavit of lost certificate in accordance with Section 3.2(e)), or (B) with respect to shares of Company Common Stock that are held in book-entry form (each, a “Book Entry Share”), Parent shall establish procedures for the delivery of such shares, which procedures shall be reasonably acceptable to the Company (either of (A) or (B), an “Election”).

(iii) An Election must be received by the Exchange Agent not later than 5:00 p.m. New York City time on (A) the date of the Company Stockholders Meeting or, (B) if the Closing Date is more than four (4) Business Days following the Company Stockholders Meeting, two (2) Business Days preceding the Closing Date (either of (A) or (B), the “Election Date”) in order to be effective. Any shares of Company Common Stock for which the record holder has not, as of 5:00 p.m., New York City time, on the Election Date, properly submitted a properly completed Election Form to the Exchange Agent will be deemed to be Non-Electing Shares. After a Cash Election or Stock Election is validly made with respect to any shares of Company Common Stock, no further registration of transfers of such shares shall be made on the stock transfer books of the Company, unless and until such Cash Election or Stock Election is properly revoked. In addition, all Election Forms shall automatically be revoked if the Exchange Agent is notified in writing by Parent and the Company that the Merger has been abandoned.

(iv) Parent and the Company shall publicly announce the anticipated Election Date at least five (5) Business Days prior to the anticipated Closing Date. If the Closing Date is delayed to a subsequent date, the Election Date shall be subsequently delayed to a subsequent date, and Parent and the Company shall promptly announce any such delay and, when determined, the rescheduled Election Date.

(v) Parent shall have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed, and timely submitted or to disregard defects in forms. Any such determination of Parent or the Exchange Agent shall be conclusive and binding, absent manifest error. Neither Parent nor the Exchange Agent shall be under any obligation to notify any Person of any defect in a Form of Election submitted to the Exchange Agent. Any shares of Company Common Stock relating to which the record holder is deemed to have not submitted a valid Election on or prior to the Election Date shall be deemed to be Non-Electing Shares.

(vi) Any Cash Election or Stock Election may be revoked with respect to all or a portion of the shares of Company Common Stock subject thereto by the holder who submitted the applicable Form of Election by written notice received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Election Date. In addition, Cash Elections and Stock Elections shall automatically be revoked if this Agreement is terminated in accordance with Article IX. If a Cash Election or Stock Election is revoked with respect to shares of Company Common Stock represented by a Certificate, such Certificate shall promptly be returned to the holder that submitted the same to the Exchange Agent.

(vii) The Exchange Agent shall make all the computations contemplated by this Section 3.1, including the determination of the number of Cash Electing Shares, Stock Electing Shares and Non-Electing Shares and, after consultation with Parent, all such computations will be conclusive and binding on the former holders of shares of the Company Common Stock absent manifest error. The Exchange Agent may, with the agreement of Parent and the Company, make such reasonable rules as are consistent with this Section 3.1 for the implementation of the Elections provided for herein as shall be necessary or desirable to effect fully such Elections.

(e) Company Options, Etc.

(i) Prior to the Effective Time, the Company shall take all action necessary or appropriate to provide that each outstanding option to acquire shares of Company Common Stock, including, without limitation, any option granted under the Company’s 1985 Stock Option Plan, the Company’s 1997 Employee Stock Option Plan, the Company’s 1994 Stock Option Plan and the Company’s 2004 Incentive Compensation Plan (each, a “Company Option”) shall become fully vested and exercisable (whether or not currently exercisable) as of the Effective Time. In addition, the Company shall take all action necessary or appropriate to provide that each Company Option that is outstanding as of the Effective Time, but conditioned upon consummation of the Merger, shall, to the extent such Company Options have not been exercised as of the Effective Time, be converted into an option to purchase a number of Parent ADSs determined by multiplying (A) the number of shares of Company Common Stock covered by such Company Option by (B) the Exchange Ratio (rounded down to the nearest whole share); at an exercise price per Parent ADS determined by dividing (I) the per share exercise price applicable to the Company Option immediately prior to the Effective Time by (II) the Exchange Ratio (rounded up to the nearest whole cent) (each, a “Parent Option”). Except as provided in the preceding sentence, the terms of each Parent Option shall be substantially identical to or more favorable to the holder of the Company Option than the terms of the Company Option to which it relates, determined immediately prior to the Effective Time. On or prior to the Effective Time, Parent shall file an appropriate Registration Statement on Form S-8 with respect to the offering of the Parent ADSs issuable upon exercise of the Parent Options (the “S-8 Registration Statement”) and, as promptly as practicable, shall comply with the terms of Section 7.7 so that the holders of Parent Options may, subject to applicable Law, freely sell the Parent ADSs issuable upon exercise of the Parent Options. Following the Effective Time, Parent will, as promptly as practicable, send to each holder of a Parent Option a written notice setting forth (1) the number of Parent ADSs subject to such Parent Option and (2) the exercise price per Parent ADS issuable upon exercise of such Parent Option. Prior to the Effective Time, the Company shall not permit options granted under the Company’s 1985 Stock Option Plan, the Company’s 1994 Stock Option Plan, the Company’s 1997 Stock Option Plan and the Company’s 2004 Incentive Compensation Plan to be exercised by the cancellation of a portion of the shares to be exercised as payment of the exercise price and satisfaction of any tax withholding obligation (a “net exercise” of options), so as to permit Parent to assume such Plans and simultaneously comply with Israeli law. The Company and Parent shall take all commercially reasonable action that may be necessary (under the Company Stock Option Plans and otherwise) to effectuate the provisions of this Section 3.1(e)(i).

(ii) Prior to the date hereof, the Company shall take all actions that are necessary or appropriate to provide that the Company’s stock purchase plans, including without limitation, the Company’s 1999 Employee Stock Purchase Plan, shall be modified, terminated and/or suspended so that no purchase of

Company Common Stock shall occur after September 30, 2005. With respect to the Company’s 1999 Employee Stock Purchase Plan, the rights of participants thereunder with respect to any offering period then underway shall be determined by shortening the offering period so that the last day of such offering period shall be September 30, 2005 and by making such other appropriate adjustments as may be necessary to reflect the shortened offering period and otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under such plan.

3.2 Exchange of Share Certificates.

(a) Exchange Agent. Prior to the Effective Time, Parent shall designate The Bank of New York, which currently acts as the depository for the ADSs, or another U.S. bank or trust company reasonably acceptable to the Company (in such capacity, the “Depository”), to act as agent (the “Exchange Agent”) for the holders of shares of Company Common Stock to receive the Merger Consideration to which such holders shall become entitled from time to time with respect to such holder’s shares of Company Common Stock pursuant to Section 3.1. Prior to the Effective Time, Parent shall cause Merger Sub to deposit or cause the Depository to deposit with the Exchange Agent substantially all of: (x) that number of Parent ADRs and Parent Ordinary Share certificates, as applicable, in any denominations as the Exchange Agent shall specify and (y) cash, in each case as are issuable or payable, respectively, pursuant to this Article III in respect of shares of Company Common Stock for which Certificates or Book-Entry Shares have been properly delivered to the Exchange Agent; and within five (5) Business Days following the Effective Time, Parent shall cause the Surviving Corporation to deposit the balance of such Merger Consideration with the Exchange Agent. The deposit made by Merger Sub or the Surviving Corporation, as the case may be, pursuant to this Section 3.2(a) is hereinafter referred to as the “Exchange Fund.” The Exchange Agent shall cause the Exchange Fund to be (i) held for the benefit of the holders of Company Common Stock and (ii) applied promptly to making the payments provided for in Section 3.2(b). The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement; provided, that Parent may direct the Exchange Agent to invest the Exchange Fund in obligations of or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, respectively. Any interest or other income resulting from such investments shall be promptly paid to Parent. Parent shall, prior to the Effective Time, allot Parent Ordinary Shares referred to in Sections 3.1(b) subject to the terms and conditions of this Agreement.

(b) Payment Procedures.

(i) As soon as reasonably practicable after the Effective Time, but in no event later than three (3) Business Days after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each record holder, as of the Effective Time, of Non-Electing Shares (these holders, the “Non-Electing Holders”), (A) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates held by such holder representing Non-Electing Shares shall pass only upon delivery of such Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent or, in the case of Book Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration or, in the case of Book Entry Shares, the surrender of such shares, for payment of the Merger Consideration therefor.

(ii) (x) Each holder of Electing Shares who properly made and did not revoke a Cash Election or Stock Election shall be entitled to receive, in exchange for such stockholder’s Electing Shares, and

(y) upon surrender by a Non-Electing Holder to the Exchange Agent of any Certificate (or evidence of loss in lieu thereof) or Book Entry Shares, as applicable, for cancellation together with a duly executed letter of transmittal, the Non-Electing Holder shall be entitled to receive in exchange therefor, in each case, the Merger Consideration that such holder is entitled to receive pursuant to this Article III, and the Certificate or Book Entry Shares so surrendered shall forthwith be cancelled.

No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or Book Entry Shares. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, payment may be issued to such a transferee if the Certificate formerly representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer, and the Person requesting such issuance pays any transfer or other taxes required by reason of such payment to a Person other than the registered holder of such Certificate or establishes to the satisfaction of Parent and the Company that such tax has been paid or is not applicable.

(iii) No dividends or other distributions with respect to securities of Parent constituting part of the Merger Consideration shall be paid to the holder of any Certificates or Book Entry Shares not surrendered until such Certificates or Book Entry Shares, as applicable, are surrendered as provided in this Section 3.2. Following such surrender, in addition to the Merger Consideration, there shall be paid, without interest, to the Person in whose name the securities of Parent have been registered, (A) at the time of surrender, the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such securities and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to surrender and with a payment date subsequent to surrender payable with respect to such securities.

For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit corporations), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(c) Transfers. After the Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund relating to the Merger Consideration that remains unclaimed by the holders of Company Common Stock six (6) months after the Effective Time shall be returned to Parent, the Surviving Corporation or another affiliate of Parent, as may be designated by Parent or the Surviving Corporation. Any holders of Company Common Stock who have not theretofore complied with this Article III shall thereafter look only to Parent for payment of the Merger Consideration upon due surrender of their Certificates (or affidavits of loss in lieu thereof), without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration upon due surrender of the shares of Company Common Stock represented by such Certificate pursuant to this Agreement.

(f) Fractional Shares. Notwithstanding any other provision of this Agreement to the contrary, no fractional Parent ADSs will be issued and any holder of shares of Company Common Stock entitled to receive a fractional Parent ADS but for this Section 3.2(f) shall be entitled to receive a cash payment in lieu thereof, which payment shall represent such holder’s proportionate interest in the net proceeds for the sale by the Exchange Agent on behalf of such holder of the aggregate fractional Parent ADS that such holder otherwise would be entitled to receive. Any such sale shall be made by the Exchange Agent within five (5) Business Days after the date upon which the Certificate (or affidavit(s) of loss in lieu thereof) that would otherwise result in the issuance of such fractional Parent ADSs has been received by the Exchange Agent.

(g) Withholding Rights. Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article III such amounts as it is required to deduct and withhold with respect to the making of such payment under provision of any federal, state, local or foreign tax law. Parent represents and warrants to the Company that, as of the date of this Agreement, no withholding is required to be made from the consideration payable by Merger Sub or the Surviving Corporation to any Person pursuant to this Article III pursuant to applicable Israeli laws. If Parent or the Surviving Corporation, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Company Options in respect of which Parent or the Surviving Corporation, as the case may be, made such deduction and withholding.

3.3 Adjustments to Prevent Dilution. Notwithstanding anything to the contrary in this Agreement, if, after the date hereof, and prior to the Effective Time, the issued and outstanding Company Common Shares, or Parent Ordinary Shares shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or other similar transaction, or Parent changes the number of Parent Ordinary Shares represented by a Parent ADS, then the Merger Consideration and Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted shall, from and after the date of such event, be the Merger Consideration, the Exchange Ratio or other dependent item, as applicable, subject to further adjustment in accordance with this sentence.

3.4 Affiliates. Notwithstanding anything in this Agreement to the contrary, no Stock Consideration shall be delivered to any Person who is an affiliate of the Company under Rule 145 of the Securities Act until such Person has executed and delivered to Parent a written agreement substantially in the form of Exhibit A hereto.

3.5 FGIT Warrant. Upon the exercise of the Warrant to Purchase Shares of Common Stock of Ivax Corporation (the “FGIT Warrant”) issued (as a replacement issuance) on November 29, 2002 to Frost Gamma Investment Trust at any time following the Effective Time, the holder of the FGIT Warrant shall be entitled to receive, and the FGIT Warrant shall thereafter represent the right to receive, in lieu of the shares of Company Common Stock issuable upon such exercise prior to the Closing Date, the amount and type of Merger Consideration paid or issued pursuant to the Merger in respect of such number of Non-Electing Shares that is equal to the number of shares of Company Common Stock into which the FGIT Warrant would have been convertible absent consummation of the Merger.

3.6 Convertible Notes. Prior to the Effective Time, Parent shall take such actions as are required under each Indenture to establish the rights of the holders of the Convertible Notes issued pursuant to such Indenture to convert each Convertible Note after the Effective Time into the applicable Merger Consideration, upon the terms and subject to the conditions and the other provisions of such Indenture. After the Effective Time, Parent shall, or shall cause the Surviving Corporation to, deliver to the holders of the Convertible Notes appropriate notices required by the terms of the applicable Indenture as a result of the transactions contemplated hereby, and shall comply with the terms of each Indenture with respect to the purchase of Convertible Notes from the holders thereof as a result of the transactions contemplated hereby, if required by the terms of such Indenture. As used herein, (i) “Indentures” shall mean (A) the Indenture, dated as of May 4, 2001, between the Company and U.S. Bank National Association, as trustee (the “Trustee”) relating to the Company’s 4 1/2% Convertible Senior Subordinated Notes Due 2008, (B) the Indenture, dated as of March 3, 2004 between the Company and the Trustee relating to the Company’s 1.5% Convertible Senior Notes due 2024, (C) the Indenture, dated as of December 22, 2004, between the Company and the Trustee relating to the Company’s 1.875% Convertible Senior Notes due 2024, (D) the Indenture, dated as of February 23, 2005 between the Company and the Trustee relating to the Company’s 1.5% Convertible Senior Notes due 2024 and (E) the Indenture, dated as of May 9,

2005 between the Company and the Trustee relating to the Company’s 1.5% Convertible Senior Notes due 2025 and (ii) “Convertible Notes” shall mean the convertible notes referred to in clause (i) above.

ARTICLE IV

THE CLOSING

The closing of the Merger (the “Closing”) shall take place (a) at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019 at 10:00 a.m. Eastern time on the later of (x) the third Business Day after the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived (by the party entitled to the benefit of such condition) in accordance with this Agreement and (y) the fifth Business Day after the public announcement of the anticipated Election Date in accordance with Section 3.1(d)(iv), or (b) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the “Closing Date”). For purposes of this Agreement, the term “Business Day” means Monday, Tuesday, Wednesday and Thursday of each week, other than days on which banks are required or authorized by Law to close in Tel Aviv or New York City; provided that for purposes of Section 3.1, “Business Day” shall mean any day on which banks are not required or authorized by Law to close in New York City.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification. The Company and each of its Significant Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate power and authority to own and operate its material properties and assets and to carry on its business as currently conducted in all material respects and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties and assets or conduct of its business requires such qualification, except where the failure to be so qualified as a foreign corporation or be in good standing would not be reasonably expected to have, either individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of the Company’s and each of its Significant Subsidiaries’ articles of incorporation and by-laws (or comparable governing instruments), each as amended through the date hereof. The articles of incorporation and by-laws (or comparable governing instruments) of each of the Company and its Significant Subsidiaries so made available are in full force and effect. Section 5.1(a) of the disclosure schedules delivered to Parent by the Company on or prior to the date hereof (the “Company Disclosure Schedules”) sets forth a list, as of the date hereof, of all of the Significant Subsidiaries of the Company, the jurisdictions under which such Significant Subsidiaries are incorporated, and the percent of the equity interest therein owned by the Company and each Subsidiary of the Company, as applicable. Neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any Person that is organized in Israel or that conducts business in Israel. The aggregate sales of the Company and its Subsidiaries, directly or indirectly, to Israel during each of the fiscal year 2004 and the twelve-month period ending on the date hereof did not exceed $2 million. All such sales were made directly to Israeli distributors or other Israeli companies, none of which were affiliated with the Company.

As used in this Agreement, the term “Subsidiary” means, with respect to any Person, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries or by such Person and any one or more of its respective Subsidiaries.

As used in this Agreement, the term “Significant Subsidiary” means a “significant subsidiary” within the meaning of Rule 1.02(w) of Regulation S-X promulgated pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”).

As used in this Agreement, the term “Company Material Adverse Effect” means a material adverse effect on the financial condition, business or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that any such effect resulting from or arising out of (i) any change in Law or United States generally accepted accounting principles (“U.S. GAAP”) or interpretations thereof, (ii) general changes in economic or business conditions or general changes in the securities markets, (iii) changes in conditions generally affecting the generic pharmaceutical industry or the pharmaceutical industry, or (iv) the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or any action taken pursuant to this Agreement or at the request of Parent, shall not be considered when determining if a Company Material Adverse Effect has occurred, except in the case of clauses (i), (ii) or (iii) for such effects which have a materially disproportionate impact on the Company and its Subsidiaries taken as a whole, relative to other companies in the pharmaceutical industry.

As used in this Agreement, the term “knowledge” or any similar formulation of knowledge shall mean the actual knowledge of, with respect to the Company, those persons set forth in Section 5.1(a) of the Company Disclosure Schedules and, with respect to Parent, those persons set forth in Section 5.2(a) of the disclosure schedules delivered to the Company by Parent on or prior to the date hereof (the “Parent Disclosure Schedules”).

(b) Capital Structure. The authorized capital stock of the Company consists of 546,875,000 shares of Company Common Stock, of which 268,818,700 shares were outstanding as of July 21, 2005. Pursuant to the Company’s Rights Agreement, dated as of December 29, 1997, as amended as of May 12, 2000 (the “Rights Agreement”), each share of Company Common Stock has attached thereto a right (each a “Right” and collectively, the “Rights”) to purchase a fraction of a share of Company Common Stock (1.1719 shares of Company Common Stock at a price of $9.60 per 1.1719 shares), subject to adjustment. All of the issued and outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and is owned by the Company or a direct or indirect wholly owned Subsidiary of the Company free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth on Section 5.1(b) of the Company Disclosure Schedules and other than pursuant to (i) the Rights Agreement, (ii) the Company’s 1985 Stock Option Plan, the Company’s 1994 Stock Option Plan, the Company’s 1997 Employee Stock Option Plan, the Company’s 1999 Employee Stock Purchase Plan and the Company’s 2004 Incentive Compensation Plan (collectively, the “Company Stock Option Plans”), (iii) the Convertible Notes and (iv) the FGIT Warrant, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or to sell any shares of capital stock or other securities of the Company or any of its Significant Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Significant Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Section 5.1(b) of the Company Disclosure Schedules sets forth a complete and correct list, as of the date hereof and for each option grant, of the number of shares of Company Common Stock subject to options or other rights to purchase or receive Company Common Stock granted under the Company Plans or otherwise, together with the dates of grant and the exercise prices thereof. Except as set forth in Section 5.1(b) of the Company Disclosure Schedules and except for the Convertible Notes, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter (“Voting Debt”).

(c) Corporate Authority.

(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate, on the terms and subject to the conditions of this Agreement, the transactions contemplated hereby, subject only to receipt of the Company Requisite Vote and the Company Required Statutory Approvals. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by each of Parent and Merger Sub, is a valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) As of the date hereof, the Board of Directors of the Company has approved and adopted this Agreement and, subject to Section 7.2, has resolved to recommend that the stockholders of the Company approve this Agreement and the Merger and the transactions contemplated hereby.

(d) Governmental Filings; No Violations.

(i) Except as set forth on Section 5.1(d)(i) of the Company Disclosure Schedules, other than any reports, filings, registrations, approvals and/or notices (A) required to be made pursuant to Section 1.2, (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the European Commission Council Regulation (EC) 139/2004 (the “EC Merger Regulation”), the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act and (C) required to consummate the Merger under competition Laws in jurisdictions in which, on the one hand, the Company or its Subsidiaries have material operations and, on the other hand, either Parent or its Subsidiaries have operations (collectively, but excluding the items covered by clause (B) above, the “Foreign Antitrust Filings”), or (D) required from Governmental Entities solely by virtue of the jurisdictions in which the Company or its Significant Subsidiaries conduct business or own any assets (collectively, but excluding items covered by clauses (B) and (C) above, the “Other Governmental Filings”) (items (B) through (D), the “Company Required Statutory Approvals”), no notices, reports, registrations or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any United States or foreign federal, state, or local governmental or regulatory authority, agency, commission, body or other governmental entity including, without limitation, the FDA and the DEA (each a “Governmental Entity”), in connection with the execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby (including pursuant to the Stockholders Agreement), except for those notices, reports, registrations or other filings that the failure to make or obtain would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

(ii) Except as set forth on Section 5.1(d)(ii) of the Company Disclosure Schedules, the execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby (including pursuant to the Stockholders Agreement) will not constitute or result in (A) a breach or violation of, or a default under, either the articles of incorporation or by-laws (or comparable governing instruments) of the Company or of any Significant Subsidiary of the Company, (B) a breach or violation of, a default under, the acceleration of any obligations, the loss of any right or benefit, or the creation of a lien, pledge, security interest or other encumbrance on the assets of the Company or any Subsidiary of the Company (with or without notice, lapse of time or both) pursuant to, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation not otherwise terminable by the other party thereto on ninety days or less notice (“Contracts”) binding upon the Company or any Subsidiary of the Company or any Law or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause

(B) or (C) above, for any breach, violation, default, acceleration, creation or change that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect or prevent, or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

(e) Company Reports; Financial Statements.

(i) The filings required to be made by the Company since December 31, 2001 under the Securities Act and the Exchange Act have been filed with the Securities and Exchange Commission (the “SEC”), including all forms, registration, proxy and information statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statutes and the rules and regulations thereunder (collectively, including any amendments of any such reports filed with or furnished to the SEC by the Company prior to the date hereof, the “Company Reports”). The Company has made available to Parent (x) each Company Report filed with or furnished to the SEC by the Company pursuant to the Securities Act or the Exchange Act since December 31, 2001 and prior to the date hereof, each, in all material respects, in the form (including exhibits, annexes and any amendments thereto) promulgated by the SEC under the Securities Act or the Exchange Act, as the case may be, and (y) each of the Company’s press releases released to the public since January 1, 2004. None of the Company Reports (in the case of Company Reports filed pursuant to the Securities Act), as of their effective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein not misleading. None of the Company Reports (in the case of Company Reports filed pursuant to the Exchange Act) as of the respective dates filed with the SEC or first mailed to stockholders, as applicable, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company Reports (in the case of Company Reports issued to the public as press releases) as of their respective release dates, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(ii) The consolidated financial statements of the Company and its Subsidiaries included in such Company Reports complied as of the effective, file or release dates thereof, as applicable, as to form in all material respects with the applicable rules and regulations of the SEC with respect thereto. Each of the consolidated balance sheets included in or incorporated by reference into Company Reports (including the related notes and schedules) presents fairly, in all material respects, the financial position of the Company and its Subsidiaries as of its date, and each of the consolidated statements of income and consolidated statements of cash flows included in or incorporated by reference into Company Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes, similar presentation items and normal year-end audit adjustments), in each case in accordance with U.S. GAAP consistently applied during the periods involved, except as may be noted therein. Any material change by the Company in the accounting principles, practices or methods used in such financial statements of the Company and its Subsidiaries included in the Company Reports has been appropriately disclosed in such financial statements.

(iii) The management of the Company has (x) implemented (A) disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its Subsidiaries, is made known to the management of the Company by others within those entities and (B) a system of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP, and (y) has disclosed, based on its most recent evaluation, to the

Company’s outside auditors and the audit committee of the Board of Directors of the Company (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Any such significant deficiency, material weakness or fraud is described on Section 5.1(e)(iii) of the Company Disclosure Schedules. Since December 31, 2004, there has not been any material change in the Company’s internal control over financial reporting. There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. Since the enactment of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), neither the Company nor any of its Subsidiaries has made any loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(f) Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the S-8 Registration Statement and the Registration Statement of Parent to be filed with the SEC with respect to the offering of Parent ADSs in connection with the Merger (the “F-4 Registration Statement” and together with the S-8 Registration Statement, the “Registration Statements”) or any amendment or supplement thereto will, at the time such Registration Statement or any amendment or supplement thereto is filed with the SEC or at the time such Registration Statement becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading or (ii) the Joint Proxy Statement/Prospectus will, at the date of mailing to stockholders and at the times of meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Proxy Statement relating to the Company Stockholder Meeting and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus or any Registration Statement.

(g) No Undisclosed Material Liabilities. Except as set forth on Section 5.1(g) of the Company Disclosure Schedules, there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever in existence on the date hereof, whether accrued, contingent, absolute, determined, determinable or otherwise, of a nature required to be set forth in the Company’s balance sheet under U.S. GAAP or the notes thereto, other than: (i) liabilities or obligations disclosed and provided for in the Company Balance Sheet as of December 31, 2004 included in the Company Reports or in the notes thereto or in the Company Reports filed prior to the date hereof; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since December 31, 2004 (the “Audit Date”); (iii) liabilities and obligations under Contracts in effect as of the date hereof not in violation of the terms of this Agreement; and (iv) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h) Absence of Certain Changes. Except as described in the Company Reports or as set forth on Section 5.1(h) of the Company Disclosure Schedules, since the Audit Date, except as expressly contemplated by this Agreement, the Company and its Subsidiaries taken as a whole have conducted their business only in, and have not engaged in any material transaction other than according to, the Company’s ordinary and usual course of such business and there has not been (i) any change in the financial condition, properties, assets, business or results of operations of the Company and its Subsidiaries that has had or would reasonably be expected to have a Company Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any securities of the

Company or (iii) any change by the Company in accounting principles, practices or methods which is not required or permitted by U.S. GAAP. Since the Audit Date and through the date hereof, except as provided for herein or for such salary increases and bonuses approved by the Company in 2005 and disclosed to Parent prior to the date hereof, there has not been any material increase in the compensation payable or that could become payable by the Company or any of its Significant Subsidiaries to officers or key employees or any material amendment of any of the Company Compensation and Benefit Plans other than increases or amendments in the ordinary course of business consistent with past practice.

(i) Litigation. Except as described in the Company Reports or as set forth on Section 5.1(i) of the Company Disclosure Schedules, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations, reviews or proceedings, including without limitation any challenges to the Company or any of its Subsidiaries’ patents under Paragraph IV of the Drug Price Competition and Patent Term Restoration Act of 1984 (collectively, “Litigation Claims”), pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, except for those that would not be reasonably expected to have, either individually or in the aggregate, a Company Material Adverse Effect. There are no material SEC inquiries or investigations, other material governmental inquiries or investigations or material internal investigations pending, or to the knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any director or executive officer of the Company or any of its Subsidiaries.

(j) Employee Benefits.

(i) The term “Compensation and Benefit Plan” shall mean, with respect to any Person, any bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, change in control, retention, restricted stock, stock option, employment, termination, severance, compensation, medical, health or other compensation or benefit plan, including, without limitation, each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that covers employees or former employees, or directors or former directors of the such Person or any of its Subsidiaries, or to which contributions are made or otherwise required to be made, by such Person or any of its Subsidiaries, together with any trust agreement or insurance contract forming a part of such Compensation and Benefit Plan. The Company has made available to Parent prior to the date hereof a copy of all material Compensation and Benefit Plans of the Company or any of its Subsidiaries (the “Company Compensation and Benefit Plans”).

(ii) All Company Compensation and Benefit Plans, to the extent subject to ERISA and the Code, are in compliance in all material respects with the applicable provisions of ERISA, the Code and any other applicable Law. Each Company Compensation and Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or opinion letter, if applicable) from the Internal Revenue Service (the “IRS”), and nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of such qualification or that would reasonably be expected to result in penalties or fines to the Company or any of its Subsidiaries related to such loss of qualification. There is no material pending or, to the knowledge of the Company, threatened litigation or other governmental proceeding relating to the Company Compensation and Benefit Plans. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the Company or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity that is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”).

The Company and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a multi-employer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the thirty (30) day reporting requirement has not been waived or extended, other than an extension pursuant to Pension Benefit Guaranty Corporation Reg. Section 4043.66, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the twelve (12) month period ending on the date hereof.

(iv) All contributions required to be made under the terms of any Company Compensation and Benefit Plan subject to United States law have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports. Neither any Pension Plan nor any single-employer plan subject to United States Law of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no U.S. ERISA Affiliate has an outstanding funding waiver. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan subject to United States law or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(v) Neither the Company nor its Subsidiaries has any material obligations for, or liabilities with respect to, retiree health and life benefits under any Company Compensation and Benefit Plan subject to United States law, except for benefits required to be provided under Section 4980B of the Code or any other applicable law requiring continuation of health coverage.

(vi) Except as set forth on Section 5.1(j) of the Company Disclosure Schedules: (a) neither the negotiation and execution of this Agreement nor the consummation of the transactions contemplated hereby (including pursuant to the Stockholders Agreement) will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Compensation and Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration of payment, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or former employee of the Company or any of its Subsidiaries; and (b) there is no contract, agreement, plan or arrangement with an employee or former employee of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party as of the date hereof that, individually or collectively and as a result of the transactions contemplated hereby, whether alone or upon the occurrence of any additional or subsequent events, or otherwise, would reasonably be likely to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or, except as described in the Company Reports or as may arise as a result of the Merger, 162(m) of the Code.

(vii) With respect to each Company Compensation and Benefit Plan not subject to United States law (a “Company Foreign Benefit Plan”): (A) each Company Foreign Benefit Plan is in compliance with applicable Law; (B) each Company Foreign Benefit Plan required to be registered with a regulatory agency or authority has been registered and has been maintained in good standing with such agency or authority, and (C) as of the Effective Time, except as set forth on Section 5.1(j) of the Company Disclosure Schedules, the fair market value of the assets of each Company Foreign Benefit Plan is sufficient to provide for the accrued benefit obligations with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Company Foreign Benefit Plan.

(viii) Notwithstanding anything to the contrary contained in this Section 5.1(j), the representations and warranties contained in this Section 5.1(j) shall be deemed to be true and correct unless such failures to be true and correct would reasonably be expected to have a Company Material Adverse Effect.

(k) Material Compliance with Laws. The business of the Company and its Subsidiaries is being conducted in material compliance with the pertinent Laws of Governmental Entities, including without limitation the laws enforced and regulations issued by the United States Drug Enforcement Administration (“DEA”), the Department of Health and Human Services (“HHS”) and its constituent agencies, the United States Food and Drug Administration (the “FDA”), the Centers for Medicare & Medicaid Services (“CMS”), and Office of Inspector General (“OIG”), including without limitation the anti-kickback law (Social Security Act § 1128B(b)) and analogous laws of the various states, the drug price reporting requirements of titles XVIII and XIX of the Social Security Act, and the laws precluding off-label marketing of drugs, except for violations and alleged violations that are described in the Company Reports or that would not be reasonably expected to have, either individually or in the aggregate, a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is debarred under the Generic Drug Enforcement Act of 1992 or employs or uses the services of any individual who is debarred or, to the Company’s knowledge, has engaged in any activity that would reasonably be expected to lead to debarment. Except as described in the Company Reports or as set forth on Section 5.1(k) of the Company Disclosure Schedules, and except for ongoing inspections of the Company’s and its Subsidiaries’ manufacturing facilities and product applications, which would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect, no investigation or review, other than routine inspections by the FDA, by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which would not be reasonably expected to have, either individually or in the aggregate, a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. The Company and each of its Subsidiaries has, or has applied for, all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals from Governmental Entities necessary to conduct its business as currently conducted, except for those the absence of which would not be reasonably expected to have, either individually or in the aggregate, a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. Neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, any of the vendors or suppliers of the Company or any of its Subsidiaries have been excluded from participation in any federal health care program, as defined under 42 U.S.C. §1320a-7b(f), for the provision of items or services for which payment may be made under such federal health care program, nor been debarred, suspended, proposed for debarment, declared ineligible, or voluntarily excluded by any state or federal department or agency. To the extent matters relating to the Company’s and its Subsidiaries’ compliance with any United States or foreign, federal, state or local law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity, each as in effect as of the date hereof regardless of any retroactive effect of any subsequent amendment thereof (collectively, “Laws”), including with respect to Environmental Laws, are more specifically covered elsewhere in this Section 5.1, the provisions of this Section 5.1(k) shall not apply.

(l) Anti-takeover Statutes and Rights Agreement.

(i) The Company has taken all action necessary to exempt the Merger, this Agreement, the Stockholders Agreement and the transactions contemplated hereby and thereby from the provisions of Sections 607.0901 and 607.0902 of the FBCA.

(ii) The Company has taken all action necessary to render the Rights Agreement inapplicable to the Merger, the Stockholders Agreement and the transactions contemplated hereby and thereby.

(m) Environmental Matters. Except as set forth in the Company Reports or on Section 5.1(m) of the Company Disclosure Schedules and except for such matters that would not be reasonably expected to cause, either individually or in the aggregate, a Company Material Adverse Effect: (i) the operations of the Company and its Subsidiaries are and have been in compliance with all applicable Environmental Laws; (ii) each of the Company and its Subsidiaries possesses and maintains in effect all environmental permits, licenses, authorizations and approvals required under applicable Environmental Laws with respect to the properties and business of the Company and its Subsidiaries; (iii) neither the Company nor any of its

Subsidiaries has received any written environmental claim, notice or request for information concerning any violation or alleged violation of any applicable Environmental Law, nor, to the Company’s knowledge, is there any existing factual or legal basis for any such claim, notice or request for information; (iv) neither the Company nor any of its Subsidiaries has any knowledge of a release or threat of release of any Hazardous Substances in violation of any Environmental Law which would reasonably be expected to result in liability to the Company or any of its Subsidiaries at any of its Subsidiaries’ current or former properties or at any other property arising from its or any of its Subsidiaries’ current or former operations; (v) to the Company’s knowledge there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits or proceedings pending relating to compliance by the Company or any of its Subsidiaries with any environmental permits, licenses, authorizations and approvals required under applicable Environmental Laws or liability of the Company or any of its Subsidiaries under any applicable Environmental Law; and (vi) to the Company’s knowledge no Lien has been placed upon any of the Company’s or its Subsidiaries’ properties (whether owned, leased or managed) under any Environmental Law.

Notwithstanding any other provision of this Agreement to the contrary (including, but not limited to, Section 5.1(k)), the representations and warranties of the Company in this Section 5.1(m) constitute the sole representations and warranties of the Company with respect to any Environmental Law or Hazardous Substance.

As used herein: (w) “Environmental Law” means any Law (including common law) relating to: (a) pollution; (b) the protection of the environment (including air, water, soil, subsurface strata and natural resources) or human health and safety; and (c) the regulation of the generation, use, storage, handling, transportation, treatment, release, remediation or disposal of Hazardous Substances; (x) “Hazardous Substance” means any chemical, material or substance that is defined as harmful to human health, the environment, or natural resources by any Environmental Law, including without limitation, petroleum, petroleum products, Asbestos, and Asbestos-Containing Materials; (y) “Asbestos” includes chrysotile, amosite, crocidolite; tremolite asbestos, anthophyllite asbestos, actinolite asbestos, asbestos winchite, asbestos richterite, and any of these minerals that have been chemically treated and/or altered and any asbestiform variety, type or component thereof and any asbestos-containing material; and (z) “Asbestos-Containing Material” means any material containing Asbestos, including, without limitation, any Asbestos-containing products, automotive or industrial parts or components, equipment, improvements to real property and any other material that contains Asbestos.

(n) Tax Matters. Except as set forth on Section 5.1(n) of the Company Disclosure Schedules:

(i) The Company and each of its Subsidiaries (A) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (B) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that the Company or any of its Subsidiaries are otherwise obligated to pay, except with respect to Taxes that are being contested in good faith, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to any of them on or before the Effective Time; (C) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (D) as of the date hereof, do not have any deficiency, audit, examination, investigation or other proceeding in respect of Taxes or Tax matters pending or proposed or threatened in writing; and (E) have provided adequate reserves in accordance with U.S. GAAP in the most recent consolidated financial statements of the Company and its Subsidiaries, as disclosed in the Company Reports, for any material Taxes of the Company or any of its Subsidiaries that have not been paid, whether or not shown as being due on any Tax Return.

(ii) Neither the Company nor any Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar Contract or arrangement (including any agreement, Contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any Person as a result of or pursuant to any such agreement, Contract, arrangement or commitment.

(iii) None of the Company and its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax law); (B) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; or (C) installment sale or intercompany transaction (as defined in Treasury regulations section 1502-13) made on or prior to the Closing Date.

(iv) Each of the Company and its Subsidiaries has withheld and paid to the appropriate Taxing authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, stockholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

(v) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than a group whose common parent is the Company).

(vi) Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(vii) Neither the Company nor any of its Subsidiaries has any request for a material ruling in respect of Taxes pending between the Company or any Subsidiary and any Tax authority.

(viii) The Company has made available to Parent true and correct copies of the U.S. federal income Tax Returns filed by the Company and its Subsidiaries for tax years 2000 through 2003.

(ix) There is no contract or agreement, plan or arrangement by the Company or its Subsidiaries covering any Person that, individually or collectively, would constitute compensation in excess of the deduction limitation set forth in Section 162(m) of the Code, except as described in the Company Reports or as may arise as a result of the Merger.

(x) Neither the Company nor any of its Subsidiaries has in any year for which the applicable statute of limitations remains open distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(xi) The Company and its Subsidiaries are, and have at all times been, in compliance with the provisions of Sections 6011, 6111 and 6112 of the Code relating to tax shelter disclosure, registration and list maintenance and with the Treasury Regulations thereunder, and neither the Company nor any of the Subsidiaries has engaged in or entered into a “listed transaction” with the meaning of Treasury Regulation Sections 1.6011-4(b)(2), 301.6111-2(b)(2) or 301.6112-1(b)(2)(A). No IRS Form 8886 has been filed with respect to any Company or any Subsidiary.

(xii) Neither the Company nor any of its Subsidiaries or affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger and the Subsequent Merger, taken together, from qualifying as a reorganization within the meaning of Section 368 of the Code (a “368 Reorganization”).

(xiii) As used in this Agreement, (A) the term “Tax” (including, with correlative meaning, the term “Taxes,”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (B) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) required to be supplied to a Tax authority relating to Taxes.

(o) Labor Matters. Except as set forth on Section 5.1(o) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or any other violation of law relating to employee matters, nor since January 1, 2004 has there been any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries, except for those that, either individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(p) Intellectual Property. Except as set forth on Section 5.1(p) of the Company Disclosure Schedules or as disclosed in the Company Reports:

(i) The Company and each of its Subsidiaries owns, or is licensed or otherwise possesses sufficient legally enforceable rights to use and enforce all Company Intellectual Property Rights, except for any such failures to own, be licensed, possess or enforce that, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect. “Company Intellectual Property Rights” shall mean all patents, patent applications, trademarks, trade names, service marks, brand names, copyrights, technology, know-how, computer software programs or applications, databases and tangible or intangible proprietary information or materials that are currently used in its and its Subsidiaries’ businesses.

(ii) Except for such matters that, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect, (A) to the Company’s knowledge, the use of any Company Intellectual Property Rights by the Company or its Subsidiaries does not conflict with, infringe upon, violate or interfere with, or constitute an appropriation of any right, title, interest or goodwill, including any valid patent, trademark, trade name, service mark or copyright or other intellectual property right of any other Person and (B) except with respect to ANDAs filed in the United States under paragraph IV of the Hatch-Waxman Act or with respect to applications for approval of generic pharmaceutical products filed under comparable laws or regulations in territories outside the United States, neither the Company nor any of its Subsidiaries has received written notice of any claim or otherwise has knowledge that any Company Intellectual Property Right is invalid or conflicts with any such asserted right of any other Person.

(q) Title to Properties. Except as set forth in the Company Reports or on Section 5.1(q) of the Company Disclosure Schedules, the Company and each of its Subsidiaries has good and valid title to all of its material properties and assets, free and clear of all mortgages, liens, pledges, charges, security interests, encumbrances or other adverse claims of any kind in respect of such property or asset (collectively, “Liens”), except Liens for taxes not yet due and payable and such Liens or other imperfections of title, if any, that, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect. All leases pursuant to which the Company and each of its Subsidiaries leases from others material real or personal property are valid and effective in accordance with their respective terms, subject to the Bankruptcy and Equity Exception, and there is not, under any of such leases, any existing default or event of default of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), that, individually or in the aggregate, would be reasonably expected to have a Company Material Adverse Effect.

(r) Material Contracts. Neither the Company nor any of its Subsidiaries has breached, or received in writing any claim that it has breached any of the terms and conditions of any Contract to which it is a party or by which it is bound in such a manner as, individually or in the aggregate, would be reasonably expected to have a Company Material Adverse Effect. Each Contract to which the Company or any of its Subsidiaries is a party or by which it is bound that has not expired or terminated by its terms is valid and in full force and effect, binding upon the Company or such Subsidiary in accordance with its terms, subject to the Bankruptcy and Equity Exception, except where the failure to be valid and in full force and effect or not binding, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect.

(s) Product Liability. Except as disclosed in the Company Reports, (i) no product liability claims have been asserted in writing against the Company or any of its Subsidiaries or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries relating to any of their products or product candidates developed, tested, manufactured, marketed, distributed or sold by the Company or any of its Subsidiaries, except for claims that, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect. There is no material judgment, order or decree outstanding against the Company or any of its Subsidiaries relating to product liability claims or assessments.

(t) Insurance. The Company maintains for itself and its Subsidiaries insurance policies covering the assets, business, equipment, properties, operations, employees, directors and officers, and product warranty and liability claims, and such other forms of insurance in such amounts, with such deductibles and against such risks and losses as, in its judgment, are reasonable for the business and assets of the Company and its Subsidiaries. All such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and the Company and its Subsidiaries are otherwise in compliance with the terms and conditions of such policies and bonds except for failures to so comply that, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect.

(u) Vote Required. The approval of the majority of the shares of Company Common Stock outstanding on the record date for such vote (the “Company Requisite Vote”) is the only vote of any class or series of the capital stock of the Company required to approve this Agreement and the transactions contemplated hereby.

(v) Transactions with Affiliates. Except as disclosed on Section 5.1(v) of the Company Disclosure Schedules, or in the Company Reports, no present or former affiliate of the Company has, or since December 31, 2002 has had, (i) any interest in any material property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to any of the businesses of the Company or any of its Subsidiaries, (ii) has had material business dealings or a material financial interest in any transaction with the Company or any of its Subsidiaries (other than compensation and benefits received in the ordinary course of business as an employee or director of the Company or any of its Subsidiaries) or (iii) any material equity interest or any other material financial or profit interest in any Person that has had business dealings or a material financial interest in any transaction with the Company or any of its Subsidiaries.

(w) Brokers and Finders. Except for UBS Securities LLC, neither the Company nor any of its officers, directors or employees has retained any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger, this Agreement, the Stockholders Agreement and the transactions contemplated hereby and thereby.

(x) Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of UBS Securities LLC to the effect that, as of the date of such opinion and based upon and subject to the matters set forth therein, the Merger Consideration is fair, from a financial point of view, to holders of shares of Company Common Stock.

(y) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 5.1, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Subsidiaries.

5.2 Representations and Warranties of Parent and Merger Sub. Each of Parent and Merger Sub hereby represents and warrants to the Company that:

(a) Organization, Good Standing and Qualification. Each of Parent, Merger Sub, Sister Subsidiary and the Parent’s Significant Subsidiaries is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of Parent, Merger Sub, Sister Subsidiary and the Parent’s Significant Subsidiaries has all requisite corporate or similar power and authority to own and operate its material properties and assets and to carry on its business as currently conducted in all material respects and is qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its properties and assets or conduct of its business requires such qualification, except where the failure to be so qualified or be in good standing would not be reasonably expected to have, either individually or in the aggregate, a Parent Material Adverse Effect. Parent has made available to the Company a complete and correct copy of the Memorandum of Association and Articles of Association of Parent, the articles of incorporation and by-laws of Merger Sub and Sister Subsidiary, each as amended through the date hereof and as in full force and effect on the date hereof.

As used in this Agreement, the term “Parent Material Adverse Effect” means a material adverse effect on the financial condition, business or results of operations of Parent and its Subsidiaries taken as a whole; provided, however, that any such effect resulting from or arising out of (i) any change in Law, U.S. GAAP or interpretations thereof, (ii) general changes in economic or business conditions or general changes in the securities markets, (iii) changes in conditions generally affecting the generic pharmaceutical industry or the pharmaceutical industry, or (iv) the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or any action taken pursuant to this Agreement or at the request of the Company, shall not be considered when determining if a Parent Material Adverse Effect has occurred, except in the case of clauses (i), (ii) or (iii) for such effects which have a materially disproportionate impact on Parent and its Subsidiaries taken as a whole, relative to other companies in the pharmaceutical industry.

(b) Capital Structure. As of June 30, 2005, the authorized share capital of Parent consists of 999,575,693 ordinary shares, 424,247 class “A” ordinary shares and 60 deferred shares, of which 604,055,917 Parent Ordinary Shares were outstanding as of the close of business on June 30, 2005. Parent has submitted to its stockholders, at a stockholder meeting scheduled to be held by July 27, 2005, inter alia, a proposal to increase the number of authorized ordinary shares of Parent to a total of 1,499,575,693 ordinary shares. One Parent ADS represents one Parent Ordinary Share. All of the issued and outstanding Parent Ordinary Shares and Parent ADSs have been, and all Parent ADSs representing Parent Ordinary Shares which are to be issued pursuant to the Merger have been duly authorized and will be, when issued in accordance with the terms of this Agreement, validly issued, fully paid and nonassessable and are not subject to any preemptive or similar right. Each of the outstanding shares of capital stock, ownership interests, or other securities of each of the Parent’s Significant Subsidiaries, Merger Sub and Sister Subsidiary is duly authorized, validly issued, fully paid and nonassessable and is owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except pursuant to Parent’s stock plans (collectively, the “Parent Stock Plans”), as set forth on Section 5.2(b) of the Parent Disclosure Schedules, and except as otherwise set forth on Section 5.2(b) of the Parent Disclosure Schedules, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or to sell any shares of capital stock, ownership interests or other securities of Parent or any of its Significant Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Parent or any of its Significant Subsidiaries, and so securities or obligations evidencing such rights are authorized, issued or outstanding. Except as set forth on Section 5.2(b) of the Parent Disclosure Schedules, Parent does not have outstanding any Voting Debt.

(c) Corporate Authority.

(i) Each of Parent, Merger Sub and Sister Subsidiary has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject only to receipt of the Parent Requisite Vote and the Parent Required Statutory Approvals. This Agreement has been duly executed and delivered by Parent, Merger Sub and Sister Subsidiary and, assuming due authorization, execution and delivery by the Company, is a valid and legally binding agreement of Parent, Merger Sub and Sister Subsidiary, enforceable against each of Parent, Merger Sub and Sister Subsidiary in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(ii) The Boards of Directors of Parent and Merger Sub have approved and adopted this Agreement and the Merger and the other transactions set forth herein. The Board of Directors of Sister Subsidiary has approved and adopted this Agreement and the Subsequent Merger and the other transactions set forth herein. The Board of Directors of Parent has determined to recommend and shall recommend that the stockholders of Parent approve the Parent Share Issuance.

(d) Governmental Filings; No Violations.

(i) Other than any reports, filings, registrations, approvals and/or notices (A) required to be made pursuant to Section 1.2 and (B) required to be made under the HSR Act, the EC Merger Regulation, the Securities Act and the Exchange Act and state securities and “blue sky” laws (including, without limitation, the filing of a Registration Statement on Form F-6 with respect to the Parent ADRs to be issued in connection with the Merger), (C) required to be made with the Israeli Securities Authority (“ISA”), (D) required to be made with the Tel Aviv Stock Exchange Ltd. (“TASE”), (E) required to be made with The Nasdaq Stock Market, Inc. (“Nasdaq”), and (F) required under the Foreign Antitrust Filings and the Other Governmental Filings (items (B) through (F) (inclusive), the “Parent Required Statutory Approvals”), no notices, reports, registrations or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity, in connection with the execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except for those notices, reports, registrations or other filings that the failure to make or obtain would not be reasonably expected to have, either individually or in the aggregate, a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated hereby.

(ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) breach or violation of, or a default under, either the Memorandum of Association or Articles of Association of Parent or the articles of incorporation or by-laws of Merger Sub, or similar governing documents of any of Parent’s Significant Subsidiaries, (B) a breach or violation of, or a default under, the acceleration of any obligations, the loss of any right or benefit or the creation of a lien, pledge, security interest or other encumbrance on the assets of Parent, Merger Sub or any of Parent’s Subsidiaries (with or without notice, lapse of time or both) pursuant to any Contract binding upon Parent, Merger Sub or any of Parent’s Significant Subsidiaries or any Law or governmental or non-governmental permit or license to which Parent, Merger Sub or any of Parent’s Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that would not be reasonably expected to have, either individually or in the aggregate a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated hereby.

(e) Parent Reports; Financial Statements.

(i) The filings required to be made by Parent and, to the extent applicable, its Subsidiaries since December 31, 2001 under the Securities Act and the Exchange Act have been filed with the SEC, including all forms, registration, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statutes and the rules and regulations thereunder (collectively, including any amendments of any such reports filed with or furnished to the SEC by Parent prior to the date hereof, the “Parent Reports”). Parent has made available to the Company (A) each Parent Report filed with or furnished to the SEC by Parent pursuant to the Securities Act or the Exchange Act since December 31, 2001, and prior to the date hereof, each, in all material respects, in the form (including exhibits, annexes and any amendments thereto) promulgated by the SEC under the Securities Act or the Exchange Act, as the case may be and (B) each of Parent’s press releases released to the public since January 1, 2004. None of the Parent Reports (in the case of Parent Reports filed pursuant to the Securities Act), as of their effective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein not misleading. None of the Parent Reports (in the case of Parent Reports filed pursuant to the Exchange Act) as of the respective dates filed with the SEC or first mailed to stockholders, as applicable, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Parent Reports (in the case of Parent Reports issued to the public as press releases) as of their respective release dates, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(ii) The consolidated financial statements of the Parent and its Subsidiaries included in such Parent Reports complied, as of the effective file or release dates thereof, as applicable, as to form in all material respects with the applicable rules and regulations of the SEC with respect thereto. Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) presents fairly, in all material respects, the financial position of the Parent and its Subsidiaries as of its date, and each of the consolidated statements of income and of consolidated statements of cash flows included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings and changes in financial position, as the case may be, of the Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes, similar presentation items and normal year-end audit adjustments), in each case in accordance with U.S. GAAP consistently applied during the periods involved, except as may be noted therein. Any material change by Parent in the accounting principles, practices or methods used in such financial statements of Parent and its Subsidiaries included in the Parent Reports has been appropriately disclosed in such financial statements. Parent’s disclosure controls and procedures (as defined in sections 13a-15(e) and 15d-15(e) of the Exchange Act) effectively enable Parent to comply with, and the appropriate officers of Parent to make all certifications required under, the Sarbanes Oxley Act; and Parent has designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under its supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Parent qualifies as a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act.

(f) Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (i) any Registration Statement or any amendment or supplement thereto will, at the time such Registration Statement or any amendment or supplement thereto is filed with the SEC or at the time such Registration Statement becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading or (ii) the Joint Proxy Statement/Prospectus will, at the date of mailing to stockholders and at the times of meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. When filed, the Registration Statements will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder. No representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus or any Registration Statement.

(g) No Undisclosed Material Liabilities. Except as set forth on Section 5.2(g) of the Parent Disclosure Schedules, there are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever in existence on the date hereof, whether accrued, contingent, absolute, determined, determinable or otherwise, of a nature required to be set forth in the Parent’s balance sheet under U.S. GAAP or the notes thereto, other than: (i) liabilities or obligations disclosed and provided for in the Parent balance sheet as of December 31, 2004 included in the Parent Reports or in the notes thereto or in the Parent Reports filed prior to the date hereof; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Audit Date; (iii) liabilities and obligations under Contracts in effect as of the date hereof not in violation of the terms of this Agreement; and (iv) liabilities or obligations that would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(h) Absence of Certain Changes. Except as described in the Parent Reports or as set forth on Section 5.2(h) of the Parent Disclosure Schedules, since the Audit Date, except as expressly contemplated by this Agreement, Parent and its Subsidiaries taken as a whole have conducted their business only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such business and there has not been (i) any change in the financial condition, properties, assets, business or results of operations of Parent and its Subsidiaries that has had or would be reasonably expected to have a Parent Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Parent or any repurchase, redemption or other acquisition by Parent or any Subsidiary of any securities of Parent other than regular quarterly dividends on shares of Parent capital stock in the ordinary course (including, in the case of Parent Ordinary Shares, any periodic increase thereon consistent with past practice) or (iii) any change by Parent in accounting principles, practices or methods which is not required or permitted by U.S. GAAP. Since the Audit Date and through the date hereof, except as provided for herein, there has not been any material increase in the compensation payable or that could become payable by Parent or any of its Significant Subsidiaries to officers or key employees or any material amendment of any of the Compensation and Benefit Plans other than increases or amendments in the ordinary course of business consistent with past practice.

(i) Litigation. Except as described in the Parent Reports or as set forth on Section 5.2(i) of the Parent Disclosure Schedules, there are no Litigation Claims pending or, to the knowledge of Parent threatened against Parent or any of its Subsidiaries, except for those that would not be reasonably expected to have, either individually or in the aggregate, a Parent Material Adverse Effect. There are no material SEC inquiries or investigations, other material governmental inquiries or investigations or material internal investigations pending, or to the knowledge of Parent, threatened, in each case regarding any accounting practices of Parent or any of its Subsidiaries or any malfeasance by any director or executive officer of Parent or any of its Subsidiaries.

(j) Employee Benefits.

(i) Parent has made available to the Company prior to the date hereof a copy of all material Compensation and Benefit Plans of Parent and its Significant Subsidiaries (the “Parent Compensation and Benefit Plans”).

(ii) All Parent Compensation and Benefit Plans, to the extent subject to ERISA and the Code are in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Law. Each Parent Pension Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and nothing has occurred, whether by action or failure to act, that would cause the loss of such qualification or that would result in penalties or fines to Parent or any of its Subsidiaries related to the loss of qualifications. There is no material pending or, to the knowledge of Parent, threatened litigation or other governmental proceeding relating to Parent Compensation and Benefit Plans. Neither Parent nor any of its Subsidiaries has engaged in a transaction with respect to any Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject Parent or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Parent or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any ERISA Affiliate. Parent and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a multi-employer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the thirty (30) day reporting requirement has not been waived or extended, other than an extension pursuant to Pension Benefit Guaranty Corporation Reg. Section 4043.66, has been required to be filed for any Parent Pension Plan or by any ERISA Affiliate within the twelve (12) month period ending on the date hereof.

(iv) All contributions required to be made under the terms of any Parent Compensation and Benefit Plan subject to United States law have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in Parent Reports. Neither any Parent Pension Plan nor any single-employer plan subject to United States Law of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no U.S. ERISA Affiliate has an outstanding funding waiver. Neither Parent nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan subject to United States law or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(v) Neither Parent nor its Subsidiaries has any material obligations for, or liabilities with respect to, retiree health and life benefits under any Parent Compensation and Benefit Plan subject to United States law, except for benefits required to be provided under Section 4980B of the Code or any other applicable law requiring continuation of health coverage.

(vi) Neither the negotiation and execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Parent Compensation and Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration of payment, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or former employee of Parent or any of its Subsidiaries.

(vii) With respect to each Parent Compensation and Benefit Plan not subject to United States law (a “Parent Foreign Benefit Plan”): (A) each Parent Foreign Benefit Plan is in material compliance with applicable Law; (B) each Parent Foreign Benefit Plan required to be registered with a regulatory agency or authority has been registered and has been maintained in good standing with such agency or authority, and (C) as of the Effective Time, the fair market value of the assets of each Parent Foreign Benefit Plan is sufficient to provide for the accrued benefit obligations with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Parent Foreign Benefit Plan.

(viii) Notwithstanding anything to the contrary contained in this Section 5.2(j), the representations and warranties contained in this Section 5.2(j) shall be deemed to be true and correct unless such failures to be true and correct are reasonably likely to have a Parent Material Adverse Effect.

(k) Material Compliance with Laws. The business of Parent and its Subsidiaries is being conducted in material compliance with the pertinent Laws of Governmental Entities, including without limitation, the laws enforced and regulations issued by the FDA, the DEA, the HHS, the CMS and OIG, including without limitation the anti-kickback law (Social Security Act § 1128B(b)) and analogous laws of the various states, the drug price reporting requirements of titles XVIII and XIX of the Social Security Act, and the laws precluding off-label marketing of drugs, except for violations and alleged violations that are described in the

Parent Reports or would not be reasonably expected to have, either individually or in the aggregate, a Parent Material Adverse Effect or prevent or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement. Neither Parent nor any of its Subsidiaries is debarred under the Generic Drug Enforcement Act of 1992 or employs or uses the services of any individual who is debarred or, to the best of Parent’s knowledge, has engaged in any activity that would reasonably be expected to lead to debarment. Except as described in the Parent Reports or for ongoing inspections of Parent’s and its Subsidiaries’ manufacturing facilities and product applications, which would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect, no investigation or review, other than routine inspections by the FDA, by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or, to the knowledge of Parent, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which would not be reasonably expected to have, either individually or in the aggregate, a Parent Material Adverse Effect or prevent or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement. Parent and each of its Subsidiaries has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals from Governmental Entities necessary to conduct its business as currently conducted, except for those the absence of which would not be reasonably expected to have, either individually or in the aggregate, a Parent Material Adverse Effect or prevent or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement. Neither Parent, any of its Subsidiaries nor, to the knowledge of Parent, any of the vendors or suppliers of Parent or any of its Subsidiaries have been excluded from participation in any federal health care program, as defined under 42 U.S.C. §1320a-7b(f), for the provision of items or services for which payment may be made under such federal health care program, nor been debarred, suspended, proposed for debarment, declared ineligible, or voluntarily excluded by any state or federal department or agency. To the extent matters relating to Parent’s and its Subsidiaries’ compliance with any Laws, including with respect to Environmental Laws, are more specifically covered elsewhere in this Section 5.2, the provisions of this Section 5.2(k) shall not apply.

(l) Environmental Matters. Except as set forth in the Parent Reports or on Section 5.2(l) of the Parent Disclosure Schedules and except for such matters that would not, either individually or in the aggregate, be reasonably expected to cause a Parent Material Adverse Effect: (i) the operations of Parent and its Subsidiaries are and have been in compliance with all applicable Environmental Laws; (ii) each of Parent and each of its Subsidiaries possesses and maintains in effect all environmental permits, licenses, authorizations and approvals required under applicable Environmental Laws with respect to the properties and business of Parent and its Subsidiaries; (iii) neither Parent nor any of its Subsidiaries has received any written environmental claim, notice or request for information concerning any violation or alleged violation of any applicable Environmental Law, nor, to Parent’s knowledge, is there any existing factual or legal basis for any such claim, notice or request for information; (iv) neither Parent nor any of its Subsidiaries has any knowledge of a release or threat of release of any Hazardous Substances in violation of Environmental Law which would reasonably be expected to result in liability to Parent or any of its Subsidiaries at any of its or its Subsidiaries’ current or former properties or at any other property arising from its or any of its Subsidiaries’ current or former operations; (v) to Parent’s knowledge, there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits or proceedings pending relating to compliance by Parent or any of its Subsidiaries with any environmental permits, licenses, authorizations and approvals required under applicable Environmental Laws or liability of Parent or any of its Subsidiaries under any applicable Environmental Law; and (vi) to Parent’s knowledge, no Lien has been placed upon any of Parent’s or its Subsidiaries’ properties (whether owned, leased or managed) under any Environmental Law.

Notwithstanding any other provision of this Agreement to the contrary (including, but not limited to, Section 5.2(k)), the representations and warranties of the Company in this Section 5.2(l) constitute the sole representations and warranties of Parent with respect to any Environmental Law or Hazardous Substance.

(m) Tax Matters.

(i) Parent and each of its Subsidiaries (A) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (B) (1) have timely paid all Taxes that are shown as due on such filed Tax Returns, except with respect to matters contested in good faith and (2) no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to any of them on or before the Effective Time; (C) with respect to all material Tax Returns filed by or with respect to any of them have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (D) as of the date hereof, do not have any deficiency, or any such audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters pending or proposed or threatened in writing;

(ii) Neither Parent nor any of its Subsidiaries or affiliates has taken or agreed to take any action or is aware of any fact or circumstance that would prevent the Merger and the Subsequent Merger, taken together, from qualifying as a 368 Reorganization;

(iii) On the basis of facts presently known, Parent does not expect to be a passive foreign investment company, as defined in Section 1297(a) of the Code (a “PFIC”) for its taxable year in which the Closing Date occurs and does not expect to become a PFIC for any subsequent taxable year; and

(iv) Parent will satisfy the “active trade or business test”, as defined in Treasury Regulation Section 1.367(a)-3(c)(3).

(n) Labor Matters. Neither Parent nor any of its Subsidiaries is the subject of any material proceeding asserting that Parent or any of its Subsidiaries has committed an unfair labor practice or any other violation of law relating to employee matters, nor since January 1, 2004 has there been any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving Parent or any of its Subsidiaries, except for those that, either individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect.

(o) Intellectual Property. Except as set forth on Section 5.2(o) of the Parent Disclosure Schedules or as disclosed in the Parent Reports,

(i) Parent and each of its Subsidiaries owns, or is licensed or otherwise possesses sufficient legally enforceable rights to use and enforce all Parent Intellectual Property Rights, except for any such failures to own, be licensed, possess or enforce that, individually or in the aggregate, would not be reasonably expected to have a Parent Material Adverse Effect. “Parent Intellectual Property Rights” shall mean all patents, patent applications, trademarks, trade names, service marks, brand names, copyrights, technology, know-how, computer software programs or applications, databases and tangible or intangible proprietary information or materials that are currently used in its and its Subsidiaries’ businesses.

(ii) Except for such matters that, individually or in the aggregate, would not be reasonably expected to have a Parent Material Adverse Effect, (A) to Parent’s knowledge, the use or practice of any of Parent Intellectual Property Rights by Parent or its Subsidiaries does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, patent, trademark, trade name, service mark, copyright or other intellectual property right of any other Person and (B) except with respect to ANDAs filed in the United States under paragraph IV of the Hatch-Waxman Act or with respect to applications for approval of generic pharmaceutical products filed under comparable laws or regulations in territories outside the United States, neither Parent nor any of its Subsidiaries has received written notice of any claim or otherwise has knowledge that any Parent Intellectual Property Right is invalid or conflicts with any such asserted right of any other Person.

(p) Title to Properties. Except as described in the Parent Reports, Parent and each of its Subsidiaries has good and valid title to all of its material properties and assets, free and clear of all Liens, except Liens for taxes not yet due and payable and such Liens or other imperfections of title, if any, that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. All leases pursuant to which Parent and each of its Subsidiaries leases from others material real or personal property are valid and effective in accordance with their respective terms, subject to the Bankruptcy and Equity Exception, and there is not, under any of such leases, any existing default or event of default of Parent or any of its Subsidiaries or, to the knowledge of Parent, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

(q) Material Contracts. Neither Parent nor any of its Subsidiaries has breached, or received in writing any claim that it has breached any of the terms and conditions of any Contract to which it is a party or by which it is bound in such a manner as, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect. Each Contract to which Parent or any of its Subsidiaries is a party or by which it is bound that has not expired or terminated by its terms is valid and in full force and effect, binding upon Parent or such Subsidiary in accordance with its terms, subject to the Bankruptcy and Equity Exception, except where the failure to be valid and in full force and effect or not binding, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(r) Product Liability. Except as disclosed in the Parent Reports, (i) no product liability claims have been asserted in writing against Parent or any of its Subsidiaries or, to the knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries relating to any of their products or product candidates developed, tested, manufactured, marketed, distributed or sold by Parent or any of its Subsidiaries, except for claims that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect and (ii) there is no judgment, order or decree outstanding against Parent or any of its Subsidiaries relating to product liability claims or assessments.

(s) Insurance. Parent maintains for itself and its Subsidiaries insurance policies covering the assets, business, equipment, properties, operations, employees, directors and officers, and product warranty and liability claims, and such other forms of insurance in such amounts, with such deductibles and against such risks and losses as, in its judgment, are reasonable for the business and assets of Parent and its Subsidiaries. All such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and Parent and its Subsidiaries are otherwise in compliance with the terms and conditions of such policies and bonds except for failures to so comply that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(t) No Business Activities. Neither Merger Sub nor Sister Subsidiary is a party to any material agreement or has conducted any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Neither Merger Sub nor Sister Subsidiary has any Subsidiaries.

(u) Vote Required. The affirmative vote in favor of the Parent Share Issuance by a majority of the Parent Ordinary Shares participating in person or by proxy at the Parent Stockholders Meeting (the “Parent Requisite Vote”) is the only vote of any class or series of the capital stock of Parent required to approve such issuance.

(v) Transactions with Affiliates. Except as disclosed on Section 5.2(v) of the Parent Disclosure Schedules or in the Parent Reports, no present or former affiliate of Parent has, or since December 31, 2002 has had, (i) any interest in any material property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to any of the businesses of Parent or any of its Subsidiaries, (ii) has had material business dealings or a material financial interest in any transaction with Parent or any of its Subsidiaries (other than compensation and benefits received in the ordinary course of business as an employee or director of Parent or any of its Subsidiaries) or (iii) any material equity interest or any other material financial or profit interest in any Person that has had business dealings or a material financial interest in any transaction with Parent or any of its Subsidiaries.

(w) Brokers and Finders. Except for Lehman Brothers Inc. and Credit Suisse First Boston LLC, the fees, commissions and expenses of which will be paid by Parent, neither Parent, Merger Sub nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger, this Agreement, the Stockholders Agreement and the other transactions contemplated hereby and thereby.

(x) Opinions of Financial Advisors. The Board of Directors of Parent has received the opinion of each of Lehman Brothers Inc. and Credit Suisse First Boston LLC to the effect that, as of the date of each such opinion, and based upon and subject to the matters set forth therein, the Merger Consideration is fair from a financial point of view to Parent.

(y) Financial Capability. Parent has the financial capacity to perform and to cause Merger Sub or the Surviving Corporation to perform its obligations under this Agreement, and Parent has currently available cash or cash equivalents that, together with committed lines of credit, are sufficient to permit Parent to fund the Cash Consideration set forth in Article III and any other amounts payable by Parent, Merger Sub or the Surviving Corporation contemplated by this Agreement.

(z) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 5.2, neither Parent nor any other Person makes any other express or implied representation or warranty on behalf of Parent or any of its Subsidiaries.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

6.1 Covenants of the Company. The Company covenants and agrees as to itself and its Subsidiaries that, from the date hereof and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement, as required by Law or to the extent Parent shall otherwise consent in writing, which decision regarding consent shall not be unreasonably withheld, conditioned or delayed:

(a) the Company shall conduct its business only in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable efforts to (i) subject to prudent management of workforce needs and ongoing programs currently in force, preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates, (ii) maintain and keep material properties and assets in good repair and condition and (iii) maintain in effect all material governmental permits pursuant to which such party or any of its Subsidiaries currently operates;

(b) the Company shall not (i) amend its articles of incorporation or by-laws or the comparable governing instruments of any of its Subsidiaries except for such amendments that would not prevent or materially impair the consummation of the transactions contemplated by this Agreement or by the Stockholders Agreement; (ii) split, combine or reclassify its outstanding shares of capital stock; (iii) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock (other than dividends from its direct or indirect wholly-owned Subsidiaries to it or a wholly-owned Subsidiary) or (iv) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock (other than for the purpose of funding or providing benefits under Company Stock Option Plans or as may be required under the Indentures or the FGIT Warrant);

(c) neither the Company nor any of its Subsidiaries shall issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any Voting Debt or any other property or assets (other than shares of Company Common Stock issuable pursuant to (i) options (whether or not vested) outstanding on the date hereof under the Company Stock Option Plans, (ii) the Convertible Notes or (iii) the FGIT Warrant), provided that the Company shall be permitted to grant options to purchase Company Common Stock under the Company Stock Option Plans or comparable plan or arrangement to Affected Employees (other than the officers of the Company listed on Schedule 5.1(j) of the Company Disclosure Schedules) in an aggregate amount of up to 1,000,000 options, provided, further that, (1) the Company consult with Parent regarding the recipients and amount of such grants, (2) such grants shall not contain provisions for the acceleration or vesting of benefits upon a change of control, (3) such grants shall otherwise be made at the times and in the amounts consistent with past practice and (4) at Parent’s option, in lieu of such grants, the Company may make cash payments with the same Black-Scholes valuation as such stock options;

(d) neither the Company nor any of its Subsidiaries shall, other than in the ordinary and usual course of business and other than transactions not in excess of $20,000,000 in the aggregate in any calendar year, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets (including capital stock of any of its Subsidiaries);

(e) neither the Company nor any of its Subsidiaries shall, by any means, make any acquisition of, or investment in, assets or stock (whether by way of merger, consolidation, tender offer, share exchange or other activity) in any transaction or any series of transactions (whether or not related) for an aggregate purchase price or prices, including the assumption of any debt, in excess of $20,000,000 in the aggregate in any calendar year, except for acquisitions mandated by binding legal commitments existing on the date hereof;

(f) except as disclosed in Section 6.1(f) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries shall, other than in the ordinary and usual course of business, (i) to the extent commercially reasonable, modify, amend, or terminate any Contract that is material to the Company and its Subsidiaries taken as a whole, (ii) waive, release, relinquish or assign any such Contract (or any of the material rights of the Company, or any of its Subsidiaries thereunder), right or claim, except in exchange for something of similar value or benefit, or (iii) cancel or forgive any material indebtedness owed to the Company or any of its Subsidiaries (other than indebtedness owing by the Company or any of its Subsidiaries);

(g) neither the Company nor any of its Subsidiaries shall (i) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other similar reorganization, other than with respect to an immaterial Subsidiary or the consolidation of operating Subsidiaries, or (ii) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates, other than in the usual and ordinary course of business;

(h) neither the Company nor any of its Subsidiaries shall terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify any Company Compensation and Benefit Plans, or increase the salary, wage, bonus or other compensation of any employees except for (i) increases occurring in the ordinary and usual course of business (which shall include normal periodic performance reviews and related compensation and benefit increases), (ii) annual reestablishment of Company Compensation and Benefit Plans and the provision of individual compensation or benefit plans and agreements for newly hired or appointed officers and employees of such party and its Subsidiaries, (iii) actions necessary to satisfy existing contractual obligations under Company Compensation and Benefit Plans or agreements existing as of the date hereof or (iv) amending the Company’s 1999 Employee Stock Purchase Plan to provide that the sale or transfer of shares of Company Common Stock acquired under such plan in exchange for the Merger Consideration shall not be deemed a sale or transfer in violation of Section 20 of such plan; provided that the Company shall be permitted to grant options to purchase Company Common Stock under the Company Stock Option Plans or comparable plan or arrangement to Affected Employees (other than the officers of the Company listed on Schedule 5.1(j) of the Company Disclosure Schedules) in an aggregate amount of up to 1,000,000 options, provided, further that, (1) the Company consult with Parent regarding the recipients and amount of such grants, (2) such grants shall not contain provisions for the acceleration or vesting of benefits upon a change of control, (3) such grants shall otherwise be made at the times and in the amounts consistent with past practice and (4) at Parent’s option, in lieu of such grants, the Company may make cash payments with the same Black-Scholes valuation as such stock options;

(i) the Company shall, and shall cause its Subsidiaries to maintain with financially responsible insurance companies (or through self insurance) insurance in such amounts and against such risks and losses as are consistent with the insurance maintained by such party and its Subsidiaries in the ordinary course of business consistent with past practice;

(j) except in the ordinary and usual course of business or as may be required by applicable Law and except to the extent required by U.S. GAAP as advised by such party’s regular independent accountants, neither the Company nor any of its Subsidiaries shall change any material accounting principle, practice or method in a manner that is inconsistent with past practice;

(k) the Company shall not, and shall not permit any of its Subsidiaries to, take any action that would reasonably be expected to (a) result in any representation or warranty of such party set forth in this Agreement that is qualified by materiality or Material Adverse Effect becoming untrue, (b) result in any such representation or warranty that is not so qualified becoming untrue in any material respect, (c) result in any of the conditions to the Merger set forth in Article VIII not being satisfied or (d) otherwise prevent or materially impair or delay the ability of such party to consummate the transactions on the terms contemplated by this Agreement;

(l) the Company and each of its Subsidiaries shall (i) file all material Tax Returns required to be filed with any taxing authority in accordance with all applicable laws, (ii) timely pay all taxes due and payable as shown in the respective Tax Returns that are so filed and, as of the time of filing, the Tax Returns will be based on tax positions that have substantial support, and (iii) promptly notify Parent of any action, suit, proceeding, investigation, audit or claim initiated or pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax where there is a reasonable possibility of a determination or decision that would reasonably be expected to have a Company Material Adverse Effect on the Tax liabilities or other Tax attributes of the Company or its Subsidiaries;

(m) neither the Company nor any of its Subsidiaries shall make any Tax election or settle or compromise any material Tax liability;

(n) The Company shall not redeem the Rights outstanding under the Rights Agreement, or amend, modify or terminate the Rights Agreement or render it inapplicable to (or otherwise exempt from the application of the Rights Agreement) any Person or action, other than to render the Rights inapplicable to the execution, delivery and performance of this Agreement, the Stockholders Agreement and the Merger; provided that the foregoing shall not apply to any such actions that are taken in connection with entering into an Acquisition Proposal to the extent permitted by Section 7.2;

(o) neither the Company nor any of its Subsidiaries will enter into any Contract that purports to limit or prohibit in any respect the Company or any of its affiliates (A) from competing with any other Person, (B) from acquiring any product or other asset or any services from any other Person, (C) from developing, selling, supplying, distributing, offering, supporting or servicing any product or any technology or other asset to or for any other Person or (D) from transacting business or dealing in any other manner with any other Person, except such a Contract that does not bind any affiliates of the Company (other than its Subsidiaries) and is either (x) immaterial in amount and effect or (y)(i) is entered into in the ordinary course of business, and (ii) is able to be terminated by the Company or its Subsidiaries without penalty, or otherwise expires on its terms, within two years of the date hereof;

(p) neither the Company nor any of its Subsidiaries shall consent to a settlement of, or the entry of any judgment arising from, any Litigation Claim, if such settlement or judgment (i) requires from the Company or any of its Subsidiaries a payment in an amount in excess of $10 million or (ii) limits or prohibits in any respect the Company or any of its Subsidiaries (A) from competing with any other Person, (B) from acquiring any product or other asset or any services from any other Person, (C) from developing, selling, supplying, distributing, offering, supporting or servicing any product or any technology or other asset to or for any other Person or (D) from transacting business or dealing in any other manner with any other Person; and

(q) neither the Company nor any of its Subsidiaries will authorize or enter into an agreement to do anything prohibited by the foregoing.

6.2 Covenants of Parent. Parent covenants and agrees as to itself and its Subsidiaries (as applicable) that, from the date hereof and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement, except as described in Section 6.2 of the Parent Disclosure Schedules, as required by Law or to the extent the Company shall otherwise consent in writing, which decision regarding consent shall be made as soon as reasonably practicable:

(a) Parent shall conduct its business only in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable efforts to (i) subject to prudent management of workforce needs and ongoing programs currently in force, preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates, (ii) maintain and keep material properties and assets in good repair and condition and (iii) maintain in effect all material governmental permits pursuant to which such party or any of its Significant Subsidiaries currently operates;

(b) Parent shall not (i) amend its Memorandum or Articles of Association or the comparable governing instruments of any of its Subsidiaries except for such amendments that would not prevent or materially impair the consummation of the transactions contemplated by this Agreement; (ii) split, combine or reclassify its outstanding shares of capital stock without adjusting the Merger Consideration pursuant to Section 3.3; or (iii) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock (other than dividends from its direct or indirect wholly-owned Subsidiaries to it or a wholly-owned Subsidiary and other than the declaration and payment of regular quarterly dividends consistent with past practice);

(c) Parent shall not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other similar reorganization of such party or any of its Significant Subsidiaries;

(d) Parent shall not, nor shall it permit any of its Subsidiaries to, take any action that would reasonably be expected to (a) result in any representation or warranty of such party set forth in this Agreement that are qualified by materiality or Material Adverse Effect becoming untrue, (b) result in any such representations and warranties that are not so qualified becoming untrue in any material respect, (c) result in any of the conditions to the Merger set forth in Article VIII not being satisfied or (d) otherwise prevent or materially impair or delay the ability of such party to consummate the transactions on the terms contemplated by this Agreement;

(e) Parent shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to maintain with financially responsible insurance companies (or through self insurance) insurance in such amounts and against such risks and losses as are consistent with the insurance maintained by such party and its Subsidiaries in the ordinary course of business consistent with past practice; and

(f) Neither Parent nor any of its Subsidiaries will authorize or enter into an agreement to do anything prohibited by the foregoing.

6.3 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Access. The Company and Parent agree that upon reasonable notice, and except as may otherwise be required or restricted by applicable Law, each shall (and shall cause its Subsidiaries to) afford the other’s officers, employees, counsel, accountants and other authorized representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its executive officers, to its properties, books, contracts and records and, during such period, each shall (and each shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties, personnel and Litigation Claims as may reasonably be requested but only to the extent such access does not unreasonably interfere with the business or operations of such party; provided that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company, Parent or Merger Sub in this Agreement; provided that the parties hereto shall not be required to provide information (i) in breach of applicable Law or (ii) that is subject to confidentiality obligations. All requests for information made pursuant to this Section 7.1 shall be directed to an executive officer of Parent or the Company, as applicable, or its financial advisor or such other Person as may be designated by either of its executive officers. All such information shall be governed by the terms of the Confidentiality Agreement.

7.2 Acquisition Proposals. The Company shall not, nor shall it permit or authorize any of its Subsidiaries or any of its or their officers or directors (collectively, the “Company Internal Representatives”) to and shall not authorize and shall use reasonable best efforts to cause the other employees, agents and representatives (including accountants, attorneys and investment bankers) of the Company or any of its Subsidiaries (collectively, the “Company Other Representatives” and collectively with the Company Internal Representatives, the “Representatives”) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate (including by way of furnishing confidential information) any inquiries or the making of any proposal or offer, with respect to (i) any merger, reorganization, share exchange, business combination, recapitalization, consolidation, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, (ii) any sale, lease, exchange, mortgage, pledge, transfer or purchase of the assets or equity securities of the Company or any of its Subsidiaries, in each case comprising 15% or more in value of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of related transactions or (iii) any purchase or sale of, or tender offer or exchange offer for, fifteen percent (15%) or more of the outstanding shares of Company Common Stock (any such proposal or offer (other than a proposal or offer by Parent) being hereinafter referred to as an “Acquisition Proposal”). The Company shall not, nor shall it permit or authorize any of the Company Internal Representatives and shall not authorize and shall use reasonable best efforts to cause the Company Other Representatives not to, directly or indirectly, (a) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions (other than discussions that only refer to this Section and the Company’s agreement not to engage in further discussions) with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement or accept an Acquisition Proposal, (b) withdraw or modify, or propose to withdraw or modify, its approval or recommendation of this Agreement or the transactions contemplated hereby, including the Merger, (c) approve, recommend, endorse or resolve to approve, recommend or endorse an Acquisition Proposal or (d) enter into any letter of intent or similar document contemplating, or enter into any agreement (other than a confidentiality agreement entered into in accordance with clause (A) below or a joint defense agreement with a party that has entered into such a confidentiality agreement) with respect to, an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Board of Directors of the Company or its Representatives from (A) furnishing information to a third party in response to an unsolicited bona fide written Acquisition Proposal by such third party pursuant to a confidentiality agreement which may include changes necessary in order to allow the Company to be able to comply with this Agreement but with terms and conditions at least as stringent as the conditions set forth in the Confidentiality Agreement (provided that such confidentiality agreement may not include any provision granting any such Person or group an exclusive right to negotiate with the Company), concerning the Company and its business, properties or assets, (B) engaging in discussions or negotiations with such third party, (C) following receipt of a bona fide unsolicited written Acquisition Proposal, taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 under the Exchange Act, (D) following receipt of a bona fide unsolicited written Acquisition Proposal, recommending such an Acquisition Proposal to its stockholders or adopting an agreement relating to such Acquisition Proposal, (E) following receipt of a bona fide unsolicited written Acquisition Proposal, failing to make or withdrawing or modifying its recommendation or declaration of advisability of the Merger or adoption of this Agreement, (F) taking any non-appealable, final action ordered to be taken by the Company by any court of competent jurisdiction and/or (G) making any disclosure or filing, in its reasonable judgment after receiving advice from outside counsel, that is required by Law (including, without limitation, the FBCA and the rules and regulations promulgated under the federal securities laws stock exchange rules or the rules, regulations, order or request of any Governmental Entity (including the SEC)), provided, however, that in respect of this clause (G), in no event shall the Board of Directors of the Company or its Representatives fail to make, withdraw or modify its recommendation or declaration of advisability of the Merger or adoption of this Agreement, except pursuant to clause (E) above; but in each case referred to in the foregoing clauses (A) through (E) only if (i) the Company Requisite Vote has not been obtained, (ii) such third party has submitted a Superior Proposal which is pending at the time the Company determines to take such action or, in the cases of action pursuant to clauses (A) and (B), the Board of Directors of the Company shall have concluded in good faith that such bona fide unsolicited written Acquisition Proposal is reasonably likely to result in a Superior Proposal, and (iii) the Company Board of Directors determines in good faith, after receiving advice from outside counsel, that such action is required to discharge the Company Board of Director’s fiduciary duties to the Company’s stockholders under Florida Law; provided, further, that the Board of Directors of the Company shall not take any of the foregoing actions referred to in clauses (D) and (E) above, until at least three (3) Business Days shall have passed following Parent’s receipt of written notice from the Company advising Parent that the Company Board of Directors has received such a Superior Proposal which it intends to accept, specifying the material terms and conditions of such Superior Proposal, and Parent does not make an offer that the Company Board of Directors shall have concluded in its good faith judgment, after consultation with its financial advisor and outside counsel, is as favorable (taking into account the termination fee payable hereunder) to the Company’s stockholders as such Superior Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this paragraph by any Company Internal Representative or any of the Company’s accountants, attorneys or investment bankers, whether or not such Person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Section 7.2 by the Company.

The Company will promptly (and in any event within one day) notify Parent in writing, of the existence of any material proposal, material discussion, material negotiation or material inquiry received by the Company with respect to any Acquisition Proposal, and the Company will immediately communicate to Parent the material terms of any proposal, discussion, negotiation or inquiry which it may receive and the identity of the Person making such proposal or inquiry or engaging in such discussion or negotiation. The Company will promptly provide to Parent any non-public material information concerning the Company provided to any other Person that was not previously provided to Parent. The Company will keep Parent reasonably informed of the status and details of any such Acquisition Proposal (including modifications or proposed modifications thereto).

Without prejudice to any actions permitted to be taken by the Company pursuant to the first paragraph of this Section 7.2, the Company agrees that it will, and will cause the Company Internal Representatives and will use reasonable best efforts to cause the Company Other Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. In addition, the Company shall promptly request that each Person who has heretofore executed a confidentiality agreement in connection with such Person’s consideration of an Acquisition Proposal return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company in accordance with such confidentiality agreement. The Company shall not release any third party from, or waive any provision of, any such confidentiality agreement or any other confidentiality or standstill agreement to which the Company is a party. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken by the Company in this Section 7.2.

Without limiting the provisions of this Section 7.2, nothing in this Section 7.2 shall (x) permit the Company to terminate this Agreement (except as specifically provided in Article IX hereof) or (y) affect any other obligation of the Company under this Agreement. Notwithstanding anything to the contrary contained in this Section 7.2 or elsewhere in this Agreement, prior to the Effective Time, the Company may, in connection with a possible Acquisition Proposal, refer any third party to this Section 7.2 and Section 9.5(b) and make a copy of this Section 7.2 and Section 9.5(b) available to a third party.

“Superior Proposal” means an unsolicited bona fide written Acquisition Proposal to acquire, directly or indirectly, for consideration consisting solely of cash and/or marketable securities, fifty percent (50%) or more of the Company Common Stock then outstanding or a majority of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, and otherwise on terms which the Company Board of Directors determines in good faith (after consultation with its outside legal counsel and financial advisor), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the third party making the proposal, (i) to be more favorable from a financial point of view to the Company’s stockholders than the Merger (after considering the views of the Company’s financial advisor), (ii) is fully financed or for which financing is committed by a nationally or internationally recognized financial institution (including investment banking or private equity firms) pursuant to a binding agreement or a customary commitment letter, in either case, subject to standard financing conditions, and (iii) which, in the good faith reasonable judgment of the Company Board of Directors, is reasonably capable of being consummated without unreasonable delay, taking into account all legal, financial, regulatory and other aspects of the proposal.

7.3 Stockholders Meetings.

(a) Subject to the fiduciary duties of the Company’s Board of Directors under applicable Law and its rights and obligations under Section 7.2, in each case, as determined by the Board in accordance with this Agreement, the Company will take, in accordance with applicable Law and its restated articles of incorporation and by-laws, all action necessary to convene a meeting of holders of shares of Company Common Stock (the “Company Stockholders Meeting”) as promptly as practicable after the Joint Proxy Statement/Prospectus is mailed to its stockholders to consider and vote upon the approval of this Agreement and the transactions contemplated hereby. Subject to fiduciary obligations under applicable Law and its rights and obligations under Section 7.2 in each case as determined by the Board of Directors of the Company in accordance with this Agreement, the Company’s Board of Directors shall recommend such approval and take all lawful action to solicit such approval.

(b) Parent will take, in accordance with applicable Law and its Memorandum of Association and Articles of Association, all action necessary to convene a meeting of holders of Ordinary Shares (the “Parent Stockholders Meeting”) as promptly as practicable after the Joint Proxy Statement/Prospectus is mailed to its stockholders to consider and vote upon (i) the approval of the Parent Share Issuance and (ii) the election, effective substantially simultaneously with the Closing, of Dr. Phillip Frost as a member the Board of Directors of Parent. Parent’s Board of Directors shall recommend such approval and take all lawful action to solicit such approval.

7.4 Filings; Other Actions; Notification. (a) Each party hereto shall file or cause to be filed (i) with the Federal Trade Commission and the Department of Justice any notifications required to be filed under the HSR Act and with the European Commission any notifications required to be filed under the EC Merger Regulation and (ii) the appropriate Governmental Entity each of the Foreign Antitrust Filings and Other Governmental Filings, in each case in accordance with the applicable rules and regulations promulgated under the relevant Law, with respect to the transactions contemplated hereby and by the Stockholders Agreement. Each party hereto will use reasonable best efforts to make such filings in a timely manner and to respond on a timely basis to any requests for additional information made by any such agency.

(b) The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) all reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated hereby and by the Stockholders

Agreement as soon as practicable, including without limitation (i) preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as soon as practicable all Company Required Statutory Approvals or Parent Required Statutory Approvals, as the case may be, and all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party in order to consummate the Merger or any of the other transactions contemplated hereby and by the Stockholders Agreement, including with or from any works counsel, labor union or similar entity or governing body and, (ii) in the case of the Company and in connection with any contemplated Divestiture, if any, providing to any third party who has entered into a confidentiality agreement with the same terms and conditions as the terms and conditions set forth in the Confidentiality Agreement, such information concerning, and access to, the Company and its business, properties or assets as may reasonably be requested by Parent. Subject to applicable Laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, Parent and the Company shall use commercially reasonable efforts to collaborate in reviewing and commenting on in advance, and to consult the other on, information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby and by the Stockholders Agreement. In connection with such collaboration, each of the Company and Parent shall act reasonably and as promptly as practicable.

(c) Subject to applicable Laws and the preservation of any applicable attorney-client privilege, the Company and Parent each shall, upon request by the other, use commercially reasonable efforts to furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any contemplated Divestiture, the Joint Proxy Statement/Prospectus or any other statement, filing, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby and by the Stockholders Agreement.

(d) Subject to any confidentiality obligations and the preservation of any attorney-client privilege, the Company and Parent each shall use reasonable best efforts to keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby and by the Stockholders Agreement, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated hereby and by the Stockholders Agreement.

(e) Subject to the fiduciary duties of the Company’s Board of Directors under the FBCA and its rights and obligations under Section 7.2, in each case as determined by the Board of Directors of the Company and subject to Sections 7.4(b) and 7.4(f), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging any transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent, Merger Sub and the Company shall cooperate in all respects with each other and use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(f) In furtherance and not in limitation of the covenants of the parties contained in paragraph (a)-(e) of this Section 7.4, if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law (as defined below) or if any suit is instituted (or threatened to be instituted) by the Federal Trade Commission, the Department of Justice or any other applicable Governmental Entity challenging any of the transactions contemplated hereby as violative of any Antitrust Law or which would otherwise prohibit or materially impair or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall use reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, which efforts shall include, without limitation, selling, holding separate or otherwise disposing of or conducting its business in a manner which would resolve such objections or suits or agreeing to sell, hold separate, divest or otherwise dispose of or conduct its business in a manner which would resolve such objections or suits or permitting the sale, holding separate, divestiture or other disposition of, any of its assets or the assets of its Subsidiaries (collectively, “Divestitures”) or the conducting of its business in a manner which would resolve such objections or suits; provided, that, any such Divestiture by the Company or any of its Subsidiaries may, at the Company’s option, be conditioned upon and effective as of the Effective Time and shall not affect the other terms or conditions hereunder. Without limitation to the terms of Sections 7.4(b) and (c), to the extent permitted by applicable Law, Parent shall keep the Company apprised of material communications regarding proposed remedies to any objections that may be expressed by the FTC, the Justice Department or comparable foreign Governmental Entities and will consult with the Company and give due consideration to its views with respect to any possible Divestiture plans; provided, however, that following the date hereof, Parent shall have the sole and exclusive right, to propose, negotiate, offer to commit and effect, by consent decree, hold separate order or otherwise, the Divestiture of such assets of Parent, the Company, or their respective Subsidiaries or otherwise offer to take or offer to commit (and if such offer is accepted, commit to and effect) to take any action as may be required to resolve such objections or suits. Notwithstanding the foregoing, in no event shall any of Parent, Merger Sub, the Company or their respective Affiliates be required to take or agree to take any such action, that, individually or together with any other such actions, would reasonably be expected to have (i) a material adverse effect on the financial condition, business, assets or results of operations of the Company and its Subsidiaries taken as a whole, (ii) a material adverse effect on the financial condition, business, assets or results of operations of Parent and its Subsidiaries taken as a whole, or (iii) a material adverse effect on the combined financial condition, business, assets, prospects or results of operations of Parent, the Company and their Subsidiaries taken as a whole. Without excluding other possibilities, the transactions contemplated by this Agreement shall be deemed to be materially delayed if unresolved objections or suits delay or could reasonably be expected to delay the consummation of the transactions contemplated hereby beyond the period contemplated by Section 9.2(a) of this Agreement. “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the EC Merger Regulation and all other federal, state and foreign, if any, Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

7.5 Joint Proxy Statement/Prospectus; F-4 Registration Statement.

(a) As promptly as practicable after the execution and delivery of this Agreement, Parent and the Company shall cooperate in preparing and shall cause to be filed with the SEC mutually acceptable proxy materials that shall constitute the joint proxy statement/prospectus relating to the Merger (the “Joint Proxy Statement/Prospectus”), and Parent shall prepare and file with the SEC the F-4 Registration Statement (in which the Joint Proxy Statement/Prospectus shall be included) covering the Parent ADSs to be issued in the Merger. In connection with the Joint Proxy Statement/Prospectus, counsel to the Company and counsel to Parent shall each provide their opinion with respect to the tax disclosure contained therein for filing as exhibits to the F-4 Registration Statement. At or prior to the filing with the SEC of the Joint Proxy Statement/Prospectus, the Company and Parent shall provide such counsel such tax representation letters as may be reasonably requested. Each of Parent and the Company shall use all reasonable best efforts to cause such F-4 Registration Statement to become effective under the Securities Act as soon as practicable after the date of such filing and to keep the F-4 Registration Statement effective as long as is necessary to consummate the Merger. The Joint Proxy Statement/Prospectus shall include (i) the recommendation of the Board of Directors of the Company in favor of approval and adoption of this Agreement and the Merger, except to the extent the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation as permitted by Section 7.2, (ii) the recommendation of the Board of Directors of Parent in favor of the approval of the Company Share Issuance and (iii) the opinion of UBS Securities LLC referred to in Section 5.1(x) of this Agreement. Each of Parent and the Company shall use all reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the holders of Company Common Stock as promptly as practicable after the F-4 Registration Statement becomes effective and, after the Joint Proxy Statement/Prospectus shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy materials and, if required in connection therewith, resolicit proxies. Parent and the Company shall promptly provide to each other (x) notice of any oral comments to the Joint Proxy Statement/Prospectus or the F-4 Registration Statement received from the SEC and (y) copies of any written comments to the Joint Proxy Statement/Prospectus and the F-4 Registration Statement received from the SEC, and in each case shall consult with each other in connection with the preparation of written responses and to such comments.

(b) Parent shall make, and the Company shall cooperate in, all necessary filings with respect to the Merger and the transactions contemplated thereby under the Securities Act and all applicable Israeli securities laws and regulation and United States state securities and “blue sky” laws. Each party shall advise the other, promptly after receipt of notice thereof, of the time of the effectiveness of the F-4 Registration Statement, the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of Parent ADSs issuable in connection with the Merger for offering or sale in any jurisdiction, or of any SEC request for an amendment to the Joint Proxy Statement/Prospectus or the F-4 Registration Statement, SEC comments thereon and each party’s responses thereto or SEC requests for additional information. No amendment or supplement to the Joint Proxy Statement/Prospectus or the F-4 Registration Statement shall be filed without the approval of both parties hereto, which approval shall not be unreasonably withheld or delayed. If, at any time prior to the Effective Time, Parent or the Company should discover any information relating to either party, or any of their respective Affiliates, directors or officers, that should be set forth in an amendment or supplement to the F-4 Registration Statement or the Joint Proxy Statement/Prospectus, so that the documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of Parent and the Company.

7.6 Accountants’ Comfort Letters. (a) Parent shall use all reasonable best efforts to cause to be delivered to the Company two letters from Parent’s independent public accountants, one dated approximately the date on which the F-4 Registration Statement covering the Parent ADSs to be issued in the Merger shall become effective and one dated the Closing Date, each addressed to the Company and Parent, in form reasonably satisfactory to the Company and customary in scope for comfort letters delivered by independent public accountants in connection with similar Registration Statements.

(b) The Company shall use all reasonable best efforts to cause to be delivered to Parent two letters from the Company’s independent public accountants, one dated approximately the date on which the F-4 Registration Statement covering the Parent ADSs to be issued in the Merger shall become effective and one dated the Closing Date, each addressed to Parent and the Company, in form reasonably satisfactory to Parent and customary in scope for comfort letters delivered by independent public accountants in connection with similar Registration Statements.

7.7 Stock Exchange Listing. Parent shall use all reasonable best efforts to cause the Parent ADSs to be issued in connection with the Merger and the Parent ADSs to be reserved for issuance upon exercise of the Parent Options to be approved for quotation on the Nasdaq National Market System subject to official notice of issuance.

7.8 Affiliate Letters. The Company has delivered to Parent a letter identifying all Persons who, in the judgment of the Company, may be deemed, at the time this Agreement is submitted for adoption by the stockholders of the Company, affiliates of the Company under Rule 145 of the Securities Act. The Company shall promptly update such list as necessary to reflect any changes from the date thereof. The Company shall use all commercially reasonable efforts to obtain a written agreement from each Person referred to in Section 3.4 as soon as practicable and, in any event, at least ten (10) days prior to the Effective Time, substantially in the form of Exhibit A hereto.

7.9 Resale Registration Statement. Parent shall use all commercially reasonable efforts to cause a registration statement on Form F-3 or any successor form or, if Form F-3 or any successor form is not then available, to effect a registration of all of the Parent ADSs acquired by Persons who may be deemed to be affiliates of the Company under Rule 145 of the Securities Act (“Affiliate Stock”), or otherwise to include such Affiliate Stock on the F-4 Registration Statement (the “Resale Registration Statement”) covering all shares of Affiliate Stock, to be filed with the SEC as soon as practicable following the execution of this Agreement and to cause such Registration Statement to become effective prior to or at the Effective Time. Parent shall use all commercially reasonable efforts to keep the Resale Registration Statement effective until the earlier of (a) the date which is two (2) years after the Effective Time, (b) the date on which all Persons who may be deemed to be affiliates of the Company under Rule 145 of the Securities Act no longer hold any shares of Affiliate Stock and (c) the date all of such shares of Affiliate Stock may be sold within any three month period pursuant to Rule 145.

7.10 Stock Exchange De-listing. The Surviving Corporation shall use all commercially reasonable efforts to cause the shares of Company Common Stock to be removed from listing on the American Stock Exchange, the London Stock Exchange and the Warsaw Stock Exchange and de-registered under the Exchange Act as soon as practicable following the Effective Time.

7.11 Publicity. The initial press release shall be a joint press release and thereafter the Company and Parent each shall consult with the other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated hereby and by the Stockholders Agreement and prior to making any filings with any third party and/or any Governmental Entity with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or national market system.

7.12 Employee Benefits Matters. (a) Except as otherwise provided in Section 7.13(b), Parent agrees that, during the period commencing at the Effective Time and ending on the second anniversary thereof, the current and former employees of the Company and its Subsidiaries who are receiving benefits under the Company Compensation and Benefit Plans (“Affected Employees”) will continue to be provided with benefits under employee benefit plans that are the same or substantially comparable in the aggregate to, in the sole discretion of Parent, either (i) those currently provided by the Company and its Subsidiaries to such employees as of the Closing Date (other than benefits under any stock option or other equity-based plans) or (ii) those provided by Parent and its Subsidiaries to comparably situated employees from time to time during such two year period.

(b) Following the Effective Time, Parent shall cause service by Affected Employees of the Company and its Subsidiaries (and any predecessor entities) to be taken into account for purposes of eligibility to participate, eligibility to commence benefits, determination of benefits, vesting and, solely for purposes of severance and vacation benefits, benefit accruals (except to the extent such treatment would result in duplicative accrual of benefits for the same period of service) under the equity-based plans (now and hereinafter established), compensation and benefit plans, programs, practices and policies of Parent or its Subsidiaries in which the Affected Employees participate.

(c) From and after the Effective Time, Parent shall, with respect to Affected Employees entitled to participate in compensation and benefit plans, policies, programs or practices of Parent or its Subsidiaries subject to United States law (the “Benefit Plans”), (i) cause to be waived any pre-existing condition limitations and any waiting period limitations under welfare benefit plans, policies or practices of Parent or its Subsidiaries in which employees of the Company or its Subsidiaries participate and (ii) cause to be credited any deductibles, co-payment amounts and out-of-pocket expenses incurred by such employees and their beneficiaries and dependents during the portion of the calendar year prior to participation in the Benefit Plans provided by Parent and its Subsidiaries.

(d) Parent shall, and shall cause the Surviving Corporation to, honor all employee benefit obligations to current and former employees and directors under the Company Compensation and Benefit Plans. Parent shall cause the Surviving Corporation to assume the obligations under the employment agreements and change of control agreements to which the Company is a party at the Effective Time as required by such agreements.

(e) As promptly as practicable after the date hereof, Parent and the Company shall cooperate in preparing a mutually acceptable retention plan in order to provide additional incentive payments for certain Affected Employees to encourage continued service for the period beginning on the date hereof and ending on the first anniversary of the Effective Time.

7.13 Affected Employees. Any employee whose employment is terminated or job is eliminated by Parent, the Surviving Corporation or any of their respective Subsidiaries shall be entitled to participate in any employment placement programs offered by Parent, the Surviving Corporation or any of their respective Subsidiaries at such employee’s local level. Any workforce reductions carried out following the Effective Time by Parent or the Surviving Corporation and their respective Subsidiaries shall be done in all material respects in accordance with all applicable collective bargaining agreements, and all Laws and regulations governing the employment relationship and termination thereof including, without limitation, the Worker Adjustment and Retraining Notification Act and regulations promulgated thereunder, and any comparable state or local Law.

Until the second anniversary of the Effective Time, Parent shall offer the Affected Employees, other than those terminated for cause, severance benefits equivalent to the greater of the severance benefits practices prior to the date hereof under the severance plans, policies and programs maintained in the jurisdiction where such Affected Employee is employed (i) by the Company or its Subsidiaries or (ii) by Parent or its Subsidiaries; provided, that any executive officer of the Company that, as of the date of this Agreement, has an employment agreement with the Company that contains benefits in excess of those provided under the Company’s severance benefits practices, such executive officer(s) shall retain the benefits under his or her respective employment agreement or agreements (as amended) during the term of his or her employment agreement.

7.14 Indemnification; Directors’ and Officers’ Insurance. (a) Parent shall indemnify and hold harmless (x) to the fullest extent permitted under applicable Law and (y) without limiting clause (x), as required pursuant to the existing indemnity agreements of the Company (and Parent also shall advance attorneys’ fees and expenses as incurred to the fullest extent permitted under applicable Law and as required pursuant to the existing indemnity agreements of the Company, provided, the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director, officer and employee of the Company and its Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including attorneys’ fees and expenses), judgments, fines, losses, claims, settlements, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated hereby.

(b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 7.14, upon receiving written notification of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnified Party except if, and only to the extent that, such failure materially and irreversibly prejudices Parent. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent shall pay the fees and expenses of counsel selected by the Indemnified Party, promptly after statements therefor are received, and otherwise advance to such Indemnified Party upon request documented expenses reasonably incurred, (ii) Parent will cooperate in the defense of any such matter, and (iii) any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under applicable Law shall be made by independent counsel mutually acceptable to Parent and the Indemnified Party; provided, however, that (A) Parent shall be obligated pursuant to this Section 7.14(b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between the positions of such Indemnified Party and any other Indemnified Party or Indemnified Parties, in which case each Indemnified Party with a conflicting position on a significant issue shall be entitled, at Parent’s expense, to retain separate counsel mutually satisfactory to Parent and such Indemnified Party, (B) the

Indemnified Parties shall cooperate in the defense of any such matter and (C) Parent shall not be liable for any settlement effected without its prior written consent (which consent may not be unreasonably withheld, conditioned or delayed).

(c) As of the Effective Time, Parent or Merger Sub shall have purchased directors’ and officers’ liability insurance coverage for the Company’s directors and officers for a period of six (6) years after the Effective Time which provides runoff coverage in an amount at least equal to that currently provided by the Company for its directors and officers and on terms otherwise comparable in all material respects to that currently provided by the Company (as disclosed to Parent prior to the date hereof).

(d) The By-Laws of the Surviving Corporation shall include provisions for exculpation of director and officer liability and indemnification on the same basis as set forth in the Company’s by-laws in effect on the date hereof. For six (6) years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the provisions in its by-laws providing for indemnification of Indemnified Parties, with respect to facts and circumstances occurring at or prior to the Effective Time, to the fullest extent permitted from time to time under the FBCA, which provisions shall not be amended except as required by applicable Law or except to make changes permitted by applicable Law that would increase the scope of the Indemnified Parties’ indemnification rights thereunder.

(e) The rights of each Indemnified Party under this Section 7.14 shall be in addition to any right such Person might have under the articles of incorporation or by-laws of the Company or any of its Subsidiaries, or under applicable Law (including the FBCA) or under any agreement of any Indemnified Party with the Company or any of its Subsidiaries. The provisions of this Section 7.14 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their respective heirs and representatives.

7.15 Expenses. Subject to Section 9.5(b) and (c), whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger and the other transactions contemplated hereby shall be paid by the party incurring such expense, except that each of the Company and Parent shall bear and pay one half of the costs and expenses incurred in connection with the filing, printing and mailing of the Joint Proxy Statement/Prospectus (including any SEC filing fees).

7.16 Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated hereby or by the Stockholders Agreement, each of Parent, the Company and Merger Sub and their respective Board of Directors, shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions. “Takeover Statute” shall mean any restrictive provision of any applicable “fair price,” “moratorium,” “control share acquisition,” “interested stockholder” or other similar anti-takeover Law, including Sections 607.0901 or 607.0902 of the FBCA.

7.17 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required and permitted to cause the transactions contemplated by this Agreement, including any dispositions of shares of Company Common Stock or acquisitions of Parent ADSs (including derivative securities with respect to such shares of Company Common Stock or Parent ADSs) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.18 Tax-Free Reorganization.

(a) Prior to the Effective Time, each of Parent and the Company shall use its reasonable best efforts to cause the Merger and the Subsequent Merger, taken together, to qualify as a 368 Reorganization, and shall not take any action reasonably likely to cause the Merger and the Subsequent Merger, taken together, not so to qualify. Parent shall not take, or cause the Surviving Corporation to take, any action after the Effective Time reasonably likely to cause the Merger and the Subsequent Merger, taken together, not to qualify as a 368 Reorganization. Parent shall cause the Surviving Corporation to comply with the reporting requirements of U.S. Treasury Regulation Section 1.367(a)-3(c)(6).

(b) Each of Parent and the Company shall use its reasonable best efforts to obtain the opinions referred to in Section 8.2(d) and 8.3(e), respectively.

ARTICLE VIII

CONDITIONS

8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approvals. The Company Requisite Vote and the Parent Requisite Vote shall have been obtained.

(b) HSR; EC Merger Regulation. (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated and (ii) all required approvals by the European Commission applicable to the Merger under applicable competition law or regulation, including without limitation the EC Merger Regulation, shall have been obtained or any applicable waiting period thereunder shall have been terminated or shall have expired.

(c) Other Regulatory Consents. All Foreign Antitrust Filings and Other Governmental Filings shall have been obtained at or prior to the Effective Time, except in the case of the Other Governmental Filings for such approvals or consents whose failure to be so obtained would not be reasonably expected to have a Parent Material Adverse Effect or Company Material Adverse Effect or both.

(d) Injunction. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, Law, ordinance, rule, regulation, judgment, decree, injunction or other order that is in effect and permanently enjoins or otherwise prohibits consummation of the Merger and the transactions contemplated hereby (collectively, an “Order”); provided, however, that prior to invoking this condition each party shall have complied with Section 7.4.

(e) F-4 Registration Statement. The F-4 Registration Statement shall have been declared effective by the SEC and no stop order suspending the effectiveness of the F-4 Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened in writing by the SEC, and all Israeli, United States state securities and “blue sky” authorizations necessary to carry out the transactions contemplated hereby shall have been obtained and be in effect.

8.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date, which representations and warranties shall be true and correct as of such date in the same manner as specified above), except for failures to be true and correct that individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect; provided, that for purposes of determining whether the condition in this Section 8.2(a) is satisfied, references to “Company Material Adverse Effect” and any other materiality qualification contained in such representations and warranties shall be ignored, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects at or prior to the Closing Date all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c) No Material Adverse Change. The Company and its Subsidiaries shall not have suffered from the date hereof a Company Material Adverse Effect.

(d) Tax Opinion. Parent shall have received the opinion of Willkie Farr & Gallagher LLP, counsel to Parent, substantially in the form of Exhibit B, hereto, to the effect that the Merger and the Subsequent Merger, taken together, should be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and, in the event that the Merger and the Subsequent Merger are so treated, that the Company, Parent and Sister Subsidiary will each be a party to that reorganization within the meaning of Section 368(b) of the Code and Parent will be treated as a corporation under Section 367(a)(1) of the Code, dated the Effective Time. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Parent and the Company substantially in the form of Exhibits C and D hereto, respectively. Counsel’s opinion shall not address the tax consequences applicable to any stockholder of the Company who, immediately after the Merger, and the Subsequent Merger, taken together, will be a “five percent transferee shareholder” with respect to Parent within the meaning of U.S. Treasury Regulation Section 1.367(a)-3(c)(5).

8.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date, which representations and warranties shall be true and correct as of such date in the same manner as specified above), except for failures to be true and correct that individually or in the aggregate would not reasonably be expected to have a Parent Material Adverse Effect; provided, that for purposes of determining whether the condition in this Section 8.3(a) is satisfied, references to “Parent Material Adverse Effect” and any other materiality qualification contained in such representations and warranties shall be ignored, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by the chief executive officer and the chief financial officer of each of Parent and Merger Sub to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects at or prior to the Closing Date all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by the chief executive officer and the chief financial officer of each of Parent and Merger Sub to such effect.

(c) No Material Adverse Change. Parent and its Subsidiaries shall not have suffered from the date hereof a Parent Material Adverse Effect.

(d) Stock Exchange Listing. The Parent ADSs to be issued in connection with the Merger and the Parent ADSs reserved for issuance upon exercise of the assumed Company Options shall have been approved for quotation on the Nasdaq National Market System, subject to official notice of issuance.

(e) Tax Opinion. The Company shall have received the opinion of Greenberg Traurig, LLP, counsel to the Company, substantially in the form of Exhibit E hereto, to the effect that the Merger and the Subsequent Merger, taken together, should be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and, in the event the Merger and Subsequent Merger are so treated, that the Company, Parent and Sister Subsidiary will each be a party to that reorganization within the meaning of Section 368(b) of the Code and Parent will be treated as a corporation under Section 367(a)(1) of the Code, dated the Effective Time. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Parent and the Company substantially in the form of Exhibits C and D hereto, respectively. Counsel’s opinion shall not address the tax consequences applicable to any stockholder of the Company who, immediately after the Merger and the Subsequent Merger, taken together, will be a “five percent transferee shareholder” with respect to Parent within the meaning of U.S. Treasury Regulation Section 1.367(a)-3(c)(5).

ARTICLE IX

TERMINATION

9.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Requisite Vote, by mutual written consent of the Company and Parent by action of their respective Boards of Directors.

9.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Parent or the Company if:

(a) the Merger shall not have been consummated by March 31, 2006, whether such date is before or after the date of receipt of the Company Requisite Vote (the “Termination Date”); provided that the Termination Date shall be automatically extended for (A) six months if, on the Termination Date any of the conditions set forth in Section 8.1(b) shall not have been satisfied (without regard to whether the conditions set forth in Section 8.1(c) have or have not been satisfied) or (B) three months, if, on the Termination Date the conditions set forth in 8.1(b) shall have been satisfied, but the conditions set forth in Section 8.1(c) shall not have been satisfied or waived, but, in each case, (i) each of the other conditions to the consummation of the Merger set forth in Article VIII has been satisfied or waived or remains capable of satisfaction, and (ii) any approvals required by Section 8.1(b) or (c) that have not yet been obtained are being pursued diligently and in good faith; provided, that the right to terminate this Agreement pursuant to this clause (a) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the occurrence of the failure of the Merger to be consummated;

(b) the Company Requisite Vote shall not have been obtained at the Company Stockholders Meeting or at any adjournment or postponement thereof;

(c) the Parent Requisite Vote shall not have been obtained at the Parent Stockholders Meeting or at any adjournment or postponement thereof; or

(d) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable after the parties have used reasonable best efforts to have such Order removed, repealed or overturned (whether before or after the receipt of the Company Requisite Vote).

9.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of the Company at any time prior to (a) receipt of the Company Requisite Vote, if the Board of Directors of the Company shall take any action contemplated by clause (D) or (E) of Section 7.2; provided, however, that (i) the Company complies with Section 7.2 and (ii) the termination pursuant to this Section 9.3(a) shall not be effective unless the Company shall at or prior to the time of such termination make the payment required by Section 9.5(b) if required as of such time, or (b) the Effective Time, whether before or after receipt of the Company Requisite Vote, if there has been a material breach by Parent or Merger Sub of any material representation, warranty, covenant or agreement contained in this Agreement such that the condition in Section 8.3(a) or Section 8.3(b), as the case may be, would not be satisfied and that is not curable or, if curable, is not cured within twenty (20) days after written notice of such breach is given by the Company to the party committing such breach.

9.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of Parent at any time prior to the Effective Time if (a) the Board of Directors of the Company takes any action contemplated by clause (D) or (E) of Section 7.2, (b) the Board of Directors of the Company shall have withdrawn or materially and adversely modified or, upon reasonable request from Parent or Merger Sub, shall fail to reaffirm, its adoption of this Agreement or its recommendation that the stockholders of the Company approve this Agreement (it being understood, however, that for all purposes of this Agreement, and without limitation, the fact that the Company, in compliance with this Agreement, has supplied any Person with information regarding the Company or has entered into discussions or negotiations with such Person as permitted by this Agreement, or the disclosure of such facts, shall not be deemed a withdrawal or modification of the

Company’s Board of Directors’ recommendation of the Merger or this Agreement), (c) a tender offer or exchange offer that, if successful, would result in any Person or “group” becoming a “beneficial owner” (such terms having the meaning in this Agreement as is ascribed under Regulation 13D under the Exchange Act) of thirty percent (30%) or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or an affiliate of Parent) and the Board of Directors of the Company recommends that the stockholders of the Company tender their shares in such tender or exchange offer, (d) for any reason the Company fails to call or hold the Company Stockholders Meeting within six months of the date hereof (provided that if the F-4 Registration Statement shall not have become effective for purposes of the Securities Act by a date that is within four months of the date hereof, then such six month date shall be extended by such number of days equal to the date from the end of such four month period until the effective date of such F-4 Registration Statement); provided, that Parent’s right to terminate this Agreement pursuant to this clause (d) shall not be available to Parent if it has breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the occurrence of the failure of the Company Stockholders Meeting to be called or held; provided further that this right to terminate shall not be available to Parent if as of the time this right to terminate would otherwise accrue, the Company’s right to terminate this Agreement has accrued and remains in force as of such time under another provision hereof or (e) there has been a material breach by the Company of any material representation, warranty, covenant or agreement contained in this Agreement such that the condition in Section 8.2(a) or Section 8.2(b), as the case may be, would not be satisfied and that is not curable or, if curable, is not cured within twenty (20) days after written notice of such breach is given by Parent to the Company.

9.5 Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement (other than as set forth in Section 10.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, that no such termination shall relieve any party hereto of any liability or damages resulting from any breach of this Agreement.

(b) In the event that this Agreement is terminated (A) by either party pursuant to Section 9.2(b), provided that at the time of such termination an Acquisition Proposal or other announcement of any intention with respect to an Acquisition Proposal shall have been made (even if such Acquisition Proposal had been rejected or withdrawn), (B) by the Company pursuant to Section 9.3(a), or (C) by Parent pursuant to Section 9.4(a), (b), (c) or (d), then, in each case of clauses (A), (B) or (C):

(X) the Company shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay Parent a fee in the amount of $5 million to reimburse it for expenses incurred in connection with this Agreement and the transactions contemplated hereby (which expenses need not be documented); and

(Y) the Company shall pay Parent a termination fee (as liquidated damages) of $200 million, if within twelve (12) months after any such termination the Company enters into a definitive agreement with respect to or consummates a transaction contemplated by an Acquisition Proposal, promptly, but in no event later than two (2) Business Days after the date of such entering into a definitive agreement or of such consummation, as applicable. Any such payment shall be made by wire transfer of same day funds to an account previously designated in writing by Parent to the Company.

(c) If this Agreement is terminated by Parent or the Company pursuant to Section 9.2(c), Parent shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay the Company a fee in the amount of $5 million to reimburse for expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby (which expenses need not be documented).

(d) The parties acknowledge that the agreements contained in Section 9.5(b) and (c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not have entered into this Agreement; accordingly, if the party obligated to pay (the “Payor”) fails to promptly pay any amounts due pursuant to Section 9.5(b) or (c) to the other (the “Recipient”), and in order to obtain such payment the Recipient commences a suit which results in a judgment against the Payor for payment of all or a portion of a termination fee and/or expense reimbursement, the Payor shall pay to the Recipient its costs and expenses (including its reasonable attorneys’ fees) incurred in connection with such suit, together with interest from the date such payment was due on the amounts owed at the prime rate in effect from time to time and quoted in The Wall Street Journal during such period. The payment of such termination fee pursuant to Section 9.5(b) shall be the sole and exclusive remedy of Parent if the Agreement is terminated as described in Section 9.5(b) and the Company shall have paid to Parent the expense reimbursements and termination fees, as applicable.

ARTICLE X

MISCELLANEOUS AND GENERAL

10.1 Survival. This Article X and the agreements of the Company, Parent and Merger Sub contained in Sections 7.10 (Stock Exchange De-listing), 7.12 (Employee Benefits Matters), 7.13 (Employees), 7.14 (Indemnification; Directors’ and Officers’ Insurance), 7.15 (Expenses), and 7.18 (Tax-Free Reorganization) and those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Effective Time shall survive the consummation of the Merger. This Article X, the agreements of the Company, Parent and Merger Sub contained in Section 7.15 (Expenses), Section 9.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement; provided, however, that no such termination shall relieve any party hereto of any liability or damages resulting from any breach of this Agreement arising prior to such termination.

10.2 Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by action of their respective boards of directors by written agreement executed and delivered by duly authorized officers of the respective parties.

10.3 Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

10.4 Execution. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. This Agreement may be executed by facsimile signature, which for all purposes hereunder shall have the same force and effect as an original.

10.5 GOVERNING LAW AND VENUE. PURSUANT TO SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, THIS AGREEMENT SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT MATTERS PROVIDED FOR HEREIN ARE REQUIRED TO BE GOVERNED BY THE FBCA. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the State of New York in each case in the borough of Manhattan solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated by this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a State of New York or Federal court. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

10.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile (upon receipt of electronic or telephonic confirmation of successful transmission):

if to Parent or Merger Sub,

Teva Pharmaceutical Industries Limited

5 Basel Street

Petach Tikva 49131

Attention: Chief Executive Officer

Facsimile: 011 972 3 924 6026

Teva Pharmaceutical Industries Limited

5 Basel Street

Petach Tikva 49131

Attention: General Counsel

Facsimile: 011 972 3 926 7429

with copies to:

Teva Pharmaceuticals USA, Inc.

425 Privet Road

P.O. Box 1005

Horsham, Pennsylvania 19044-8005

Attention: General Counsel

Facsimile: (215) 293 6499

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention: Peter H. Jakes, Esq.

                 Jeffrey S. Hochman, Esq.

Facsimile: (212) 728-8111

if to the Company,

Ivax Corporation

4400 Biscayne Boulevard

Miami 33137

Attention: General Counsel

Facsimile: (305) 575-6049

with a copy to

Greenberg Traurig, LLP

1221 Brickell Avenue

Miami, FL 33131

Attention: Gary M. Epstein, Esq.

                 Robert L. Grossman, Esq.

Facsimile: (305) 579-0717

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above.

10.7 Entire Agreement; NO OTHER REPRESENTATIONS. This Agreement (including any exhibits hereto), the Stockholders Agreement, the Company Disclosure Schedules, the Parent Disclosure Schedules and the Confidentiality Agreement, dated July 7, 2005, between Parent and the Company, as amended (the “Confidentiality Agreement”), constitute the entire agreement by and among the parties hereto, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

10.8 No Third-Party Beneficiaries. Other than with respect to the matters set forth in Section 7.14 (Indemnification; Directors’ and Officers’ Insurance) and in Article III, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

10.9 Obligations of Parent and of the Company. Except as otherwise specifically provided herein, whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

10.10 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.11 Disclosure Schedules. Any information disclosed in any section of the Company Disclosure Schedules or the Parent Disclosure Schedules shall be deemed to be disclosed on any other section of the Company Disclosure Schedules or the Parent Disclosure Schedules, respectively, where it is reasonably apparent that the disclosure contained in such section of the Company Disclosure Schedules or the Parent Disclosure Schedules is relevant to such other sections. The Company Disclosure Schedules and the Parent Disclosure Schedules, respectively, and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of the Company or Parent, as the case may be, contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any of such representations, warranties or covenants. No reference to or disclosure of any item or other matter in the Company Disclosure Schedules or the Parent Disclosure Schedules shall be construed to establish a standard of materiality.

10.12 Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

10.13 Assignment. This Agreement shall not be assignable by operation of Law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly-owned direct or indirect subsidiary to be a constituent corporation in lieu of Merger Sub, so long as such designation would not reasonably be expected to (i) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining any Parent Required Statutory Approval or Company Required Statutory Approval or the expiration or termination of any applicable waiting period, (ii) significantly increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Merger, (iii) significantly increase the risk of not being able to remove any such order on appeal or otherwise or (iv) materially delay the consummation of the Merger. If the requirements of the previous sentence are met and Parent wishes to designate another wholly-owned direct or indirect subsidiary to be a constituent corporation in lieu of Merger Sub, then, all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date hereof shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation.

IN WITNESS WHEREOF, this Agreement has been duly executed, acknowledged and delivered by the duly authorized officers of the parties hereto as of the date first written above.

IVAX CORPORATION

By:	/s/ NEIL FLANZRAICH
Name:	Neil Flanzraich
Title:	President

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

By:	/s/ ISRAEL MAKOV
Name:	Israel Makov
Title:	President and CEO

By:	/s/ GEORGE BARRETT
Name:	George Barrett
Title:	President and CEO Teva North America

IVORY ACQUISITION SUB, INC.

By:	/s/ RICHARD EGOSI
Name:	Richard Egosi
Title:	Secretary

IVORY ACQUISITION SUB II, INC.

By:	/s/ RICHARD EGOSI
Name:	Richard Egosi
Title:	Secretary

Annex B

July 24, 2005

The Board of Directors

IVAX Corporation

4400 Biscayne Boulevard

Miami, Florida 33137

Dear Members of the Board:

We understand that IVAX Corporation, a Florida corporation (the “Company”), is considering a transaction (the “Transaction”) whereby Teva Pharmaceutical Industries Limited, an Israeli corporation (“Parent”), will acquire the Company. Pursuant to the terms of a draft Agreement and Plan of Merger, dated July 24, 2005 (the “Merger Agreement”), by and among the Company, Parent and Ivory Acquisition Sub, Inc., a Florida corporation (“Merger Sub”), which is a wholly owned subsidiary of Parent, (i) Merger Sub will merge with and into the Company (the “Merger”) and (ii) in connection with the Merger, each issued and outstanding share of common stock, par value $0.10 per share (the “Company Common Stock”), of the Company, including each Right (as defined in the Merger Agreement) attached thereto (other than shares of Company Common Stock, if any, owned by the Company directly or indirectly, or by Parent), will be converted into the right to receive, at the election of the holder thereof and subject to certain proration provisions contained in the Merger Agreement, either (A) $26.00 in cash, without interest (the “Cash Consideration”) or (B) 0.8471 ordinary shares, par value NIS 0.10 per share (the “Parent Ordinary Shares”), of Parent which, pursuant to the terms of the Merger Agreement, will trade in the United States in the form of American Depositary Shares (the “Parent ADSs”), evidenced by American Depositary Receipts (such Parent ADSs, together with cash in lieu of fractional Parent ADSs, the “Stock Consideration”). The Cash Consideration and the Stock Consideration are referred to herein as the “Merger Consideration”. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have requested our opinion as to the fairness from a financial point of view to the holders of Company Common Stock (other than Parent and its affiliates) of the aggregate Merger Consideration to be received by such holders in the Merger.

UBS Securities LLC (“UBS”) has acted as financial advisor to the Board of Directors of the Company in connection with the Transaction and will receive a fee for its services, a significant portion of which is contingent upon consummation of the Transaction. UBS also will receive a fee in connection with delivery of this opinion. In the past, UBS and its predecessors have provided investment banking services to the Company and received customary compensation for the rendering of such services. In the ordinary course of business, UBS, its successors and affiliates may trade or have traded, for their own accounts and the accounts of their customers, securities of the Company and Parent and, accordingly, may at any time hold a long or short position in such securities.

Our opinion does not address the relative merits of the Transaction as compared to other business strategies or transactions that might be available with respect to the Company or the Company’s underlying business decision to engage in the Transaction. Our opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Transaction or as to such stockholder’s election regarding the form of the Merger Consideration. In addition, we have not analyzed the impact on any individual stockholder of the Company as to such stockholder’s election regarding the form of Merger Consideration to be received pursuant to the Merger Agreement. At your direction, we have not been asked to, nor do we, offer any opinion as to the material terms of the Merger Agreement or the form of the Transaction. We express no opinion as to the price at which the Parent Ordinary Shares or the Parent ADSs will trade at any

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time. In rendering this opinion, we have assumed, with your consent, that the final executed form of the merger agreement does not differ in any material respect from the draft Merger Agreement that we have examined, and that Parent, Merger Sub and the Company will comply with all the material terms and conditions of the Merger Agreement (without waiver, modification or amendment thereof).

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to the Company and Parent; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company, including estimates and financial forecasts for the fiscal years ending December 31, 2005 and 2006, prepared by management of the Company, that were provided to us by the Company and not publicly available; (iii) reviewed certain internal financial information and other data relating to the business and financial prospects of Parent, including estimates and financial forecasts for the fiscal years ending December 31, 2005 and 2006, prepared by management of Parent and not publicly available; (iv) conducted discussions with members of the senior managements of the Company and Parent concerning the businesses and financial prospects of the Company and Parent; (v) reviewed publicly available financial and stock market data with respect to certain other selected pharmaceutical companies we believe to be generally relevant; (vi) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions we believe to be generally relevant; (vii) considered certain pro forma effects of the Transaction on Parent’s financial statements and reviewed certain estimates of synergies prepared by the managements of Parent and the Company; (viii) reviewed the draft Merger Agreement; and (ix) conducted such other financial studies, analyses, and investigations, and considered such other information, as we deemed necessary or appropriate.

In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Parent, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates, pro forma effects and calculations of synergies referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of each company as to the future performance of their respective companies. In addition, we have assumed with your approval that the future financial results referred to above will be achieved at the times and in the amounts projected by the managements of the Company and Parent. We have also assumed, with your consent, that the Transaction will qualify as a tax-free reorganization for U.S. federal income tax purposes. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on the Company and/or Parent and the Transaction. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the aggregate Merger Consideration to be received by the holders of Company Common Stock (other than Parent and its affiliates) in the Merger is fair, from a financial point of view, to such holders.

Very truly yours,

UBS SECURITIES LLC

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Annex C

July 25, 2005

Board of Directors

Teva Pharmaceutical Industries Limited

5 Basel Street

Petach Tikva 49131

Israel

Members of the Board:

We understand that Teva Pharmaceutical Industries Limited (“Teva” or the “Company”), IVAX Corporation (“IVAX”), Ivory Acquisition Sub, Inc., a wholly owned subsidiary of the Company (“Merger Sub”) and Ivory Acquisition Sub II, Inc., a wholly owned subsidiary of the Company (“Sister Subsidiary”) intend to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which (i) Merger Sub would merge with and into IVAX, with IVAX becoming a wholly owned subsidiary of the Company (the “Merger”) and (ii) IVAX, as the surviving corporation in the Merger, would merge with and into Sister Subsidiary (the “Subsequent Merger” and, together with the Merger, the “Proposed Transaction”) with Sister Subsidiary surviving such Subsequent Merger and remaining a wholly owned subsidiary of the Company. We further understand that, upon the effectiveness of the Merger, each share of IVAX common stock (together with the rights attached thereto, the “IVAX Common Stock”) issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive, at the election of the holder thereof, either (i) an amount in cash equal to $26.00 (the “Cash Consideration”) or (ii) 0.8471 Teva ordinary shares (the “Stock Consideration”), which will trade in the United States in the form of American Depositary Shares, evidenced by American Depositary Receipts (the “Company ADRs”), in each case subject to certain election and pro-ration procedures such that the aggregate amount of Cash Consideration and Stock Consideration (the “Consideration”) to be paid by Teva will be adjusted so that 50% of IVAX Common Stock will be converted into the Cash Consideration and the remaining shares of IVAX Common Stock will be converted into the Stock Consideration. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company of the Consideration to be paid by the Company in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning IVAX that we believe to be relevant to our analysis, including IVAX’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, (3) publicly available information concerning the Company that we believe to be relevant to our analysis, including the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2004 and Report on Form 6-K for the quarter ended March 31, 2005, (4) financial and operating information with respect to the business, operations and prospects of IVAX furnished to us by IVAX and the Company, including financial projections of IVAX through fiscal year 2006 prepared by management of IVAX (the “IVAX Projections”) and financial projections of IVAX prepared by management of the Company (the “Company’s IVAX Projections”), (5) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company (the “Teva Projections”), (6) the trading histories of the Company ADRs and the IVAX Common Stock from July 22, 2002 through July 22, 2005 and a comparison of those trading histories with each other and with those of other companies that we deemed relevant, (7) a comparison of the historical financial results and present financial condition of the Company and

IVAX with each other and with those of other companies that we deemed relevant, (8) publicly available third party research estimates with respect to the future financial performance of both the Company and IVAX, (9) the potential pro forma effect of the Proposed Transaction on the future financial performance of the Company, including the effect on the Company’s pro forma earnings per share and the cost savings and operating synergies which the management of the Company estimates will result from the Proposed Transaction (the “Expected Synergies”), (10) the relative financial contributions of the Company and IVAX to the future financial performance of the Company on a pro forma basis, including the Expected Synergies, and (11) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant. In addition, we have had discussions with the managements of IVAX and the Company concerning their respective businesses, operations, assets, financial conditions and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of managements of the Company and IVAX that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the IVAX Projections, upon advice of IVAX, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of IVAX’s management as to the future performance of IVAX. With respect to the Company’s IVAX Projections, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company’s management as to the future performance of IVAX, and following discussions with management of the Company, we have further assumed that IVAX will perform substantially in accordance with these projections. Upon the advice of the Company, we have assumed that (i) the Teva Projections for fiscal years 2005 and 2006 have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections and (ii) the published estimates of third party research analysts for fiscal year 2007 are a reasonable basis upon which to evaluate the future financial performance of the Company for such fiscal year. Upon the advice of the Company, we also have assumed that the amounts and timing of the Expected Synergies are reasonable and the Expected Synergies will be realized substantially in accordance with such estimates. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or IVAX and have not made or obtained any evaluations or appraisals of the assets or liabilities of IVAX or the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. In addition, we express no opinion as to the prices at which Teva ordinary shares or the Company ADRs will trade at any time following the announcement or the consummation of the Proposed Transaction.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Consideration to be paid by the Company in the Proposed Transaction is fair to the Company.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and the remainder of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past and have received customary fees for such services. In the ordinary course of our business, we actively trade in the debt and equity securities of the Company and IVAX for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, the Company has requested and we are providing a commitment for the funds necessary to finance the Proposed Transaction, including arranging necessary loans to the Company, the proceeds of which will be used to finance the Proposed Transaction, and we will receive customary fees in connection therewith.

This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

LEHMAN BROTHERS

Annex D

[LETTERHEAD OF CREDIT SUISSE FIRST BOSTON LLC]

July 25, 2005

Board of Directors

Teva Pharmaceutical Industries Limited

5 Basel Street

Petach Tikva 49131

Israel

Members of the Board:

You have asked us to advise you with respect to the fairness to Teva Pharmaceutical Industries Limited (“Teva”), from a financial point of view, of the Merger Consideration (as defined below) provided for in the Agreement and Plan of Merger, dated as of July 25, 2005 (the “Merger Agreement”), among IVAX Corporation (“Ivax”), Teva, Ivory Acquisition Sub, Inc., a wholly owned subsidiary of Teva (“Merger Sub I”), and Ivory Acquisition Sub II, Inc., a wholly owned subsidiary of Teva (“Merger Sub II”). The Merger Agreement provides for, among other things, the merger of Merger Sub I with and into Ivax and the subsequent merger of the surviving corporation of such merger with and into Merger Sub II (collectively, the “Merger”), pursuant to which each outstanding share of the common stock, par value $0.10 per share (“Ivax Common Stock”), of Ivax will be converted, at the option of the holder thereof and subject to certain limitations, adjustments and proration procedures (as to which we express no opinion), into the right to receive (i) $26.00 in cash, without interest (the “Cash Consideration”), or (ii) 0.8471 of an ordinary share, par value NIS 0.10 per share (“Teva Ordinary Shares”), of Teva, such Teva Ordinary Shares to trade in the United States in the form of American Depositary Shares (“Teva ADSs” and, together with the Teva Ordinary Shares, the “Teva Shares”) representing Teva Ordinary Shares (the fraction of a Teva Share into which each outstanding share of Ivax Common Stock will be so converted in the Merger being referred to as the “Stock Consideration” and, together with the Cash Consideration, the “Merger Consideration”). We understand that each Teva ADS represents the right to receive one Teva Ordinary Share.

In arriving at our opinion, we have reviewed the Merger Agreement and certain related documents, as well as certain publicly available business and financial information relating to Teva and Ivax. We also have reviewed certain other information relating to Teva and Ivax, including financial forecasts (as adjusted, in the case of Ivax’s financial forecasts, by Teva’s management), provided to or discussed with us by the managements of Teva and Ivax, and have met with the managements of Teva and Ivax to discuss the businesses and prospects of Teva and Ivax. We have considered certain financial and stock market data of Teva and Ivax and have compared that data with similar data for other publicly held companies in businesses we deemed similar to Teva and Ivax, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and transactions which have been effected or announced. We also have considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to the financial forecasts relating to Teva and Ivax that we have reviewed, we have been advised and have assumed with your consent that such forecasts represent the best currently available estimates and judgments of the management of Teva as to the future financial performance of Teva and Ivax. With respect to the estimates provided to us by the management of Teva with respect to potential cost savings and other synergies anticipated to result from the Merger, we have been advised by the management of Teva, and we have

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assumed, that such estimates have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Teva, and we have assumed, with your consent, that such cost savings and other synergies will be realized in the amounts and at the times indicated. We also have assumed, with your consent, that the Merger will qualify for federal income tax purposes as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended. We further have assumed, with your consent, that in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no modification, delay, limitation, restriction or condition will be imposed that would have an adverse effect on Teva, Ivax or the contemplated benefits of the Merger and that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement therein. We have not been requested to make, and we have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Teva or Ivax, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to the actual value of Teva Shares when issued in the Merger or the prices at which Teva Shares will trade at any time. Our opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available to Teva, nor does it address the underlying business decision of Teva to proceed with the Merger.

We have acted as a financial advisor to Teva in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee upon rendering this opinion. In addition, Teva has agreed to indemnify us for certain liabilities and other items arising out of our engagement. We and our affiliates have in the past provided, currently are providing, and may in the future provide financial and investment banking services to Teva unrelated to the proposed Merger, for which services we and our affiliates have received, and would expect to receive, compensation. As you are aware, we and one or more of our affiliates have delivered a commitment letter to Teva in respect of a portion of the debt financing for the Merger and may otherwise assist Teva in obtaining debt financing for the Merger, for which services we or any such affiliate would receive compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of our business, we and our affiliates may acquire, hold or sell, for our and such affiliates’ own accounts and for the accounts of customers, equity, debt and other securities, and financial instruments (including bank loans and other obligations) of Teva, Ivax and any other company that may be involved in the Merger, as well as provide investment banking and other financial services to such companies.

It is understood that this letter is for the information of the Board of Directors of Teva in connection with its evaluation of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matter relating to the proposed Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to Teva from a financial point of view.

Very truly yours,

CREDIT SUISSE FIRST BOSTON LLC

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PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

Part Six, Chapter Three of Israel’s Companies Laws 5759-1999 includes the following sections relating to indemnification and insurance of its “office holders” (as defined in section 1 of the Israeli Companies Law, and which we refer to hereinafter as officers):

“Article Three: Exemption, Indemnification and Insurance

Company’s power to grant exemption, indemnification and insurance

258. (a) A	company does not have the right to grant any of its officers exemption from his responsibility for a breach of trust toward it.

(b)	A company has the right to grant an officer exemption from his responsibility for a breach of the obligation of caution toward it only in accordance with the provisions of this Chapter.

(c)	A company has the right to insure the responsibility of its officer or to indemnify him only in accordance with the provisions of this Chapter.

Authorization to grant exemption

259. (a) A	company may in advance exempt its officer from all or some of his responsibility for damage due to his violation of the obligation of caution toward it, if there is a provision to that end in the Articles of Association.

(b)	Despite the provisions in subsection (a), a company is not entitled to exempt its officer in advance from his responsibility toward it, pursuant to a breach by such officer of his obligation of caution in respect of a dividend distribution.

Permission on the matter of indemnification

260. (a) If	the company’s articles of association include one of the provisions specified in subsection (b), then it may indemnify its officer in respect of a liability or expense specified in paragraphs (1), (1a) and (2), with which he was charged or which he expended in consequence of an act which he performed by virtue of being its officer:

(1)	a monetary liability imposed on him by a judgment in favor of another person, including a judgment imposed on him in a compromise or in an arbitrator’s decision that was approved by a court;

(1a)	reasonable litigation expenses, including attorney’s fees, expended by the officer pursuant to an inquiry or a proceeding conducted in respect of such officer by an authority authorized to conduct same, which was concluded without the submission of an indictment against him and without any financial penalty being imposed on him instead of a criminal proceeding or which was concluded without the submission of an indictment against him but with a financial penalty being imposed on him instead of a criminal proceeding, in respect of a criminal act the proof of which does not require criminal intent.

In this subsection (1a):

(i) a proceeding concluded without the submission of an indictment shall mean that the relevant proceeding ended by virtue of the case against him or her being closed in accordance with the provisions of Section 62 of the Israeli Criminal Procedure Law, 1982, or by virtue of a stay of the proceedings by the Attorney General in accordance with the provisions of Section 231 of the Israeli Criminal Procedure Law, 1982; and

(ii) a financial penalty imposed instead of a criminal proceeding shall mean a monetary penalty imposed in accordance with the law instead of a criminal proceeding, including an administrative fine in accordance with the Israeli Administrative Crimes Law, 1985, a penalty for a crime that is considered a crime in respect of which a fine may be imposed, in accordance with the provisions of the Israeli Criminal Procedure Law, 1982, a monetary sanction or a fine.

(2)	reasonable legal expenses, including attorney’s fees, which the officer incurred or with which he was charged by the Court, in a proceeding brought against him by the company, in its name or by another person, or in a criminal prosecution in which he was found innocent, or in a criminal prosecution in which he was convicted of an offense that does not require proof of criminal intent.

(b)	The provision on indemnification in the Articles of Association can be any one of the following:

(1)	a provision that permits the company to give an undertaking in advance that it will indemnify its officer, in each of the following, which we refer to as an undertaking to indemnify:

(i) as detailed in subsection (a)(1) on condition that the undertaking shall be limited to categories of events which in the Board of Directors’ opinion can be foreseen in light of the activities of the company when the undertaking to indemnify is given, and to an amount or criteria set by the Board of Directors as reasonable under the circumstances, and that in the undertaking to indemnify the events which in the Board of Directors’ opinion can be foreseen in light of the activities of the company when the undertaking to indemnify is given or mentioned, and the amount or criteria set by the Board of Directors as reasonable under the circumstances are mentioned; and

(ii) as detailed in subsection a(1a) or a(2).

(2)	a provision that permits the company to indemnify its officer retroactively (which we refer to hereinafter as permission to indemnify).

Insurance of liability

261.	If the company’s Articles of Association include a provision to that end, then it may enter into a contract for the insurance of an officer’s responsibility for any liability that will be imposed on him in consequence of an act which he performed by virtue of being its officer, in each of the following circumstances:

(1)	violation of the obligation of caution towards the company or towards another person;

(2)	breach of trust against the company, on condition that the officer acted in good faith and that he had reasonable grounds to assume that the act would not cause the company any harm;

(3)	a monetary obligation that will be imposed on him to the benefit of another person.

Change of articles of association

262. (a) In	a private company in which the shares are divided into classes, a decision to include a provision on exemption or indemnification in the articles of association requires—in addition to approval by the General Meeting—also approval by Class Meetings.

(b)	In a public company, in which the officer is a controlling member as defined in section 268, the decision of the General Meeting to include a provision on exemption, indemnification or insurance in the Articles of Association requires—in addition to the majority required for a change of the Articles of Association—also approval by the shareholders who do not have a personal interest in the approval of the decision, as required in respect of an exceptional transaction under the provisions of section 275(a)(3).

Invalid provisions

263.	A provision in the Articles of Association, which permits the company to enter into a contract for the insurance of its officer; a provision in the Articles of Association or a Board of Directors decision to permit indemnification of an officer; or a provision in the articles of association that exempts an officer from responsibility toward the company for any of the following shall not be valid:

(1)	a breach of trust, except in respect of indemnification and insurance for a breach of trust as said in section 261(2);

(2)	a violation of the obligation of caution, which was committed intentionally or recklessly, except in the event that same was committed negligently;

(3)	an act committed with the intention to realize a personal unlawful profit;

(4)	a fine or monetary composition imposed on him.

No conditions

264. (a) Any	provision in the Articles of Association, in a contract or given in any other manner, which directly or indirectly makes the provisions of this Article conditional shall be of no effect.

(b)	An undertaking to indemnify or to insure an officer’s responsibility in consequence of a breach of trust toward the company shall not be valid, except for a breach of trust as stated in subsection 261(2), and an officer shall not, directly or indirectly, accept such an undertaking; acceptance of a said undertaking constitutes a breach of trust.”

Teva’s officers and directors have purchased a liability insurance policy which insures them against expenses and liabilities of the type normally insured against under such policies.

The Articles of Association of Teva include provisions under which directors or officers of Teva are or may be insured or indemnified against liability which they may incur in their capacities as such, subject to Israeli Companies Law.

Articles 102 through 105 of Teva’s amended Articles of Association provide as follows:

102.	Subject to the provisions of the Law, the Company shall be entitled to engage in a contract for insurance of the liability of any officer of the Company, in whole or in part, as a result of any of the following:

(a)	Breach of a duty of care vis-à-vis the Company or vis-à-vis another person;

(b)	Breach of a fiduciary duty vis-à-vis the Company, provided that the officer acted in good faith and had reasonable grounds to believe that the action in question would not adversely affect the Company;

(c)	Financial liability which shall be imposed upon said officer in favor of another person as a result of any action which was performed by said officer in his or her capacity as an officer of the Company.

103.	Subject to the provisions of the Law, the Company shall be entitled to agree in advance to indemnify any officer of the Company as a result of a liability or an expense imposed on him or her or expended by him or her as a result of any action which was performed by said officer in his or her capacity as an officer of the Company, in respect of any of the following:

(a)

Financial liability imposed upon said officer in favor of another person by virtue of a decision by a court of law, including a decision by way of settlement or a decision in arbitration which has been confirmed by a court of law, provided that the agreement to indemnify shall be limited to events that, in the opinion of the Board of Directors of the Company, are foreseeable, in light of the Company’s activities at the time that the agreement of indemnification was given, and shall further be limited to amounts or criteria that the Board of Directors has determined to be reasonable under the circumstances, and provided further that in the agreement of indemnification the events that the Board of Directors believes to be foreseeable in light of the Company’s activities at the time that the agreement of indemnification was given are mentioned, as is the amount or criteria that the Board of Directors determined to be reasonable under the relevant circumstances.

(b)	Reasonable litigation expenses, including attorney fees, expended by the officer as a result of an inquiry or a proceeding conducted in respect of such officer by an authority authorized to conduct same, which was concluded without the submission of an indictment against said officer and either (i) without any financial penalty being imposed on said officer instead of a criminal proceeding (as such term is defined in the Israeli Companies Law, 1999), or (ii) with a financial penalty being imposed on said officer instead of a criminal proceeding, in respect of a criminal charge which does not require proof of criminal intent.

(c)	Reasonable litigation expenses, including attorney fees, which said officer shall have expended or shall have been obligated to expend by a court of law, in any proceedings which shall have been filed against said officer by or on behalf of the Company or by another person, or with regard to any criminal charge of which said officer was acquitted, or with regard to any criminal charge of which said officer was convicted which does not require proof of criminal intent.

104.	Subject to the provisions of the Law, the Company shall be entitled to indemnify any officer of the Company retroactively, for any liability or expenditure as set forth in Article 103 above, which was imposed upon said officer as a result of any action which was performed by said officer in his or her capacity as an officer of the Company.

105.	Subject to the provisions of the Law, the Company shall be entitled, in advance, to exempt any officer of the Company from liability, in whole or in part, with regard to damage incurred as a result of the breach of duty of care vis-à-vis the Company.”

Item 21. Exhibits and Financial Statement Schedules

The exhibits listed below in the “Exhibit Index” are part of this Registration Statement and are numbered in accordance with Item 601 of Regulation S-K.

Item 22. Undertakings

(a)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)	(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	The undersigned Registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in clause (i) of this paragraph (d) includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(e)	The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form F-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Petach Tikva, Israel, on September 2, 2005.

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

By:	/s/ ISRAEL MAKOV
Israel Makov President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Israel Makov, Dan Suesskind and George S. Barrett and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on form F-4 has been signed by the following persons in the capacities and on the dates indicated.

Name	Title(s)	Date

/s/ ELI HURVITZ Eli Hurvitz	Chairman	September 2, 2005

/s/ ISRAEL MAKOV Israel Makov	President and Chief Executive Officer	September 2, 2005

/s/ DAN SUESSKIND Dan S. Suesskind	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 2, 2005

/s/ RUTH CHESHIN Ruth Cheshin	Director	September 2, 2005

/s/ ABRAHAM COHEN Abraham E. Cohen	Director	September 2, 2005

/s/ LESLIE DAN Leslie Dan	Director	September 2, 2005

/s/ MEIR HETH Meir Heth	Director	September 2, 2005

/s/ MOSHE MANY Moshe Many	Director	September 2, 2005

Name	Title(s)	Date

/s/ LEORA MERIDOR Leora Meridor	Director	September 2, 2005

/s/ MAX REIS Max Reis	Director	September 2, 2005

/s/ CARLO SALVI Carlo Salvi	Director	September 2, 2005

/s/ MICHAEL SELA Michael Sela	Director	September 2, 2005

/s/ DOV SHAFIR Dov Shafir	Director	September 2, 2005

/s/ GABRIELA SHALEV Gabriela Shalev	Director	September 2, 2005

/s/ DAVID SHAMIR David Shamir	Director	September 2, 2005

/s/ HAROLD SNYDER Harold Snyder	Director	September 2, 2005

/s/ GEORGE BARRETT George S. Barrett	Authorized U.S. Representative	September 2, 2005

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
2.1	Agreement and Plan of Merger, dated as of July 25, 2005, by and among IVAX Corporation., Teva Pharmaceutical Industries Limited, Ivory Acquisition Sub, Inc. and Ivory Acquisition Sub II, Inc. (included as Annex A to the joint proxy statement/prospectus included in this Registration Statement)

2.2	Stockholders Agreement, dated as of July 25, 2005, by and among Teva Pharmaceutical Industries Limited and certain IVAX Corporation shareholders named therein (incorporated by reference to Exhibit 99.1 to Teva Pharmaceutical Industries Limited’s Report of Foreign Private Issuer on Form 6-K filed with the SEC on July 28, 2005)

3.1	Memorandum of Association of Teva Pharmaceutical Industries Limited (English translation or summary from Hebrew original, which is the official version) (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form F-1 (Reg. No. 333-102259))

3.2	Restated Articles of Association of Teva Pharmaceutical Industries Limited (English translation or summary from Hebrew original, which is the official version) (incorporated by reference to Teva Pharmaceutical Industries Limited’s Registration Statement on Form F-3 (Reg. No. 333-102259))

3.3	Amended Articles of Association of Teva Pharmaceutical Industries Limited (English translation or summary from Hebrew original, which is the official version)

4.1	Amended and Restated Deposit Agreement, dated February 12, 1997, among Teva Pharmaceutical Industries Limited, The Bank of New York, as depositary, and the holders from time to time of ADRs (incorporated by reference to Teva Pharmaceutical Industries Limited’s Registration Statement on Form F-6 (Reg. No. 333-11474))

4.2	Form of American Depositary Receipt (incorporated by reference to Teva Pharmaceutical Industries Limited’s Registration Statement on Form F-6 (Reg. No. 333-11474))

5.1	Opinion of Tulchinsky-Stern & Co. regarding validity of securities being registered

5.2	Opinion of Willkie Farr & Gallagher LLP regarding validity of securities being registered

8.1	Opinion of Willkie Farr & Gallagher LLP as to certain tax matters

8.2	Opinion of Greenberg Traurig, LLP as to certain tax matters

23.1	Consent of Tulchinsky-Stern & Co. (included as part of Exhibit 5.1 to this Registration Statement)

23.2	Consents of Willkie Farr & Gallagher LLP (included as part of Exhibits 5.2 and 8.1 to this Registration Statement)

23.3	Consent of Greenberg Traurig, LLP (included as part of Exhibit 8.2 to this Registration Statement)

23.4	Consent of Kesselman & Kesselman

23.5	Consent of Ernst & Young, LLP

24.1	Power of Attorney (included on the signature page of this Registration Statement)

99.1	Form of Proxy Card for IVAX Corporation

99.2	Form of Election

99.3	Consent of UBS Securities LLC

99.4	Consent of Lehman Brothers Inc.

99.5	Consent of Credit Suisse First Boston LLC